UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Filed by the registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting Materials under §240.14a-12

Commercial Bancshares, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of security to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROXY STATEMENT/PROSPECTUS
DATED DECEMBER 19, 2016

FIRST DEFIANCE FINANCIAL CORP. PROSPECTUS	COMMERCIAL BANCSHARES, INC. PROXY STATEMENT
For the issuance of up to 1,187,630 shares of First Defiance Financial Corp. common stock	For the special meeting of shareholders to be held on January 26, 2017 at 4:30 p.m. local time

On August 23, 2016, First Defiance Financial Corp. (“First Defiance”) and Commercial Bancshares, Inc. (“Commercial Bancshares”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for the merger of Commercial Bancshares with and into First Defiance (the “merger”). Consummation of the merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the Commercial Bancshares’ shareholders and the approval of the merger by various regulatory agencies. Commercial Bancshares is sending you this document to ask you to vote on the adoption of the Merger Agreement. This proxy statement/prospectus, dated December 19, 2016, and the form of proxy are first being mailed to Commercial Bancshares shareholders on or about December 23, 2016.

If we complete the merger, each Commercial Bancshares shareholder will be entitled to receive in exchange for each Commercial Bancshares share owned (a) 1.1808 shares of First Defiance common stock or (b) $51.00 in cash, unless such shareholder exercises dissenters’ rights in each case, subject to the election and allocation procedures described in the Merger Agreement. See “The Merger — Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration” below for more information.

We cannot complete the merger unless the holders of at least 603,448 shares of Commercial Bancshares common stock, which is a majority of the issued and outstanding shares of Commercial Bancshares common stock on the record date, December 15, 2016, approve the Merger Agreement. The Commercial Bancshares board of directors has scheduled a special meeting for Commercial Bancshares shareholders to vote on the Merger Agreement, and the transactions contemplated thereby, including the merger. At the special meeting, Commercial Bancshares shareholders will also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement and to approve, on a non-binding advisory basis, the compensation to be paid to Commercial Bancshares’ named executive officers that is based on or otherwise relates to the merger, discussed under the section titled “The Merger — Interests of Commercial Bancshares Directors and Executive Officers in the Merger” beginning on page 47. Whether or not you plan to attend Commercial Bancshares’ special meeting, please take the time to vote by completing and returning the enclosed proxy card or vote using the Internet or telephone, instructions for which are included on the proxy card. The special meeting of Commercial Bancshares shareholders will be held on January 26, 2017 at 4:30 p.m. local time at the main office of Commercial Bancshares, 118 S. Sandusky Street, Upper Sandusky, Ohio 43351.

Shares of First Defiance common stock are listed on The NASDAQ Global Select Market under the symbol “FDEF.” On August 22, 2016, the trading day immediately preceding the public announcement of the merger, and December 15, 2016, the last practicable trading date before we printed this proxy statement/prospectus, the closing prices for First Defiance common stock were $44.57 and $49.90 per share, respectively.

This document, including the material incorporated by reference into this document, contains important information about Commercial Bancshares, First Defiance, the merger and the conditions that must be satisfied before the merger can occur. We urge you to review this entire document, including the section titled “Risk Factors” beginning on page 6, carefully. You may also obtain information about First Defiance and Commercial Bancshares from documents that each has filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

WHERE YOU CAN FIND MORE INFORMATION

First Defiance and Commercial Bancshares file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document First Defiance or Commercial Bancshares files with the Securities and Exchange Commission at its public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these documents can also be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

First Defiance’s reports can also be found on First Defiance’s website at www.fdef.com, and Commercial Bancshares’ reports can also be found on Commercial Bancshares’ website at www.csbanking.com. By making this reference to First Defiance’s and Commercial Bancshares’ websites, First Defiance and Commercial Bancshares do not intend to incorporate into this report any information contained in those websites. The websites should not be considered as part of this document.

First Defiance has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act for the shares of First Defiance common stock to be issued in the merger. This proxy statement/prospectus is a part of the Registration Statement on Form S-4. The rules and regulations of the Securities and Exchange Commission permit us to omit from this document information, exhibits and undertakings that are contained in the Registration Statement on Form S-4.

This document incorporates important business and financial information about First Defiance from documents that First Defiance has filed with the Securities and Exchange Commission but have not included in or delivered with this document. For further information, see “Incorporation of Certain Documents by Reference” beginning on page 119.

These documents (except for exhibits to the documents, unless the exhibits are specifically incorporated in this document by reference) are available without charge to you upon written or oral request to either First Defiance’s or Commercial Bancshares’ principal executive office, as applicable. The address and telephone number of each principal executive office is listed below:

First Defiance Financial Corp. 601 Clinton Street Defiance, Ohio 43512 Attention: Donald P. Hileman (419) 782-5015	Commercial Bancshares, Inc. 118 S. Sandusky Avenue Upper Sandusky, Ohio 43351 Attention: Robert E. Beach (419) 294-2350

Please request documents before January 19, 2017 to receive them before the Commercial Bancshares special meeting. You may also obtain copies of the documents from the Securities and Exchange Commission through its website at www.sec.gov.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this proxy statement/prospectus is accurate only as of the date of this proxy statement/prospectus or the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

COMMERCIAL BANCSHARES, INC.
118 South Sandusky Avenue
Upper Sandusky, Ohio 43351
(419) 294-5781

Notice of Special Meeting of Shareholders
January 26, 2017

To Our Shareholders:

Notice is hereby given that a special meeting of shareholders of Commercial Bancshares, Inc., an Ohio corporation (“Commercial Bancshares”), will be held at 118 S. Sandusky Street, Upper Sandusky, Ohio 43351 on January 26, 2017 at 4:30 p.m. local time for the purpose of considering and voting upon the following matters:

1.	To approve the Agreement and Plan of Merger, dated as of August 23, 2016, as amended (the “Merger Agreement”), by and between First Defiance Financial Corp. (“First Defiance”) and Commercial Bancshares;
2.	To approve, on a non-binding, advisory basis, the compensation to be paid to Commercial Bancshares’ named executive officers that is based on or otherwise relates to the merger, discussed under the section titled “The Merger — Interests of Commercial Bancshares Directors and Executive Officers in the Merger” beginning on page 47 (the “Merger-Related Named Executive Officer Compensation Proposal”); and
3.	To approve the adjournment of the special meeting, if necessary, to allow for additional solicitation of shareholder votes to obtain the required vote to approve the Merger Agreement.

The Commercial Bancshares board of directors has established December 15, 2016, as the record date for the special meeting. Only record holders of shares of Commercial Bancshares common stock as of the close of business on that date will be entitled to receive notice of and to vote at the special meeting.

Your attention is directed to the proxy statement/prospectus accompanying this Notice for a more complete description of the matters to be acted upon at the meeting. A proxy card is also enclosed for the special meeting.

Whether or not you expect to attend the special meeting, please vote your shares to assure the presence of a quorum by (1) signing, dating and returning the enclosed proxy card promptly, (2) visit the website shown on your proxy card and voting via the Internet, or (3) voting via the toll-free number on your proxy card. A postage-paid envelope has been enclosed for your convenience. You may revoke your proxy at any time prior to the proxy being voted at the special meeting by delivering a signed revocation to Commercial Bancshares at any time prior to the special meeting, by submitting a later-dated proxy card, or by attending the special meeting and voting in person.

The Commercial Bancshares board of directors recommends that you vote FOR the approval of the Merger Agreement, the Merger-Related Named Executive Officer Compensation Proposal, and the adjournment of the Special Meeting, if necessary.

By Order of the Board of Directors

/s/ David J. Browne

   David J. Browne
   Corporate Secretary

Upper Sandusky, Ohio
December 19, 2016

i

QUESTIONS AND ANSWERS

The following questions and answers summary highlights certain questions that you may have about the merger and the Commercial Bancshares special meeting and provides brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus, including all financial statements and annexes, because the information in this section does not provide all the information that may be important to you with respect to the merger and the matters to be voted upon at the Commercial Bancshares special meeting. Additional important information is also contained in certain documents that have been incorporated by reference to this proxy statement/prospectus. Please see “Incorporation of Certain Documents by Reference” beginning on page 119.

Q:	What is the merger?
A:	Commercial Bancshares and First Defiance have entered into an Agreement and Plan of Merger, dated as of August 23, 2016, as such agreement may be amended from time to time (the “Merger Agreement”). Under the Merger Agreement, Commercial Bancshares will merge with and into First Defiance, with First Defiance continuing as the surviving company (the “merger”). Immediately following completion of the merger, Commercial Bancshares’ wholly owned subsidiary, The Commercial Savings Bank (“Commercial Bank”) will merge with and into First Federal Bank of the Midwest (“First Federal”), a wholly owned subsidiary of First Defiance, with First Federal continuing as the surviving bank (the “bank merger”). A copy of the Merger Agreement is attached to this document as Annex A.

The merger cannot be completed unless, among other conditions, including regulatory approval, the Commercial Bancshares shareholders approve the proposal to adopt the Merger Agreement.

Q:	Why am I receiving this document?
A:	Commercial Bancshares is sending this document to its shareholders to help them decide how to vote their shares of Commercial Bancshares common stock with respect to the merger and other related proposals to be considered at the special meeting. To vote upon adoption of the Merger Agreement and other related proposals, Commercial Bancshares has called a special meeting of its shareholders. Information about the special meeting, the merger and the other business to be considered by shareholders at the special meeting is contained in this document.

This document is both a proxy statement of Commercial Bancshares and a prospectus of First Defiance. The Commercial Bancshares board of directors is using this document as a proxy statement to solicit proxies from its shareholders with respect to the special meeting. This document is also being used by First Defiance as a prospectus to offer, in connection with the merger, shares of its common stock in partial exchange for outstanding shares of Commercial Bancshares common stock.

In order to complete the merger, shareholders of Commercial Bancshares must vote to approve the Merger Agreement (which sets forth the terms of the merger). The enclosed proxy card and voting materials allow you to vote your shares without actually attending the special meeting.

Q:	What will Commercial Bancshares shareholders receive in the merger?
A:	If the merger is completed, each share of Commercial Bancshares common stock outstanding immediately prior to the effective time of the merger, except for shares owned by dissenting shareholders or certain shares owned by Commercial Bancshares or First Defiance, will be converted into the right to receive (without interest) either (i) 1.1808 shares of First Defiance common stock or (ii) $51.00 in cash, subject to the payment of cash instead of fractional shares. You will have the opportunity to elect the form of consideration to be received for your shares, subject to certain adjustment and allocation procedures set forth in the Merger Agreement, which procedures are intended to ensure that 80% of the outstanding shares of Commercial Bancshares common stock will be converted into a right to receive shares of First Defiance common stock (which we sometimes refer to as a “stock election”) and 20% of the outstanding shares of Commercial Bancshares will be converted into a right to receive cash (which we sometimes refer to as a “cash election”). As a result, if the aggregate number of shares with respect to which a valid cash or stock election has been made exceeds these limits, Commercial Bancshares shareholders who elected the form of consideration that has been oversubscribed will receive a mixture of both cash and stock consideration in accordance with the proration procedures set forth in the Merger Agreement. The allocation of the mix of consideration payable to Commercial Bancshares shareholders in the merger will not be known until First Defiance tallies the results of the cash and stock elections made by Commercial Bancshares shareholders, which may not occur until shortly after the closing of the merger. See “The Merger — Terms of the Merger” beginning on page 24.
Q:	How do I elect to receive First Defiance common stock or cash for my Commercial Bancshares common stock?
A:	Each Commercial Bancshares shareholder of record will receive an election form and transmittal materials from the exchange agent, Broadridge Corporate Issuer Solutions, Inc. You should complete the election form and transmittal materials and return them to the exchange agent, along with your Commercial Bancshares stock certificate or evidence of book-entry shares for which the election is made, according to the instructions included with the election form. The election deadline will be set forth in those materials. A copy of the election form will be mailed under separate cover shortly after the date of this proxy statement/prospectus.

If you own shares of Commercial Bancshares common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares concerning how to make an election. If you do not send in the election form with the transmittal materials and your stock certificate(s) or evidence of book-entry shares by the election deadline, you will be treated as though you had not made an election.

Q:	Can I change my election?
A:	You may change your election at any time prior to the election deadline by submitting to the exchange agent written notice of revocation accompanied by a revised election form. Unless a properly completed and signed election form submitted by a revoking shareholder is actually received by the exchange agent at or prior to the election time, such shareholder, having revoked a prior election, will be deemed to have made no election with respect to his or her shares of Commercial Bancshares common stock. Commercial Bancshares shareholders will not be entitled to revoke or change their elections following the election deadline. If you instructed a bank, broker or other financial institution to submit an election for your shares, you must follow their directions for changing those instructions.
Q:	What happens if I do not make a valid election to receive cash or First Defiance common stock?
A:	If the exchange agent does not receive a properly completed election form with respect to your Commercial Bancshares common stock prior to the election deadline specified in the election form, your shares of Commercial Bancshares common stock will be considered “non-election shares” and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the Merger Agreement. In the event that you revoke a prior election form and the exchange agent does not receive a properly completed revised election form with respect to your Commercial Bancshares shares prior to the election deadline, your shares of Commercial Bancshares common stock will also be deemed to be “non-election shares.” Generally, in the event one form of consideration (cash or shares of First Defiance common stock) is undersubscribed in the merger, non-election shares will be allocated to that form of consideration before shares of Commercial Bancshares common stock electing the oversubscribed form of consideration will be switched to it pursuant to the proration and adjustment procedures. Accordingly, while electing one form of consideration will not guarantee that you receive such form for all of your shares of Commercial Bancshares common stock, in the event proration is necessary, shares for which a proper election has been made will have a priority over non-election shares.
Q:	How will the merger affect holders of options to purchase Commercial Bancshares common stock?
A:	If the merger is completed, each option to purchase Commercial Bancshares common stock outstanding and unexercised immediately prior to the effective time of the merger that is exercisable or will be exercisable as a result of the merger will be terminated immediately prior to the effective time and will

v

entitle the holder of such stock option to receive cash equal to the excess, if any, of $51.00 over the exercise price of such Commercial Bancshares stock option.
Q:	What are the material U.S. federal income tax consequences of the merger to Commercial Bancshares shareholders?
A:	The obligation of Commercial Bancshares and First Defiance to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Provided that the merger qualifies as a “reorganization” for United States federal income tax purposes, the specific tax consequences of the merger to a Commercial Bancshares shareholder will depend upon the form of consideration such Commercial Bancshares shareholder receives in the merger. A Commercial Bancshares shareholder who exchanges their common stock solely for First Defiance common stock should not recognize a gain or loss except with respect to cash received in lieu of a fractional First Defiance share. A Commercial Bancshares shareholder who exchanges their common stock solely for cash should recognize a gain or loss on the exchange. A Commercial Bancshares shareholder who exchanges their common stock for a combination of First Defiance common stock and cash may recognize a gain, but not any loss, on the exchange. The actual U.S. federal income tax consequences to Commercial Bancshares shareholders of electing to receive cash, First Defiance common stock or a combination of cash and stock will not be ascertainable at the time Commercial Bancshares shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 64.

The tax consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:	When will the merger be completed?
A:	Commercial Bancshares and First Defiance are working to complete the merger as soon as practicable. If the shareholders of Commercial Bancshares adopt the Merger Agreement, the parties currently expect that the merger will be completed in the first quarter of 2017. Neither Commercial Bancshares nor First Defiance can predict, however, the actual date on which the merger will be completed (or whether it will be completed) because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals will be received. Such factors have been described more thoroughly in “The Merger Agreement — Conditions to the Merger” beginning on page 60.
Q:	Can the merger be terminated?
A:	Yes. The Merger Agreement may be terminated and the merger abandoned at any time before the effective time of the merger: by the mutual written consent of First Defiance and Commercial Bancshares; by either First Defiance or Commercial Bancshares if the merger is not completed on or before June 30, 2017; by either First Defiance or Commercial Bancshares if any event occurs that would prevent the satisfaction of certain customary conditions to closing described in the Merger Agreement; or by First Defiance if the Commercial Bancshares board of directors does not recommend a vote for the merger proposal.

In addition, First Defiance may terminate the Merger Agreement if Commercial Bancshares’ “total shareholders’ equity,” as defined in the Merger Agreement, is less than $36.2 million on the last day of the month prior to the planned closing of the merger. For this purpose, total shareholders’ equity on the balance sheet of Commercial Bancshares will be reduced by accumulated comprehensive income, and costs and expenses incurred by Commercial Bancshares that are directly related to the merger and paid for or accrued prior to the calculation date will be added to the total. On November 30, 2016, Commercial Bancshares’ total shareholders’ equity calculated in accordance with the Merger Agreement was approximately $40.1 million.

See “The Merger Agreement — Termination of the Merger Agreement” for a complete discussion of the circumstances under which a termination may occur.

Q:	What happens if the merger is not completed?
A:	If the merger is not completed, Commercial Bancshares shareholders will not receive any consideration for their shares of Commercial Bancshares common stock in connection with the merger. Instead, Commercial Bancshares will remain an independent, public company. In addition, if the Merger Agreement is terminated in certain circumstances, Commercial Bancshares may be required to pay a termination fee. See “The Merger Agreement — Termination Fee” for a complete discussion of the circumstances under which a termination fee will be required to be paid.
Q:	What are Commercial Bancshares shareholders being asking to vote on at the special meeting?
A:	Commercial Bancshares is soliciting proxies from its shareholders with respect to the following proposals:
•	A proposal to adopt the Merger Agreement, a copy of which is attached to this document as Annex A (the “merger proposal”);
•	A proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of Commercial Bancshares may receive in connection with the merger pursuant to existing agreements or other arrangements with Commercial Bancshares, discussed under the heading “The Merger — Interests of Commercial Bancshares Directors and Executive Officers in the Merger” beginning on page 47 (the “Merger-Related Named Executive Officer Compensation Proposal”); and
•	A proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal (the “Adjournment Proposal”).
Q:	When and where is the Commercial Bancshares special meeting?
A:	The special meeting will be held at 118 S. Sandusky Street, Upper Sandusky, Ohio 43351 on January 26, 2017, at 4:30 p.m. local time.
Q:	Who can vote at the Commercial Bancshares special meeting?
A:	Only holders of record of Commercial Bancshares common stock at the close of business on December 15, 2016, the record date for the Commercial Bancshares special meeting (the “record date”), will be entitled to vote.
Q:	What constitutes a quorum for the special meeting?
A:	A majority of the issued and outstanding shares of Commercial Bancshares common stock represented in person or by proxy at the special meeting will constitute a quorum for the purpose of considering and acting upon each of the proposals. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.
Q:	What vote is required to approve each proposal at the special meeting?
A:	The merger proposal:
•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Commercial Bancshares common stock.
•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as voting “AGAINST” the merger proposal.

The Merger-Related Named Executive Officer Compensation Proposal:

•	Standard: Approval of the Merger-Related Named Executive Officer Compensation Proposal requires the affirmative vote of the holders of a majority of shares of Commercial Bancshares common stock present or represented by proxy at the special meeting.
•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the Merger-Related Named Executive Officer Compensation Proposal. If you fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your broker or other nominee how to vote with respect to the Merger-Related Named Executive Officer Compensation Proposal, it will have no effect on such proposal.

The Adjournment Proposal:

•	Standard: Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of shares of Commercial Bancshares common stock present or represented by proxy at the special meeting.
•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the proposal. If you fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your broker or other nominee how to vote with respect to the Adjournment Proposal, it will have no effect on the proposal.
Q:	Why is my vote important?
A:	If you do not vote, it will be more difficult for Commercial Bancshares to obtain the necessary quorum to hold its special meeting. In addition, failing to submit a proxy or vote in person, or failing to instruct your bank or broker how to vote will have the same effect as a vote “AGAINST” approval of the merger proposal. Your abstention will also have the same effect with respect to the Merger-Related Named Executive Officer Compensation Proposal and the Adjournment Proposal as a vote “AGAINST” such proposals.
Q:	What will happen if Commercial Bancshares shareholders do not approve the Merger-Related Named Executive Officer Compensation Proposal?
A:	The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require Commercial Bancshares to seek an advisory (non-binding) vote with respect to certain payments that will or may be made to Commercial Bancshares’ named executive officers in connection with the merger. The vote on the Merger-Related Named Executive Officer Compensation Proposal is a vote separate and apart from the vote to approve the merger proposal. You may vote for the Merger-Related Named Executive Officer Compensation Proposal and against the merger proposal, or vice versa. Because the vote on the Merger-Related Named Executive Officer Compensation Proposal on specified compensation is advisory only, it will not be binding on Commercial Bancshares or First Defiance and will have no impact on whether the merger is completed or on whether any contractually obligated payments are made to Commercial Bancshares’ named executive officers.
Q:	What do I need to do now?
A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares as soon as possible so that your shares will be represented at Commercial Bancshares’ special meeting. Please follow the instructions set forth on the proxy card included with this proxy statement/prospectus to vote your shares or, if your shares are held in the name of your broker, bank, or other nominee, please follow the instructions provided by such record holder to ensure that your shares are voted as desired.

Q:	How do I vote?
A:	If you are a Commercial Bancshares shareholder as of December 15, 2016, the record date, you may submit your proxy before the Commercial Bancshares’ special meeting in one of the following ways: complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope; visit the website shown on your proxy card to vote via the Internet; or use the toll-free number shown on your proxy card.

You may also cast your vote in person by attending the Commercial Bancshares special meeting. However, even if you currently plan to attend the special meeting, we recommend that you vote by proxy before the special meeting so that your vote will be counted if you later decide not to attend. However, if you attend the special meeting and vote your shares by ballot, your vote at the special meeting will revoke any vote you submitted previously by proxy.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	Can I change my vote?
A:	Yes. If you are a holder of record of Commercial Bancshares common stock, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by (i) signing and returning a later dated proxy card, (ii) delivering a signed revocation to Commercial Bancshares at the below listed address at any time before the special meeting or (iii) attending the Commercial Bancshares special meeting and voting your shares in person. Attendance at the special meeting by itself will not automatically revoke your proxy.

A signed revocation or later-dated proxy received by Commercial Bancshares after the vote will not affect the vote. If you wish to revoke your vote through a signed revocation, such notice must be sent so that notice is received before the vote is taken at the special meeting and should be addressed as follows:

Commercial Bancshares, Inc.
Attention: David J. Browne, Corporate Secretary
118 South Sandusky Avenue
Upper Sandusky, Ohio 43351

If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

Q:	Are Commercial Bancshares shareholders entitled to dissenters’ rights?
A:	Yes. If you are a Commercial Bancshares shareholder as of the record date for the special meeting, and you do not vote your shares in favor of the merger proposal and you do not return an unmarked proxy card, you will have the right under Section 1701.85 of the Ohio General Corporation Law (“OGCL”) to demand the fair cash value for your shares of Commercial Bancshares common stock. The right to make this demand is known as “dissenters’ rights.” To exercise your dissenters’ rights, you must deliver to Commercial Bancshares a written demand for payment of the fair cash value of your shares of common stock before the vote on the merger proposal is taken at the special meeting. The demand for payment must include your address, the number and class of Commercial Bancshares common shares owned by you, and the amount you claim to be the fair cash value of your shares of Commercial Bancshares common stock, and should be mailed to: Commercial Bancshares, Inc., Attention: David J. Browne, Corporate Secretary, 118 South Sandusky Avenue, Upper Sandusky, Ohio 43351.

Commercial Bancshares shareholders who wish to exercise their dissenters’ rights must: (i) either vote against the merger proposal or not return the proxy card, and (ii) deliver written demand for payment prior to the shareholder vote at the Commercial Bancshares special meeting. For additional information regarding dissenters’ rights, see “Dissenters’ Rights” beginning on page 22 and the complete text of the applicable sections of the OGCL attached to this proxy statement/prospectus as Annex C.

Q:	Should the Commercial Bancshares shareholders send in their stock certificates now?
A:	No. Please do not send in your Commercial Bancshares stock certificates with your proxy card. The exchange agent will send you separate instructions for exchanging Commercial Bancshares stock certifications or shares in book entry form for merger consideration. See “The Merger Agreement — Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration” beginning on page 28.
Q:	What should I do if I hold my shares of Commercial Bancshares common stock in book-entry form?
A:	If you hold your shares of Commercial Bancshares common stock in book entry form, you will send, upon receipt of instructions from the exchange agent, evidence of your shares of Commercial Bancshares common stock that are held in book entry form along with your election form.
Q:	Whom should I contact if I have any questions about the proxy materials, voting, or the special meeting?
A:	If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact Commercial Bancshares at our toll-free number (888) 294-2271.

For driving directions to Commercial Bancshares’ main office, the location of the special meeting, please contact Commercial Bancshares at the above number, write to us at 118 South Sandusky Avenue, Upper Sandusky, Ohio 43351, or visit our website at www.csbanking.com and click on “Menu” and then “Investor Relations” to find directions to the special meeting.

x

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. To fully understand the merger, you should read this entire document carefully and the other documents to which we refer.

The parties

First Defiance Financial Corp.
601 Clinton Street
Defiance, Ohio 43512-3272
(419) 782-5015

First Defiance is a unitary thrift holding company that conducts business through its three wholly owned subsidiaries, First Federal, First Insurance Group of the Midwest, Inc., and First Defiance Risk Management Inc. First Defiance had assets of $2.45 billion and shareholders’ equity of $292.1 million at September 30, 2016.

First Federal is a federally chartered savings bank, operating 34 full-service branches and numerous ATM locations in northwest Ohio, southeast Michigan and northeast Indiana and a loan production office in Columbus, Ohio. First Federal’s traditional banking activities include originating and servicing residential, non-residential real estate, commercial, home improvement and home equity and consumer loans and providing a broad range of depository, trust and wealth management services. First Insurance Group is a full-service insurance agency with six offices throughout northwest Ohio, primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans primarily in the counties in which its offices are located.

Commercial Bancshares, Inc.
118 South Sandusky Avenue
Upper Sandusky, Ohio 43351
(419) 294-5781

Commercial Bancshares is a financial holding company that conducts business through its wholly owned subsidiaries, the Commercial Bank and Commercial Financial and Insurance Agency, LTD (“Commercial Financial”). At September 30, 2016, Commercial Bancshares had assets of $347.0 million and shareholders’ equity of $38.575 million.

The principal business of Commercial Bancshares is to operate the Commercial Bank, which is its principal asset. Commercial Bank functions as an independent community, state-chartered bank. Commercial Bank provides customary retail and commercial banking services to its customers, including acceptance of deposits for demand, savings and time accounts, individual retirement accounts and servicing of such accounts; commercial, consumer and real estate lending, including installment loans, and safe deposit and night depository facilities. Commercial Bank is a nonmember of the Federal Reserve System, is insured by the Federal Deposit Insurance Corporation (“FDIC”) and is regulated by the Ohio Division of the Financial Institutions and the FDIC. Commercial Bank grants residential, installment and commercial loans to customers located primarily in the Ohio counties of Wyandot, Marion and Hancock and the surrounding area.

The merger (page 24)

The Merger Agreement provides for the merger of Commercial Bancshares into First Defiance and the subsequent merger of the Commercial Bank into First Federal. The mergers cannot be completed unless at least 603,448 shares of Commercial Bancshares common stock, which is a majority of the issued and outstanding Commercial Bancshares common stock on December 15, 2016, approve the merger. The Merger Agreement is attached to this document as Annex A and is incorporated in this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the merger.

What you will receive in the merger (page 24)

If the merger is completed, each Commercial Bancshares shareholder who has not properly exercised dissenters’ rights will receive in exchange for each Commercial Bancshares common share owned as of the effective date of the merger either:

•	1.1808 shares of First Defiance common stock; or
•	$51.00 in cash, subject to the election and allocation procedures described in the Merger Agreement.

We cannot insure what mix of cash and First Defiance common stock you will receive in the merger. If you receive First Defiance common stock as merger consideration, the implied value of the merger consideration that you will receive for each share of Commercial Bancshares common stock will depend on the price per share of First Defiance common stock at the time you receive the shares of First Defiance common stock. Therefore, if you receive First Defiance common stock as merger consideration, the implied value of the merger consideration may be different than its estimated value based on the current price of First Defiance common stock or the price of First Defiance common stock at the time of the Commercial Bancshares special meeting.

Based on the closing price of First Defiance common stock on the NASDAQ on August 22, 2016, the last trading day before the announcement of the merger, of $44.57, a share of Commercial Bancshares common stock entitled to receive 1.1808 of a share of First Defiance common stock would receive stock consideration valued at approximately $52.63. Based on the closing price of First Defiance common stock on the NASDAQ on December 15, 2016, the latest practicable date before the printing of this document, a share of Commercial Bancshares entitled to 1.1808 of a share of First Defiance common stock would receive stock consideration valued at approximately $58.92.

Special meeting of Commercial Bancshares shareholders (page 16)

The Commercial Bancshares special meeting of shareholders will take place at 118 S. Sandusky Street, Upper Sandusky, Ohio 43351 on January 26, 2017, at 4:30 p.m. If you owned shares of Commercial Bancshares common stock on December 15, 2016, you are entitled to vote at the special meeting. The holders of at least 603,448 shares of Commercial Bancshares common stock, which is a majority of the issued and outstanding Commercial Bancshares common stock as of the record date, must vote to approve the Merger Agreement.

As of the record date, directors and executive officers of Commercial Bancshares and their affiliates collectively owned approximately 24.46% of the outstanding Commercial Bancshares common stock. All of the directors of Commercial Bancshares entered into voting agreements with First Defiance pursuant to which they agreed to vote all of their shares of Commercial Bancshares common stock in favor of the approval of the Merger Agreement.

Commercial Bancshares’ reasons for the merger; board recommendation (page 32)

The Commercial Bancshares board of directors believes that the terms of the Merger Agreement are fair and in the best interests of Commercial Bancshares and its shareholders. In reaching this decision, the board of directors considered several factors. The Commercial Bancshares board unanimously recommends that you vote FOR the approval of the Merger Agreement.

Opinion of Commercial Bancshares’ financial advisor (page 33)

In connection with its evaluation of the merger, the Commercial Bancshares board of directors received the opinion of Commercial Bancshares’ financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), dated August 23, 2016, to the effect that, as of the date of the opinion, the merger consideration was fair, from a financial point of view, to the holders of Commercial Bancshares common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this document. Commercial Bancshares’ shareholders are encouraged to read the opinion carefully and in its entirety. The opinion was for the information of, and was directed to, the Commercial board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Commercial Bancshares to engage in the merger or enter into the merger agreement or constitute a recommendation to the Commercial Bancshares board in connection with the merger, and it does not constitute a recommendation to any holder of Commercial Bancshares common stock as to how to vote in connection with the merger or any other matter (including, with respect to holders of Commercial Bancshares common stock, what election any such shareholder should make with respect to the cash consideration, the stock consideration or any combination thereof).

How to cast your vote (page 17)

It is very important that you cast your vote as soon as possible so that your shares of Commercial Bancshares common stock may be represented at the Commercial Bancshares special meeting. There are three ways in which you can cast your vote: complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope; visit the website shown on your proxy card to vote via the Internet; or use the toll-free number shown on your proxy card. If you properly sign and return a proxy card but do not include instructions on how to vote your shares, they will be voted FOR approval of the Merger Agreement and FOR the Adjournment Proposal.

If your shares are held by your broker or other nominee in street name, your broker does not have authority to vote your shares unless you provide your broker instructions on how you want to vote. Your broker should send you a form to give instructions on voting or you may request such a form from your broker.

If you do not provide your broker with voting instructions, your shares will not be voted at the special meeting. Failure to vote Commercial Bancshares shares will have the same effect as voting against approval of the Merger Agreement.

Dissenters’ rights (page 22)

If the Merger Agreement is approved by Commercial Bancshares shareholders, those shareholders who do not vote in favor of the merger proposal and who properly demand payment of fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the Ohio General Corporation Law (“OGCL”). Section 1701.85 generally provides that Commercial Bancshares shareholders will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights.

Specifically, any holder of Commercial Bancshares common stock on December 15, 2016, the record date for the special meeting, whose shares are not voted in favor of the adoption of the merger proposal may be entitled to be paid the “fair cash value” of such shares of common stock after the effective time of the merger. To be entitled to such payment, a shareholder must deliver to Commercial Bancshares a written demand for payment of the fair cash value of the shares held by such shareholder before the vote on the merger proposal is taken, the shareholder must not vote in favor of the merger proposal, and the shareholder must otherwise comply with Section 1701.85 of the OGCL. A shareholder’s failure to vote against the merger proposal will not constitute a waiver of such shareholder’s dissenters’ rights, as long as such shareholder does not vote in favor of the merger proposal. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the record date, and the amount claimed as the “fair cash value” of such shares of common stock.

See the text of Section 1701.85 of the OGCL attached as Annex C to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights. Commercial Bancshares shareholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of dissenters’ rights, due to the complexity of the appraisal process. For more information, see “Dissenters’ Rights.”

Regulatory approval required (page 50)

The merger is subject to approval by the Federal Reserve Board of Governors (“Federal Reserve”) and the Office of the Comptroller of the Currency (“OCC”). On November 1, 2016, First Defiance submitted a waiver request with the Federal Reserve in accordance with its regulations in lieu of an application. The

Federal Reserve waiver was granted on November 14, 2016. First Defiance also filed an application to obtain necessary regulatory approval from the OCC. First Defiance received the OCC’s approval of the application on December 9, 2016 For more information, see “The Merger — Regulatory Approvals Required for the Merger” beginning on page 50.

Material U.S. federal income tax consequences of the merger (page 64)

First Defiance and Commercial Bancshares intend that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the obligation of each of First Defiance and Commercial Bancshares to complete the merger that it receives a legal opinion to that effect. If the merger is treated as a reorganization, for U.S. federal income tax purposes (i) no gain or loss will be recognized by First Defiance or Commercial Bancshares as a result of the merger, (ii) Commercial Bancshares shareholders will recognize gain (but not loss) in an amount not to exceed any cash received in exchange for Commercial Bancshares common stock in the merger (other than any cash received in lieu of a fractional First Defiance common share, as discussed below under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger — Cash in Lieu of Fractional Shares” beginning on page 67) and (iii) Commercial Bancshares shareholders who exercise dissenters’ rights and receive solely cash in exchange for First Defiance common stock in the merger will, generally, recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares.

All Commercial Bancshares shareholders should read carefully the description under the section captioned “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 64 of this proxy statement/prospectus and should consult their own tax advisors concerning these matters.

All Commercial Bancshares shareholders should consult their tax advisors as to the specific tax consequences of the merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

Interests of Commercial Bancshares directors and executive officers in the merger (page 47)

Some of Commercial Bancshares directors and officers may have interests in the merger that are different from, or in addition to, the interests of Commercial Bancshares shareholders generally. These include:

•	payments that certain officers will receive under existing employment agreements;
•	the acceleration of stock options and restricted stock and vesting under certain benefit plans;
•	provisions in the Merger Agreement relating to indemnification of directors and officers and insurance for directors and officers of Commercial Bancshares for events occurring before the merger; and
•	the appointment of one Commercial Bancshares director to the First Defiance board of directors.

Commercial Bancshares board of directors was aware of these interests and took them into account in approving the merger.

Termination and amendment of the Merger Agreement (pages 61 and 63)

First Defiance and Commercial Bancshares may agree to terminate the Merger Agreement and abandon the merger at any time before the effective time of the merger:

•	by the mutual written consent of First Defiance and Commercial Bancshares;
•	by either First Defiance or Commercial Bancshares if the merger is not completed on or before June 30, 2017;
•	by either First Defiance or Commercial Bancshares if any event occurs that would prevent the satisfaction of certain conditions described in the Merger Agreement;
•	by First Defiance if the Commercial Bancshares board of directors does not recommend a vote for the merger proposal; or
•	by First Defiance if the Commercial Bancshares’ total shareholders’ equity (as defined in the Merger Agreement) is less than $36.2 million on the last day of the month prior to the closing of the merger. For this purpose, total shareholders’ equity on the balance sheet of Commercial Bancshares will be: (a) reduced by accumulated comprehensive income, and (b) increased by costs and expenses incurred by Commercial Bancshares that are directly related to the merger and paid for or accrued prior to the calculation date. On November 30, 2016, Commercial Bancshares’ total shareholders’ equity calculated in accordance with the Merger Agreement was approximately $40.1 million.

Under certain circumstances, if Commercial Bancshares enters into or closes an acquisition proposal with a company other than First Defiance within 12 months after the Merger Agreement is terminated, Commercial Bancshares must pay First Defiance a termination fee of $2,400,000.

We may amend the Merger Agreement in writing at any time before or after the Commercial Bancshares shareholders approve the Merger Agreement. If the Commercial Bancshares shareholders have already approved the Merger Agreement, however, we will not amend it without shareholder approval if the amendment would have a material adverse effect on the Commercial Bancshares shareholders.

Comparative stock prices (page 15)

The following table sets forth the closing sales prices per share of First Defiance and Commercial Bancshares common stock on the last full trading day prior to the announcement of the merger and on the last practicable trading day prior to printing this proxy statement/prospectus. The table also presents the equivalent price per share of Commercial Bancshares, giving effect to the merger as of such dates.

	First Defiance	Commercial Bancshares	Commercial Bancshares equivalent per share price
August 22, 2016	$44.57	$34.50	$52.63
December 15, 2016	$49.90	$57.25	$58.92

RISK FACTORS

In deciding how to vote on the Merger Agreement, you should consider carefully all of the information contained in this document, especially the following factors.

Because the Market Price of First Defiance Common Stock Will Fluctuate Before and After the Merger, Commercial Bancshares Shareholders Cannot Be Sure of the Implied Value of the Merger Consideration They Will Receive.

On August 22, 2016, the day before the merger was announced, the closing price of a share of First Defiance common stock was $44.57. On December 15, 2016, the most recent practicable date before the mailing of this proxy statement/prospectus, the closing price was $49.90. Based on these closing prices and the 1.1808 exchange ratio, the implied value of the merger consideration consisting of First Defiance common stock was $52.63 on August 22, 2016 and $58.92 on December 15, 2016. The price of First Defiance common stock may increase or decrease before and after completion of the merger. Upon completion of the merger, each share of Commercial Bancshares common stock will be converted into merger consideration consisting of shares of First Defiance common stock or $51.00 in cash (without interest) pursuant to the terms of the Merger Agreement. If a Commercial Bancshares shareholder receives First Defiance common stock as merger consideration, the implied value of the merger consideration that such shareholder will receive for each share of Commercial Bancshares common stock will depend on the price per share of First Defiance common stock at the time the shares are received. The closing price of First Defiance common stock on the date that the merger is completed may vary from the closing price of First Defiance common stock on the date First Defiance and Commercial Bancshares announced the merger, on the date that this document is being mailed to Commercial Bancshares shareholders, and on the date of the special meeting of Commercial Bancshares shareholders. Any change in the market price of First Defiance common stock prior to completion of the merger will affect the implied value of the merger consideration that Commercial Bancshares shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in First Defiance’s and Commercial Bancshares’ respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of First Defiance and Commercial Bancshares.

The exchange ratio of 1.1808 is fixed and will not be adjusted based on changes in the price of shares of First Defiance common stock or Commercial Bancshares common stock prior to the closing.

Commercial Bancshares Shareholders May Receive a Form of Consideration Different From What They Elect.

Although each Commercial Bancshares shareholder may elect to receive all cash or all First Defiance common stock in the merger, or cash for certain shares of Commercial Bancshares common stock and First Defiance common stock for other shares, 80% of the Commercial Bancshares common stock outstanding at the completion of the merger will be converted into First Defiance common stock, with the remainder converted into cash. Therefore, if Commercial Bancshares shareholders elect more cash or stock than is available under the Merger Agreement, elections for the over-subscribed form of merger consideration may be prorated. As a result, if either the aggregate cash or stock elections exceed the maximum available, and you choose the consideration election that exceeds the maximum available, some or all of your consideration may be in a form that you did not choose.

Commercial Bancshares Shareholders Who Make Elections May Be Unable to Sell Their Shares in the Market Pending the Merger.

Commercial Bancshares shareholders may elect to receive cash, stock or mixed consideration in the merger by completing an election form that will be sent under separate cover and is not being provided with this document. Elections will require that shareholders making the election turn in their Commercial Bancshares stock certificates. This means that during the time between when the election is made and the date the merger is completed, Commercial Bancshares shareholders will be unable to sell their Commercial Bancshares common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Commercial Bancshares shareholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

Commercial Bancshares Shareholders Will Have a Reduced Ownership and Voting Interest After the Merger.

Commercial Bancshares shareholders currently have the right to vote in the election of the board of directors of Commercial Bancshares and on other matters affecting Commercial Bancshares. Upon the completion of the merger, each Commercial Bancshares shareholder who receives shares of First Defiance common stock will become a shareholder of First Defiance with a percentage ownership of First Defiance that is smaller than the shareholder’s percentage ownership of Commercial Bancshares. It is currently expected that the former shareholders of Commercial Bancshares as a group will receive shares in the merger constituting approximately 11.30% of the outstanding shares of First Defiance common stock immediately after the merger. Because of this, Commercial Bancshares shareholders will have less influence on the management and policies of First Defiance than they now have on the management and policies of Commercial Bancshares.

The Market Price for First Defiance Common Stock May Be Affected by Factors Different from Those that Historically Have Affected Commercial Bancshares.

Upon completion of the merger, certain holders of Commercial Bancshares common stock will become holders of First Defiance common stock. First Defiance’s businesses differ from those of Commercial Bancshares, and accordingly the results of operations of First Defiance will be affected by some factors that are different from those currently affecting the results of operations of Commercial Bancshares. For a discussion of the businesses of First Defiance and Commercial Bancshares and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Incorporation of Certain Documents by Reference” on page 119 and “Where You Can Find More Information” on page 1.

First Defiance May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, First Defiance’s ability to combine the businesses of First Defiance and Commercial Bancshares in a manner that permits growth opportunities and cost efficiencies, and does not materially disrupt the existing customer relationships of Commercial Bancshares nor result in decreased revenues due to any loss of customers. If First Defiance is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

First Defiance and Commercial Bancshares have operated and, until the completion of the merger, will continue to operate, independently. Certain employees of Commercial Bancshares may not be employed after the merger. In addition, employees of Commercial Bancshares that First Defiance wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of First Defiance’s or Commercial Bancshares ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of First Defiance or Commercial Bancshares to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.

Before the transactions contemplated in the Merger Agreement, including the merger and the bank merger, may be completed, various approvals or waivers must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on First Defiance following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger. In addition, First Defiance may elect not to complete the merger if any regulatory entity imposes any conditions, restrictions or requirements on First Defiance that its board of directors reasonably determines would have a material adverse effect on First Defiance and its subsidiaries, taken as a whole, giving effect to the merger or if there are any conditions, restrictions or requirements that are not customary and usual for approvals of this type and which the First Defiance board of directors reasonably determines would be unduly burdensome.

The Combined Company Expects to Incur Substantial Expenses Related to the Merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although First Defiance and Commercial Bancshares have assumed that a certain level of transaction and combination expenses will be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. As a result of these expenses, both First Defiance and Commercial Bancshares could take charges against their earnings before and after the completion of the merger. Such charges taken in connection with the merger could be significant, although the aggregate amount and timing of such charges are uncertain at present.

The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.

The Merger Agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include: approval of the Merger Agreement by Commercial Bancshares shareholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this document is a part, approval of the shares of First Defiance common stock to be issued to Commercial Bancshares shareholders for listing on the NASDAQ, the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. These conditions to the closing of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by June 30, 2017, either First Defiance or Commercial Bancshares may choose not to proceed with the merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after shareholder approval. In addition, First Defiance may elect to terminate the Merger Agreement in certain other circumstances. Please refer to “The Merger Agreement — Termination of the Merger Agreement; Termination Fee” (page 62) for a description of these circumstances.

Termination of the Merger Agreement Could Negatively Impact Commercial Bancshares.

If the Merger Agreement is terminated and Commercial Bancshares’ board of directors seeks another merger or business combination, Commercial Bancshares shareholders cannot be certain that Commercial Bancshares will be able to find a party willing to offer equivalent or more attractive consideration than the consideration First Defiance has agreed to provide in the merger. If the Merger Agreement is terminated under certain circumstances, Commercial Bancshares may be required to pay a termination fee of $2.4 million to First Defiance. Please refer to “The Merger Agreement — Termination of the Merger Agreement; Termination Fee” (page 62).

Commercial Bancshares Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger Is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Commercial Bancshares and consequently on First Defiance. These uncertainties may impair Commercial Bancshares’ ability to attract, retain, and motivate key personnel until the merger is completed, and could cause customers and others that deal with Commercial Bancshares to seek to change existing business relationships with Commercial Bancshares. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, First Defiance’s business following the merger could be negatively impacted. In addition, the Merger Agreement restricts Commercial Bancshares from making certain acquisitions and taking other specified actions until the merger occurs without the consent of First Defiance. These restrictions may prevent Commercial Bancshares from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants and Agreements” beginning on page 54 for a description of the restrictive covenants applicable to Commercial Bancshares.

Commercial Bancshares Directors and Officers May Have Interests in the Merger Different From the Interests of Commercial Bancshares Shareholders.

When considering the recommendation of Commercial Bancshares’ board of directors, you should be aware that the executive officers and directors of Commercial Bancshares have interests in the acquisition that are somewhat different from your interests. For example, certain executive officers of Commercial Bancshares will receive severance benefits if terminated following a change in control, directors and officers of Commercial Bancshares will be indemnified by First Defiance for certain events occurring before the merger, and unvested stock options will vest upon the closing of the merger. These arrangements may create potential conflicts of interest. These and certain other additional interests of Commercial Bancshares’ directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it, as a shareholder.

These interests are described in more detail in the section of this document entitled “The Merger —  Interests of Commercial Bancshares Directors and Executive Officers in the Merger” beginning on page 47.

Shares of First Defiance Common Stock to Be Received by Commercial Bancshares Shareholders as a Result of the Merger Will Have Rights Different from the Shares of Commercial Bancshares Common Stock.

Upon completion of the merger, the rights of former Commercial Bancshares shareholders who become First Defiance shareholders will be governed by the articles of incorporation and code of regulations of First Defiance. The rights associated with Commercial Bancshares common stock are different from the rights associated with First Defiance common stock. See “Comparison of Rights of First Defiance Shareholders and Commercial Bancshares Shareholders” beginning on page 68 for a discussion of the different rights associated with First Defiance common stock.

The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Acquire Commercial Bancshares for Greater Merger Consideration.

The Merger Agreement contains provisions that may discourage a third party from submitting a business combination proposal to Commercial Bancshares that might result in greater value to Commercial Bancshares’ shareholders than the merger. These provisions include a general prohibition on Commercial Bancshares from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. In addition, Commercial Bancshares may be required to pay First Defiance a termination fee of $2.4 million in certain circumstances involving acquisition proposals for competing transactions. For further information, please see the section entitled “The Merger Agreement —  Termination of the Merger Agreement; Termination Fee” beginning on page 61.

The Opinion of Commercial Bancshares’ Financial Advisor Received by the Commercial Bancshares Board of Directors prior to Execution of the Merger Agreement Will Not Reflect Changes in Circumstances Between the Signing of the Merger Agreement and the Completion of the Merger.

The opinion of Commercial Bancshares’ financial advisor received by Commercial Bancshares’ board of directors was delivered on and dated August 23, 2016. Changes in the operations and prospects of Commercial Bancshares or First Defiance, general market and economic conditions and other factors that may be beyond the control of Commercial Bancshares or First Defiance, may significantly alter the value of Commercial Bancshares or the prices of the shares of First Defiance common stock or Commercial

Bancshares common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Commercial Bancshares does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. Commercial Bancshares’ board of directors’ recommendation that Commercial Bancshares shareholders vote “FOR” adoption of the Merger Agreement, however, is made as of the date of this document. For a description of the opinion that the Commercial Bancshares board received from Commercial Bancshares’ financial advisor, please refer to “The Merger — Opinion of Commercial Bancshares’ Financial Advisor” beginning on page 33.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements include the information concerning future results of operations, cost savings and synergies of First Defiance and Commercial Bancshares after the merger and those statements proceeded by, followed by or that otherwise include the terms “should,” “believe,” “expect,” “anticipate,” “intend,” “may,” “will,” “continue,” “estimate” and other expressions that indicate future events and trends. Although First Defiance and Commercial Bancshares believe, in making such statements, that their expectations are based on reasonable assumptions, these statements may be influenced by risks and uncertainties which could cause actual results and trends to be substantially different from historical results or those anticipated, depending on a variety of factors. These risks and uncertainties include, without limitation:

•	expected cost savings from the merger may not be fully realized or realized within the expected time frame;
•	revenues following the merger may be lower than expected or deposit withdrawals, operating costs or customer loss and business disruption following the merger may be greater than expected;
•	competition among depository and other financial services companies may increase significantly;
•	costs or difficulties related to the integration of First Defiance and Commercial Bancshares may be greater than expected;
•	general economic or business conditions, such as interest rates, may be less favorable than expected;
•	adverse changes may occur in the securities market; and
•	legislation or changes in regulatory requirements may adversely affect the businesses in which First Defiance is engaged.

You should understand that these factors, in addition to those discussed elsewhere in this document and in documents that have been incorporated by reference, could affect the future results of First Defiance and Commercial Bancshares, and could cause those results to be substantially different from those expressed in any forward-looking statements. First Defiance and Commercial Bancshares do not undertake any obligation to update any forward-looking statement to reflect events or circumstances arising after the date of this document.

MARKET PRICE AND DIVIDEND INFORMATION

First Defiance common stock is listed on the NASDAQ Global Select Market under the symbol “FDEF”. Commercial Bancshares common stock is quoted in the inter-dealer quotation or “over-the-counter” market under the symbol “CMOH”. Commercial Bancshares’ stock trades principally on the OTCQX, which is operated by OTC Markets Group, Inc. The following table lists the high and low sales prices per share for First Defiance common stock and the high and low bid prices per share for Commercial Bancshares common stock and the cash dividends declared by each company for the periods indicated.

	First Defiance common stock			Commercial Bancshares common stock
	High	Low	Dividends	High	Low	Dividends
Quarter ended:
September 30, 2016	$46.83	$35.90	$0.22	$54.73	$33.34	$0.25
June 30, 2016	41.21	37.53	0.22	35.00	29.25	0.25
March 31, 2016	40.98	34.80	0.22	30.90	29.15	0.25
December 31, 2015	42.46	35.01	0.20	32.00	28.25	0.25
September 30, 2015	39.95	35.03	0.20	30.00	26.57	0.25
June 30, 2015	38.21	32.42	0.20	27.50	26.26	0.19
March 31, 2015	34.64	29.05	0.175	28.55	27.30	0.19
December 31, 2014	35.70	26.95	0.175	29.00	26.75	0.19
September 30, 2014	29.00	26.99	0.15	29.00	24.25	0.19
June 30, 2014	29.00	26.50	0.15	24.59	23.75	0.165
March 31, 2014	28.23	24.24	0.15	25.38	22.30	0.165

You should obtain current market quotations for shares of First Defiance common stock, as the market price of the First Defiance common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet, or by calling your broker. The above information regarding bid prices for Commercial Bancshares common stock may not reflect the prices at which the stock would trade in an active market. This information does not reflect retail mark-up, markdown or commissions, and does not necessarily represent actual transactions.

Following the merger, the declaration of dividends will be at the discretion of First Defiance’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of First Defiance, applicable state law and government regulations and other factors deemed relevant by First Defiance’s board of directors.

On August 22, 2016, the trading day immediately preceding the public announcement of the merger, and on December 15, 2016, the last practicable trading day before the printing of this document, the closing prices per share of First Defiance common stock as reported on NASDAQ were $44.57 and $49.90, respectively, and the closing prices per share of Commercial Bancshares common stock as reported on the OTCQX were $34.50 and $57.25 per share, respectively.

SELECTED FINANCIAL INFORMATION OF FIRST DEFIANCE

The tables below contain information regarding the financial condition and earnings of First Defiance for the five years ended December 31, 2015, and the nine months ended September 30, 2016 and 2015. This information is based on information contained in First Defiance’s quarterly report on Form 10-Q and annual reports on Form 10-K filed with the Securities and Exchange Commission. This information is only a summary. You should read it in conjunction with the historical financial statements (and related notes) contained or incorporated by reference in First Defiance’s annual reports on Form 10-K and quarterly reports on Form 10-Q and other information filed by First Defiance with the Securities and Exchange Commission. See “Incorporation of Certain Documents by Reference” on page 119.

First Defiance consolidated statement of financial condition data:

	At September 30		At December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Unaudited)		(In thousands)
Total assets	$2,450,040	$2,228,281	$2,297,676	$2,178,952	$2,137,148	$2,046,948	$2,068,190
Loans held-to maturity, net	1,899,771	1,708,329	1,776,835	1,622,020	1,555,498	1,498,546	1,453,822
Loans held-for-sale	9,839	6,701	5,523	4,535	9,120	22,064	13,841
Allowance for loan losses	25,923	25,209	25,382	24,766	24,950	26,711	33,254
Non-performing assets	18,902	21,548	17,582	30,311	33,706	36,375	42,956
Securities available-for-sale	234,223	236,926	236,435	239,321	198,170	194,101	232,919
Securities held-to maturity	191	251	243	313	387	508	661
Mortgage servicing rights	9,308	9,194	9,248	9,012	9,106	7,833	8,690
Deposits and borrowers’ escrow balances	1,929,759	1,794,917	1,838,811	1,763,122	1,737,311	1,668,945	1,597,643
FHLB advances	114,184	40,801	59,902	21,544	22,520	12,796	81,841
Stockholders’ equity	292,138	278,556	280,197	279,505	272,147	258,128	278,127

First Defiance consolidated operating results:

	Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Unaudited)		(In thousands, except per share data)
Interest income	$64,613	$60,060	$80,836	$76,248	$74,781	$80,943	$87,067
Interest expense	6,209	4,972	6,781	6,559	7,170	11,937	17,186
Net interest income	58,404	55,088	74,055	69,689	67,611	69,006	69,881
Provision for loan losses	432	93	136	1,117	1,824	10,924	12,434
Non-interest income	25,737	24,073	31,803	31,641	30,778	34,374	27,516
Acquisition related charges	252	—	—	—	—	—	—
Other non-interest expense	52,661	50,542	67,889	66,758	65,052	65,780	62,764
Income before income taxes	30,796	28,526	37,833	33,455	31,513	26,676	22,199
Income taxes	9,318	8,666	11,410	9,163	9,278	8,012	6,665
Net income	21,478	19,860	26,423	24,292	22,235	18,664	15,534
Basic earnings per share	2.39	2.15	2.87	2.55	2.28	1.86	1.44
Diluted earnings per share	2.37	2.11	2.82	2.44	2.19	1.81	1.42

SELECTED FINANCIAL INFORMATION OF COMMERCIAL BANCSHARES

The tables below contain information regarding the financial condition and earnings of Commercial Bancshares for the five years ended December 31, 2015, and the nine months ended September 30, 2016 and 2015. You should read the below selected financial information in conjunction with the historical consolidated financial statements (and related notes) of Commercial Bancshares contained elsewhere in this document. This information is only a summary and is based on information contained in Commercial Bancshares’ quarterly report on Form 10-Q and annual reports on Form 10-K filed with the Securities and Exchange Commission. To review the reports of Commercial Bancshares that have been filed with the Securities and Exchange Commission, see “Where You Can Find More Information” on page 1.

Commercial Bancshares consolidated statement of financial condition data:

	At September 30		At December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Unaudited)		(In thousands)
Total assets	$347,039	$331,889	$341,090	$336,529	$317,998	$301,564	$287,779
Loans held-to maturity, net	296,380	279,550	293,072	275,025	265,625	243,303	231,094
Loans held-for-sale	—	—	—	—	—	—	—
Allowance for loan losses	3,884	3,935	3,861	4,126	4,343	4,041	3,779
Non-performing assets	608	1,157	914	3,316	3,063	7,297	1,899
Securities available-for-sale	8,280	10,629	8,711	11,027	13,941	14,773	24,852
Securities held-to maturity	666	740	666	—	—	—	—
Mortgage servicing rights	—	—	—	—	—	—	—
Deposits and borrowers’ escrow balances	305,270	292,494	296,626	298,771	281,308	268,439	259,128
FHLB advances	1,483	1,604	6,574	1,692	1,808	1,922	—
Stockholders’ equity	38,575	36,058	36,136	34,226	31,588	29,388	26,999

Commercial Bancshares consolidated operating results:

	Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Unaudited)		(In thousands, except per share data)
Interest income	$11,239	$10,889	$14,556	$14,481	$14,045	$14,252	$15,041
Interest expense	672	659	874	882	1,176	1,493	2,112
Net interest income	10,567	10,230	13,682	13,599	12,869	12,759	12,929
Provision for loan losses	70	138	188	309	531	798	989
Non-interest income	2,157	1,484	2,029	2,131	2,163	2,297	2,211
Acquisition related charges	—	—	—	—	—	—	—
Other non-interest expense	8,429	7,980	10,646	10,694	10,175	10,143	10,343
Income before income taxes	4,225	3,596	4,877	4,727	4,326	4,115	3,808
Income taxes	1,195	1,058	1,452	1,431	1,271	1,177	1,029
Net income	3,030	2,538	3,425	3,296	3,055	2,938	2,779
Basic earnings per share	2.54	2.12	2.86	2.78	2.60	2.52	2.40
Diluted earnings per share	2.50	2.08	2.80	2.73	2.57	2.49	2.38

UNAUDITED HISTORICAL AND PRO FORMA PER SHARE DATA

The following table shows First Defiance’s and Commercial Bancshares’ diluted income, dividends and book value per share of common stock, after giving effect to the merger (which we refer to as “pro forma” information). In presenting the comparative pro forma information for the time periods shown, we assumed that the merger has been completed on the dates or at the beginning of the periods indicated.

The information listed as “per equivalent Commercial Bancshares share” was obtained by multiplying the pro forma amounts by the exchange ratio of 1.1808. We present this information to reflect the fact that Commercial Bancshares shareholders will receive shares of First Defiance and cash for each share of Commercial Bancshares common stock exchanged in the merger. First Defiance anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of First Defiance following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of First Defiance would have been had our companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information that we have presented in or incorporated by reference into this document.

	First Defiance (historical)	Commercial Bancshares (historical)	Pro forma(1)(2)	Per equivalent Commercial Bancshares Share
Book value per share:
At September 30, 2016	$32.53	$31.96	$33.40	$39.44
Cash dividends declared per share:
Nine months ended September 30, 2016	$0.66	$0.75	$0.66	$0.78
Year ended December 31, 2015	$0.775	$0.88	$0.775	$0.92
Diluted net income per share:
Nine months ended September 30, 2016	$2.37	$2.50	$2.37	$2.80
Year ended December 31, 2015	$2.82	$2.80	$2.79	$3.30

(1)	Pro forma dividends per share represent First Defiance’s historical dividends per share.
(2)	The pro forma book value per share of First Defiance is based on the pro forma common shareholders’ equity for First Defiance and Commercial Bancshares divided by total pro forma common shares of the combined entities.

THE SPECIAL MEETING OF COMMERCIAL BANCSHARES SHAREHOLDERS

Time, Date and Place of Meeting

This proxy statement/prospectus is being sent to you in connection with the solicitation of proxies by the Commercial Bancshares board of directors for use at the special meeting of shareholders of Commercial Bancshares to be held at 4:30 p.m., January 26, 2017, at 118 S. Sandusky Street, Upper Sandusky, Ohio 43351.

Matters to be Considered

At the special meeting, shareholders will be asked to consider and vote upon the following proposals:

•	To approve the Merger Agreement;
•	To approve, on a non-binding, advisory basis, the Merger-Related Named Executive Officer Compensation Proposal;
•	To approve the Adjournment Proposal; and
•	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The Commercial Bancshares board of directors is not aware, at this time, of any additional matters that may be presented for action at the special meeting of shareholders, other than those proposals set forth above. If any other matters are properly brought before the special meeting for consideration, however, shares of Commercial Bancshares common stock represented by properly executed proxies will be voted in the discretion of the persons named in the proxy card in accordance with their best judgment.

Shares Outstanding and Entitled to Vote; Record Date

Only shareholders of record on December 15, 2016, will be entitled to notice of and to vote at the special meeting of Commercial Bancshares shareholders. At the close of business on the record date, December 15, 2016, there were 1,206,895 shares of Commercial Bancshares common stock issued and outstanding and entitled to vote. Shares of Commercial Bancshares common stock were held of record by approximately 1,339 shareholders. Each share of Commercial Bancshares common stock entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required

The following votes are required to approve each of the proposals to be considered at the special meeting:

Item	Vote Required
Approval of the Merger Agreement	Approval by a majority of the issued and outstanding shares of Commercial Bancshares common stock
Merger-Related Named Executive Officer Compensation Proposal	Approval by a majority of shares of Commercial Bancshares common stock represented in person or by proxy at the special meeting
Adjournment Proposal	Approval by a majority of shares of Commercial Bancshares common stock represented in person or by proxy at the special meeting

A quorum, consisting of the holders of a majority of the outstanding shares of Commercial Bancshares common stock, must be present in person or by proxy at the special meeting of Commercial Bancshares shareholders before any action can be taken. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

Effect of Abstentions and Broker Non-Votes

Any “broker non-votes” submitted by brokers or nominees in connection with the special meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to whom voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under the applicable Nasdaq rules. Under these rules, approval of the Merger Agreement is not an item on which brokerage firms may vote in their discretion on behalf of their clients. Because this proposal is required to be approved by the affirmative vote of the majority of the outstanding shares of Commercial Bancshares common stock, abstentions and “broker non-votes” will have the same effect as a vote against the merger proposal. And for the same reason, the failure of a Commercial Bancshares shareholder to vote by proxy or in person at the special meeting will have the effect of a vote against approval of the Merger Agreement.

With respect to the Merger-Related Named Executive Officer Compensation proposal and the Adjournment Proposal, failure to vote by proxy or in person at the special and “broker non-votes” will not be counted in the voting results and will have no effect on the outcome of those proposals. However, abstentions submitted by a Commercial Bancshares shareholder will have the effect of a vote against approval of the Merger-Related Named Executive Officer Compensation proposal and the Adjournment Proposal.

Shares Held by Officers and Directors

As of December 15, 2016, the directors and executive officers of Commercial Bancshares and Commercial Bank and the affiliates of such directors and executive officers had sole or shared voting power with respect to 301,049 shares of Commercial Bancshares common stock, or approximately 24.46% of the outstanding shares of Commercial Bancshares common stock. The directors of Commercial Bancshares have agreed to vote their shares of Commercial Bancshares common stock for the approval of the Merger Agreement.

How to Vote Your Shares; Solicitation of Proxies

A proxy card for use at the special meeting accompanies each copy of this proxy statement/prospectus mailed to Commercial Bancshares shareholders. This proxy is solicited by the Commercial Bancshares board of directors. Whether or not you plan to attend the special meeting, the Commercial Bancshares board of directors urges you to return the enclosed proxy card or vote via Internet or telephone by following the instructions on your proxy card. If you have executed a proxy, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with David J. Browne, Corporate Secretary of the Company, at 118 South Sandusky Avenue, Upper Sandusky, Ohio 43351;
•	executing and returning a later-dated proxy received by Commercial Bancshares prior to a vote being taken at the special meeting; or
•	attending the special meeting and giving notice of revocation or simply voting in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you are a Commercial Bancshares shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote your shares in person at the special meeting. If you hold your Commercial Bancshares shares through a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Commercial Bancshares and First Defiance will each pay half of all expenses incurred in connection with printing and mailing this proxy statement/prospectus, the accompanying proxy and any other related materials. Commercial Bancshares will pay all other costs incurred in connection with the solicitation of proxies on behalf of the Commercial Bancshares board of directors. Proxies will be solicited by mail and may also be solicited, for no additional compensation, by officers, directors or employees of Commercial Bancshares. Commercial Bancshares will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of shares of Commercial Bancshares common stock not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of shares of Commercial Bancshares common stock entitled to vote at the special meeting of Commercial Bancshares shareholders. Commercial Bancshares has also made arrangements with Laurel Hill Advisory Group, LLC to assist it in soliciting proxies and has agreed to pay Laurel Hill approximately $5,500 plus reasonable expenses, not to exceed $3,000, for these services.

COMMERCIAL BANCSHARES’ PROPOSALS

Merger Proposal

Commercial Bancshares is asking its shareholders to approve the merger proposal, a matter discussed in detail throughout this document. Holders of Commercial Bancshares common stock should read through this document in its entirety, including any exhibits, and carefully consider the Merger Agreement and the merger. For such purpose, your attention is directed to the Merger Agreement, a copy of which is attached to this document as Annex A.

Vote Required and Commercial Bancshares Board Recommendation

Approval of the merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of Commercial Bancshares common stock.

The Commercial Bancshares board of directors recommends a vote “FOR” the merger proposal.

Non-Binding Advisory Vote on Merger-Related Named Executive Officer Compensation

As required by Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Securities Exchange Act of 1934, as amended, Commercial Bancshares is seeking non-binding, advisory shareholder approval of the compensation of the named executive officers of Commercial Bancshares that is based upon or otherwise related to the merger as disclosed under the heading “The Merger — Interests of Commercial Bancshares Directors and Executive Officers in the Merger” beginning on page 47. This proposal provides you as a shareholder of Commercial Bancshares the opportunity to express your view on any merger-related compensation of Commercial Bancshares’ named executive officers by approving or not approving adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Commercial Bancshares’ named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘The Merger — Interests of Commercial Bancshares Directors and Executive Officers in the Merger,’ are hereby APPROVED.”

Because the merger is not conditioned upon this proposal and your vote is advisory, it will not be binding on Commercial Bancshares or First Defiance. If the parties complete the merger, the merger-related compensation disclosed under “The Merger — Interests of Commercial Bancshares Directors and Executive Officers in the Merger” will be paid to Commercial Bancshares’ named executive officers to the extent payable in accordance with the compensation agreements and other arrangements even if the Commercial Bancshares’ shareholders do not approve the merger-related compensation on an advisory basis.

Vote Required and Commercial Bancshares Board Recommendation

Approval of the Merger-Related Named Executive Officer Compensation Proposal requires the affirmative vote of a majority of shares of Commercial Bancshares common stock represented, either in person or by proxy, at the special meeting.

The Commercial Bancshares board of directors recommends a vote “FOR” the Merger-Related Named Executive Officer Compensation Proposal.

Adjournment Proposal

If, at the special meeting of Commercial Bancshares shareholders, the number of shares of Commercial Bancshares common stock present or represented and voting in favor of the merger is insufficient to approve the merger proposal, Commercial Bancshares intends to ask its shareholders to vote to adjourn the special meeting to another time or place to allow for the solicitation of additional proxies to approve the merger proposal. In this event, Commercial Bancshares will request that the shareholders vote on the Adjournment Proposal and not the merger proposal.

Accordingly, Commercial Bancshares is asking its shareholders to authorize the holder of any proxy solicited by the Commercial Bancshares board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Commercial Bancshares special meeting to another time and place for the purpose of soliciting additional proxies. If Commercial Bancshares requests a vote on the Adjournment Proposal and the Commercial Bancshares shareholders approve this proposal, Commercial Bancshares could adjourn the special meeting and use this additional time to solicit proxies from its shareholders, including those shareholders who have previously voted.

Vote Required and Commercial Bancshares Board Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of a majority of shares of Commercial Bancshares common stock represented, either in person or by proxy, at the special meeting

The Commercial Bancshares board of directors recommends a vote “FOR” the Adjournment Proposal.

COMMERCIAL BANCSHARES ANNUAL MEETING SHAREHOLDER PROPOSALS

Commercial Bancshares held its 2016 annual meeting of shareholders on May 19, 2016. If the merger is completed, Commercial Bancshares will be merged into First Defiance and thus will no longer have public shareholders. However, if the merger is not completed or if Commercial Bancshares is required to do so under applicable law, Commercial Bancshares will hold a 2017 annual meeting of shareholders. Any shareholder nominations or proposals appropriate for shareholder action at Commercial Bancshares’ 2017 annual meeting must be submitted to Commercial Bancshares as set forth below.

For proposals to be considered for inclusion in the proxy statement for the 2017 annual meeting, they must be received by Commercial Bancshares no later than December 8, 2016. Such proposals must be directed to Commercial Bancshares, Inc., Attention: David J. Browne, Corporate Secretary, 118 S. Sandusky Avenue, Upper Sandusky, Ohio 43351. Any Commercial Bancshares shareholder who intends to propose any other matter to be acted upon at the 2017 annual meeting must inform Commercial Bancshares no later than February 21, 2017. The proxy cards delivered in connection with the 2017 annual meeting would confer discretionary voting authority, to be exercised in the judgment of the Commercial Bancshares’ board of directors, with respect to any shareholder proposal received after February 21, 2017. Commercial Bancshares also would have authority to discretionarily vote proxies with respect to shareholder proposals received after December 8, 2016 but prior to February 21, 2017, unless the proposing Commercial Bancshares shareholder takes the necessary steps outlined in Rule 14a-4(c)(2) under the Securities Exchange Act of 1934 to ensure the proper delivery of proxy materials related to the proposal.

In order to make a director nomination at the Commercial Bancshares 2017 annual meeting, a Commercial Bancshares shareholder would need to notify Commercial Bancshares no fewer than 45 nor more than 90 days in advance of the meeting. In addition, the notice must meet all other requirements contained in the Commercial Bancshares’ code of regulations, a copy of which is available without charge upon written request directed to Commercial Bancshares, Inc., Attention: David J. Browne, Corporate Secretary, 118 S. Sandusky Avenue, Upper Sandusky, Ohio 43351.

DISSENTERS’ RIGHTS

Rights of Dissenting Commercial Bancshares Shareholders

Shareholders of Commercial Bancshares are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the OGCL. Section 1701.85 sets forth certain procedures by which shares must strictly comply to be entitled to such dissenters’ rights. Failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any shareholder who is a record holder of shares of Commercial Bancshares common stock on the record date and who does not vote in favor of the merger proposal or whose shares are not otherwise voted in favor of the merger proposal may be entitled to be paid the “fair cash value” of such shares of Commercial Bancshares common stock after the effective time of the merger. To be entitled to such payment, a shareholder (i) must deliver to Commercial Bancshares a written demand for payment of the fair cash value of the shares held by such shareholder before the vote on the merger proposal is taken, (ii) must not vote in favor of the merger proposal, and (iii) must otherwise comply with Section 1701.85. A shareholder’s failure to vote against the merger proposal will not constitute a waiver of such shareholder’s dissenters’ rights. Any written demand must specify the shareholder’s name and address, the number and class of shares held by such shareholder on the Commercial Bancshares record date, and the amount claimed as the “fair cash value” of such shares of Commercial Bancshares common stock. See the text of Section 1701.85 of the OGCL attached as Annex C to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.

If Commercial Bancshares so requests, dissenting shareholders must submit their share certificates to Commercial Bancshares within 15 days of such request, for endorsement on such certificates by Commercial Bancshares that a demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights. Such certificates will be promptly returned to the dissenting shareholders by Commercial Bancshares. If Commercial Bancshares and any dissenting shareholder cannot agree upon the “fair cash value” of Commercial Bancshares’ common shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Wyandot County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s shares of Commercial Bancshares common stock. The fair cash value of a share of Commercial Bancshares common stock to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the vote of the Commercial Bancshares shareholders on the merger proposal. If the shares of Commercial Bancshares common stock are listed on a national securities exchange, such as the NASDAQ, immediately before the effective time of the merger, the fair cash value will be the closing sale price of shares of Commercial Bancshares common stock as of the close of trading on the day before the vote of the Commercial Bancshares shareholders. Investment banker opinions to company boards of directors regarding the fairness from a financial point of view of the consideration payable in a transaction such as the merger are not opinions regarding, and do not address, “fair cash value” under Section 1701.85.

If a Commercial Bancshares shareholder exercises such shareholder’s dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s shares of Commercial Bancshares common stock will be suspended until Commercial Bancshares purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of shares of Commercial Bancshares common stock pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex C to this proxy statement/prospectus.

PARTIES TO THE MERGER AGREEMENT

First Defiance

First Defiance Financial is a unitary thrift holding company that conducts business through its three wholly owned subsidiaries, First Federal, First Insurance Group of the Midwest, Inc., and First Defiance Risk Management Inc. First Defiance had assets of $2.5 billion and shareholders’ equity of $292.1 million at September 30, 2016.

First Federal is a federally chartered savings bank, operating 34 full-service branches and numerous ATM locations in northwest Ohio, southeast Michigan and northeast Indiana and a loan production office in Columbus, Ohio. First Federal’s traditional banking activities include originating and servicing residential, non-residential real estate, commercial, home improvement and home equity and consumer loans and providing a broad range of depository, trust and wealth management services. First Insurance Group is a full-service insurance agency with six offices throughout northwest Ohio, primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans primarily in the counties in which its offices are located.

Commercial Bancshares

Commercial Bancshares is a financial holding company that conducts business through its wholly owned subsidiaries, Commercial Bank and Commercial Financial. At September 30, 2016, Commercial Bancshares had assets of $347 million and Shareholders’ equity of $38.575 million.

The principal business of Commercial Bancshares is to operate the Bank, which is a wholly-owned subsidiary, and its principal asset. Commercial Bank functions as an independent community, state-chartered bank. Commercial Bank provides customary retail and commercial banking services to its customers, including acceptance of deposits for demand, savings and time accounts, individual retirement accounts and servicing of such accounts; commercial, consumer and real estate lending, including installment loans, and safe deposit and night depository facilities. Commercial Bank is a nonmember of the Federal Reserve System, is insured by the FDIC and is regulated by the Ohio Division of the Financial Institutions and the FDIC. Commercial Bank grants residential, installment and commercial loans to customers located primarily in the Ohio counties of Wyandot, Marion and Hancock and the surrounding area.

THE MERGER

Terms of the Merger

Transaction Structure

First Defiance’s and Commercial Bancshares’ boards of directors have unanimously approved the Merger Agreement. The Merger Agreement provides for the acquisition of Commercial Bancshares by First Defiance through the merger of Commercial Bancshares with and into First Defiance, with First Defiance continuing as the surviving corporation. Immediately following the merger, Commercial Bank will merge with and into First Federal with First Federal being the surviving bank.

Merger Consideration

The Merger Agreement provides that Commercial Bancshares shareholders will have the right, with respect to each of their shares of Commercial Bancshares common stock, to elect to receive, without interest, either (i) 1.1808 shares of First Defiance common stock, or (ii) $51.00 in cash subject to the payment of cash instead of fractional shares and subject to certain election and allocation procedures described below, if necessary, to ensure that 20% of the outstanding shares of Commercial Bancshares are exchanged for cash and 80% of the outstanding shares of Commercial Bancshares are exchanged for shares of First Defiance. Commercial Bancshares shareholders who make no election to receive cash or shares of First Defiance common stock in the merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are improperly completed and/or are not signed, will be deemed not to have made an election. Commercial Bancshares shareholders who do not make an election may be paid in cash, First Defiance common stock or a mix of cash and First Defiance common stock depending on, and after giving effect to, the proration and adjustment procedures described below, and the number of valid cash elections and stock elections that have been made by other Commercial Bancshares shareholders.

First Defiance will not issue fractional shares to Commercial Bancshares shareholders. Instead, Commercial Bancshares common shareholders will receive for each fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the fraction of a share (after taking into account all shares of Commercial Bancshares common stock held by such shareholder at the effective time of the merger) of First Defiance common stock the Commercial Bancshares shareholder would otherwise have been entitled to receive under the Merger Agreement by (ii) $51.00.

When making an election, Commercial Bancshares shareholders may specify different elections with respect to different shares of Commercial Bancshares common stock held by them (for example, a Commercial Bancshares shareholder with 100 shares of Commercial Bancshares common stock could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares, subject to the adjustment, election and allocation procedures described below).

As described in more detail below, the allocation procedures in the Merger Agreement are intended to provide for an aggregate 80% stock and 20% cash allocation among all outstanding Commercial Bancshares shares. The allocation of the mix of consideration payable to Commercial Bancshares shareholders in the merger will not be known until First Defiance tallies the results of the cash and stock elections made by Commercial Bancshares shareholders, which will not occur until shortly after the closing of the merger.

No guarantee can be made that Commercial Bancshares shareholders will receive the amounts of cash or stock they elect. As a result of the allocation procedures and other limitations outlined in this proxy statement/prospectus and in the Merger Agreement, Commercial Bancshares shareholders may receive First Defiance common stock or cash in amounts that vary from the amounts they elect to receive.

If you are a Commercial Bancshares shareholder and you receive First Defiance common stock as merger consideration for all or a portion of your shares of Commercial Bancshares common stock, the implied value of the merger consideration that you will receive will depend on the market price of First Defiance common stock when you receive the shares of First Defiance common stock.

Election Procedures; Surrender of Stock Certificates

A form of election and transmittal materials will be mailed under separate cover to Commercial Bancshares shareholders who hold shares of Commercial Bancshares common stock in registered form. Each form of election will allow the holder to make cash or stock elections or no elections. We refer to the shares with respect to which a valid cash election is made as “cash election shares,” the shares with respect to which a valid stock consideration election is made as “stock election shares,” and the shares with respect to which no election is made as “non-election shares.”

To make an effective election, a Commercial Bancshares shareholder must submit a properly completed form of election and transmittal materials along with stock certificates or evidence of book-entry shares for which an election is made to the exchange agent by the election deadline. An election is properly made only if the exchange agent actually receives a properly completed and signed form of election by the election deadline. A form of election will be deemed to be properly completed only if accompanied by one or more stock certificates (or a customary guarantee of delivery of such certificates) or evidence of book-entry shares representing all shares of Commercial Bancshares common stock covered by such form of election, together with duly executed transmittal materials included with the form of election.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by a revised form of election. If an election is revoked and unless a subsequent properly completed form of election is actually received by the exchange agent at or prior to the election deadline, the holder having revoked the election will be deemed to have made no election with respect to his or her shares of Commercial Bancshares common stock, such shares will be treated as non-election shares. If the Merger Agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will return those certificates to the shareholder who submitted those certificates.

Commercial Bancshares shareholders will not be entitled to revoke or change their elections following the election deadline. As a result, Commercial Bancshares shareholders who have made elections will be unable to revoke their elections or sell their shares of Commercial Bancshares common stock during the interval between the election deadline and the date of completion of the merger.

If you own shares of Commercial Bancshares in “street name” through a broker or other financial institution, you should receive or seek instructions from the institution holding your shares concerning how to make your election. Any instructions must be given to your broker or other financial institution sufficiently in advance of the election deadline for record holders in order to allow your broker or other financial institution to cause the record holder of your shares to make an election as described above.

If a Commercial Bancshares shareholder either (i) does not submit a properly completed form of election on or before the election deadline or (ii) revokes its form of election prior to the election deadline (without later submitting a properly completed form of election prior to the election deadline), the shares of Commercial Bancshares common stock held by such shareholder shall be designated as non-election shares and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the Merger Agreement and summarized below. In addition, if it is reasonably determined by the exchange agent that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis. Commercial Bancshares shareholders are urged to carefully read and follow the instructions for completion of the form of election and to submit the form along with the stock certificate(s) or evidence of book-entry shares in advance of the election deadline. These instructions and the form of election will be sent to you separately from this proxy statement/prospectus.

Allocation Procedures

The aggregate amount of cash and First Defiance common stock that will be paid is subject to the allocation procedures described in detail below. Under the allocation procedures, if the number of shares of Commercial Bancshares common stock for which a cash election is made is higher than 20% of the outstanding shares of Commercial Bancshares common stock, a pro rata portion of those shares may be converted into the right to receive First Defiance common stock in order to provide for an aggregate 80% stock and 20% cash allocation among all outstanding Commercial Bancshares shares. If the number of shares of Commercial Bancshares common stock for which a stock election is made is higher than 80% of the outstanding shares of Commercial Bancshares common stock, a pro rata portion of those shares will be converted into the right to receive the cash consideration, in order to provide for an aggregate 80% stock and 20% cash allocation among all outstanding Commercial Bancshares shares. As a result of these allocations procedures, if you elect to receive only cash consideration or only stock consideration, you may receive a mix of cash consideration and stock consideration.

Stock Consideration Allocation.  If the aggregate number of stock election shares, which we refer to as the “stock election number,” exceeds the stock conversion number (as defined below), then all cash election shares and all non-election shares of each holder thereof will be converted into the right to receive the cash consideration, and stock election shares of each holder will be converted into the right to receive the stock consideration but only in an amount equal to that number of stock election shares equal to the product obtained by multiplying (x) the number of stock election shares held by such holder by (y) a fraction, the numerator or which is the stock conversion number and the denominator of which is the stock election number, with the remaining number of such holder’s stock election shares being converted into the right to receive cash consideration.

The “stock conversion number” is equal to the product obtained by multiplying (x) the number of shares of Commercial Bancshares common stock outstanding immediately prior to the effective time of the merger by (y) 0.80.

Cash Consideration Allocation.  If the stock election number is less than the stock conversion number (the amount by which the stock conversion number exceeds the stock election number being referred to in this proxy statement/prospectus as the “shortfall number”), then all stock election shares shall be converted into the right to receive the stock consideration, and the non-election shares and cash election shares will be treated in the following manner:

•	If the shortfall number is less than or equal to the number of non-election shares, then all cash election shares will be converted into the right to receive the cash consideration, and the non-election shares of each holder thereof will be converted into the right to receive the stock consideration in respect of that number of non-election shares equal to the product obtained by multiplying (A) the number of non-election shares held by such holder by (B) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of non-election shares, with the remaining number of such holder’s non-election shares being converted into the right to receive the cash consideration; or
•	If the shortfall number exceeds the number of non-election shares, then all non-election shares will be converted into the right to receive the stock consideration, and the cash election shares of each holder thereof will be converted into the right to receive the stock consideration in respect of that number of cash election shares equal to the product obtained by multiplying (A) the number of cash election shares held by such holder by (B) a fraction, the numerator of which is the amount by which (x) the shortfall number exceeds (y) the total number of non-election shares and the denominator of which is the total number of cash election shares, with the remaining number of such holder’s cash election shares being converted into the right to receive the cash consideration.

Illustrative Examples of Allocation Procedures.  For illustrative purposes only, the following examples describe the application of the allocation provisions of the Merger Agreement in the case of an oversubscription of cash election shares and in the case of an oversubscription of stock election shares. Solely for the purposes of these examples, it is assumed that there are 1,200,000 shares of common stock of

Commercial Bancshares outstanding, and the stock conversion number is 960,000. It is also assumed that there are no shares with respect to which dissenters’ rights have been properly exercised and perfected under Ohio law.

Example 1 (Oversubscription of Stock Election Shares)

Assume that valid stock elections are received with respect to 1,080,000 shares (approximately 90% of the outstanding shares) of Commercial Bancshares common stock; valid cash elections are received with respect to 120,000 shares (approximately 10% of the outstanding shares) of Commercial Bancshares common stock; and no elections are received with respect to 1,000 shares (less than 0.001% of the outstanding shares). The allocation provisions would generally apply as follows:

•	Cash election shares. All 120,000 cash election shares are converted into the right to receive the cash consideration.
•	Non-election shares. All 1,000 non-election shares are converted into the right to receive the cash consideration.
•	Stock election shares. Of the 1,080,000 stock election shares, 960,000 stock election shares are converted into the right to receive the stock consideration. The remaining 120,000 stock election shares are converted into the right to receive the cash consideration. Since the stock election shares are oversubscribed, this means that the Commercial Bancshares shareholders who make a stock election receive a mix of cash and stock merger consideration.

This can be further illustrated as follows:

•	Shareholder A holds 1,000 shares of Commercial Bancshares common stock and makes a valid stock election with respect to all 1,000 shares. 888.8889 of such shares (1,000 x (960,000/1,080,000)) are converted into the right to receive the stock consideration, and the remaining 111.1111 of such shares are converted into the right to receive the cash consideration. Shareholder A would receive:
º	1,049 shares of First Defiance common stock (888.8889 x 1.1808) and cash instead of a fractional [0.6] share of First Defiance common stock; and
º	$5,666.67 in cash (111.1111 x $51.00).
•	Shareholder B holds 1,000 shares of Commercial Bancshares common stock and makes a valid cash election with respect to all 1,000 shares. Shareholder B would receive $51,000 in cash (1,000 x $51.00).
•	Shareholder C holds 1,000 shares of Commercial Bancshares common stock and makes a valid cash election with respect to 500 shares and a valid stock election with respect to 500 shares. All 500 cash election shares are converted into the right to receive the cash consideration. Of the 500 stock election shares, 444.4444 shares (500 x (960,000/1,080,000)) are converted into the right to receive the stock consideration, and the remaining 55.5556 stock election shares are converted into the right to receive the cash consideration. Shareholder C would receive:
º	524 shares of First Defiance common stock (444.4444 x 1.1808) and cash instead of a fractional [0.7999] share of First Defiance common stock; and
º	$28,333.34 in cash ((500 + 55.5556) x $51.00).

Example 2 (Oversubscription of Cash Election Shares)

Assume that valid cash elections are received with respect to 576,000 shares (approximately 48% of the outstanding shares) of Commercial Bancshares common stock; valid stock elections are received with respect to 456,000 shares (approximately 38% of the outstanding shares); and no elections are received with respect to 168,000 shares (approximately 14% of the outstanding shares). This means that the shortfall number is 504,000 (960,000-456,000), and the allocation provisions would generally apply as follows:

•	Stock election shares. All 456,000 stock election shares are converted into the right to receive the stock consideration.

•	Non-election shares. Because the shortfall number (504,000) exceeds the number of non-election shares (168,000), all 168,000 non-election shares are converted into the right to receive the stock consideration.
•	Cash election shares. Of the 576,000 cash election shares, 336,000 cash election shares are converted into the right to receive the stock consideration. The remaining 240,000 cash election shares are converted into the right to receive the cash consideration. Since the cash election shares are oversubscribed, this means that the Commercial Bancshares shareholders who make a cash election receive a mix of cash and stock merger consideration.

This can be further illustrated as follows:

•	Shareholder A holds 1,000 shares of Commercial Bancshares common stock and makes a valid stock election with respect to all 1,000 shares. Shareholder A would receive 1,180 shares of First Defiance common stock (1,000 x 1.1808) and cash instead of a fractional 0.8 share of First Defiance common stock.
•	Shareholder B holds 1,000 shares of Commercial Bancshares common stock and makes a valid cash election with respect to all 1,000 shares. 583.3333 of such shares (1,000 x (336,000/576,000)) would be converted into the right to receive the stock consideration, and the remaining 416.6667 of such shares would be converted into the right to receive the cash consideration. Shareholder B would receive:
º	688 shares of First Defiance common stock (583.3333 x 1.1808) and cash instead of a fractional 0.80 share of First Defiance common stock; and
º	$21,250.00 in cash (416.6667 x $51.00).
•	Shareholder C holds 1,000 shares of Commercial Bancshares common stock and makes a valid cash election with respect to 500 shares and a valid stock election with respect to 500 shares. All 500 stock election shares are converted into the right to receive the stock consideration. Of the 500 cash election shares, 291.6667 shares (500 x (336,000/576,000)) would be converted into the right to receive the stock consideration, and the remaining 208.3333 of such cash election shares would be converted into the right to receive the cash consideration. Shareholder C would receive:
º	934 shares of First Defiance common stock ((500 + 291.6667) x 1.1808) and cash instead of a fractional 0.832 share of First Defiance common stock; and
º	$10,625 in cash (208.3333 x $51.00).

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

The conversion of Commercial Bancshares common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable on or within not more than five business days after the effective time of the merger, the exchange agent will exchange shares of Commercial Bancshares common stock for merger consideration to be received in the merger pursuant to the terms of the Merger Agreement.

Letters of Transmittal

As soon as reasonably practicable after the completion of the merger, the exchange agent will send a letter of transmittal to only those persons who were Commercial Bancshares shareholders at the effective time of the merger and who have not previously submitted a form of election and properly surrendered shares of Commercial Bancshares common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of Commercial Bancshares common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the Merger Agreement. If a certificate for Commercial Bancshares common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the Merger Agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Dividends and Distributions

Until Commercial Bancshares common stock certificates are surrendered for exchange, any dividends or other distributions with a record date after the effective time with respect to First Defiance common stock into which shares of Commercial Bancshares common stock may have been converted will accrue but will not be paid. First Defiance will pay to former Commercial Bancshares shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Commercial Bancshares stock certificates or evidence of book entry shares. After the effective time of the merger, there will be no transfers on the stock transfer books of Commercial Bancshares of any shares of Commercial Bancshares common stock. If certificates representing shares of Commercial Bancshares common stock or book-entry shares are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Commercial Bancshares common stock represented by that certificate or evidence of book entry have been converted.

Dissenting Shares

Shares held by Commercial Bancshares shareholders who have perfected and not lost their dissenters’ rights in accordance with the procedures and requirements of Ohio law will not be converted into the right to receive either the cash consideration or stock consideration, and will instead be entitled only to the rights granted by Ohio law. If any such Commercial Bancshares shareholder withdraws or loses his or her dissenters’ rights under Ohio law at or prior to the effective time of the merger, the shares of Commercial Bancshares common stock held by such shareholder will be converted into the right to receive the stock consideration or cash consideration, or a combination of stock consideration and cash consideration, as determined by First Defiance in its sole discretion. See the section entitled “Dissenters’ Rights.”

Treatment of Commercial Bancshares Stock Options

In accordance with the Merger Agreement, at the effective time of the merger, each option to purchase shares of Commercial Bancshares common stock (each, a “Commercial Bancshares stock option”) outstanding and unexercised immediately prior to the effective time of the merger that is exercisable, or will become exercisable as a result of the merger, will be terminated immediately prior to the effective time of the merger and entitled to receive cash equal to the excess, if any, of $51.00 over the exercise price of such Commercial Bancshares stock option.

Background of the Merger

As part of Commercial Bancshares’ ongoing strategic planning process, the Commercial Bancshares board of directors regularly discussed issues impacting the future success of Commercial Bancshares. Among the issues discussed were the ability of Commercial Bancshares to compete against much larger banking institutions with greater financial resources and legal lending limits, the ability to grow or even maintain the earnings Commercial Bancshares had experienced based upon a strong net interest margin in a low interest rate environment, management succession in all functional areas of Commercial Bancshares, including on the Commercial Bancshares board of directors, and the cost of complying with current and increasing banking and securities regulations. The directors also discussed the general limited liquidity in Commercial Bancshares’ common stock as a company with stock traded over the counter, even though a public reporting company, and the importance of this factor to its aging shareholder base.

Over the last several years, Commercial Bancshares had been approached from time to time by a number of financial institutions that inquired as to Commercial Bancshares’ interest in combining organizations including a general discussion between Robert Beach, Commercial Bancshares CEO, and Donald Hileman, the CEO and President of First Defiance, in November 2015. None of those approaches resulted in specific definitive proposals and Commercial Bancshares continued to operate and grow as an independent bank.

Early in 2016, the board started to revisit the issue of seeking an affiliation with a larger institution. At the Commercial Bancshares board of directors’ meeting on February 11, 2016, Thomas C. Blank, a partner in the law firm of Shumaker, Loop & Kendrick, LLP (“Shumaker”), discussed with the board various factors to consider in connection with a potential transaction and the process for initiating such a transaction, including retaining an investment banking firm.

On March 15, 2016 representatives from KBW and another investment banking firm met with members of the Commercial Bancshares board of directors so that the board could evaluate their qualifications to be retained as Commercial Bancshares’ financial advisor. At the conclusion of that meeting, the Commercial Bancshares board discussed the qualifications of each investment banking firm, deliberated and decided it preferred to retain KBW as financial advisor to assist Commercial Bancshares in evaluating its strategic options and authorized and directed Mr. Beach to negotiate an acceptable engagement letter to retain KBW. After negotiation of the engagement letter, KBW was subsequently engaged.

At the next regularly scheduled meeting of the Commercial Bancshares board of directors on April 14, 2016, KBW discussed with the board the community banking environment in Ohio, potential transaction partners and preliminary aspects of a potential transaction and outlined how KBW would assist with the process. Also as a part of that meeting, the board of directors authorized the formation of a committee (the “Committee”) consisting of Directors, Kinnett, Dillon, Sisler and Mr. Beach to assist with considering a potential transaction in a convenient and expeditious manner.

For the remainder of the month of April 2016, select members of the management of Commercial Bancshares and KBW worked to prepare a Confidential Information Memorandum (“CIM”) for distribution to interested potential acquirors of Commercial Bancshares. The Committee and KBW worked to identify a list of potential merger partners, nine of which were contacted at the Committee’s direction, including First Defiance. Of the nine such institutions, eight expressed an interest in considering a transaction, including First Defiance, and each of them executed a confidentiality agreement in order to receive the CIM. Commercial Bancshares, with the assistance of KBW, established an electronic data room containing information about Commercial Bancshares for the interested parties to review in regard to making an offer. The CIM contained instructions for submitting an offer for Commercial Bancshares and was distributed to the interested parties on or about May 5, 2016. Initial expressions of interest were required to be submitted by May 25, 2016. By that date, four expressions of interest had been received, each of which contained information on pricing, the form of consideration, timing, and an indication of the proposed structure of a combined organization. First Defiance did not submit an expression of interest by May 25th.

On May 26, 2016, the Company’s board of directors met to review the four expressions of interest. A representative of KBW reviewed with the board copies of each of the four expressions of interest, as well as information about each of the institutions that expressed interest. Of the four expressions of interest, one (“P1”) offered a significantly higher price than the other three, one was too low relative to the others to be accepted and two were almost identical in value. Subsequent to the board meeting, at the direction of the board, representatives of KBW contacted both of these two companies and asked each of them to submit revised proposals to attempt to differentiate their proposal from the other proposal. While both such parties submitted revised proposals on May 31st, one of the two parties (“P2”) submitted a revised proposal significantly in excess of the other (“P3”).

At the Company’s invitation, because they had submitted the two highest proposals, P1 and P2 commenced due diligence on Commercial Bancshares using the electronic data room and additional resources. Representatives of both P1 and P2 also had discussions with Mr. Beach and other officers of Commercial Bancshares. On June 13, 2016, P1 made a decision to withdraw from considering a transaction with Commercial Bancshares, noting a difference of opinion in regard to how Commercial Bancshares treated a particular group of loans. P2 expressed a similar viewpoint on June 30th and withdrew its initial proposal, but discussions continued after that date between the parties and their respective financial advisors about the ability to restructure the potential transaction.

On July 1st, Mr. Beach contacted the President of P3 to see if P3 still would have an interest in a transaction. P3 expressed an interest in reengaging in consideration of a transaction and commenced due diligence. On July 15, 2016 Mr. Hileman contacted KBW to inquire if Commercial Bancshares was still evaluating bids and suggested that First Defiance may still be interested. In the meantime, P3 submitted a revised bid for Commercial Bancshares on July 22nd, which offer was lower than the proposal submitted by P3 on May 25th.

First Defiance’s board of directors met on July 18th and authorized management to conduct due diligence on Commercial Bancshares in order to explore interest in submitting an indication of interest. From July 19th through July 27th, First Defiance conducted due diligence through the data room. On July 25th, Mr. Hileman and Mr. Beach met to discuss synergies of a possible merger.

On July 27, 2016, First Defiance’s board met with its management team to review the due diligence results and a proposed indication of interest. The board approved management’s recommendation to submit the indication of interest. On July 28, 2016, First Defiance submitted the indication of interest, offering to acquire Commercial Bancshares for $51.00 per share payable in cash or stock of First Defiance, subject to not more than 20% of the merger consideration being paid in cash. The offer provided for a fixed exchange ratio. P2 did not resubmit an offer.

The Commercial Bancshares board of directors met on July 29th to review the two proposals that were then outstanding, the one from First Defiance and the one from P3. Representatives of KBW reviewed with the board publicly available information comparing the remaining two institutions and the two proposals. The board evaluated the proposals in consultation with KBW and, after discussion and deliberation, determined that the proposal from First Defiance was clearly superior in regard to pricing, liquidity and other factors. On that date, the board of directors adopted resolutions authorizing and directing Mr. Beach to accept and deliver the indication of interest to First Defiance and to commence negotiation with First Defiance of a definitive agreement consistent with the indication of interest.

First Defiance engaged Raymond James & Associates, Inc. (“Raymond James”) to act as First Defiance’s investment banking advisor in its evaluation of the merger.

After execution of a confidentiality agreement with First Defiance, Mr. Beach, Mr. Blank of Shumaker and William Showalter of Young & Associates, Inc. conducted an onsite due diligence investigation of First Defiance on August 5, 2016. They reviewed a number of documents including, business plans, budgets, minutes of the board of directors and various committees of First Defiance and First Federal, policies, financial projections and additional items. The due diligence review showed no specific areas of concern that called into question the ability of First Defiance to consummate the transaction or the condition of First Defiance generally. During this time, First Defiance continued its due diligence review of Commercial Bancshares through the data room and conversations with Commercial Bancshares’ management.

Vorys, Sater, Seymour and Pease LLP (“Vorys”), as counsel for First Defiance, prepared a draft of the Merger Agreement and delivered it to Shumaker, as counsel to Commercial Bancshares on August 10th. On August 11th, members of First Defiance’s management team and board met with certain members of Commercial Bancshares’ management team and board to discuss the merger, including opportunities and synergies. Later that day, the board of directors of Commercial Bancshares met, with representatives from Shumaker and KBW in attendance, to review the results of the due diligence investigation of First Defiance, an initial overview of the Commercial Bancshares merger agreement relative to the indication of interest letter and the likely process through signing of the merger agreement, employee meeting and announcement and reporting of the transaction.

The parties continued their negotiation of the Merger Agreement and exchanged drafts of respective disclosure schedules regarding the same on August 19th.

The board of directors of First Defiance met on the morning of August 23rd with Mr. Patel and Mr. Paramore of Raymond James and Ms. Schaefer of Vorys to review the Merger Agreement. The board discussed the merger in detail and, then, the board unanimously approved the Merger Agreement.

The board of directors of Commercial Bancshares also met on August 23, 2016 starting at 1:00 PM. All of the members of the board of directors were present with Ms. Grafmiller participating by telephone. Representatives of Shumaker and KBW were also in attendance. At this meeting, KBW reviewed the financial aspects of the proposed transaction and rendered to the Board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Commercial Bancshares common stock. (See “The Merger Opinion of Commercial Bancshares’ Financial Advisor” below).

After the conclusion of KBW’s presentation, the board received the form of the Merger Agreement and, with the assistance of Mr. Blank of Shumaker, reviewed it in significant detail, confirming that the form of the Merger Agreement corresponded to the terms established in the initial indication of interest and that it was typical for transactions of this type. The board reviewed the structure of the transaction, the representations and warranties, restrictions on the operations of Commercial Bancshares and Commercial Bank between signing and closing, conditions to closing and related matters. After the review of the Merger Agreement, the board, with Mr. Blank participating, discussed the transaction, posed questions to counsel and further deliberated. Thereafter, the board received and considered resolutions concerning the transaction. The members of the board unanimously approved the Merger Agreement and transactions set forth therein and authorized Mr. Beach to execute and deliver the Merger Agreement and take the other actions necessary to effect the transaction. The meeting was adjourned at approximately 3:30 PM.

A meeting of the employees of Commercial Bank was held at 5:30 PM on August 23rd to announce the transaction to them. Mr. Hileman and other members of First Defiance’s management team were present for that meeting.

Commercial Bancshares’ Reasons for the Merger; Board Recommendation

Commercial Bancshares’ board of directors believes that the merger transaction with First Defiance is consistent with Commercial Bancshares’ goal of enhancing shareholder value and providing liquidity for the holders of Commercial Bancshares common stock. In addition, the board of directors believes that the merger with First Defiance addresses the board’s desire that any potential transaction be deemed in the best interest of the customers and employees of Commercial Bank and the communities Commercial Bancshares serves. Commercial Bancshares’ board of directors considered a variety of factors including the following:

•	The significant increase in liquidity to Commercial Bancshares shareholders as a thinly traded company. First Defiance stock is actively traded and listed on NASDAQ.
•	The expected results to Commercial Bancshares shareholders from continuing to operate as an independent community banking institution compared with the value of the merger consideration offered by First Defiance.
•	That the shareholders of Commercial Bancshares who would receive a modest increase in cash dividends of approximately 4%.
•	That the majority of the merger consideration would be paid to Commercial Bancshares shareholders in the form of common stock of First Defiance, which would provide those shareholders receiving such stock with an opportunity to participate in any possible future earnings and appreciation in the value of the combined company.
•	The opinion, dated August 23, 2016, of KBW to the Commercial Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Commercial common stock of the merger consideration in the proposed merger, as more fully described below under “Opinion of Commercial’s Financial Advisor”.
•	That the merger is intended to qualify as reorganization under Section 368 of the Internal Revenue Code.
•	The expectation that the merger should result in economies of scale, cost savings, and efficiencies to the combined company.
•	The board of directors’ view of the current and prospective economic, competitive, and regulatory environment facing the financial services industry, generally, and each of Commercial Bancshares and First Defiance in particular.
•	The expected benefit to Commercial Bancshares customers resulting from the greater depth of banking services that would become available to them as a result of the combination with First Defiance.
•	The belief that First Defiance shares Commercial Bancshares’ community banking philosophy.

•	Commercial Bancshares’ favorable impressions of the experience and capability of First Defiance’s management team.
•	Satisfactory results of Commercial Bancshares’ summary due diligence review of First Defiance.
•	The belief, based on historical information with respect to First Defiance’s business, earnings, operations, financial condition, prospects, capital levels, and asset quality, that the combined company has the ability to grow as an independent community financial institution that will be positioned to take advantage of multiple strategic options in the future and increase shareholder value.
•	The expectation that the merger would likely be approved by the regulatory authorities and by the shareholders of Commercial Bancshares in a timely manner.

The foregoing discussion of the information and factors considered by the Commercial Bancshares board of directors is not intended to be exhaustive, but includes the material factors they considered in arriving at this determination to approve the Merger Agreement and the transactions it contemplates and recommend that the Commercial Bancshares shareholders vote to approve it. The Commercial Bancshares board did not assign any relative or specific weights to the above factors and individual directors may have given different weights to different factors.

The Commercial Bancshares board recommends that the Commercial Bancshares shareholders vote to adopt and approve the Merger Agreement and the transactions it contemplates, including the merger.

Opinion of Commercial Bancshares’ Financial Advisor

Commercial Bancshares engaged KBW to render financial advisory and investment banking services to Commercial Bancshares, including an opinion to the Commercial Bancshares board of directors as to the fairness, from a financial point of view, to the holders of Commercial Bancshares common stock of the merger consideration to be received by such shareholders in the proposed merger of Commercial Bancshares with and into First Defiance. Commercial Bancshares selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Commercial Bancshares board held on August 23, 2016, at which the Commercial Bancshares board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Commercial Bancshares board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Commercial Bancshares common stock. The Commercial Bancshares board approved the Merger Agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Commercial Bancshares board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of Commercial Bancshares common stock. It did not address the underlying business decision of Commercial Bancshares to engage in the merger or enter into the Merger Agreement or constitute a recommendation to the Commercial Bancshares board in connection with the merger, and it does not constitute a recommendation to any holder of Commercial Bancshares common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter (including, with respect to holders of Commercial Bancshares common stock, what election any such shareholder should make with respect to the cash consideration, the stock consideration or any combination thereof), nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Commercial Bancshares and First Defiance and bearing upon the merger, including, among other things:

•	a draft of the Merger Agreement dated August 22, 2016 (the most recent draft then made available to KBW);
•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of Commercial Bancshares;
•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 of Commercial Bancshares;
•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of First Defiance;
•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 of First Defiance;
•	certain regulatory filings of Commercial Bancshares, Commercial Bank, First Defiance and First Federal, including (as applicable) the semi-annual reports on Form FR Y-9SP and quarterly reports on Form FR Y-9C and quarterly call reports required to be filed with respect to each semi-annual period and quarter (as the case may be) during the three year period ended December 31, 2015, to the quarter ended March 31, 2016 and to the semi-annual period and quarter ended June 30, 2016;
•	certain other interim reports and other communications of Commercial Bancshares and First Defiance to their respective shareholders; and
•	other financial information concerning the businesses and operations of Commercial Bancshares and First Defiance that was furnished to KBW by Commercial Bancshares and First Defiance or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Commercial Bancshares and First Defiance;
•	the assets and liabilities of Commercial Bancshares and First Defiance;
•	the nature and terms of certain other merger transactions and business combinations in the banking industry;
•	a comparison of certain financial and stock market information for Commercial Bancshares and First Defiance with similar information for certain other companies the securities of which were publicly traded;
•	financial and operating forecasts and projections of Commercial Bancshares that were prepared by, and provided to KBW and discussed with KBW by, Commercial Bancshares management and that were used and relied upon by KBW at the direction of such management and with the consent of the Commercial Bancshares board;

•	publicly available consensus “street estimates” of First Defiance for 2016 and 2017, as well as assumed long-term First Defiance growth rates provided to KBW by First Defiance management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of Commercial Bancshares management and with the consent of the Commercial Bancshares board; and
•	estimates regarding certain pro forma financial effects of the merger on First Defiance (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by, and provided to and discussed with KBW by the management of First Defiance, and used and relied upon by KBW based on such discussions, at the direction of Commercial Bancshares management and with the consent of the Commercial Bancshares board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the respective managements of Commercial Bancshares and First Defiance regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by or on behalf of Commercial Bancshares, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with Commercial Bancshares.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Commercial Bancshares as to the reasonableness and achievability of the financial and operating forecasts and projections of Commercial Bancshares (and the assumptions and bases therefor) that were prepared by, and provided to KBW and discussed with KBW by, such management and KBW assumed that such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Commercial Bancshares, upon First Defiance management as to the reasonableness and achievability of the publicly available consensus “street estimates” of First Defiance (and the assumed First Defiance long term growth rates provided to KBW by such management) referred to above, as well as the estimates regarding certain pro forma financial effects of the merger on First Defiance (and the assumptions and bases therefor, including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) referred to above, and KBW assumed that all such information was reasonably prepared on bases reflecting, or in the case of the First Defiance “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of First Defiance management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of Commercial Bancshares and First Defiance that was provided to KBW was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Defiance referred to above that KBW was directed to use, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Commercial Bancshares and First Defiance and with the consent of the Commercial Bancshares board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Commercial Bancshares or First Defiance since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Commercial Bancshares’ consent, that the aggregate allowances for loan and lease losses for Commercial Bancshares and First Defiance are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Commercial Bancshares or First Defiance, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Commercial Bancshares or First Defiance under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•	that the merger and any related transactions (including the bank merger) would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW referred to above) with no adjustments to the merger consideration;
•	that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;
•	that each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;
•	that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the Merger Agreement or any of the related documents; and
•	that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Commercial Bancshares, First Defiance or the pro forma entity, or the contemplated benefits of the merger, including the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Commercial Bancshares that Commercial Bancshares relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Commercial Bancshares, First Defiance, the merger and any related transaction (including the subsidiary bank merger), and the Merger Agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of Commercial Bancshares common stock, of the merger consideration to be received by such holders in the merger. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the merger (including the form of the merger consideration or the allocation thereof between cash and stock) or any related transaction, any consequences of the merger or any related transaction to Commercial Bancshares, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise.

KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Commercial Bancshares to engage in the merger or enter into the Merger Agreement;
•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Commercial Bancshares or the Commercial Bancshares board;
•	the fairness of the amount or nature of any compensation to any of Commercial Bancshares’ officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Commercial Bancshares common stock;
•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Commercial Bancshares (other than the holders of Commercial Bancshares common stock solely with respect to the merger consideration, as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of First Defiance or any other party to any transaction contemplated by the Merger Agreement;
•	whether First Defiance has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the cash consideration to the holders of Commercial Bancshares common stock at the closing of the merger;
•	the election by holders of Commercial Bancshares common stock to receive the cash consideration or the stock consideration, or any combination thereof, or the actual allocation between the cash consideration and the stock consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the Merger Agreement), or the relative fairness of the stock consideration and the cash consideration;
•	the actual value of First Defiance common stock to be issued in the merger;
•	the prices, trading range or volume at which Commercial Bancshares common stock or First Defiance common stock would trade following the public announcement of the merger or the prices, trading range or volume at which First Defiance common stock would trade following the consummation of the merger;
•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the Merger Agreement; or
•	any legal, regulatory, accounting, tax or similar matters relating to Commercial Bancshares, First Defiance, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the subsidiary bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Commercial Bancshares and First Defiance. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Commercial Bancshares board in making its determination to approve the Merger Agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Commercial Bancshares board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Commercial Bancshares and First Defiance and the decision to enter into the Merger Agreement was solely that of the Commercial Bancshares board.

The following is a summary of the material financial analyses presented by KBW to the Commercial Bancshares board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Commercial Bancshares board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied value of the merger consideration of $52.30 per share of Commercial Bancshares common stock, consisting of the sum of (i) the implied value of the stock consideration of 1.1808 shares of First Defiance common stock, based on the closing price of First Defiance common stock on August 22, 2016, multiplied by 80%, and (ii) the cash consideration of $51.00, multiplied by 20%.

Commercial Bancshares Selected Companies Analyses.  Using publicly available information, KBW compared the financial performance, financial condition and market performance of Commercial Bancshares to 21 selected U.S. depositories which were publicly traded and headquartered in the Midwest region (defined as Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin) and which had total assets between $300 million and $400 million.

The selected companies were as follows:

Baraboo Bancorporation, Inc.	HFB Financial Corporation
Central Federal Corporation	Jacksonville Bancorp, Inc.
Choice Bancorp, Inc.	Madison County Financial, Inc.
Commercial National Financial Corporation	Ohio Legacy Corp
County Bank Corp	Oxford Bank Corporation
Eastern Michigan Financial Corporation	Perpetual Federal Savings Bank
FFW Corporation	Royal Financial, Inc.
First Bancorp of Indiana, Inc.	Sturgis Bancorp, Inc.
First Federal of Northern Michigan Bancorp, Inc.	West Shore Bank Corporation
FNBH Bancorp, Inc.	Wolverine Bancorp, Inc.
HCB Financial Corporation

To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of latest 12 months (“LTM”) information, through, the most recent completed quarter (“MRQ”) available (which in the case of Commercial Bancshares was the fiscal quarter ended June 30, 2016) and market price information as of August 22, 2016. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Commercial Bancshares’ historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Commercial Bancshares and the selected companies:

			Selected Companies
	Commercial Bancshares		25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	1.12	%(3)	0.66%	0.84%	0.84%	1.02%
LTM Core Return on Average Equity(1)	10.23	%(3)	6.26%	6.98%	7.61%	10.04%
LTM Core Return on Avg. Tangible Common Equity(1)	10.23	%(3)	6.39%	7.72%	8.17%	10.81%
LTM Net Interest Margin	4.40%		3.08%	3.35%	3.41%	3.69%
LTM Fee Income/Revenue Ratio(2)	12.7%		9.7%	17.1%	16.6%	22.0%
LTM Efficiency Ratio	64.8%		82.9%	74.6%	72.5%	69.6%

(1)	Core income excludes extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles
(2)	Excludes gains/losses on securities
(3)	Commercial Bancshares’ profitability ratios have been adjusted to reflect the exclusion of a bank-owned life insurance (“BOLI”) benefit in the first fiscal quarter 2016

KBW’s analysis also showed the following concerning the financial condition of Commercial Bancshares and the selected companies:

		Selected Companies
	Commercial Bancshares	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity/Tangible Assets	11.17%	8.48%	10.01%	10.67%	10.82%
Total Capital Ratio	13.58%	14.29%	16.99%	16.92%	18.35%
Loans/Deposits	99.0%	74.7%	83.5%	86.8%	109.0%
Loan Loss Reserve/Gross Loans	1.29%	0.96%	1.26%	1.55%	1.91%
Nonperforming Assets/Loans + OREO	1.50%	2.88%	2.25%	2.90%	1.71%
LTM Net Charge-Offs/Average Loans	0.14%	0.12%	0.02%	(0.01)%	(0.07)%

In addition, KBW’s analysis showed the following concerning the market performance of Commercial Bancshares and the selected companies:

		Selected Companies
	Commercial Bancshares	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	21.0%	3.2%	10.9%	13.6%	24.8%
One-Year Total Return	24.5%	6.3%	14.4%	16.0%	25.3%
Year-To-Date Stock Price Change	12.7%	0.9%	9.1%	8.8%	14.1%
Stock Price/Book Value per Share	108%	75%	84%	87%	94%
Stock Price/Tangible Book Value per Share	108%	79%	88%	89%	97%
Stock Price/LTM Core EPS(1)	11.2x (2)	8.6x	11.3x	11.4x	13.7x
Dividend Yield	2.9%	0.0%	2.4%	2.4%	3.5%
LTM Dividend Payout	27.4%	0.0%	20.3%	26.7%	39.4%

(1)	Core income excludes extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles
(2)	Commercial Bancshares’ LTM core EPS has been adjusted to reflect the exclusion of a BOLI benefit in the first fiscal quarter 2016

No company used as a comparison in the above selected companies analysis is identical to Commercial Bancshares. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

First Defiance Selected Companies Analysis.  Using publicly available information, KBW compared the financial performance, financial condition and market performance of First Defiance to 15 selected U.S. depositories which were traded on NASDAQ, the New York Stock Exchange or the New York Stock Exchange Market and headquartered in the Midwest region and which had total assets between $2.0 billion and $3.5 billion.

The selected companies were as follows:

Bank Mutual Corporation	MidWestOne Financial Group, Inc.
First Financial Corporation	Nicolet Bankshares, Inc.
First Mid-Illinois Bancshares, Inc.	Old Second Bancorp, Inc.
German American Bancorp, Inc.	Peoples Bancorp Inc.
Horizon Bancorp	QCR Holdings, Inc.
Independent Bank Corporation	Stock Yards Bancorp, Inc.
Mercantile Bank Corporation	United Community Financial Corp.
Midland States Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of LTM information, through, the fiscal quarter ended June 30, 2016 and market price information as of August 22, 2016. KBW also used 2016 and 2017 EPS estimates taken from consensus “street estimates” for First Defiance and the selected companies. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in First Defiance’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of First Defiance and the selected companies:

		Selected Companies
	First Defiance	25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	1.21%	0.85%	1.00%	0.97%	1.03%
LTM Core Return on Average Equity(1)	9.96%	7.74%	9.34%	9.37%	10.80%
LTM Core Return on Average Tangible Common Equity(1)	12.90%	8.76%	11.60%	11.13%	13.78%
LTM Net Interest Margin	3.76%	3.38%	3.57%	3.60%	3.90%
LTM Fee Income/Revenue Ratio(2)	30.0%	24.9%	27.3%	26.6%	30.3%
LTM Efficiency Ratio	61.7%	67.2%	63.4%	64.8%	62.1%

(1)	Core income excludes extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles
(2)	Excludes gains/losses on securities

KBW’s analysis showed the following concerning the financial condition of First Defiance and the selected companies:

		Selected Companies
	First Defiance	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity/Tangible Assets	9.52%	8.23%	9.63%	9.54%	10.26%
Total Capital Ratio	13.60%	13.32%	14.11%	14.59%	15.18%
Loans/Deposits	96.9%	79.8%	88.0%	87.4%	95.1%
Loan Loss Reserve/Gross Loans	1.38%	0.75%	0.98%	1.00%	1.16%
Nonperforming Assets/Loans + OREO	1.45%	1.60%	1.02%	1.55%	0.81%
LTM Net Charge-Offs/Average Loans	(0.01)%	0.22%	0.09%	0.17%	0.04%

In addition, KBW’s analysis showed the following concerning the market performance of First Defiance and the selected companies:

		Selected Companies
	First Defiance	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	16.4%	11.3%	16.8%	17.9%	25.5%
One-Year Total Return	18.6%	11.9%	19.2%	20.0%	28.1%
Year-To-Date Stock Price Change	18.0%	(0.8)%	5.8%	8.5%	18.2%
Stock Price/Book Value per Share	140%	117%	121%	131%	136%
Stock Price/Tangible Book Value per Share	179%	137%	146%	152%	158%
Stock Price/LTM Core EPS(1)	14.7x	13.2x	14.9x	15.3x	17.2x
Stock Price/2016 Estimated EPS	14.2x	13.4x	14.4x	14.9x	15.8x
Stock Price/2017 Estimated EPS	13.9x	11.9x	13.3x	13.7x	14.5x
Dividend Yield	2.0%	1.9%	2.2%	2.0%	2.6%
LTM Dividend Payout	27.8%	27.3%	32.4%	29.1%	33.7%

(1)	Core income excludes extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles

No company used as a comparison in the above selected companies analysis is identical to First Defiance. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis.  KBW reviewed publicly available information related to 18 selected bank and thrift transactions announced since January 1, 2015 with transaction values were between $25 million and $150 million, acquired companies headquartered in the Midwest region and acquirors traded on NASDAQ, the New York Stock Exchange or the New York Stock Exchange Market. Acquisitions of distressed targets and merger of equals transactions were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company
Farmers National Banc Corp.	National Bancshares Corporation
Horizon Bancorp	Peoples Bancorp, Inc.
Wintrust Financial Corporation	Community Financial Shares, Inc.
First Capital, Inc.	Peoples Bancorp Inc. of Bullitt County
Bear State Financial, Inc.	Metropolitan National Bank
First Merchants Corporation	Ameriana Bancorp
German American Bancorp, Inc.	River Valley Bancorp
First Midwest Bancorp, Inc.	NI Bancshares Corporation
County Bancorp, Inc.	Fox River Valley Bancorp, Inc.

Acquiror	Acquired Company
MainSource Financial Group, Inc.	Cheviot Financial Corp.
Great Western Bancorp, Inc.	HF Financial Corp.
BOK Financial Corporation	MBT Bancshares, Inc.
Wintrust Financial Corporation	Generations Bancorp, Inc.
Horizon Bancorp	La Porte Bancorp, Inc.
First Mid-Illinois Bancshares, Inc.	First Clover Leaf Financial Corp.
QCR Holdings, Inc.	Community State Bank
Wintrust Financial Corporation	First Community Financial Corporation
Middlefield Banc Corp.	Liberty Bank, National Association

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements:

•	Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);
•	Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings); and
•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $52.30 per share of Commercial Bancshares common stock and using historical financial information for Commercial Bancshares as of June 30, 2016 and for the twelve month period ended June 30, 2016.

The results of the analysis are set forth in the following table (excluding the impact of LTM EPS multiples for six selected transactions, where the multiples were considered not to be meaningful because they were greater than 30.0x):

		Selected Transactions
	Commercial Bancshares	25th Percentile	Median	Average	75th Percentile
Transaction Value/Tangible Book Value (%)	164%	126%	134%	146%	143%
Transaction Value/LTM Earnings (x)	16.9x (1)	14.8x	17.2x	16.9x	19.0x
Core Deposit Premium (%)	10.6%	4.4%	5.1%	6.2%	6.5%

(1)	Represents core earnings and excludes a BOLI benefit in the first fiscal quarter 2016.

No company or transaction used as a comparison in the above selected transaction analysis is identical to Commercial Bancshares or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis.  KBW analyzed the relative standalone contribution of First Defiance and Commercial Bancshares to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and net income data for First Defiance and Commercial Bancshares as of June 30, 2016 or for the twelve month period ended June 30, 2016, (ii) 2016 and 2017 EPS consensus “street estimates” for First Defiance, and (iii) financial forecasts and projections relating to the 2016 and 2017 net income of Commercial Bancshares provided by Commercial Bancshares management. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of First Defiance and Commercial Bancshares shareholders in the combined company based on the stock consideration of 1.1808 shares of First Defiance common stock provided for in the Merger Agreement (reflecting an 80% stock/20% cash implied merger consideration mix) and also based on a hypothetical exchange ratio assuming 100% stock consideration in the proposed merger for illustrative purposes:

	First Defiance as a % of Total	Commercial Bancshares as a % of Total
Ownership
80% stock/20% cash(1)	88.7%	11.3%
100% stock(1)(2)	86.3%	13.7%
Balance Sheet
Total Assets	87.6%	12.4%
Gross Loans	86.3%	13.7%
Deposits	86.5%	13.5%
Tangible Common Equity	85.4%	14.6%
Income Statement
LTM Core Net Income(3)	88.1%	11.9%
2016 Estimated Net Income	88.9%	11.1%
2017 Estimated Net Income	88.5%	11.5%

(1)	Based on First Defiance common shares outstanding per SEC filings as of 7/31/2016 and Commercial Bancshares common shares outstanding per Commercial Bancshares management as of 8/22/2016. Did not account for the dilutive effect of options or restricted shares
(2)	For illustrative purposes only, assumed options are cashed out at closing. Assuming options for both First Defiance and Commercial Bancshares are converted into stock, the resulting ownership percentages would be 86.1% and 13.9% for First Defiance and Commercial Bancshares, respectively
(3)	Commercial Bancshares’ net income for the twelve month period ended 6/30/2016 excluded a BOLI benefit in the first fiscal quarter 2016

Forecasted Pro Forma Financial Impact Analysis.  KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of First Defiance and Commercial Bancshares. Using the publicly available consensus “street estimates” for both First Defiance’s balance sheet as of December 31, 2016 and First Defiance’s 2017 EPS, which were both discussed with First Defiance management; an assumed long-term earnings growth rate provided by First Defiance management; financial and operating forecasts and projections (including balance estimates as of December 31, 2016) of Commercial Bancshares prepared by Commercial Bancshares management; and pro forma assumptions (including certain purchase accounting adjustments, cost savings and related expenses) provided by First Defiance management, KBW analyzed the potential financial impact of the merger on certain projected financial results of First Defiance. This analysis indicated the merger could be accretive to First Defiance’s estimated 2017 EPS and estimated 2018 EPS and dilutive to First Defiance’s estimated tangible book value per share as of December 31, 2016. Furthermore, the analysis indicated that each of First Defiance’s tangible common equity to tangible assets ratio, leverage ratio, Common Equity Tier 1 Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of December 31, 2016 could be lower. For all of the above analysis, the actual results achieved by First Defiance following the merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis — Commercial Bancshares KBW performed a discounted cash flow analysis of Commercial Bancshares to estimate a range for the implied equity value of Commercial Bancshares. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Commercial Bancshares prepared by and provided to KBW by Commercial Bancshares management, and assumed discount rates ranging from 14.0% to 17.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that Commercial Bancshares could generate over the five-year period from 2017 to 2021 as a standalone company, and (ii) the present value of Commercial

Bancshares’ implied terminal value at the end of such period. KBW assumed that Commercial Bancshares would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Commercial Bancshares, KBW applied a range of 13.0x to 15.0x estimated 2021 net income. This discounted cash flow analysis resulted in a range of implied values per share of Commercial Bancshares common stock of $40.67 to $48.44.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values of Commercial Bancshares.

Discounted Cash Flow Analysis — First Defiance KBW performed a discounted cash flow analysis of First Defiance to estimate a range for the implied equity value of First Defiance. In this analysis, KBW used the publicly available consensus “street estimates” of First Defiance for 2017, as well as assumed long-term growth rates provided by First Defiance management relating to the net income and assets of First Defiance, and assumed discount rates ranging from 8.0% to 12.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that First Defiance could generate over the five-year period from 2017 to 2021 as a standalone company, and (ii) the present value of First Defiance’s implied terminal value at the end of such period. KBW assumed that First Defiance would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of First Defiance, KBW applied a range of 13.0x to 16.0x estimated 2021 net income. This discounted cash flow analysis resulted in a range of implied values per share of First Defiance common stock of $45.78 to $62.08.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values of First Defiance.

Miscellaneous.  KBW acted as financial advisor to Commercial Bancshares and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Commercial Bancshares and First Defiance and, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Commercial Bancshares or First Defiance for its and their own accounts and for the accounts of its and their respective customers and clients. KBW employees may also from time to time maintain individual positions in Commercial Bancshares common stock and First Defiance common stock. As Commercial Bancshares has previously been informed by KBW, such positions included an individual position in shares of First Defiance common stock held by a senior member of the KBW advisory team which provided services to Commercial Bancshares in connection with the proposed merger.

Pursuant to the KBW engagement agreement, Commercial Bancshares agreed to pay KBW a total cash fee equal to 1.20% of the aggregate merger consideration, $150,000 of which became payable to KBW with the rendering of its opinion and execution of the Merger Agreement and the balance of which is contingent upon the closing of the merger. Commercial Bancshares also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Commercial Bancshares. During the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to First Defiance. KBW may in the future provide investment banking and financial advisory services to Commercial Bancshares or First Defiance and receive compensation for such services.

Certain First Defiance Unaudited Prospective Financial Information

First Defiance does not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates and the inherent difficulty of accurately predicting financial performance for future periods. In connection with the proposed merger, however, First Defiance provided to KBW, for purposes of performing the financial analyses described above under “The Merger — Opinion of Commercial Bancshares’ Financial Advisor,” certain unaudited prospective financial information with respect to First Defiance on a stand-alone, pre-merger basis (the “projections”).

The projections were not prepared with a view toward public disclosure, and the inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that First Defiance, KBW or any other recipient of the projections considered, or now considers, them to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to First Defiance’s business, all of which are difficult to predict and many of which are beyond First Defiance’s control.

The projections also reflect assumptions as to certain business decisions that are subject to change. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, First Defiance’s business, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, and regulations or rules. For other factors that could cause the actual results to differ, please see the “Risk Factors” section and “Forward-Looking Statements” in this proxy statement/prospectus.

The projections were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither First Defiance’s current independent registered public accounting firm nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections included below, nor expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement. First Defiance can give no assurance that, had the projections been prepared as of the date of this document, similar estimates and assumptions would be used. Further, the projections do not take into account the effect of any possible failure of the merger to occur. Neither First Defiance nor any of its affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term).

In light of the foregoing, and considering that the Commercial Bancshares special meeting will be held several months after the projections were prepared, as well as the uncertainties inherent in any forecasted information, shareholders are cautioned not to place unwarranted reliance on such information, and First Defiance urges you to review First Defiance’s financial statements and other information that is incorporated by reference into this proxy statement/prospectus.

First Defiance Projections

KBW used an assumed average annual asset growth rate of 6% per year and an assumed average annual earnings growth rate of 7% per year in 2018 and annually thereafter.

Certain Commercial Bancshares Unaudited Prospective Financial Information

Commercial Bancshares does not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates and the inherent difficulty of accurately predicting financial performance for future periods. In connection with the proposed merger, however, Commercial Bancshares provided to KBW, for purposes of performing the financial analyses described above under “The Merger — Opinion of Commercial Bancshares’ Financial Advisor,” certain unaudited prospective financial information with respect to Commercial Bancshares on a stand-alone, pre-merger basis (the “projections”).

The projections were not prepared with a view toward public disclosure, and the inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Commercial Bancshares, KBW or any other recipient of the projections considered, or now considers, them to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the projections reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Commercial Bancshares’ business, all of which are difficult to predict and many of which are beyond Commercial Bancshares’ control.

The projections also reflect assumptions as to certain business decisions that are subject to change. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Commercial Bancshares’ business, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, and regulations or rules. For other factors that could cause the actual results to differ, please see the “Risk Factors” section and “Forward-Looking Statements” in this proxy statement/prospectus.

The projections were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither Commercial Bancshares’ current independent registered public accounting firm nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections included below, nor expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement. Commercial Bancshares can give no assurance that, had the projections been prepared as of the date of this document, similar estimates and assumptions would be used. Further, the projections do not take into account the effect of any possible failure of the merger to occur. Neither Commercial Bancshares nor any of its affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term).

In light of the foregoing, and considering that the Commercial Bancshares special meeting will be held several months after the projections were prepared, as well as the uncertainties inherent in any forecasted information, shareholders are cautioned not to place unwarranted reliance on such information, and Commercial Bancshares urges you to review Commercial Bancshares’s financial statements and other information that is referenced in this proxy statement/prospectus.

Commercial Bancshares Projections

For purposes of performing its financial analyses of Commercial Bancshares on a standalone basis, KBW used the financial and operating forecasts for Commercial Bancshares for the fiscal years 2017 through 2021 set forth in the table below:

(Dollars in millions)	12/31/2017	12/31/2018	12/31/2019	12/31/2020	12/31/2021
Income Statement
Net Income to Common Stock	$3.7	$3.9	$4.0	$4.2	$4.5

In addition, KBW used an assumed asset growth rate of 4.0% in 2017 and annually thereafter.

Management and Board of Directors of First Defiance After the Merger

Upon completion of the merger, the directors and executive officers of First Defiance are expected to continue in their current positions, with the exception of the addition of Robert E. Beach, a current director of Commercial Bancshares, who has been chosen by First Defiance in consultation with Commercial Bancshares to be appointed as a director of First Defiance pursuant to the Merger Agreement. Information about the current First Defiance directors and executive officers can be found in First Defiance’s 2015 Annual Report on Form 10-K incorporated by reference under “Incorporation of Certain Documents by Reference” beginning on page 119.

Robert E. Beach, age 64, has served as a director of Commercial Bancshares since 2007. Mr. Beach serves as President and CEO of Commercial Bancshares and Commercial Bank. Prior to joining Commercial Bancshares, he served as Area President of Key Bank in Findlay, Ohio. Mr. Beach has more than 30 years of management experience in the banking industry. His current term as a director of Commercial Bancshares will expire at the 2019 annual meeting of Commercial Bancshares shareholders.

Mr. Beach has been deemed “independent” by the First Defiance board of directors, according to NASDAQ listing standards. Following the merger, Mr. Beach, as a non-employee director of First Defiance, will receive an annual retainer of $29,000 and a fee of $750 for each board meeting attended for either First Defiance or First Federal. Mr. Beach will also be eligible to defer his retainer and/or meeting fees payable to him under the First Defiance Deferred Compensation Plan. For more information regarding the First Defiance Deferred Compensation Plan and the compensation paid to directors of First Defiance, see First Defiance’s 2015 Annual Report on Form 10-K incorporated by reference under “Incorporation of Certain Documents by Reference” beginning on page 119.

Interests of Commercial Bancshares Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of Commercial Bancshares to vote for the merger proposal, Commercial Bancshares shareholders should be aware that certain of Commercial Bancshares’ directors and executive officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Commercial Bancshares. The Commercial Bancshares board of directors was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the merger. These interests are described below. For purposes of this disclosure, the merger constitutes a change in control, change of control or term of similar meaning.

Employment Agreements.  Commercial Bancshares has an employment agreement with each of: Steven M. Strine and Susan E. Brown, each agreement dated June 10, 2015; Robert E. Beach and Bruce Beck, each agreement dated June 11, 2015; and Scott A. Oboy, dated June 30, 2015. Mr. Beach’s agreement has a term of three years, Messrs. Oboy and Strine’s agreements each have a term of two years and Mr. Beck and Ms. Brown’s agreements each have a term of one year. At the end of the original term, each of the agreements is automatically extended from year to year for additional one year periods, unless either Commercial Bancshares or the officer provides notice of nonrenewal at least 60 days prior to the expiration date of the current term of the agreement, and subject to earlier termination as set forth in the agreement.

Each of the agreements contain a provision that provides for certain payments if any of the following occurs: (i) within one year after a change in control (as defined below), the officer’s employment is terminated without cause; (ii) within one year after a change in control, the officer resigns because he or she has been demoted, had his or her base salary reduced, had his or her principal place of employment transferred away from Wyandot County, Ohio or a contiguous county, or had his or her job title, status or responsibility materially reduced; or (iii) (a) the officer’s employment is terminated by Commercial Bancshares without cause, (b) there is a change in control within one year following the termination, and (c) the officer’s termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a change in control or was otherwise in anticipation of a change in control. In the event of a termination under any of these circumstances, Commercial Bancshares is obligated to pay the officer monthly payments in an amount equal to: for Mr. Beach — 2.99 times the sum of his then current annual base salary divided by 36, with a total of 36 payments; for each of Messrs. Oboy and Strine — 2.0 times his then current base salary divided by 24, with a total of 24 payments; and for each of Mr. Beck and Ms. Brown — 1.5 times the officer’s then current base salary divided by 18, with a total of 18 payments. Such payments commence within 30 days of the date of termination. These payments are reduced by any continuing compensation (as defined below) paid and payable to the officer. In addition, if the officer elects COBRA continuation coverage and pays the applicable premiums, Commercial Bancshares will reimburse the officer for the premiums paid for comparable medical benefits for a period equal to the shorter of: (1) the time that he or she is provided comparable coverage by a subsequent employer or thorough his spouse’s employer or (2) for Messrs. Beach, Oboy and Strine — 24 months, and for Mr. Beck and Ms. Brown — 18 months.

For purposes of the above employment agreements, a “change in control” occurs on the date of a transaction where (i) any person or group in a 12 month period becomes the beneficial owner, directly or indirectly, of securities of Commercial Bancshares representing more than 50% of the combined voting power of Commercial Bancshares’ then outstanding securities; (ii) during any period of 12 consecutive months, a majority of members of the board of directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the board before the date of the appointment or election; or (iii) a merger, consolidation or reorganization is consummated with any other corporation or entity pursuant to which the shareholders of Commercial Bancshares immediately prior to the merger, consolidation or reorganization do not immediately thereafter directly or indirectly own more than 50% of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated or reorganized entity; or (iv) the purchase by any individual, entity or group of persons acting as a group not controlled by or affiliated with Commercial Bancshares of assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of Commercial Bancshares immediately prior to such acquisition.

For purposes of the above employment agreements, “continuing compensation” means (i) an amount equal to  1/12 of the employee’s annual base salary in effect on the effective date of the notice of termination determined under the then current policies of Commercial Bancshares for executive compensation, plus (ii) one month of the employee’s annual employee benefits, except for reimbursement of certain business expenses.

Under each of the agreements, any payments or benefits payable to the officer will be cut back to the extent that such payments or benefits would result in the imposition of excise taxes under Sections 280G and 4999 of the Code.

Each of the above officers is subject to a 12-month post-termination non-compete and non-solicitation agreement following termination for any reason, except that Mr. Beck and Ms. Brown’s non-compete agreement is only for 9 months.

For an estimate of the value of the payments and benefits described above that would be payable to each of the named executive officers, Messrs. Beach, Oboy and Strine, under their employment agreements in connection with a qualifying termination following the merger, see “Merger-Related Compensation for Commercial Bancshares’ Named Executive Officers” below.

Split Dollar Life Insurance Agreements.  Commercial Bancshares has entered into split dollar life insurance agreements with certain officers, including Mr. Oboy (the “Split-Dollar Agreement”). Under the terms of the Split Dollar Agreement with Mr. Oboy he has a fully vested interest in certain insurance policies that provide him a right to name beneficiaries to receive a death benefit equal to three times his annual base salary at the time of his death, or in the event of his death following termination of employment, at termination of employment. Commercial Bank, or any successor, is obligated under the terms of the Split Dollar Agreement to pay all premiums due on the respective policies of insurance. First Defiance has agreed in the Merger Agreement, as required by the Split Dollar Agreement, to expressly assume all obligations under the Split Dollar Agreement.

Stock Options.  In accordance with the Merger Agreement, at the effective time of the merger, each Commercial Bancshares stock option outstanding and unexercised immediately prior to the effective time of the merger that is exercisable or will become exercisable as a result of the merger will be terminated immediately prior to the effective time of the merger and entitled to receive cash equal to the excess, if any, of $51.00 over the exercise price of such Commercial Bancshares stock option. As of December 15, 2016, directors and executive officers of Commercial Bancshares, as a group, held outstanding options to purchase 11,168 shares of Commercial

Bancshares common stock with a weighted average exercise price of $19.94 per share. Assuming a closing date of February 24, 2017, a total of 11,168 unvested options held by executive officers of Commercial Bancshares will be accelerated and will vest upon the completion of the merger.

Restricted Stock.  All unvested restricted stock awarded to directors and executive officers of Commercial Bancshares will become vested immediately upon the closing of the merger. As of December 15, 2016, directors and executive officers of Commercial Bancshares, as a group, held 8,350 shares of unvested restricted stock. A total of approximately 8,350 shares will be accelerated and vest upon completion of the merger.

Board of Directors of First Defiance Following the Merger.  Pursuant to the Merger Agreement, First Defiance agreed to take all appropriate action so that, as of the effective time, one current director of Commercial Bancshares, who will be selected by First Defiance in consultation with Commercial Bancshares, will be appointed as a director of First Defiance. First Defiance has selected Mr. Beach to be appointed to the board following the completion of the merger.

Indemnification.  For six years following the effective time of the merger, First Defiance has agreed to indemnify and hold harmless to the fullest extent permitted by applicable law, the Commercial Bancshares’ articles of incorporation and its code of regulations, each present director and officer of Commercial Bancshares and Commercial Bank. First Defiance has also agreed that for a period of six years following the effective time of the merger, it will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Commercial Bancshares or its subsidiaries with respect to claims against such officers and directors arising from facts or events occurring at or before the effective time of the merger, including the transactions contemplated by the Merger Agreement.

Merger-Related Compensation for Commercial Bancshares’ Named Executive Officers

As described in detail above, Commercial Bancshares has entered into an employment contract with each of Messrs. Beach, Oboy and Strine that provides for severance compensation and the reimbursement of certain health insurance costs in the event of their termination of employment in connection with a change in control. Additionally, under the terms of the Commercial Bancshares’ equity plans and award agreements all unvested options and restricted stock awards are immediately vested upon a change in control. Each of Messrs. Beach, Oboy and Strine’s employment agreements contain customary non-competition, non-solicitation and confidentiality covenants.

The table and footnotes below reflect the estimated amount of compensation that each of the named executive officers of Commercial Bancshares is entitled to receive upon a qualifying termination of such executive’s employment following a change in control under their employment agreements. In addition, the table presents the value of the acceleration of the vesting of equity awards under the terms of the award agreements and plan documents of Commercial Bancshares as a result of the merger. The amounts shown assume a termination of employment as of the date of this proxy statement/prospectus and assume the merger is consummated. Amounts do not include compensation and benefits available to all of Commercial Bancshares’ general employees on a non-discriminatory basis. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this document, and do not reflect certain compensation actions that may occur before the completion of the merger. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name and Principal Position (a)	Cash(1) ($)	Equity(2) ($)	Perquisite/ Benefits(3) ($)	Total ($)
Robert E. Beach President and CEO (PEO)	759,266	313,981	32,568	1,105,815
Scott A. Oboy, EVP and Chief Financial Officer (PFO)	336,916	126,363	47,472	510,751
Steven M. Strine, EVP and Senior Lending Officer	281,216	126,363	32,568	440,147

(1)	The cash payments payable to each of the Commercial Bancshares named executive officers consist of 36 equal monthly payments of $21,091.00 in the case of Mr. Beach and 24 monthly payments of $14,038.00 and $11,717.00, to Mr. Oboy and Mr. Strine, respectively. All such payments are “double-trigger” and are payable in the event of involuntary or constructive termination of employment within one year of the date of the change in control.
(2)	Presented below are the separate forms of equity compensation containing acceleration of vesting provisions resulting from the merger. The acceleration provisions are “single trigger” and cause the acceleration of vesting upon a change in control and such acceleration is not conditioned upon termination of employment. All unvested options that are accelerated as a result of the merger will be settled in cash in an amount equal to the in-the-money value of such options measured by the difference between the exercise price of such option and $51.00, the amount payable to the holders under the terms of the merger. Each unvested restricted stock award that is accelerated as a result of the merger will be eligible to be converted into the merger consideration at the election of the holder. The dollar value of the restricted shares the vesting of which is accelerated as a result of the merger are shown below, in accordance with SEC Reg S-K, Item 402(t), in an amount equal to the average closing market price of Commercial Bancshares common stock over the first five business days following the public announcement of the merger on August 23, 2016, or $51.49 per share.

Name	Stock Options ($)	Restricted Stock ($)	Total ($)
Robert E. Beach	110,595	203,386	313,981
Scott A. Oboy	49,128	77,235	126,363
Steven M. Strine	49,128	77,235	126,363
(3)	Each of the named executive officers are entitled under their employment contracts to reimbursement, for a period of 24 months following their termination of employment, of the cost of their election under COBRA to purchase health insurance or other comparable insurance after the expiration of their COBRA rights. The amounts indicated represent the value of such benefit based upon the present cost of health insurance under the Commercial Bancshares group term health insurance plan. The obligation to reimburse the cost of health insurance to each of the named executive officers is subject to reduction in the event they obtain such coverage through other employment or through coverage provided by their spouse’s employer.

Regulatory Approvals Required for the Merger

Completion of the merger and the bank merger are subject to the receipt of all approvals (and such approvals having remained in full force and effect) required to complete the transactions contemplated by the Merger Agreement from the OCC and, possibly, the Federal Reserve, and the expiration of any statutory waiting periods. First Defiance and Commercial Bancshares have agreed to use their respective commercially reasonable efforts to obtain all required regulatory approvals. First Defiance, Commercial Bancshares and/or their respective subsidiaries have filed applications and notices to obtain these regulatory approvals and waivers.

Federal Reserve Board.  First Defiance is a unitary thrift holding company and its primary regulator is the Federal Reserve. On November 1, 2016, First Defiance requested confirmation from the Federal Reserve that no application is required to the Federal Reserve under Section 3 of the Bank Holding Company Act of 1956, as amended, for the transactions contemplated by the Merger Agreement. The Federal Reserve waiver was granted on November 14, 2016. So, First Defiance does not need to obtain prior approval of the transactions contemplated by the Merger Agreement from the Federal Reserve.

OCC.  The prior approval of the OCC is required under Section 18(c) of the Federal Deposit Insurance Act, which we refer to as the Bank Merger Act, to merge Commercial Bank into First Federal. First Defiance has filed this application with the OCC, and received the OCC’s approval of that application on December 9, 2016. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks parties to the bank merger, (3) the banks’ effectiveness in combating money laundering activities, and (4) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. As required by the Community Reinvestment Act (the “CRA”) and in reviewing the convenience and needs of the communities to be served, the Federal Reserve Board and the OCC will consider the records of performance of the relevant insured depository institutions under the CRA. In their most recent respective CRA performance evaluations, both First Federal and Commercial Bank received an overall “satisfactory” regulatory rating.

Public Notice and Comments.  Furthermore, the Bank Merger Act and applicable regulations require published notice of, and the opportunity for public comment on, these applications, and authorize the OCC to hold a public hearing or meeting if the OCC determines that a hearing or meeting would be appropriate. The OCC takes into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their respective communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by the OCC.

Waiting Periods.  Transactions approved by the OCC generally may not be completed until 30 days after the approval of the OCC is received, during which time the Department of Justice, which we refer to as the DOJ, may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board or the OCC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the OCC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Additional Regulatory Approvals and Notices.  Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

There can be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge.

Accounting Treatment

The merger will be treated as a purchase for accounting purposes. Accordingly, First Defiance will record the assets and liabilities of Commercial Bancshares on its books at estimated fair value. The excess, if any, of the fair value of the liabilities assumed and consideration paid over the fair value of the assets received will be assigned to specific and unidentified intangible assets. The resulting unidentified intangible asset will not be amortized, but will be tested for impairment as prescribed under ASC Topic 350, “Intangible — Goodwill and Other.”

Public Trading Markets

First Defiance common stock is listed on the NASDAQ Global Select Market under the symbol “FDEF.” Commercial Bancshares common stock trades principally on the OTCQX under the symbol “CMOH.” Upon completion of the merger, Commercial Bancshares common stock will no longer be listed on the OTCQX and thereafter will be deregistered under the Exchange Act. The First Defiance common stock issuable in the merger will be listed on NASDAQ.

Resale of First Defiance Common Stock

All shares of First Defiance common stock received by Commercial Bancshares shareholders in the merger will be freely tradable for purposes of the Securities Act of 1933, as amended, which is referred to as the Securities Act, and the Exchange Act, except for shares of First Defiance common stock received by any Commercial Bancshares shareholder who becomes an “affiliate” of First Defiance after completion of the merger. This document does not cover resales of shares of First Defiance common stock received by any person upon completion of the merger, and no person is authorized to make any use of this document in connection with any resale.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about First Defiance and Commercial Bancshares contained in this proxy statement/prospectus or in the public reports of First Defiance and Commercial Bancshares filed with the SEC may supplement, update or modify the factual disclosures about First Defiance and Commercial Bancshares contained in the Merger Agreement. The Merger Agreement contains representations and warranties by First Defiance, on the one hand, and by Commercial Bancshares, on the other hand. The representations, warranties and covenants made in the Merger Agreement by First Defiance and Commercial Bancshares were qualified and subject to important limitations agreed to by First Defiance and Commercial Bancshares in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that First Defiance and Commercial Bancshares each delivered in connection with the Merger Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of First Defiance or Commercial Bancshares or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see “Incorporation of Certain Documents by Reference” on page 119. First Defiance and Commercial Bancshares will provide additional disclosures in their public reports to the extent they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

Effects of the Merger

As a result of the merger, Commercial Bancshares will merge with and into First Defiance, with First Defiance as the surviving company. The articles of incorporation and the code of regulations of First Defiance as in effect immediately prior to the merger will be the articles of incorporation and the code of regulations of the surviving company.

As a result of the merger, there will no longer be any publicly held shares of Commercial Bancshares common stock. Those Commercial Bancshares shareholders who receive all of the merger consideration in the form of cash will not participate in First Defiance’s future earnings and potential growth as shareholders of First Defiance and will no longer bear the risk of any losses incurred in the operation of the surviving company’s business or of any decreases in the value of that business. Those Commercial Bancshares shareholders receiving shares of First Defiance common stock as merger consideration will only participate in the surviving company’s future earnings and potential growth through their ownership of First Defiance common stock. All of the other incidents of direct stock ownership in Commercial Bancshares, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Commercial Bancshares, will be extinguished upon completion of the merger.

Effective Time of the Merger

The merger will occur at a mutually agreeable time and place after the satisfaction or waiver of the last closing condition to be satisfied, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods. The merger will become effective at the time specified in the certificate of merger to be filed with the Ohio Secretary of State. As of the date of this document, the parties expect that the merger will be effective during the first quarter of 2017. However, there can be no assurance as to when or if the merger will occur.

If the merger is not completed by the close of business on June 30, 2017, the Merger Agreement may be terminated by either Commercial Bancshares or First Defiance, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Commercial Bancshares and First Defiance relating to their respective businesses. The representations and warranties in the Merger Agreement do not survive the effective time of the merger.

Each of Commercial Bancshares and First Defiance made representations and warranties relating to a number of matters, including the following:

•	corporate matters, including due organization, qualification and corporate power of itself and its subsidiaries;
•	capitalization;
•	authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, or violations of, organizational documents, laws or other obligations as a result of the merger;
•	required governmental and other regulatory filings and other consents and approvals in connection with the merger;
•	reports to the SEC;
•	financial statements, internal controls, books and records, and accounting practices;
•	broker’s fees payable in connection with the merger;
•	the absence of certain changes or events;
•	legal proceedings;
•	tax matters;
•	compliance with applicable laws;
•	certain material contracts;
•	absence of agreements with regulatory authorities;
•	related party transactions;
•	inapplicability of state takeover statutes;
•	absence of action or any fact or circumstance that could reasonably be expected to prevent the mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and
•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

First Defiance also represented and warranted to Commercial Bancshares that it has, or will have available to it prior to the closing date, all funds necessary to satisfy its obligations under the Merger Agreement.

In addition, certain representations and warranties relating to a number of matters were made only by Commercial Bancshares, including:

•	reports to regulatory agencies;
•	risk management instruments and transactions;
•	employee and employee benefit plan matters;
•	environmental matters;
•	investment securities;
•	real property;
•	intellectual property;
•	opinion from Commercial Bancshares’ financial advisor;
•	loan portfolio;
•	insurance matters;
•	investment adviser subsidiary;
•	books and records;
•	prohibited payments; and
•	undisclosed liabilities.

Certain representations and warranties of Commercial Bancshares and First Defiance are qualified as to knowledge, “materiality” or “material adverse effect.”

For purposes of the Merger Agreement, a “material adverse effect,” when used in reference to Commercial Bancshares, First Defiance, or the surviving company, means a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided, that, with respect to this clause (i), material adverse effect does not include the impact of (A) changes, after the date of the Merger Agreement, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date of the Merger Agreement, in laws, rules, or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the Merger Agreement, in global, national, or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated by the Merger Agreement (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the Merger Agreement in contemplation of the transactions contemplated by the Merger Agreement, (F) actions or omissions taken pursuant to the written consent of First Defiance, in the case of Commercial Bancshares, or Commercial Bancshares, in the case of First Defiance; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations, or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by the Merger Agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger.  Commercial Bancshares has agreed that, prior to the effective time of the merger, it will conduct its businesses, and cause its subsidiaries to conduct their respective businesses, in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships. Commercial Bancshares and First Defiance have agreed to (and shall cause each of their respective subsidiaries to) take no action that would reasonably be likely to adversely affect or delay the ability to obtain necessary approvals of any regulatory agency or to perform the covenants and agreements in the Merger Agreement or to complete the merger and other transactions contemplated by the Merger Agreement on a timely basis.

In addition to the general covenants above, Commercial Bancshares has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit its subsidiaries to, without the prior written consent of First Defiance:

•	other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;
•	adjust, split, combine or reclassify any capital stock;
•	other than its regular quarterly cash dividend of $0.25 per share, make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than dividends paid by any of its subsidiaries or the acceptance of Commercial Bancshares shares as payment for the exercise price of stock options or for withholding of taxes in accordance with past practice and the terms of any applicable award agreements);
•	grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards;
•	issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of outstanding stock options;
•	sell, transfer, mortgage, encumber, or otherwise dispose of any of its material properties or assets, or cancel, release or assign any material indebtedness to any person or any claims held by any person, other than in the ordinary course of business;
•	(i) terminate, amend, or waive any provision of, certain contracts or agreements, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business or (ii) enter into certain contracts;
•	except as required under applicable law or the terms of any of its benefit plans, (i) enter into, adopt or terminate any benefit plan, (ii) amend any benefit plan, other than amendments in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining such plan, program, policy or arrangements, (iii) other than in the ordinary course of business consistent with past practice increase the compensation payable to any current or former employee, officer, director, independent contractor or consultant, (iv) other than in the ordinary course of business consistent with past practice pay or award, or commit to pay or award, any bonuses or incentive compensation (so long as the total amount of bonuses and incentive compensation paid by Commercial Bancshares and all of its subsidiaries for 2016 does not exceed $400,000), (v) accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer, employee, independent contractor or consultant whose annual base salary or base wage is greater than $75,000, other than for cause, or (ix) hire any officer, employee, independent contractor or consultant whose annual base salary or base wage is greater than $75,000; provided, however, that First Defiance will not unreasonably withhold or delay its consent regarding an exception to subsections (viii) or (ix) above, and will respond to Commercial Bancshares’ requests within three business days after receipt;

•	except for debt workouts in the ordinary course of business, settle any material claim, suit, action or proceeding in an amount and for consideration in excess of $150,000 individually or $300,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by Commercial Bancshares or any of its Subsidiaries in respect thereof) or that would impose any material restriction on the business of it or its Subsidiaries or First Defiance;
•	amend the Commercial Bancshares articles of incorporation, code of regulations, or comparable governing documents of its subsidiaries;
•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;
•	materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed or requested by any governmental entity;
•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, by applicable laws, regulations, guidelines or policies imposed by any governmental entity, or requested by First Defiance;
•	(i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any governmental entity;
•	(i) make or purchase any indirect or brokered loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a loan, other than in the ordinary course of business and consistent with past practice and in any case with dollar amounts in excess of the amounts for originations set forth below; provided, however, that First Defiance will not unreasonably withhold or delay its consent regarding an exception to this;
•	take any action that would change Commercial Bancshares’ loan loss reserves in a manner that is not in compliance with Commercial Bancshares’ policy on the date of this Agreement and past practices consistently applied and in material compliance with GAAP;
•	make any capital expenditure or capital addition or improvement or purchase other assets outside of the ordinary course of business which individually exceeds $75,000 or in the aggregate exceed $200,000;
•	(i) establish any new lending programs or make any changes in the policies of any subsidiary concerning which persons may approve loans, (ii) price or reprice any loans inconsistent with Commercial Bancshares current pricing methodology, or (iii) originate or issue any: (A) loans except in accordance with existing lending policies, and lending limits and authorities; or (B) (1) unsecured consumer loans in excess of $25,000; (2) individual commercial loans in excess of $1,000,000; or (3) construction, acquisition or development loans, residential permanent loans, loans secured by special purpose property, or SBA loans, to any one borrower in excess of $2,000,000 in the aggregate; provided, however, that First Defiance will not unreasonably withhold or delay its consent regarding an exception to this and will respond to Commercial Bancshares’ requests within three business days after receipt;
•	(i) make, change or revoke any tax election, (ii) change an annual tax accounting period, (iii) adopt or change any tax accounting method, (iv) file any amended tax return, (v) enter into any closing agreement with respect to taxes, (vi) settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes, (vii) fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all tax returns that are required to be filed (with extensions) at or before the closing of the merger, (viii) fail to pay any tax due (whether or not required to be shown on any such Tax Returns), (ix) consent to the extension or waiver of any statute of limitations with respect to taxes, or (x) offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of taxes or to file any amended tax return;
•	(i) make application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of it or its subsidiaries, (ii) other than in consultation with First Defiance, make application for the closing of or close any branch or (iii) purchase any new real property (other than other real estate owned properties in the ordinary course) or enter into, amend or renew any material lease with respect to real property;
•	knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Commercial Bancshares or its subsidiaries to obtain any necessary approvals of any governmental entity required for the merger or bank merger or the necessary vote of Commercial Bancshares’ shareholders or to perform its covenants and agreements under the Merger Agreement or to consummate the merger;
•	foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I Environmental Report in accordance with the requirements of ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice” thereon that indicates that the property does not contain any “Recognized Environmental Conditions” (as defined in the ASTM-E1527-13 standard for Phase I assessments) regarding pollutants, contaminants or hazardous or toxic waste materials including asbestos and petroleum products;
•	except as otherwise permitted, make any written communications to the employees of Commercial Bancshares or its subsidiaries with respect to employment, compensation or benefits matters addressed in the Merger Agreement or related, directly or indirectly, to the merger; or
•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the above prohibited actions.

First Defiance has agreed to a more limited set of restrictions on its business prior to the completion of the merger. Specifically, First Defiance has agreed that prior to the effective time of the merger, except as expressly permitted by the Merger Agreement, it will not, without the prior written consent of Commercial Bancshares (which shall not be unreasonably withheld):

•	amend the First Defiance articles or code of regulations in a manner that would materially and adversely affect the holders of Commercial Bancshares Shares relative to other holders of First Defiance shareholders;
•	adjust, split, combine or reclassify any capital stock of First Defiance or make, declare or pay any extraordinary dividend on any capital stock;
•	merge or consolidate itself or any of its subsidiaries with any other person (i) where it or its subsidiary, as applicable, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to cause the closing of the merger to be materially delayed or the receipt of the regulatory approvals to be prevented or materially delayed;
•	knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of First Defiance or its subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement; or
•	agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the above prohibited actions.

Regulatory Matters.  First Defiance and Commercial Bancshares have agreed to promptly prepare and file with the SEC a registration statement on Form S-4, of which this document is a part. First Defiance and Commercial Bancshares have agreed to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and to mail or deliver the proxy statement/prospectus to Commercial Bancshares’ shareholders. First Defiance has also agreed to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to complete the merger, and Commercial Bancshares has agreed to furnish all information concerning Commercial Bancshares and the holders of Commercial Bancshares common stock as may be reasonably requested in connection with any such action.

First Defiance and Commercial Bancshares have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to complete the merger and to comply with the terms and conditions of all such permits, consents, approvals and authorizations.

Additionally, each of First Defiance and Commercial Bancshares have agreed to furnish to the other all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of First Defiance, Commercial Bancshares or any of their respective subsidiaries to any governmental entity in connection with the merger.

Shareholder Approval.  Commercial Bancshares’ board of directors has resolved to recommend to the Commercial Bancshares shareholders that they approve the Merger Agreement and the transactions contemplated thereby, except in the case of an adverse recommendation change (as defined below). Commercial Bancshares must engage a proxy solicitor reasonably acceptable to First Defiance to assist in the solicitation of proxies from shareholders relating to such required vote. However, if the Commercial Bancshares board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the Merger Agreement, then it may submit the Merger Agreement to its shareholders without recommendation or may withhold or withdraw or modify in a manner adverse to First Defiance its recommendation to its shareholders (each of the foregoing defined in this proxy statement/prospectus as an “adverse recommendation change”) (although the resolutions approving the Merger Agreement may not be rescinded or amended) and may communicate the basis for its adverse recommendation change to its shareholders in this proxy statement/prospectus or a supplemental amendment thereto, provided that (1) it gives First Defiance at least three business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Commercial Bancshares board of directors in response to an acquisition proposal, the latest material terms and conditions, and the identity of the third-party making any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances); and (2) at the end of such notice period, the Commercial Bancshares board of directors takes into account any amendment or modification to the Merger Agreement proposed by First Defiance and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the Merger Agreement. Any material amendment to any acquisition proposal will require a new notice period.

Except in the case of an adverse recommendation change, Commercial Bancshares must adjourn or postpone its shareholder meeting up to two times if there are insufficient shares of Commercial Bancshares common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Commercial Bancshares has not received proxies representing a sufficient number of shares necessary for adoption of the Merger Agreement.

All of the directors of Commercial Bancshares entered into voting agreements with First Defiance under which they agreed to vote all of their shares of Commercial Bancshares common stock in favor of the approval of the Merger Agreement.

NASDAQ Listing.  First Defiance will cause the shares of First Defiance common stock to be issued in the merger to be authorized for listing on the NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters.  The Merger Agreement provides that First Defiance will provide the employees of Commercial Bancshares and its subsidiaries who become employees of First Defiance or First Federal at the effective time with benefits that are, in the aggregate, substantially the same as the benefits provided to similarly situated employees of First Defiance. Further, any employee of Commercial Bancshares or Commercial Bank who does not have an employment agreement, change in control agreement or severance agreement, who is not entitled to a severance benefit under another severance plan and who is not offered employment with First Defiance or First Federal with salary and bonus opportunities substantially the same as the those with Commercial Bancshares or Commercial Bank or whose employment is terminated within six months of the effective time will receive a cash payment in an amount equal to two weeks of the employee’s current base salary for each full year of service, with a minimum payment of four weeks and a maximum of 26 weeks of pay.

Indemnification and Directors’ and Officers’ Insurance.  From and after the effective time of the merger, First Defiance will indemnify and hold harmless, to the fullest extent permitted by applicable law, the Commercial Bancshares’ articles of incorporation and code of regulations, each present director and officer of Commercial Bancshares and Commercial Bank for a period of six years following the effective time.

First Defiance has also agreed, that for a period of six years following the effective time of the merger, it will maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Commercial Bancshares or its subsidiaries with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims against present and former officers and directors of Commercial Bancshares and its subsidiaries arising from facts or events that occurred at or prior to the completion of the merger. However, First Defiance is not required to spend annually more than 125% of the current annual premium paid as of the date of the merger agreement by Commercial Bancshares for such insurance (the “premium cap”), and if the premiums for the insurance would at any time exceed that amount, then First Defiance will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Commercial Bancshares, with the consent of First Defiance, may (and, at First Defiance’s request, will use its reasonable best efforts to) obtain at or prior to the effective time of the merger a six-year “tail” policy under Commercial Bancshares’ existing directors’ and officers’ insurance policy and similar policy covering fiduciaries under the Commercial Bancshares benefit plans providing equivalent coverage to that described in the above if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap. If such a “tail policy” is purchased, First Defiance must maintain the policy in full force and effect and not cancel such policy.

Additional Director.  First Defiance has agreed to take all action to appoint one current director of Commercial Bancshares to the First Defiance board at the effective time of the merger.

Agreement Not to Solicit Other Offers.  Under the terms of the Merger Agreement, Commercial Bancshares will not, and will cause its subsidiaries and its and their officers, directors, agents, advisors, and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, or knowingly facilitate inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal. For purposes of the Merger Agreement, an “acquisition proposal” means, other than the transactions contemplated by the Merger Agreement, any offer or proposal relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Commercial Bancshares and its subsidiaries, or 25% or more of any class of equity or voting securities of Commercial Bancshares or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Commercial Bancshares, (ii) any tender offer or exchange offer that, if consummated, would result in such third-party beneficially owning more than 25% of any class of equity or voting securities of Commercial Bancshares or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Commercial Bancshares, or (iii) a merger, consolidation, share exchange or other business combination or reorganization involving Commercial Bancshares or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Commercial Bancshares, except in each case, for any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.

However, in the event that prior to the adoption of the Merger Agreement by Commercial Bancshares’ shareholders, Commercial Bancshares receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and their officers, directors, agents, advisors, and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information, Commercial Bancshares provides such information to First Defiance and enters into a confidentiality agreement with such third-party on terms no less favorable to it than the confidentiality agreement between First Defiance and Commercial Bancshares, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with Commercial Bancshares.

Commercial Bancshares agreed to, and to cause its and its subsidiaries’ officers, directors, agents, advisors, and representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before the date of the Merger Agreement with any person other than First Defiance with respect to any acquisition proposal. Commercial Bancshares will advise First Defiance within one business day following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, including the material terms and conditions of and the identity of the person making such acquisition proposal, and will keep First Defiance reasonably informed of any related developments, discussions, and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal. In addition, Commercial Bancshares has agreed to use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Commercial Bancshares board of directors to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party. Commercial Bancshares has also agreed that during the term of the Merger Agreement, it will not and will cause its subsidiaries and its and their officers, directors, agents, advisors, and representatives to not enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement permitted pursuant to the previous paragraph) relating to any acquisition proposal.

Certain Additional Covenants.  The Merger Agreement also contains additional covenants, including, among others, covenants relating to coordination with respect to litigation relating to the merger and further actions required to consummate the merger, advice relating to the occurrence of a material change, access to information, exemption from takeover laws, public announcements with respect to the transactions contemplated by the merger agreement, exemption from liability under Section 16(b) of the Exchange Act, and the absence of control over the other party’s business.

Conditions to the Merger

First Defiance’s and Commercial Bancshares’ respective obligations to complete the merger are subject to the satisfaction or waiver of several conditions, including:

•	the adoption of the Merger Agreement by Commercial Bancshares’ shareholders;
•	the authorization for listing on NASDAQ of the First Defiance common stock to be issued in connection with the merger;
•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

•	the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the bank merger, and the
•	absence of any statute, rule, regulation, order, injunction, or decree enacted, entered, promulgated, or enforced by any governmental entity that prohibits or makes illegal consummation of the merger;
•	the receipt of all regulatory authorizations, consents, orders or approvals (1) required from the federal banking agencies, (2) required under the HSR Act and (3) otherwise set forth in the Merger Agreement that are necessary to consummate the transactions contemplated, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a material adverse effect on First Defiance or the surviving corporation, having been obtained and remaining in full force and effect and all statutory waiting periods having expired;
•	the accuracy of the representations and warranties of the other party contained in the Merger Agreement as of the date on which the Merger Agreement was entered into and (except to the extent such representations and warranties speak as of an earlier date) as of the date on which the merger is completed;
•	the performance by the other party in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the date on which the merger is completed and the receipt by each party of an officer’s certificate from the other party to such effect;
•	receipt by such party of an opinion of its outside legal counsel to the effect that on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and
•	the absence of any event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on the other party.

Neither Commercial Bancshares nor First Defiance can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither Commercial Bancshares nor First Defiance has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The Merger Agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by mutual written consent of First Defiance and Commercial Bancshares;
•	by either First Defiance or Commercial Bancshares if any governmental entity that must grant a regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable, or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting, or making illegal, the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements under the Merger Agreement;
•	by either First Defiance or Commercial Bancshares if the merger has not been completed on or before June 30, 2017 (the “termination date”), unless the failure of the merger to be consummated by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements under the Merger Agreement;
•	by either First Defiance or Commercial Bancshares (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the Merger Agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within the earlier of the termination date and 30 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period;
•	by First Defiance if in its reasonable judgment, the evidence of title that Commercial Bancshares has provided to it regarding the real properties that it owns evidence a breach of the representations and warranties in the Merger Agreement regarding the ownership of the properties and such properties have an individual or aggregate fair market value in excess of $500,000 and Commercial Bancshares is unwilling to cure such breach within 60 days.
•	by First Defiance if, prior to obtaining the approval of the Merger Agreement by Commercial Bancshares common shareholders, (x) Commercial Bancshares or the Commercial Bancshares board of directors (i) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by the Merger Agreement, or recommends to its shareholders an acquisition proposal other than the merger, or (ii) materially breaches its obligations to hold a meeting of its shareholders to adopt and approve the Merger Agreement or not to solicit alternative acquisition proposals; or (y) a tender offer or exchange offer for 20% or more of the outstanding shares of Commercial Bancshares common stock is commenced, and the Commercial Bancshares board of directors recommends that the shareholders of Commercial Bancshares tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act; or
•	by First Defiance if the Commercial Bancshares’ total shareholders’ equity (as defined below) calculated as of the last day of the month prior to the date the merger is completed is less than $36.2 million. For purposes of this section, “total shareholders’ equity” means the total shareholders’ equity as reported in the financial statements included in certain filings made by Commercial Bancshares with the SEC, calculated in accordance with GAAP. However, total shareholders’ equity will not include any accumulated comprehensive income or any of the following costs and expenses actually incurred by Commercial Bancshares that are directly related to the merger and are paid or accrued for on or prior to the last day of the month prior to the date the merger is completed: (i) legal, accounting, professional, advisory, brokerage and fairness opinion fees and expenses (including reimbursable costs), (ii) termination, estimated conversion costs and penalty costs associated with vendor contracts and/or commitments, including data processing contracts and commitments, (iii) the costs and expenses incurred by Commercial Bancshares relating to the printing and mailing of this proxy statement/prospectus and the fees and expenses related to the retention of a proxy solicitor, and (iv) the cost of compensation and other benefits to be provided under each change in control, severance, employment or similar agreement to which Commercial Bancshares or any of its subsidiaries is a party. On November 30, 2016, Commercial Bancshares’ total shareholders’ equity calculated in accordance with the Merger Agreement was approximately $40.1 million.

Effect of Termination

If the Merger Agreement is validly terminated, it will become void without any liability on the part of any of the parties unless a party knowingly breaches the Merger Agreement. However, the provisions of the Merger Agreement relating to confidentiality obligations of the parties, the termination fee, publicity and certain other technical provisions will continue in effect notwithstanding termination of the Merger Agreement.

Termination Fee

Commercial Bancshares will pay First Defiance a termination fee if the merger agreement is terminated in either of the following circumstances:

•	In the event that after the date of the Merger Agreement and prior to its termination, a bona fide acquisition proposal has been made known to Commercial Bancshares or has been made directly to its shareholders generally, or any person shall have publicly announced (and not withdrawn) a bona fide acquisition proposal with respect to Commercial Bancshares and (A) thereafter the Merger Agreement is terminated by either First Defiance or Commercial Bancshares because the merger has not been completed prior to the termination date, and Commercial Bancshares has failed to obtain the required vote of its shareholders at the duly convened special meeting of Commercial Bancshares’ shareholders at which a vote on the adoption of the Merger Agreement is taken, or (B) thereafter the Merger Agreement is terminated by First Defiance based on a breach of the Merger Agreement by Commercial Bancshares that would constitute the failure of a closing condition and that has not been cured during the permitted time period, or by its nature cannot be cured during such period, and (C) prior to the date that is 12 months after the date of such termination, Commercial Bancshares enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Commercial Bancshares will, on the date of consummation of such transaction, pay First Defiance, by wire transfer of same day funds, a fee equal to $2.4 million (the “termination fee”).
•	In the event that First Defiance terminates the Merger Agreement pursuant to the fifth bullet set forth under “The Merger Agreement — Termination of the Merger Agreement” above, Commercial Bancshares will, as promptly as reasonably practicable after the date of termination (and in any event, within three business days thereafter), pay First Defiance by wire transfer of same day funds the termination fee.

Amendments, Extensions and Waivers

The Merger Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the Merger Agreement proposal by the Commercial Bancshares shareholders, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the Merger Agreement by the Commercial Bancshares shareholders, there may not be, without further approval of such shareholders, any amendment of the Merger Agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, the parties may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any extension or waiver must be in a signed writing.

Fees and Expenses

All fees and expenses incurred in connection with the merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the merger is completed, except that the costs of mailing this proxy statement/prospectus will be shared equally by First Defiance and Commercial Bancshares.

Governing Law; Jurisdiction

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Ohio without regard to any applicable conflicts of law. The parties agree that any action or proceeding in respect of any claim arising out of or related to the Merger Agreement or the transactions contemplated thereby will be brought exclusively in any federal or state court of competent jurisdiction located in the State of Ohio.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This section describes the material U.S. federal income tax consequences of the merger to First Defiance, Commercial Bancshares, and U.S. holders of Commercial Bancshares common stock who exchange their common stock for First Defiance common stock, cash or a combination of First Defiance common stock and cash pursuant to the merger. The closing of the merger is conditioned upon the receipt by Commercial Bancshares of an opinion of Shumaker, tax counsel to Commercial Bancshares, and the receipt by First Defiance of an opinion of Vorys, tax counsel to First Defiance, each dated as of the closing date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of First Defiance and Commercial Bancshares), the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. This section constitutes the tax opinion of Vorys regarding the material U.S. federal income tax consequences of the merger, subject to the limitations, qualifications and assumptions described herein. In addition, this section summarizes the matters addressed in the tax opinion of Shumaker filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

First Defiance and Commercial Bancshares have not requested and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the tax opinions to be delivered in connection with the merger are not binding on the Internal Revenue Service. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to First Defiance, Commercial Bancshares, and the U.S. holders of Commercial Bancshares common stock described in this proxy statement/prospectus.

The following discussion is based on the Code, its legislative history, existing final, temporary and proposed Treasury Department regulations promulgated thereunder, published Internal Revenue Service rulings, and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the U.S.;
•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or political subdivision thereof;
•	a trust that (1) is subject to (A) the primary supervision of a court within the U.S. and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person; or
•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Commercial Bancshares common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding Commercial Bancshares common stock, you should consult your tax advisor.

This discussion is addressed only to those Commercial Bancshares shareholders who hold their Commercial Bancshares common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular Commercial Bancshares shareholders in light of their individual circumstances or to Commercial Bancshares shareholders who are subject to special rules, such as:

•	mutual funds, banks, thrifts or other financial institutions;
•	S corporations or other pass-through entities (or investors in S corporations or other pass-through entities);
•	retirement plans or pension funds;

•	insurance companies;
•	tax-exempt organizations;
•	dealers or brokers in stocks and securities, or currencies;
•	traders in securities that elect to use the mark-to-market method of accounting;
•	regulated investment companies;
•	real estate investment trusts;
•	persons who exercise dissenters’ rights;
•	persons who hold Commercial Bancshares common stock as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;
•	persons who purchase or sell their Commercial Bancshares common stock as part of a wash sale;
•	expatriates or persons who have a functional currency other than the U.S. dollar;
•	persons who are not U.S. holders; and
•	persons who acquired their Commercial Bancshares common stock through the exercise of an employee stock option or otherwise as compensation or through a tax qualified retirement plan.

In addition, this discussion does not address any alternative minimum tax, U.S. federal estate or gift tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to a holder of Commercial Bancshares common stock may be complex. All holders of Commercial Bancshares common stock should consult their tax advisors as to the specific tax consequences of the merger to them. In addition, because a holder of Commercial Bancshares common stock may receive a mix of cash and stock despite having made a cash election or stock election, it will not be possible for holders of Commercial Bancshares common stock to determine the specific tax consequences of the merger to them at the time of making the election.

U.S. Tax Consequences to First Defiance and Commercial Bancshares

Reorganization Treatment. The merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. First Defiance and Commercial Bancshares will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code. The material U.S. federal income tax consequences of characterization as a reorganization are described below.

No Gain or Loss.  No gain or loss will be recognized by First Defiance or Commercial Bancshares as a result of the merger.

Tax Basis.  The tax basis of the assets of Commercial Bancshares in the hands of First Defiance will be the same as the tax basis of such assets in the hands of Commercial Bancshares immediately prior to the merger.

Holding Period.  The holding period of the assets of Commercial Bancshares to be received by First Defiance will include the period during which such assets were held by Commercial Bancshares.

U.S. Federal Income Tax Consequences to U.S. Holders of Commercial Bancshares Common Stock Based Upon Merger Consideration Received

The tax consequences of the merger, based upon the form of merger consideration received, are as follows:

Solely First Defiance Common Stock.  A U.S. holder of Commercial Bancshares common stock will recognize no gain or loss with respect to First Defiance common stock such U.S. holder receives pursuant to the merger (with respect to cash received in lieu of a fractional First Defiance common share, see “— Cash In Lieu of Fractional Shares” below).

Solely Cash.  A U.S. holder of Commercial Bancshares common stock who receives solely cash in exchange for all of its Commercial Bancshares common stock, or properly exercises its dissenters’ rights, and does not constructively own First Defiance’s common stock after the merger (see “— Possible Dividend Treatment” below), will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such U.S. holder’s tax basis in Commercial Bancshares common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. holder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year. The Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Combination of Cash and First Defiance Common Stock.  A U.S. holder of Commercial Bancshares common stock will recognize gain (but not loss) with respect to the First Defiance common stock and cash such U.S. holder receives pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the First Defiance common stock and the amount of cash received by such U.S. holder (other than cash received in lieu of a fractional First Defiance common share), exceeds such U.S. holder’s basis in its Commercial Bancshares common stock, and (ii) the amount of cash received by such U.S. holder (other than any cash received in lieu of a fractional First Defiance common share, as discussed under “— Cash In Lieu of Fractional Shares” below). Subject to possible dividend treatment (as discussed below under “— Possible Dividend Treatment,” below), gain that U.S. holders of Commercial Bancshares common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held their Commercial Bancshares common stock for more than one year at the effective time of the merger. Long-term capital gain of certain non-corporate holders of Commercial Bancshares common stock, including individuals, is generally taxed at preferential rates.

The tax basis of the First Defiance common stock received by a U.S. holder of Commercial Bancshares common stock in the merger (including a fractional First Defiance common share, if any, deemed issued and redeemed by First Defiance) will be the same as the basis of the Commercial Bancshares common stock surrendered in exchange for the First Defiance common stock and cash, reduced by the amount of cash received by such U.S. holder in the merger (other than any cash received in lieu of a fractional First Defiance common share), and increased by any gain recognized by such U.S. holder in the merger (including any portion of the gain that is treated as a dividend (as described below), but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional First Defiance common share). The holding period for First Defiance common stock received by such U.S. holder (including a fractional First Defiance common share, if any, deemed to be issued and redeemed by First Defiance) will include such U.S. holder’s holding period for Commercial Bancshares common stock surrendered in exchange for the First Defiance common stock. If a U.S. holder of Commercial Bancshares common stock acquired different blocks of Commercial Bancshares common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Commercial Bancshares common stock. In computing the amount of gain recognized, if any, a U.S. holder of Commercial Bancshares common stock may not offset a loss realized on one block of stock against the gain realized on another block of stock. U.S. holders of Commercial Bancshares common stock should consult their tax advisors regarding the manner in which First Defiance common stock and cash received in the merger should be allocated among different blocks of Commercial Bancshares common stock and regarding their bases and holding periods in the particular shares of First Defiance common stock received in the merger.

Cash in Lieu of Fractional Shares

A U.S. holder of Commercial Bancshares common shares who receives cash in lieu of a fractional share of First Defiance common stock generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the Commercial Bancshares common stock surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed below under “— Possible Dividend Treatment”), such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Commercial Bancshares common stock exceeds one year at the effective time of the merger. The Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Possible Dividend Treatment

In some cases described above, the gain recognized by a U.S. holder could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of Commercial Bancshares common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements

Under certain circumstances, cash payments made to a U.S. holder of Commercial Bancshares common stock pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability. A U.S. holder of Commercial Bancshares common stock who receives First Defiance common stock as a result of the Merger should retain records pertaining to the Merger, including records relating to the number of shares and the basis of such U.S. holder’s Commercial Bancshares common stock. Each U.S. holder of Commercial Bancshares common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives First Defiance common stock in the Merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Department regulations section 1.368-3 setting forth such U.S. holder’s basis in the Commercial Bancshares common stock surrendered, the fair market value of the First Defiance common stock and cash received in the Merger, and certain other information.

The preceding discussion of material U.S. federal income tax consequences of the merger is included in this proxy statement/prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Each Commercial Bancshares shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the merger, including the application and effect of state, local and foreign income and other tax laws.

COMPARISON OF RIGHTS OF FIRST DEFIANCE SHAREHOLDERS AND
COMMERCIAL BANCSHARES SHAREHOLDERS

General

Commercial Bancshares is incorporated under the laws of the State of Ohio and the rights of Commercial Bancshares shareholders are governed by Commercial Bancshares’ amended and restated articles of incorporation and Commercial Bancshares’ code of regulations and by applicable provisions of the Ohio General Corporation Law (“OGCL”). First Defiance is also incorporated under the laws of the State of Ohio and the rights of First Defiance shareholders are governed by First Defiance’s articles of incorporation and First Defiance’s code of regulations and by the OGCL. If the merger is completed, Commercial Bancshares shareholders who receive shares of First Defiance common stock will become First Defiance shareholders. The rights of those Commercial Bancshares shareholders who become First Defiance shareholders will likewise be governed by First Defiance’s articles of incorporation and code of regulations. However, the rights of such shareholders will continue to be governed by the OGCL.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of First Defiance shareholders under the First Defiance articles of incorporation and code of regulations (left column), and the rights of Commercial Bancshares shareholders under the Commercial Bancshares amended and restated articles of incorporation and code of regulations (right column). The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the First Defiance articles of incorporation and code of regulations, and the Commercial Bancshares amended and restated articles of incorporation and code of regulations.

Authorized Stock
First Defiance	Commercial Bancshares

•

The First Defiance articles of incorporation authorize 30,000,000 shares of capital stock, consisting of 25,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value.

• The Commercial Bancshares amended articles of incorporation authorize 4,000,000 shares of capital stock, consisting of shares of common stock, no par value, and no preferred stock.

Voting Rights
First Defiance	Commercial Bancshares
• Shareholders are entitled to one vote per share.	• Shareholders are entitled to one vote per share.
• Unless otherwise provided in the code of regulations or articles of incorporation, a majority of votes cast by shareholders at a meeting is sufficient to pass on any matter before the shareholders.

•

Unless otherwise provided in the code of regulations or articles of incorporation, the vote of the holders of a majority of shares represented in person or by proxy is sufficient to determine any matter before a meeting of shareholders. At each meeting for the election of directors, those nominees receiving the greatest number of votes shall be elected.

• Holders of common shares may not cumulate their votes for the election of directors.
• Holders of common shares may not cumulate their votes for the election of directors.

Quorum
First Defiance	Commercial Bancshares

•

A majority of the outstanding shares of First Defiance common stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at a shareholder meeting.

• For the determination of the number of directors or election of directors, the shareholders present in person or by proxy at any such meeting constitutes a quorum.
• For a shareholder meeting called for any other purpose, the holders of a majority of shares entitled to vote thereat, present in person or by proxy, constitutes a quorum.

Director Nominations
First Defiance	Commercial Bancshares
• First Defiance shareholders generally must submit director nominations at least 60 days prior to the anniversary of the last annual First Defiance shareholders’ meeting.	• Commercial Bancshares shareholders must submit director nominations not less than 45 days nor more than 90 days prior to the meeting for which such nominations are being submitted.

Size of Board of Directors
First Defiance	Commercial Bancshares
• The articles of incorporation provide that the number of directors, to be fixed by shareholder resolution, shall not be less than 5 nor more than 15.

•

The code of regulations provides that the number of directors may not be less than 9 nor more than 15, to be fixed by shareholder resolution or the affirmative vote of a majority of the total number of directors that Commercial Bancshares would have if there were no vacancies on the board.

•

The board is to be divided into classes as follows: (1) two classes of directors elected for two year terms, if the board consists of 6, 7 or 8 members, and (2) three classes of directors elected for three year terms, if the board consists of 9 or more directors.

•

The board is to be divided into three classes of not less three directors, with each class to be as nearly equal in number as the total number of directors permits, with each class being elected for staggered three year terms.

• The current board of directors consists of 11 directors, divided into three classes, as nearly equal in number as possible, to be elected for staggered three-year terms.
• The current board of directors consists of 9 directors, divided into three classes to be elected for staggered three-year terms.

Director Removal
First Defiance	Commercial Bancshares

•

The articles of incorporation provide that a director may be removed without cause by the affirmative vote of 75% of the votes eligible to be cast by shareholders. A director may be removed with cause by not less than a majority of the votes eligible to be cast by shareholders.

•

The code of regulations provides that no director may be removed by a vote of shareholders if the number of shares voted against his or her removal would be sufficient to elect such person by a cumulative vote at an election for the total amount of directors that would constitute the established number of directors on the board, absent any vacancies.

Required Vote for Business Combinations
First Defiance	Commercial Bancshares

•

If a “business combination” involving a “related person” does not receive approval of two-thirds of directors who are unaffiliated with such related person, at least 80% of the outstanding shares entitled to vote thereon (a majority of which cannot be owned by a related person) must authorize the business combination.

• Commercial Bancshares does not have a similar provision in its code of regulations or articles of incorporation.

•

The term “Related Person” is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of First Defiance common stock.

• A “Business Combination” is defined to include:
º any merger or consolidation of First Defiance with or into any Related Person;
º any sale, lease, exchange, mortgage, transfer, or other disposition of all or more than 25% of the assets of First Defiance or its subsidiaries to any Related Person;
º any merger or consolidation of a Related Person with First Defiance or its subsidiaries;
º any sale, lease, exchange, transfer or other disposition of all or more than 25% of the assets of a Related Person to First Defiance or its subsidiaries;
º the issuance of any securities of First Defiance or its subsidiaries to a Related Person;
º the acquisition by First Defiance or its subsidiaries of any securities of the Related Person;
º any reclassification of the First Defiance common stock, or any recapitalization involving the common stock of First Defiance; and
º any agreement, contract or other arrangement providing for any of the above transactions.

Special Meetings
First Defiance	Commercial Bancshares

•

Special meetings of shareholders may be called by (i) First Defiance’s chairman of the board; (ii) the president or, in the case of the president’s absence, death or disability, the vice president authorized to exercise the authority of the president; (iii) the board of directors; or (iv) the holders of a majority of all outstanding shares of First Defiance common stock.

•

Special meetings of shareholders may be called by (i) Commercial Bancshares’ chairman of the board and the president by joint action, (ii) a majority of the board acting with or without a meeting or (iii) the holder or holders of at least one-half of all the outstanding shares of Commercial Bancshares common stock entitled to vote thereat.

Notice of Shareholder Meetings
First Defiance	Commercial Bancshares
• Written notice of a shareholder meeting must be mailed to shareholders of record entitled to vote at such meeting at least 7 days, but no more than 60 days, before the date fixed for the meeting.	• Written notice of a shareholder meeting must be given to each shareholder of record entitled to vote at such meeting at least 10 days but no more than 60 days before the date fixed for the meeting.

•

Shareholders may waive the right to written notice of a shareholder meeting in a writing filed in Commercial Bancshares’ records. Attendance at a shareholder meeting without protesting the lack of proper notice shall be deemed to be a waiver by such shareholder of right to written notice of such meeting.

Action by Shareholders Without a Meeting
First Defiance	Commercial Bancshares
• Any action required to be taken at an annual or special meeting of shareholders may alternatively be taken without a meeting by a signed written consent by all shareholders entitled to vote.

•

Any action that may be authorized or taken at any meeting of shareholders may alternatively be authorized or taken without a meeting by a signed written consent of shareholders entitled to notice of such meeting.

Amendment of the Code of Regulations
First Defiance	Commercial Bancshares
• The code of regulations may be amended, repealed, altered, amended or rescinded by the vote of the holders of not less than two-thirds of First Defiance shares entitled to vote on the matter.

•

The code of regulations may generally be amended, repealed for added to by either (i) the affirmative vote of the holders of a majority of shares entitling to vote thereon, at a meeting of shareholders, or (ii) written consent of the holders of a majority of shares entitled to vote thereon. If an amendment is adopted pursuant to written consent of the shareholders, a copy of the amendment or addition must be mailed to each shareholder of record who would be entitled to vote thereon and who did not participate in the adoption thereon.

Amendment of the Code of Regulations
First Defiance	Commercial Bancshares
• The following provisions must be amended or added to by the affirmative vote or written consent of the holders of two-thirds of shares entitled to vote on such matter:
º Number of directors,
º Classification of directors, and
º Removal of directors.

Amendment of the Articles of Incorporation
First Defiance	Commercial Bancshares
• The articles of incorporation may be amended or repealed upon approval of a majority of the shares entitled to vote on the matter, except for certain specified provisions.	• The articles of incorporation may generally be amended or repealed by the affirmative vote of the holders of a majority of shares entitled to vote in the election of directors.

•

Those provisions relating to the following matters may not be repealed, replaced, altered, amended or rescinded unless approved by the affirmative vote of the holders of note less than 75% of the First Defiance shares entitled to vote on the matter:

•

Any matter in the articles of incorporation that would be subject to approval of two-thirds of shares entitled to vote thereon under the code of regulations is subject to such higher voting standard.

º Number, classes, and terms of directors,
º Indemnification,
º Written consent of shareholders in lieu of a meeting,
º Those entitled to call special meetings of shareholders,
º Shareholder nominations of directors,
º Voting standards for removal of directors,
º Duties of directors,
º Limitation on liability of directors,
º Voting standards for business combinations,
º Voting standards for amendments to the code of regulations and the articles of incorporation.

The following section describes anti-takeover statues and other shareholder protections provided by Ohio law. Such protections apply to the shareholders of eligible corporations unless such corporation’s articles of incorporation or code of regulations provide otherwise.

Ohio Control Share Acquisition Statute

The Ohio Revised Code provides in Section 1701.831 that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition.” A control share acquisition is defined as any acquisition, directly or indirectly, of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more, but less than one-third, of the voting power;
•	one-third or more, but less than a majority, of the voting power; or
•	a majority or more of the voting power.

Assuming compliance with the notice and information filing requirements, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer.

First Defiance	Commercial Bancshares
• Has not opted out of the control share acquisition statute.	• Has opted out of the control share acquisition statute.

•

The code of regulations otherwise provide that any person who proposes to make a control share acquisition (as defined in the Ohio Revised Code) must deliver a statement of such proposal to Commercial Bancshares. If the board of directors authorizes the acquisition, the proposed acquirer may consummate the acquisition no later than 180 days after board authorization. If the board does not authorize the acquisition or otherwise waives such requirement, the proposed acquisition must be approved at a special meeting of shareholders in accordance with the provisions of the control share acquisition statute.

Ohio Merger Moratorium Statute

Chapter 1704 of the Ohio Revised Code prohibits specified business combinations and transactions between an “issuing public corporation” and an “interested shareholder” for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% ownership.

An interested shareholder is a person who either:

•	owns 10% or more of the shares of the corporation or
•	was the owner, at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested shareholder, of a number of shares of the public corporation sufficient to exercise 10% of the voting power of the public corporation.

An issuing public corporation is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the merger moratorium provisions include mergers, consolidations, voluntary dissolutions, the disposition of assets and the transfer of shares.

After the three-year period, a moratorium transaction may take place provided that certain conditions are satisfied, including that:

•	prior to the interested shareholders’ share acquisition date, the board of directors approved the purchase of shares by the interested shareholder;
•	the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or
•	the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares, as determined in accordance with the statute.

First Defiance	Commercial Bancshares
• Has not opted out of the Ohio merger moratorium statute.	• Has not opted out of the Ohio merger moratorium statute.

INFORMATION WITH RESPECT TO COMMERCIAL BANCSHARES

Description of Commercial Bancshares’ Business

General

In February 1995, Commercial Bancshares received approval from the Board of Governors of the Federal Reserve System to become a bank holding company by acquiring all the voting shares of common stock of Commercial Bank. The principal business of Commercial Bancshares presently is to operate Commercial Bank, which is a wholly-owned subsidiary, and its principal asset. Commercial Bancshares and the main office of Commercial Bank are located at 118 South Sandusky Avenue, Upper Sandusky, Ohio 43351. On December 23, 2003, Articles of Incorporation were filed for Commercial Financial and Insurance Agency, LTD (“Commercial Financial”), an Ohio limited liability company. This company, a subsidiary of Commercial Bancshares, was formed to enable Commercial Bancshares to expand the products and services available to current customers and others to include the sales of non-deposit investment products and other selected financial and insurance products and services.

Although wholly owned by Commercial Bancshares, Commercial Bank functions as an independent community bank. Commercial Bank was organized on April 20, 1920 as a state-chartered Bank and incorporated as “The Lewis Bank & Trust Corporation” under the laws and statutes of the State of Ohio. An amendment to the articles of incorporation on February 8, 1929 changed the name of Commercial Bank to its present name. Commercial Bank provides customary retail and commercial banking services to its customers, including acceptance of deposits for demand, savings and time accounts, individual retirement accounts (IRAs) and servicing of such accounts; commercial, consumer and real estate lending, including installment loans, and safe deposit and night depository facilities. Commercial Bank is a nonmember of the Federal Reserve System, is insured by the Federal Deposit Insurance Corporation (FDIC) and is regulated by the Ohio Division of the Financial Institutions and the FDIC.

Commercial Bank grants residential, installment and commercial loans to customers located primarily in the Ohio counties of Wyandot, Marion and Hancock and the surrounding area. Commercial loans are primarily variable rate and include operating lines of credit and term loans made to small businesses, primarily based on the ability to repay the loan from the cash flow of the business. Such loans are typically secured by business assets such as equipment and inventory, and occasionally by the business owner’s personal residence. When the borrower is not an individual, Commercial Bank generally obtains the personal guarantee of the business owner. Commercial real estate loans are primarily secured by borrower-occupied business real estate, and are dependent on the ability of the related business to generate adequate cash flow to service the debt. Such loans predominantly carry adjustable interest rates. Residential real estate loans are made with primarily fixed rates and are secured by the borrower’s residence. Such loans are made based on the borrower’s ability to make repayment from employment and other income. Commercial Bank generally makes these loans in amounts of 80% or less of the value of collateral. An appraisal is obtained from a qualified real estate appraiser for substantially all loans secured by real estate. Construction loans are secured by residential and business real estate that primarily will be borrower-occupied upon completion. Commercial Bank usually does not make the permanent loan at the end of the construction phase, unless the customer accepts a variable rate mortgage. Installment loans to individuals include loans secured by automobiles and other consumer assets, including second mortgages on personal residences.

As with other financial institutions, the earnings of Commercial Bancshares are affected by general economic conditions and by the monetary policies of the Federal Reserve Board. Continued weakness in employment and real estate markets and the general uncertainty as to the state of the economic recovery made for a challenging year. During 2016, management continued their efforts to manage non-performing assets and work with borrowers to mitigate and protect against risk of loss. Considerable time and effort was taken to understand, prepare for and implement rapidly increasing regulatory requirements with the expectation of additional rules and regulations to follow from bodies such as the Financial Accounting Standards Board (“FASB”), the Securities and Exchange Commission (the “SEC”), and newly created bodies writing new rules and regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Generally, the Dodd-Frank Act imposes more stringent regulatory capital requirements on financial institutions. The Dodd-Frank Act requires that the Financial Stability Oversight Council make recommendations to the Federal Reserve regarding the establishment of heightened prudential standards for risk-based capital, leverage, liquidity and contingent capital. Although the future impact of these mandatory and discretionary rulemakings by federal regulatory agencies cannot be accurately predicted, it will expose Commercial Banking industry to more extensive regulations and heavier compliance burdens.

Commercial Bancshares, primarily through Commercial Bank, is subject to extensive federal regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and Commercial Banking system as a whole, not shareholders. These regulations affect Commercial Bancshares’ lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Commercial Bancshares in substantial and unpredictable ways. Such changes could subject Commercial Bancshares to additional costs, limit the types of financial services and products Commercial Bancshares may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil monetary penalties and/or reputation damage, which could have a material adverse effect on Commercial Bancshares’s business, financial condition and results of operations. While Commercial Bancshares has policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.

The general economic conditions in Commercial Bancshares’s market area have generally been consistent with the state as a whole. Commercial Bancshares is not aware of any exposure to material costs associated with environmental hazardous waste cleanup. Commercial Bank’s loan procedures require that where such potential risk is considered likely to exist, before approving any commercial real estate loan, management must obtain state and federal environmental regulatory studies.

Competition in Financial Services

Commercial Bank and Commercial Financial compete for business primarily in the Ohio counties of Wyandot, Hancock and Marion. Commercial Bancshares’ competitors for business come from two primary sources: large regional firms and independent community banks and thrifts. As of June 30, 2016 (the most recent date for which the FDIC provides market share information), there were 19 depository institutions (excluding credit unions) competing in these markets. As of that date, Commercial Bancshares ranked 3rd with 12.77% of the total market share, or aggregate deposits of approximately $301 million. Last year, out of 19 depository institutions, Commercial Bancshares ranked 4th with 12.72% of the total market share, or aggregate deposits of approximately $288 million.

Commercial Bank also competes, particularly for deposit dollars, with insurance companies, brokerage firms and investment companies. Competition with independent community banks is enhanced by creating product niches so as not to resort solely to pricing as a means to attract business.

Employees

Currently, Commercial Bank has 69 full-time employees and 22 part-time employees.

Properties

Commercial Bancshares’ headquarters and Commercial Bank’s main office are located at 118 South Sandusky Avenue, Upper Sandusky, Ohio, in Wyandot County. The building is used exclusively by Commercial Bancshares and Commercial Bank.

	Location	Description
1.	Main Office 118 S. Sandusky Ave. Upper Sandusky, Ohio 43351	Two story building built in the early 1900’s and remodeled in 2012.
2.	Carey Office 128 S. Vance Street Carey, OH 43316	One story building built and opened in 1973, and remodeled in 2007.
3.	Harpster Office 17480 Cherokee Street Harpster, OH 43323	One story building purchased in 1978.
4.	Findlay Tiffin Avenue Office 1600 Tiffin Avenue Findlay, OH 45840	One story building purchased in 1992. The building was renovated in 1999 to add more office space.
5.	Marion Jamesway Office 279 Jamesway Marion, OH 43302	One story building constructed and opened in 1996.
6.	Operations Center 245 Tarhee Trail Upper Sandusky, OH 43351	One story building constructed and opened in 2006.
7.	Marion Barks Rd West Office 195 Barks Rd West Marion, OH 43302	One story building purchased in 2008. The building was renovated and opened in 2009.
8.	Arlington Office 112 East Liberty Street Arlington, OH 45814	Two-story building opened in 2009. Purchased building in 2013. Building had been leased prior.

Bank considers its physical properties to be in good operating condition (subject to reasonable wear and tear) and suitable for the purposes for which they are being used. All properties are owned by Commercial Bank unless otherwise indicated.

Legal Proceedings

There is no pending litigation, other than routine litigation incidental to the business of Commercial Bancshares, Commercial Bank or Commercial Financial of a material nature involving or naming Commercial Bancshares, Commercial Bank or Commercial Financial as a defendant. Furthermore, there are no material legal proceedings in which any director, officer or affiliate of Commercial Bancshares or any security holder owning five percent of Commercial Bancshares common stock; or any associates of such persons is a party or has a material interest that is adverse to Commercial Bancshares, Commercial Bank or Commercial Financial. None of the routine litigation in which Commercial Bancshares, Bank or Commercial Financial is involved in is expected to have a material adverse impact on the financial position or results of operations of Commercial Bancshares, Commercial Bank or Commercial Financial.

Quantitative and Qualitative Disclosures on Market Risk

As a smaller reporting company, Commercial Bancshares is not required to provide quantitative and qualitative disclosures about market risk.

Changes in or Disagreements with Accountants on Accounting and Financial Disclosure

There were no changes in or disagreements with Commercial Bancshares’ independent accountants on accounting and financial disclosures.

Supplementary Financial Information

As a smaller reporting company, Commercial Bancshares is not required to provide supplementary financial information.

MARKET PRICE FOR AND DIVIDENDS ON COMMERCIAL BANCSHARES COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information; Dividends

The common stock of Commercial Bancshares is not listed on any stock exchange. While there is no established public trading market for Commercial Bancshares’ common stock, its shares are currently quoted in the inter-dealer quotation or “over-the-counter” marketplace using the trading symbol “CMOH.” Commercial Bancshares’ stock trades principally on the OTCQX, which is operated by OTC Markets Group, Inc. (formerly Pink OTC Markets, Inc.). Trading on the OTCQX market is limited to companies that satisfy certain financial standards, are current in their required disclosures with the Securities and Exchange Commission or U.S. banking regulator, and are sponsored by a professional third-party investment bank or attorney meeting the criteria of an OTCQX Advisor.

A table setting forth the quarterly high and low prices per share for Commercial Bancshares common stock for 2014, 2015, and the nine month period ended September 30, 2016 appears under the heading “Market Price and Dividend Information” beginning on page 12. The closing prices per share of Commercial Bancshares common stock as reported on the OTCQX as of the trading day immediately preceding the public announcement of the merger and the the last practicable trading day before the printing of this document can also be found under “Market Price and Dividend Information.” As of December 15, 2016, Commercial Bancshares had 1,206,895 outstanding shares of common stock held by approximately 1,339 shareholders of record.

Commercial Bancshares pays quarterly cash dividends in March, June, September and December. Information regarding the cash dividends declared by Commercial Bancshares per quarter during 2014, 2015, and the nine month period ended September 30, 2016 has been provided in the table appearing under “Market Price and Dividend Information” beginning on page 12. For a discussion of certain regulatory restrictions limiting the payment of dividends by Commercial Bancshares, please see Note 16 to the consolidated financial statements for Commercial Bancshares for the years ended December 31, 2015, 2014 and 2013 and for the nine months ended September 30, 2016, beginning on page 168.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as to the Commercial Bancshares common stock beneficially owned, as of December 15, 2016, the record date for the shares eligible to vote at the Commercial Bancshares special meeting, by (i) each person who is known to Commercial Bancshares to beneficially own more than 5% of the outstanding shares of Commercial Bancshares voting common stock, (ii) each director of Commercial Bancshares, (iii) certain executive officers of Commercial Bancshares and (iv) all directors and executive officers of Commercial Bancshares as a group. Unless otherwise indicated, all shares are owned directly and the indicated person or entity has sole voting and investment power.

Name	Beneficial Ownership of Common Stock(1)		Percent of Outstanding Shares Common Stock
Directors
Robert E. Beach, President and Chief Executive Officer	61,881	(2)	5.02%
Daniel E. Berg	16,054	(3)	1.30%
Dr. John W. Bremyer	33,970	(4)	2.76%
Lynn R. Child	9,547	(5)	*
Mark E. Dillon	44,137	(6)	3.59%
Deborah J. Grafmiller	9,713	(7)	*
Kurt D. Kimmel	9,453	(8)	*
Stanley K. Kinnett	13,231	(9)	1.07%
Lee M. Sisler	50,977	(10)	4.14%

Name	Beneficial Ownership of Common Stock(1)		Percent of Outstanding Shares Common Stock
Executive Officers
Scott A. Oboy, Executive Vice President and Chief Financial Officer	19,527		1.58%
Steven M. Strine, Executive Vice President, Senior Lending Officer	12,531	(11)	1.01%
All Directors and Executive Officers as a Group (13 persons)(13)	301,049	(12)	24.46%

*	Ownership of less than 1% of the class.
(1)	All shares are held of record with sole voting and investment power unless otherwise indicated. Beneficial ownership numbers are as of December 15, 2016. Participants in Commercial Bancshares’ nonqualified deferred compensation plan have no voting or investment powers for shares held under that plan. Total holdings and participant holdings under Commercial Bancshares’ nonqualified deferred compensation plan have been rounded down to reflect only whole shares.
(2)	Includes 5,392 shares held under Commercial Bancshares’ nonqualified deferred compensation plan and 4,500 shares covered by stock options currently exercisable.
(3)	Includes 9,710 shares held under Commercial Bancshares’ nonqualified deferred compensation plan.
(4)	Includes 8,033 shares held under Commercial Bancshares’ nonqualified deferred compensation plan.
(5)	Includes 5,639 shares held under Commercial Bancshares’ nonqualified deferred compensation plan.
(6)	Includes 14,565 shares held under Commercial Bancshares’ nonqualified deferred compensation plan.
(7)	Includes 121 shares for which Ms. Grafmiller has shared voting and investment power and 3,454 shares held under Commercial Bancshares’ nonqualified deferred compensation plan.
(8)	Includes 1,104 shares for which Mr. Kimmel has shared voting and investment power, and 5,139 shares held under Commercial Bancshares’ nonqualified deferred compensation plan.
(9)	Includes 5,107 shares held under Commercial Bancshares’ nonqualified deferred compensation plan.
(10)	Includes 34,926 shares held by spouse as trustee and 5,169 shares held under Commercial Bancshares’ nonqualified deferred compensation plan.
(11)	Includes 8,450 shares covered by stock options currently exercisable.
(12)	Includes 23,734 shares covered by stock options currently exercisable and 62,208 shares held under Commercial Bancshares’ nonqualified deferred compensation plan.
(13)	Includes all executive officers.

COMMERCIAL BANCSHARES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following review presents management’s discussion and analysis of the consolidated financial condition of Commercial Bancshares and its wholly owned subsidiaries, Commercial Bank and Commercial Financial and Insurance Agency, LTD. This review includes first a discussion of the current interim financial condition and results of operation at September 30, 2016, compared to December 31, 2015, and the consolidated results of operations for the three and nine-month periods ended September 30, 2016 compared to the same periods in 2015. Following that discussion is a review of the financial condition and results of operations at December 31, 2015 and 2014, and the consolidated results of operations for each of the years in the three-year period ended December 31, 2015. This entire discussion should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and other financial data presented elsewhere in this proxy/prospectus.

Commercial Bancshares is not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on the liquidity, capital resources or operations except as discussed herein. Furthermore, Commercial Bancshares is not aware of any current recommendations by regulatory authorities that would have such effect if implemented.

Overview

Interim period ended September 30, 2016.

Commercial Bancshares generates a significant amount of its revenue, cash flows and net income from interest income and net interest income. The ability to properly manage net interest income under changing market environments is crucial to the success of Commercial Bancshares. Managing credit risk also has a significant influence on the operating results of Commercial Bancshares. Results of operations are also affected by noninterest income, such as service charges on deposit accounts and fees on other services, income from lending activities and bank-owned life insurance as well as noninterest expenses such as salaries and employee benefits, occupancy, furniture and equipment, professional and other services, and other expenses, including income taxes. Economic conditions, competition and the monetary and fiscal policies of the Federal government significantly affect financial institutions.

Net income increased 19.4% to $3,030,000 for the nine months ended September 30, 2016 compared to $2,538,000 for the nine months ended September 30, 2015. Basic and diluted earnings per share for the nine months ended September 30, 2016 were $2.54 and $2.50, respectively, compared to $2.12 and $2.08 for the same period in 2015. The increase in net income is largely attributable to the recognition of $677,000 of other income as a result of bank-owned life insurance proceeds received during the first quarter of 2016, offset by merger-related expenses of $515,000.

Commercial Bancshares’s return on average equity and return on average assets for the nine months ended September 30, 2016 was 11.06% and 1.18%, respectively, compared to 9.58% and 1.02% for the same period in 2015. Commercial Bancshares’s efficiency ratio, on a fully tax-equivalent basis was 65.82% for the nine months ended September 30, 2016, compared to 67.60% for the same period in 2015.

Year ended December 31, 2015.

Commercial Bancshares reported net income of $3,425,000, or $2.80 per diluted share for the year ended December 31, 2015, representing a 3.9% increase over 2014. The increase in net income for 2015 compared to 2014 can be largely attributed to a decrease in the provision for loan losses and to a lesser extent, an increase in net interest income. Highlights for the twelve months ended December 31, 2015:

•	Net loan growth of $18,047,000 or 6.6%, predominantly in the commercial and agricultural loan portfolio.
•	A slight decline in deposits of $2,145,000 or 0.7%, primarily due to a decrease in certificates of deposit balances, partially offset by growth in interest and noninterest-bearing demand deposits of $5,972,000 and $5,224,000, respectively.

•	Commercial Bancshares’s net interest margin, on a fully taxable equivalent basis, was 4.46% for the twelve months ended December 31, 2015 compared to 4.62% for the twelve months ended December 31, 2014.
•	Net interest income increased $83,000 to $13,682,000 or 0.6% for the twelve months ended December 31, 2015 from $13,599,000 for the same period in 2014, largely due to the increase in average loan balances of $5,841,000.
•	OREO and other miscellaneous loan expense increased $71,000 or 16.2% to $510,000 for the twelve months ended December 31, 2015 from $439,000 for the same period in 2014, due primarily to realized holding losses or write-downs on the valuation of OREO properties as well as increases in maintenance costs and property taxes associated with these assets. OREO related expenses are expected to decline as Commercial Bancshares’s largest commercial real estate properties have been sold and the overall OREO balance has been reduced to $70,000 as of December 31, 2015.
•	Commercial Bancshares’s return on average equity and return on average assets for the twelve months ended December 31, 2015 was 9.60% and 1.03%, respectively, compared to 9.94% and 1.02% for the twelve months ended December 31, 2014.
•	Commercial Bancshares’s efficiency ratio, on a fully taxable equivalent basis, was 67.18% for the twelve months ended December 31, 2015, compared to 67.24% for the same period in 2014. The efficiency ratio measures the amount of expense incurred to generate a dollar of revenue and is calculated by dividing noninterest expense by the sum of taxable equivalent net interest income before provision and other noninterest income, excluding net gains (losses) on sales of investment securities and net gains (losses) on sales of fixed assets.
•	Commercial Bank’s capital position remained strong with all regulatory capital ratios significantly exceeding the “well capitalized” thresholds established by regulators. At December 31, 2015, Commercial Bank’s CET1, Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios were 11.80%, 10.60%, 11.80% and 13.00%, respectively, compared to Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios of 10.10%, 11.80% and 13.10% for the twelve months ended December 31, 2014.

Critical Accounting Policies

Commercial Bancshares’ consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices applicable to the banking industry. Application of these principles requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. These estimates, assumptions and judgments are based on information available as of the date of the financial statements. Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and as such, have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility between reporting periods. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based on quoted market prices or are provided by third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.

The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the company’s financial condition and results of operations and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates on matters that are inherently uncertain. Management has identified the determination of the allowance for loan losses and fair value measurements to be the accounting areas that require the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

Allowance for loan losses.  Commercial Bancshares assesses the adequacy of its allowance for loan losses as of the end of each calendar quarter. The level of the allowance is based upon management’s evaluation of the loan portfolio, past loan experience, current asset quality trends, known and inherent risks in the portfolio, adverse situations that may affect a borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, industry and peer bank loan loss rates and other pertinent factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Loans are charged off, in whole or in part, when management believes that the full collectability of the loan is unlikely. A loan may be partially charged off after a “confirming event” has occurred which serves to validate that full repayment pursuant to the terms of the loan agreement is unlikely.

Commercial Bancshares deems loans impaired when, based on current information and events, it is probable that Commercial Bancshares will be unable to collect all amounts due according to the contractual terms of the loan agreement. Collection of all amounts due according to the contractual term means that both the principal and interest payments of a loan will be collected as scheduled in the loan agreement. An impairment allowance is recognized if the fair value of the loan is less than the recorded investment in the loan. The impairment is recognized through the allowance. Loans that are impaired are recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate, or if the loan is collateral dependent, impairment measurement is based on the fair value of the collateral, less estimated disposal costs.

In assessing the adequacy of the allowance, Commercial Bancshares also considers the results of its ongoing internal and independent loan review processes. Commercial Bancshares’ loan review process assists in determining whether there are loans in the portfolio whose credit quality has weakened over time and evaluating the risk characteristics of the entire loan portfolio. Commercial Bancshares’ loan review process includes the judgment of management, the input from independent loan reviewers and reviews that may have been conducted by bank regulatory agencies as part of their examination process. Commercial Bancshares incorporates loan review results in the determination of whether or not it is probable that it will be able to collect all amounts due according to the contractual terms of a loan.

The level of the allowance is believed by management to be adequate to absorb probable losses inherent in the loan portfolio at the balance sheet date. The allowance is increased by provisions charged to expense and decreased by charge-offs, net of recoveries of amounts previously charged off. For additional information see “Allowance for Loan Losses” under Financial Condition.

Fair value estimates.  The carrying value of certain financial assets and liabilities of Commercial Bancshares is impacted by the application of fair value measurements, either directly, or indirectly. Fair value is defined as the amount at which an asset or liability could be exchanged in a current transaction between willing, unrelated parties, other than in a forced or liquidation sale. In certain cases, an asset or liability is measured and reported at fair value on a recurring basis, such as investment securities classified as available for sale. In other cases, management must rely on estimates or judgments to determine if an asset or liability not measured at fair value warrants an impairment write-down or whether a valuation reserve should be established.

Commercial Bancshares estimates the fair value of a financial instrument using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. Active markets are those where transaction volumes are sufficient to provide objective pricing information with reasonably narrow bid/ask spreads and where quoted prices do not vary widely. When the financial instruments are not actively traded, other observable market inputs such as quoted prices of securities with similar characteristics may be used, if available, to determine fair value. Inactive markets are characterized by low transaction volumes, price quotations that vary substantially among market participants, or in which minimal information is released publicly.

When observable market prices do not exist, Commercial Bancshares estimates fair value primarily by using cash flow and other financial modeling methods. The valuation methods may also consider factors such as liquidity and concentration concerns. Other factors such as model assumptions, market dislocations and unexpected correlations can affect estimates of fair value. Changes in these underlying factors, assumptions or estimates in any of these areas could materially impact the amount of revenue or loss recorded.

Comparison of Financial Condition at September 30, 2016 and December 31, 2015

Assets totaled $347,039,000 at September 30, 2016, compared to $341,090,000 as of December 31, 2015, reflecting an increase of $5,949,000 or 1.7%, largely reflecting increases in federal funds sold and net loans, partially offset by a decrease in other assets. Liabilities totaling $308,464,000 at September 30, 2016, increased $3,510,000 or 1.2% from total liabilities of $304,954,000 at December 31, 2015, primarily due to an increase in deposit balances partially offset by the repayment of FHLB advances. Shareholders’ equity increased $2,439,000 or 6.8% at September 30, 2016 to $38,575,000 from $36,136,000 at year-end 2015, largely due to an increase in retained earnings.

Cash equivalents and federal funds sold include working cash funds, due from banks, interest-bearing deposits in other financial institutions, items in process of collection and federal funds sold. The Bank is required to maintain average reserve balances with the Federal Reserve Bank based on average daily deposit balances and statutory reserve ratios prescribed by the type of deposit account. The average balance held in reserve for the nine months ended September 30, 2016 was $4,050,000, compared to $4,295,000 for the same period in 2015. At September 30, 2016, cash equivalents and federal funds sold totaled $22,696,000, an increase of $3,801,000 or 20.1% from $18,895,000 at December 31, 2015.

The investment securities portfolio is comprised primarily of residential mortgage-backed securities, tax-exempt securities of state and political subdivisions, (available for sale as well as held to maturity), debt securities issued by U.S. government-sponsored agencies and other equity securities. Investment securities decreased 3.9% or $446,000 to $11,140,000 at September 30, 2016 from $11,586,000 at December 31, 2015. The decline in investment securities was predominantly due to principal pay downs and prepayments of mortgage-backed securities. Available for sale investment securities are reported at fair value with unrealized holding gains and losses, based on the difference between amortized cost and fair value, reported net of deferred tax, as accumulated other comprehensive income (loss), a separate component of shareholders’ equity. Declines in the fair value of individual securities below their cost that are other-than-temporary, result in write downs of the individual securities to their fair values. Securities that are held as available for sale are used as part of Commercial Bancshares’s asset/liability management strategy. Securities that may be sold in response to interest rate changes, changes in prepayment risk, the need to increase regulatory capital and other similar factors are classified as available for sale. Securities that management has the positive intent and ability to hold until maturity are classified as held to maturity. Held to maturity investment securities are carried at amortized cost.

At September 30, 2016, Commercial Bancshares’s investment portfolio consisted primarily of obligations of state and political subdivisions, mortgage-backed securities and U.S. government agency securities. To reduce Commercial Bancshares’s income tax burden, $4,795,000 or 43.0% of Commercial Bancshares’s investment portfolio as of September 30, 2016, was invested in tax-exempt obligations of state and political subdivisions, compared to $4,898,000 or 42.3% of Commercial Bancshares’s investment portfolio at December 31, 2015.

Loans are reported at their outstanding principal balances less unearned income, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income from loans is accrued based on the principal balance outstanding. Loan origination fees, net of certain loan origination costs, are deferred and recognized as an adjustment to the related loan yield. Loans make up the largest component of total assets. At September 30, 2016, net loans totaled $296,380,000, representing 85.4% of total assets and an increase of $3,308,000 or 1.1% from $293,072,000 at December 31, 2015. The increase in net loans between periods was largely due to increases in the commercial and real estate loan portfolios of $2,217,000 and $2,196,000, respectively, offset by declines in agricultural and consumer loan balances.

Commercial Bancshares’s loan portfolio represents its largest and highest yielding assets. The fundamental lending business of Commercial Bancshares is based on understanding, measuring and controlling the credit risk inherent in the loan portfolio. Commercial Bancshares’s loan portfolio is subject to varying degrees of credit risk. Credit risk entails both general risks, which are inherent in the process of lending, and risk specific to individual borrowers. Commercial Bancshares’s credit risk is mitigated through portfolio diversification, which limits exposure to any single customer, industry or collateral type. Typically, each consumer and residential lending product has a generally predictable level of credit losses based on historical loss experience. Home mortgage and home equity loans and lines generally have the lowest credit loss experience, while loans secured by personal property, such as auto loans, are generally expected to experience more elevated credit losses. Credit risk in commercial lending can vary significantly, as losses as a percentage of outstanding loans can shift widely during economic cycles and are particularly sensitive to changing economic conditions. Generally, improving economic conditions result in improved operating results on the part of commercial customers, enhancing their ability to meet their particular debt service requirements. Improvements, if any, in operating cash flows can be offset by the impact of rising interest rates that may occur during improved economic times. Declining economic conditions generally have an adverse effect on the operating results of commercial customers, reducing their ability to meet debt service obligations. Commercial Bancshares believes the general economic outlook remains stable without any clear or substantive trends in employment rates, real estate values or overall consumer or commercial confidence, spending or investment.

To control and manage credit risk, management has a credit process in place to ensure credit standards are maintained along with strong oversight and review procedures. The primary purpose of loan underwriting is the evaluation of specific lending risks and involves the analysis of the borrower’s ability to service the debt as well as the assessment of the value of the underlying collateral. Oversight and review procedures include the monitoring of portfolio credit quality, early identification of potential problem credits and the aggressive management of problem credits. In 2009, during the economic downturn, executive management implemented the following measures to proactively manage credit risk in the loan portfolios:

•	Reviewed all underwriting guidelines for various loan portfolios and have strengthened underwriting guidelines where needed.
•	Evaluated outside loan review parameters, engaging the services of a well-established firm to continue with such loan review, addressing not only specific loans but underwriting analysis, documentation, credit evaluation and risk identification.
•	Increased the frequency of quarterly internal reviews to monthly reviews of past due and delinquent loans to assess probable credit risks early in the delinquency process to minimize losses.
•	Aggressively seeks ownership and control, when appropriate, of real estate properties, which would otherwise go through time consuming and costly foreclosure proceedings to effectively control the disposition of such collateral.
•	Aggressively obtaining updated financial information on commercial credits and performing analytical reviews to determine debt source capacities in business performance trends.
•	Engaged a well-established auditing firm to analyze Commercial Bancshares’s loan loss reserve methodology and documentation.

The allowance for loan losses is established through a provision for loan losses charged to current earnings. The allowance for loan losses is maintained at a level estimated by management to absorb probable losses inherent in the loan portfolio and is based on management’s continuing evaluation of the portfolio, the related risk characteristics and the overall economic conditions affecting the portfolio. This estimation is inherently subjective as it requires measures that are susceptible to significant revision as more information becomes available.

Commercial Bancshares’s methodology in determining the allowance for loan losses includes segmenting the loan portfolio into various components and applying various loss factors to estimate the amount of probable losses. The largest segment of the loan portfolio is comprised of credit-rated commercial loans, comprising 81% of total loans at September 30, 2016. Credit-rated commercial loans include commercial and industrial loans along with loans to commercial borrowers that are secured by real estate (commercial property, multi-family residential property, 1-4 family residential property, and construction and land). For each loan within this segment, a credit rating is assigned based on a review of specific risk factors including (i) historical and projected financial results of the borrower, (ii) market conditions of the borrower’s industry that may affect the borrower’s future financial performance, (iii) business experience of the borrower’s management, (iv) nature of the underlying collateral, if any, and (v) borrower’s history of payment performance.

When assigning a credit rating to a loan, management uses an internal, nine-level rating system in which a rating of one carries the lowest level of credit risk and is used for borrowers exhibiting the strongest financial condition. Loans rated one through five are deemed to be acceptable quality and are considered “Pass”. Loans that are deemed to be of questionable quality are rated six (special mention). Loans with adverse classifications (substandard or doubtful) are rated seven and eight, respectively. A loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower characterized by a well-defined weakness.

The outstanding amounts of credit-rated commercial loans are aggregated by credit rating, and management estimates the allowance for losses for each credit rating using loss factors based on historical loss experience and qualitative adjustments reflecting the current economic conditions and outlook for housing, employment, manufacturing, and consumer spending. The economic adjustments reflect the imprecision that is inherent in the estimates of probable loan losses, and are intended to ensure adequacy of the overall allowance amount. The loss factors assigned to each credit rating are adjusted based on management’s judgment, along with certain qualitative factors such as the trend and severity of problem loans that can cause the estimation of inherent losses to differ from historical experience. Any change to an individual credit rating may affect the amount of the related allowance.

Commercial Bancshares’s internal review process results in the periodic review of assigned credit ratings to reflect changes in specific risk factors. Commercial lines of credit are generally issued with terms of one year, and upon annual renewal, a full review of the specific risk factors to assess the appropriateness of the assigned credit ratings. Furthermore, loans classified as special mention, substandard or doubtful are placed on an internal watch list and undergo a credit rating review on a quarterly basis (special mention loans) or monthly basis (substandard and doubtful loans).

As part of the oversight and review process, Commercial Bancshares maintains an allowance for loan losses to absorb estimated and probable losses inherent in the loan portfolio at the balance sheet date. The allowance is based on two basic principles of accounting: (1) the requirement that a loss be accrued when it is probable that the loss has occurred at the date of the financial statements and the amount of the loss can be reasonably estimated and (2) the requirement that losses, if any, be accrued when it is probable that Commercial Bancshares will not collect all principal and interest payments according to the loan’s contractual terms.

Commercial Bancshares’s allowance for loan losses has two basic components: a general reserve reflecting historical losses by loan category and loan classification, as adjusted by several factors whose effects are not reflected in historical loss ratios, and specific allowances for individually identified loans. General reserves are based upon historical loss experience by portfolio segment measured and supplemented to address various risk characteristics of Commercial Bancshares’s loan portfolio including:

•	Trends in delinquencies and other non-performing loans
•	Changes in the risk profile related to large loans in the portfolio
•	Changes in the categories of loans comprising the loan portfolio
•	Concentrations of loans to specific industry segments
•	Changes in economic conditions on both a local and a national level
•	Changes in Commercial Bancshares’s credit administration and loan portfolio management processes
•	Quality of Commercial Bancshares’s credit risk identification process

The portion of the reserve representing specific allowances is derived by accumulating the specific allowances established on individually impaired loans that have significant conditions or circumstances that indicate that a loss may be probable. Specific reserves are calculated on individually impaired loans and are established based on Commercial Bancshares’s calculation of the probable losses inherent in an individual loan. For loans on which Commercial Bancshares has not elected to use the collateral value as a basis to establish the measure of impairment, Commercial Bancshares measures impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate. In determining the cash flows to be included in the discount calculation, Commercial Bancshares considers a number of factors that combined, are used to estimate the probability and severity of potential losses.

•	The borrower’s overall financial condition
•	Resources and payment record
•	Support available from financial guarantors

At September 30, 2016 and December 31, 2015, the general reserve represented 98% of the total allowance for loan losses while the specified allowance accounted for 2% of the total. The severity of estimated losses on impaired loans can differ substantially from actual losses. The general reserve is calculated in two parts based on an internal risk classification of loans within each portfolio segment. General reserves on loans considered to be “classified” under regulatory guidance are calculated separately from loans considered to be “pass” rated under the same guidance. This segregation allows management to monitor the reserves related to higher risk loans separate from the remainder of the portfolio in order to better manage risk and ensure the sufficiency of reserves.

The allowance for loan losses is established and maintained at a level management deems adequate to cover losses inherent in the loan portfolio as of the balance sheet date and is based on management’s evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. The amount of the allowance is affected by: (i) loan charge-offs, which decreases the allowance, (ii) recoveries on loans previously charged off, which increases the allowance and (iii) the provision of possible loan losses charged to income, which increases the allowance. In determining the provision for possible loan losses, it is necessary for management to monitor fluctuations in the allowance resulting from actual charge-offs and recoveries and to periodically review the size and composition of the loan portfolio in light of current and anticipated economic conditions.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

At September 30, 2016 and December 31, 2015, the allowance for loan losses stood at $3,884,000 and $3,861,000, respectively, and the ratio of the allowance for loan losses to total loans was 1.29% and 1.30%, respectively. The ratio of annualized net charge-offs to average outstanding loans was 0.02% at September 30, 2016, compared to 0.16% at December 31, 2015. For the three months ended September 30, 2016, Commercial Bancshares provided $53,000 to the allowance for loan losses following net charge-offs of $22,000, compared to a provision of $86,000 following net charge-offs of $247,000 for the same period in 2015. For the nine months ended September 30, 2016, Commercial Bancshares provided $70,000 to the allowance for loan losses to maintain the balance at an adequate level following net charge-offs of $47,000. For the nine months ended September 30, 2015, Commercial Bancshares provided $138,000 to the allowance for loan losses following net charge-offs of $329,000.

The methodology used in the periodic review of reserve adequacy, which is performed at least quarterly, is designed to be responsive to changes in portfolio credit quality and inherent credit losses. The changes are reflected in both the pooled formula reserve and in specific reserves as the collectability of large classified loans is regularly recalculated with new information as it becomes available. In addition, bank regulators, as an integral part of their supervisory functions, periodically review Commercial Bancshares’s loan portfolio and related allowance for loan losses. These regulatory agencies may require Commercial Bancshares to increase its provision for loan losses or to recognize further loan charge-offs based upon their judgments. An increase in the allowance for loan losses by these regulatory agencies could materially adversely affect Commercial Bancshares’s financial condition and results of operations.

Before loans are charged off, they typically go through a phase of non-performing status. Various stages exist when dealing with such non-performance. The first stage is simple delinquency, where customers consistently start paying late, 30, 60 and 90 days at a time. These accounts may then be put on a list of loans to “watch” as they continue to under-perform according to original terms. Loans are placed on nonaccrual status when management believes the collection of the principal and interest is doubtful. A delinquent loan is generally placed on nonaccrual status when principal and/or interest is past due 90 days or more or if the financial strength of the borrower has declined or other facts would make the repayment of the loan suspect, unless the loan is well-secured or in the process of collection. When a loan is placed on nonaccrual status, all interest which has been accrued is charged back against current earnings as a reduction in interest income, which adversely affects the yield on loans in the period of reversal. No additional interest is accrued on the loan balance until collection of both principal and interest becomes reasonably certain. Loans placed on nonaccrual status may be returned to accrual status after payments are received for a minimum of six consecutive months in accordance with the loan documents and any doubt as to the loan’s full collectability has been removed or the troubled loan is restructured and evidenced by a credit evaluation of the borrower’s financial condition and the prospects for full repayment.

Commercial Bancshares’s methodology for evaluating whether a loan is impaired begins with risk-rating credits on an individual basis. Loans with a pass rating represent those not classified on Commercial Bancshares’s rating scale for problem credits, as minimal credit risk has been identified. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness that jeopardizes the repayment of the debt. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans rated as doubtful in whole, or in part, are placed on nonaccrual status.

Loans are placed on nonaccrual status when management believes the collection of principal and interest is doubtful or when loans are past due as to principal and interest 90 days or more, except in certain circumstances when interest accruals are continued on loans deemed by management to be fully collateralized and in the process of being collected. In such cases, the loans are individually evaluated in order to determine whether to continue income recognition after 90 days beyond the due dates. At September 30, 2016 and December 31, 2015, there were no 90 day delinquent loans that were on accrual status.

When management identifies a loan as impaired, the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the observable market price of the loan, except when the sole (remaining) source of repayment for the loan is the liquidation of the collateral. In this case, management uses the current fair value of the collateral, less selling costs when foreclosure is probable, instead of discounted cash flows. If management determines the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs and deferred loan fees or costs), impairment is recognized through an allowance estimate or a charge-off to the allowance. When management determines an impaired loan is a confirmed loss, the estimated impairment is directly charged off to the loan rather than creating a specific reserve for inclusion in the allowance for loan losses. However, not all impaired loans are in nonaccrual status as they may be current with regards to the payment terms. Their determination as an impaired loan is based on some inherent weakness in the credit that may, if certain circumstances occur or arise, result in an inability to comply with the loan agreement’s contractual terms. Impaired loans exclude large groups of smaller-homogenous loans that are collectively evaluated for impairment such as consumer real estate and installment loans.

The allowance for loan losses, specifically related to impaired loans at September 30, 2016 and December 31, 2015 was $62,000 and $76,000, respectively, related to loans with principal balances of $1,675,000 and $1,714,000. Impaired loans with no related allowance recorded at September 30, 2016 totaled $3,090,000 compared to $3,158,000 at December 31, 2015. Total impaired loans at September 30, 2016 totaled $4,765,000, a decrease of $107,000 or 2.2% from total impaired loans of $4,872,000 at December 31, 2015. Commercial Bancshares’s financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on the loan portfolio, unless a loan is placed on nonaccrual status. Amounts received on nonaccrual loans generally are applied first to principal and then to interest only after all principal has been collected. For the three and nine months ended September 30, 2016, Commercial Bancshares received interest payments of $59,000 and $217,000, respectively, related to impaired loans averaging $4,785,000 and $4,820,000, compared to interest payments of $77,000 and $214,000, related to impaired loans averaging $5,351,000 and $5,746,000 for the three and nine months ended September 30, 2015.

Management’s general practice is to proactively charge down loans individually evaluated for impairment to the fair value of the underlying collateral. Consistent with regulatory guidance, charge-offs on all loan segments are taken when specific loans, or portions thereof, are considered uncollectible. Commercial Bancshares’s policy is to promptly charge these loans off in the period the uncollectible loss is reasonably determined. Management believes that by taking a proactive approach in identify problems and determine their ultimate collectability, using both internal and external portfolio loan reviews, that any potential losses which may be incurred on these credits in the future are incorporated into its analysis of the adequacy of Commercial Bancshares’s allowance for loan losses.

Due to the weakening credit status of a borrower, Commercial Bancshares may elect to formally restructure certain loans to facilitate a repayment plan that minimizes the potential losses Commercial Bancshares might incur. Restructured loans, or troubled debt restructurings (“TDRs”) are classified as impaired loans and may either be in accruing or nonaccruing status. In most cases the modification is either a concessionary reduction in interest rate, extension of the maturity date or reduction in the principal balance that would otherwise not be considered. Concessionary modifications are classified as troubled debt restructurings unless the modification results in only an insignificant delay in the payments to be received. Troubled debt restructured loans are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows discounted using the loan’s effective interest rate at inception or the fair value of the collateral, less selling costs if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, impairment is recognized by establishing a valuation allowance as part of the allowance for loan losses or a charge-off to the allowance for loan losses. In periods subsequent to the modification, all TDRs are evaluated individually, including those that have payment defaults, for possible impairment. A nonaccrual TDR may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Additionally, there should be a sustained period of repayment performance (generally a period of six months) by the borrower in accordance with the modified contractual terms.

Troubled debt restructured loans totaled $4,295,000 at September 30, 2016, representing five credit relationships in which economic concessions were granted to borrowers to better align the terms of their loans with their current ability to repay. Troubled debt restructured balances are down slightly from $4,349,000 at December 31, 2015. As of September 30, 2016, 87% of all restructured loans were performing in accordance with the terms of the restructure. The specified reserve required for these TDRs, whether collateral dependent or not, was $62,000, representing 2% of the total loan loss reserve and 100% of the total specified reserve. There are no commitments to lend additional amounts to borrowers with loans classified as troubled debt restructurings as of September 30, 2016.

Non-performing assets include nonaccrual loans as well as other real estate owned and other repossessed assets. Non-performing loans are comprised of loans on nonaccrual status along with loans that are contractually past due 90 days or more but have not been classified as nonaccrual. At September 30, 2016, Commercial Bancshares had non-performing loans of $605,000, representing 0.20% of gross loans, compared to non-performing loans of $721,000 or 0.24% of gross loans at December 31, 2015. At September 30, 2016, non-performing loans by loan category were as follows: $537,000 in commercial operating loans; $42,000 in commercial real estate loans and $26,000 in consumer loans. Management evaluated non-performing loans at September 30, 2016 and believes that they have charged off, written down or established adequate loss reserves on all identified problem loans.

Other assets, including premises and equipment, accrued interest receivable, bank-owned life insurance, OREO and other repossessed assets and other assets decreased $714,000 or 4.1% to $16,823,000 at September 30, 2016 from $17,537,000 at December 31, 2015. The decrease in other assets was primarily due to a decrease of $1,062,000 or 11.6% in bank-owned life insurance due to the death of a former executive and proceeds received on the life insurance policy associated with the former executive. Premises and equipment decreased $203,000 or 3.6% to $5,745,000 at September 30, 2016 from $5,678,000 at December 31, 2015, largely reflecting depreciation expense of $454,000 offset with capital purchases of $251,000. Other assets increased $657,000 or 53.9% to $1,876,000 at September 30, 2016 from $1,219,000 at December 31, 2015, largely due to increases in tax assets and prepaid expenses.

Other real estate owned acquired through partial or total satisfaction of non-performing loans is included in other assets and recorded at fair value less anticipated selling costs based upon the property’s appraised value at the date of transfer, with any difference between the fair value of the property less costs to sell, and the carrying value of the loan charged to the reserve for loan losses. Subsequent write-downs that may be required are expensed as incurred. Gains and losses realized from the sale of other real estate owned, as well as valuation adjustments, are included in noninterest expense as well as expenses of operation. During the nine months ended September 30, 2016, two properties with a total carrying value of $36,000 were transferred to OREO, while five properties with a carrying value of $104,000 were sold at a net loss of $15,000. There were no properties held in OREO as of September 30, 2016, compared to three properties with a carrying value of $70,000 at year-end 2015.

Other repossessed assets, resulting from loans where Commercial Bancshares has received title or physical possession of the borrower’s assets, is included in other assets and is recorded at fair value, less estimated selling costs. At the time of repossession, the recorded amount of the loan is written down to the fair value of the equipment or vehicle by a charge to the reserve for loan losses. Gains and losses realized from the sale of other repossessed assets, as well as valuation adjustments, are included in noninterest income while valuation adjustments are included in noninterest expense. During the nine months ended September 30, 2016, additions to other repossessed assets totaled $12,000. During the same period, repossessed assets with a total carrying value of $91,000, sold for a net loss of $21,000 while another $41,000 in valuation adjustments were taken against income. At September 30, 2016, other repossessed assets totaled $3,000 compared to $123,000 at December 31, 2015.

Total deposits increased $8,644,000 or 2.9% to $305,270,000 at September 30, 2016 from $296,626,000 at December 31, 2015. The increase in deposits was largely due to an increase of $12,248,000 or 10.7% in savings and time deposits less than $250,000 and an increase of $1,876,000 or 23.7% in savings and time deposits greater than $250,000. The increase in savings and time deposits was partially offset by decreases in interest and noninterest-bearing demand deposits of $4,547,000 and $933,000, respectively.

The Bank offers a broad selection of deposit accounts, including noninterest-bearing demand deposits such as checking accounts, interest-bearing checking accounts, money market accounts, savings accounts and certificates of deposits. Included in the certificates of deposit balances at September 30, 2016 was a total of $38,302,000 in reciprocal certificates of deposits offered under the Certificate Deposit Account Registry Service (“CDARs”), a program in which the Bank participates. Under the CDARS program, participating banks are able to match customer’s deposits that would otherwise exceed the limits for FDIC insurance with certificates of deposits offered at other participating banks, thereby providing FDIC insurance to these excess deposits.

Commercial Bancshares also offers a variety of deposit accounts designed for businesses operating in its market areas. Business banking deposit products include commercial checking accounts, commercial money market accounts and checking accounts specifically designed for small businesses. Commercial Bancshares also offers bill paying and cash management services through its online banking system as well as a remote deposit capture product. Interest rates paid are competitively priced for each particular deposit product and structured to meet Commercial Bancshares’s funding requirements. Management believes that additional funds can be attracted and deposit growth can be realized through deposit pricing if Commercial Bancshares experiences increased loan demand or other liquidity needs.

Commercial Bancshares utilizes both short-term and long-term borrowings as an alternate funding source to deposits and can be used to fund Commercial Bancshares’s liquidity needs. Short-term borrowings, which include federal funds purchased, are borrowings from other banks that mature daily. FHLB advances are loans from Federal Home Loan Bank that can mature daily or have longer maturities with fixed or floating rates of interest. FHLB borrowings are generally used to provide additional funding for loan growth when it is in excess of deposit growth and to manage interest rate risk but can also be used as an additional source of liquidity for Commercial Bancshares. Borrowed funds totaled $1,483,000 at September 30, 2016, a decrease of $5,091,000 or 77.4%, from $6,574,000 at December 31, 2015. Commercial Bancshares’s borrowing capacity at FHLB totaled $40,902,000 of which $30,919,000 was available at September 30, 2016. Management believes Commercial Bancshares has adequate liquidity to meet their commitments for the foreseeable future.

Shareholders’ equity increased $2,439,000 or 6.8% to $38,575,000 at September 30, 2016 from $36,136,000 at December 31, 2015. The increase in shareholders’ equity was primarily attributable to current earnings of $3,030,000 less $454,000 for the purchase of treasury stock, plus adjustments of $801,000 relating to deferred compensation plan, treasury stock and stock-based compensation expense activity. Commercial Bancshares declared cash dividends of $0.75 per share for the nine months ended September 30, 2016, decreasing equity by $893,000. Included in shareholders’ equity is accumulated other comprehensive income which includes the net after-tax impact of unrealized gains or losses on investment securities classified as available for sale, which decreased $45,000 for the nine months ended September 30, 2016. Such unrealized gains or losses are generally due to changes in interest rates and represent the difference, net of applicable income tax effect, between the estimated fair value and amortized cost of investment securities.

During the nine months ended September 30, 2016, Commercial Bancshares returned 29.47% of earnings through dividends of $893,000 at $0.75 per share compared to a return on earnings of 29.83% through dividends of $757,000 at $0.63 per share for the same period in 2015. Average shareholders’ equity to average assets was 11.06% for the nine months ended September 30, 2016 compared to 10.64% for the nine months ended September 30, 2015.

Comparison of Results of Operations for the Three Months and Nine Months Ended September 30, 2016

Commercial Bancshares reported net income, after taxes of $436,000 for the three months ended September 30, 2016, a decrease of $509,000 or 53.9% from net income, after taxes of $945,000 for the three months ended September 30, 2015. Basic and diluted net income per common share was $0.36 for the third quarter ended September 30, 2016, compared to basic and diluted net income per common share of $0.79 and $0.77, respectively, for the third quarter of 2015. The decrease in net income was primarily driven by an increase in noninterest expense of $652,000, primarily consisting of merger-related expenses of $515,000, partially offset by a decrease of $49,000 in income tax expense and an increase of $99,000 in net interest income after the provision for loan losses. Net income, after taxes for the nine months ended September 30, 2016 was $3,030,000, an increase of $492,000 or 19.4% from net income of $2,538,000 for the nine months ended September 30, 2015. Basic and diluted net income per common share was $2.54 and $2.50, respectively, for the nine months ended September 30, 2016, compared to basic and diluted net income per common share of $2.12 and $2.08, respectively, for the same period in 2015. The increase in net income for the nine months ended September 30, 2016 was primarily attributable to an increase of $673,000 in noninterest income and an increase of $405,000 in net interest income after the provision for loan losses, partially offset by an increase of $449,000 in noninterest expense, primarily consisting of merger-related expenses and an increase of $137,000 in income tax expense. Significant components of Commercial Bancshares’s results of operations are included below.

Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. For comparative purposes, income from tax exempt securities has been adjusted to a tax equivalent basis using the federal statutory tax rate of 34% and a 20% disallowance of interest expense deductibility under the Tax Equity and Fiscal Responsibility Act (“TEFRA”) rules.

Net interest margin is significantly impacted by movements in interest rates and changes in the mix of earning assets and the liabilities that fund those assets. Net interest margin is calculated by expressing tax equivalent net interest income as a percentage of average interest-earning assets and represents Commercial Bancshares’s net yield on its earning assets. Net interest margin is an indicator of Commercial Bancshares’s effectiveness in generating income from its earning assets. Net interest margin is affected by the structure of the balance sheet as well as by competitive pressures, Federal Reserve regulatory and monetary policies and the economy. Commercial Bancshares’s net interest margin, on a fully taxable equivalent basis, was 4.33% for the three-month period ended September 30, 2016, compared to 4.54% for the same period in 2015. Interest rate spread, which is the average yield on interest-earning assets minus the average rate paid on interest-bearing liabilities, was 4.26% and 4.46% for the three months ended September 30, 2016 and 2015, respectively. For the nine months ended September 30, 2016, Commercial Bancshares’s net interest margin and interest rate spread was 4.44% and 4.36%, respectively, compared to net interest margin and interest rate spread of 4.48% and 4.40%, respectively, for the same period in 2015.

The table that follows presents Commercial Bancshares’s (i) average assets, liabilities and shareholders’ equity, (ii) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (iv) interest rate spread (the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities), and (v) net interest margin (net interest income as a percentage of total average interest-earning assets).

Table 1 Yield Analysis

For the three-month period ended September 30, 2016 and 2015.

(Dollar amounts in thousands)

	Three Months Ended September 30,
	2016			2015
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Federal funds sold	$18,080	$23	0.51%	$12,164	$8	0.26%
Investment securities:
Taxable securities(1)	6,397	45	2.80	7,116	46	2.56
Tax exempt securities(1)	4,833	71	5.76	7,081	107	6.00
Loans(2)(3)	294,599	3,620	4.89	277,716	3,529	5.04
Earning assets	323,909	3,759	4.62%	304,077	3,690	4.81%
Other assets	21,725			22,755
Total assets	$345,634			$326,832
Interest-bearing demand deposits	$118,680	$24	0.08%	$114,918	$23	0.08%
Savings deposits	30,226	3	0.04	28,009	2	0.03
Time deposits	104,584	195	0.74	94,209	179	0.75
Borrowed funds	1,503	8	2.12	2,895	10	1.37
Interest-bearing liabilities	254,993	230	0.36%	240,031	214	0.35%
Noninterest-bearing demand deposits	50,137			49,208
Other liabilities	1,639			1,539
Shareholders’ equity	38,865			36,054
Total liabilities and shareholders’ equity	$345,634			$326,832
Net interest income		$3,529			$3,476
Interest rate spread			4.26%			4.46%
Net interest margin(4)			4.33%			4.54%

(1)	Average yields on all securities have been computed based on amortized cost. Income on tax-exempt securities has been computed on a taxable-equivalent basis using a 34% federal tax rate and a 20% disallowance of interest expense deductibility under TEFRA rules. The amount of such adjustment was $23,000 and $36,000 for the three-month period ended September 30, 2016 and 2015.
(2)	Average balance is net of deferred loan fees of $753,000 and $664,000 for the three months ended September 30, 2016 and 2015, respectively.
(3)	Interest income includes loan fees of $115,000 and $128,000 for the three-month period ended September 30, 2016 and 2015, respectively, as well as $29,000 and $33,000 of deferred dealer reserve expense for the same years.
(4)	Net interest margin is the ratio of annualized tax equivalent net interest income to average earning assets.

The table that follows presents Commercial Bancshares’s (i) average assets, liabilities and shareholders’ equity, (ii) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (iv) interest rate spread (the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities), and (v) net interest margin (net interest income as a percentage of total average interest-earning assets).

Table 2 Yield Analysis

For the nine-month period ended September 30, 2016 and 2015.

(Dollar amounts in thousands)

	Nine Months Ended September 30,
	2016			2015
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Federal funds sold	$16,227	$61	0.50%	$21,027	$39	0.25%
Investment securities:
Taxable securities(1)	6,508	131	2.69	7,259	142	2.62
Tax-exempt securities(1)	4,864	214	5.82	6,911	312	6.04
Loans(2)(3)	292,210	10,902	4.98	273,579	10,504	5.13
Earning assets	319,809	11,308	4.72%	308,776	10,997	4.76%
Other assets	21,968			24,178
Total assets	$341,777			$332,954
Interest-bearing demand deposits	$118,057	$71	0.08%	$116,472	$69	0.07%
Savings deposits	29,965	7	0.03	27,399	7	0.03
Time deposits	101,829	565	0.74	100,913	555	0.74
Borrowed funds	2,706	29	1.43	2,082	28	1.80
Interest-bearing liabilities	252,557	672	0.36%	246,866	659	0.36%
Noninterest-bearing demand deposits	49,833			49,066
Other liabilities	1,577			1,580
Shareholders’ equity	37,810			35,442
Total liabilities and shareholders’ equity	$341,777			$332,954
Net interest income		$10,636			$10,338
Interest rate spread			4.36%			4.40%
Net interest margin(4)			4.44%			4.48%

(1)	Average yields on all securities have been computed based on amortized cost. Income on tax-exempt securities has been computed on a taxable-equivalent basis using a 34% federal tax rate and a 20% disallowance of interest expense deductibility under TEFRA rules. The amount of such adjustment was $69,000 and $108,000 for the nine-month period ended September 30, 2016 and 2015.
(2)	Average balance is net of deferred loan fees of $735,000 and $689,000 for the nine months ended September 30, 2016 and 2015, respectively.
(3)	Interest income includes loan fees of $442,000 and $424,000 for the nine-month period ended September 30, 2016 and 2015, respectively, as well as $100,000 and $111,000 of deferred dealer reserve expense for the same years.
(4)	Net interest margin is the ratio of annualized tax equivalent net interest income to average earning assets.

Net interest income, on a fully taxable equivalent basis, for the three months ended September 30, 2016, was $3,529,000, an increase of $53,000 or 1.5%, compared to $3,476,000 for the same period in 2015. Net interest income, on a fully taxable equivalent basis, for the nine months ended September 30, 2016 was $10,636,000, an increase of $298,000 or 2.9%, compared to $10,338,000 for the same period in 2015. The increase for both the three and nine-month periods was largely attributable to growth in the loan portfolio compared to the same periods in 2015. Commercial Bancshares’s overall cost of funds in 2016 remained relatively constant at 0.36% for the nine-month period, compared to 0.35% and 0.36% for the three and nine month-periods in 2015. The average yield on earning assets for the three and nine months ended September 30, 2016 was 4.62% and 4.72%, respectively, compared to 4.81% and 4.76% for the same periods in 2015.

Interest and fee income, on a fully taxable equivalent basis totaled $3,759,000 for the three months ended September 30, 2016, an increase of $69,000 or 1.9% from $3,690,000 for same period in 2015. Average net loans, representing 90.95% and 91.33% of average earning assets at September 30, 2016 and 2015, respectively, increased $16,883,000 or 6.1%, while the average tax equivalent yield earned decreased 15 basis points. Average federal funds sold, representing 5.58% and 4.00% of average earning assets at September 30, 2016 and 2015, respectively, decreased $5,916,000 or 48.6%, while the average yield earned increased 25 basis points. Average investment securities, representing 3.47% and 4.67% of average earning assets at September 30, 2016 and 2015, respectively, decreased $2,967,000 or 20.9%, while the average tax equivalent yield earned decreased 21 basis points.

Interest and fee income, on a fully taxable equivalent basis totaled $11,308,000 for the nine months ended September 30, 2016, an increase of $311,000 or 2.83% from $10,997,000 for the same period in 2015. Average net loans, representing 91.37% and 88.60%, of average earning assets at September 30, 2016 and 2015, respectively, increased $18,631,000 or 6.8%, while the average tax equivalent yield earned decreased 15 basis points. Average federal funds sold, representing 5.07% and 6.81% of average earning assets at September 30, 2016 and 2015, respectively, decreased $4,800,000 or 22.8%, while average yields earned increased 25 basis points. Average investment securities, representing 3.56% and 4.59% of average earning assets at September 30, 2016 and 2015, respectively, decreased $2,798,000 or 19.8%, while the average tax equivalent yield earned decreased 25 basis points.

Interest expense totaled $230,000 for the three months ended September 30, 2016, an increase of $16,000 or 7.5% from $214,000 for the same period in 2015. Average interest-bearing demand deposits, representing 46.54% and 47.88% of average interest-bearing liabilities at September 30, 2016 and 2015, respectively, increased $3,762,000 or 3.3%, with no change in the average rate paid between periods. Average savings account balances, representing 11.85% and 11.67% of average interest-bearing liabilities at September 30, 2016 and 2015, respectively, increased $2,217,000 or 7.9%, while the average rate paid increased 1 basis point between periods. Average time deposits, representing 41.01% and 39.25% of average interest-bearing liabilities at September 30, 2016 and 2015, respectively, increased $10,375,000 or 11.0%, while the average rate paid decreased 1 basis point between periods. Average borrowings, representing 0.59% and 1.21% of average interest-bearing liabilities at September 30, 2016 and 2015, respectively, decreased $1,392,000 or 48.1%, while the average rate paid increased 75 basis points between periods.

Interest expense totaled $672,000 for the nine months ended September 30, 2016, an increase of $13,000 or 2.0% from $659,000 for the same period in 2015. Average interest-bearing demand deposits, representing 46.74% and 47.18% of average interest-bearing liabilities at September 30, 2016 and 2015, respectively, increased $1,585,000 or 1.4%, while the average rate paid increased 1 basis point between periods. Average savings account balances, representing 11.86% and 11.10% of average interest-bearing liabilities at September 30, 2016 and 2015, respectively, increased $2,566,000 or 9.4%, with no change in the average rate paid between periods. Average time deposits, representing 40.32% and 40.88% of average interest-bearing liabilities at September 30, 2016 and 2015, respectively, increased $916,000 or 0.9%, with no change in the average rate paid between periods. Average borrowings, representing 1.07% and 0.84% of average interest-bearing liabilities at September 30, 2016 and 2015, respectively, increased $624,000 or 30.0%, while the average rate paid decreased 37 basis points between periods.

Commercial Bancshares establishes an allowance for loan losses through charges to earnings, which are shown in the statements of operations as the provision for loan losses. Through the provision for or recovery of loan losses, an allowance is maintained that reflects management’s best estimate of probable incurred losses related to specifically identified loans as well as the inherent risk of loss related to the remaining portfolio. In evaluating the allowance for loan losses, management considers various factors that include loan growth, the amount and composition of the loan portfolio (including non-performing and potential problem loans), diversification, or conversely, concentrations by industry, geography or collateral within the portfolio, historical loan loss experience, current delinquency levels, the estimated value of the underlying collateral, prevailing economic conditions and other relevant factors. Loan charge-offs are recorded to this allowance when loans are deemed uncollectible, in whole or in part. Impacting the provision for loan losses in any accounting period are several factors including the amount of loan growth during the period, broken down by loan type, the level of charge-offs during the period, the changes in the amount of impaired loans, changes in risk ratings assigned to loans, specific loan impairments, credit quality and ultimately, the results of management’s assessment of the inherent risks of the loan portfolio.

The provision for loan and lease losses charged against income for the three months ended September 30, 2016 was $53,000, a decrease of $33,000 or 38.4%, compared to a provision of $86,000 for the same period in 2015. The provision charged against income for the nine months ended September 30, 2016 was $70,000, a decrease of $68,000 or 49.3%, compared to a provision of $138,000 for the same period in 2015. The decrease in the provision for loan losses was primarily due to a decline in delinquencies and net charge-offs as well as lower levels of adversely classified loans Net charge-offs for the three and nine months ended September 30, 2016 was $22,000 and $47,000, respectively, compared to net charge-offs of $247,000 and $329,000 for the same periods in 2015. Classified loans decreased $407,000 or 9.3% to $3,992,000 at September 30, 2016 from $4,399,000 at December 31, 2015.

Management considers the allowance for loan losses at September 30, 2016 adequate to cover loan losses based on its assessment of various factors affecting the loan portfolio, including the level of problem loans, overall delinquencies, business conditions, estimated collateral values and loss experience. A decline in local and national economic conditions, or other factors, could result in a material increase in the allowance for loan losses which could adversely affect Commercial Bancshares’s financial condition and results of operations. Further information relating to factors affecting the allowance for loan losses is discussed under Financial Condition.

Noninterest income consists primarily of fees and commissions earned on services that are provided to Commercial Bancshares’s banking customers, income generated from the leasing of office space, third-party mortgage referral fee income and other miscellaneous income. Noninterest income for the three and nine months ended September 30, 2016 was $507,000 and $2,157,000, respectively, compared to $512,000 and $1,484,000 for the three and nine months ended September 30, 2015. Following are some of the more significant factors affecting noninterest income in 2016:

•	An increase of $719,000 in miscellaneous income for the nine-month period, largely driven by a $677,000 death benefit that exceeded the cash surrender value of $1,222,000 on a bank-owned life insurance policy associated with a former executive as well as a refund of 2015 FDIC assessment fees of $39,000 from the Division of Financial Institutions. This refund is the result of recent legislation that eliminated the regulatory fees paid to the Division by Ohio-chartered banks and savings institutions.
•	A decrease of $58,000 in rent income, for the nine-month period, primarily due to lost income due to the sale of a branch office during the first quarter of 2015. Commercial Bancshares leased office space at this branch.

Noninterest expense consists primarily of personnel, occupancy, equipment and other operating expenses. Noninterest expense for the three and nine months ended September 30, 2016 totaled $3,222,000 and $8,429,000, respectively, compared to $2,570,000 and $7,980,000 for the three and nine months ended September 30, 2015. Following are some of the more significant factors affecting noninterest expense during 2016:

•	An increase of $113,000 and $250,000 in salaries and employee benefits for the three and nine-month periods, respectively, primarily reflecting annual salary increases as well as an increase in employee compensation costs relating to stock option awards, and an increase in group medical insurance plan expense.
•	A decrease of $322,000 in OREO and other miscellaneous loan expense for the nine-month period, largely due to the sale of two large commercial real estate properties during the second and third quarters of 2015.

•	A decrease of $34,000 and $80,000 in FDIC deposit insurance for the three and nine-month periods, respectively, primarily due to recent legislation passed by the Ohio General Assembly that eliminated the regulatory fees paid to the Division of Financial Institutions by Ohio-chartered banks and savings institutions.
•	Merger-related expenses of $515,000 for the three and nine-month periods reflecting attorney fees, auditor fees, investment banker fees and conversion costs associated with the upcoming merger with First Defiance.
•	An increase of $50,000 and $138,000 in other operating expense for the three and nine-month periods, respectively, primarily reflecting increases in checkcard losses and repossessed asset depreciation.

Commercial Bancshares’s pre-tax income for the three and nine months ended September 30, 2016 totaled $738,000 and $4,225,000, respectively, resulting in a tax provision of $302,000 and $1,195,000, compared to pre-tax income of $1,296,000 and $3,596,000 resulting in a tax provision of $351,000 and $1,058,000 for the same periods in 2015. Commercial Bancshares’s effective tax rate for the three and nine months ended September 30, 2016 was 40.92% and 28.28%, respectively, compared to 27.08% and 29.42% for the same periods in 2015. The difference between Commercial Bancshares’s effective tax rate and the statutory rate is primarily attributable to non-deductible merger-related expenses incurred during the quarter and to Commercial Bancshares’s tax-exempt income. Tax-exempt income includes income earned on certain state and political subdivisions securities that qualify for state and/or federal income tax exemption and Commercial Bancshares’s earnings on Bank-owned life insurance policies, which are exempt from federal taxation.

Liquidity

Liquidity is the ability to satisfy demands for deposit withdrawals, lending commitments and other corporate needs. Commercial Bancshares’s liquidity primarily represented by cash equivalents and federal funds sold, is a result of its operating, investing and financing activities, which are summarized in the Condensed Consolidated Statements of Cash Flows. Primary sources of funds are deposits, prepayments and maturities of outstanding loans and securities. While scheduled payments from the amortization of loans and securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Funds are primarily used to meet ongoing commitments, satisfy operational expenses, payout maturing certificates of deposit and savings withdrawals and fund loan demand, with excess funds being invested in short-term, interest-earning assets. Additional funds are generated through Federal Home Loan Bank advances, overnight borrowings and other sources.

Commercial Bancshares’s liquidity ratio at September 30, 2016 was 7.17% compared to 5.74% at year-end 2015. Another measure of liquidity is the relationship of net loans to deposits and borrowed funds with lower ratios indicating greater liquidity. At September 30, 2016 and December 31, 2015, the ratio of net loans to deposits and borrowed funds was 96.66%. Management believes its sources of liquidity are adequate to meet the needs of Commercial Bancshares.

As presented in the accompanying unaudited Consolidated Statements of Cash Flows, the sources of liquidity vary between periods. Commercial Bancshares’s cash equivalents and federal funds sold totaled $22,696,000 at September 30, 2016 compared to $20,904,000 at September 30, 2015. The primary sources of funds during the first nine months of 2016 included an increase of $8,643,000 in net deposits, $7,000,000 in Federal Home Loan Bank advances and $4,079,000 in net cash provided by operating activities. The primary uses of funds during the nine months of 2016 included the repayment of $12,091,000 in Federal Home Loan Bank advances, $3,383,000 in net loans and cash dividends of $893,000.

The primary sources of funds during the nine months of 2015 included $5,000,000 in Federal Home Loan Bank advances, $2,700,000 in net cash provided by operating activities, $2,121,000 in proceeds from the sale of OREO and other repossessed assets, $1,276,000 in pay downs and maturities of investment securities and $1,237,000 in proceeds from the disposition of premises and equipment. The primary uses of funds during the nine months of 2015 included the decrease of $6,277,000 in net deposits, the repayment of $5,089,000 in Federal Home Loan Bank advances, $4,604,000 in net loans, $1,780,000 in security investment purchases and cash dividends of $757,000.

Capital Resources

Banking regulations have established minimum capital requirements for banks including risk-based capital ratios and leverage ratios. Regulations require all banks to have a minimum total risk-based capital ratio of 8.0%, with half of the capital composed of core capital. Minimum leverage ratios range from 3.0% to 5.0% of total assets. Conceptually, risk-based capital requirements assess the riskiness of a financial institution’s balance sheet and off-balance sheet commitments in relation to its capital. Core capital, or Tier 1 capital, includes common equity, perpetual preferred stock and minority interests that are held by others in consolidated subsidiaries minus intangible assets. Supplementary capital, or Tier 2 capital, includes core capital and such items as mandatory convertible securities, subordinated debt and the allowance for loans and lease losses, subject to certain limitations. Qualified Tier 2 capital can equal up to 100% of an institution’s Tier 1 capital with certain limitations in meeting the total risk-based capital requirements.

In July 2013, U.S. banking regulators adopted final rules related to standards on bank capital adequacy and liquidity (commonly referred to as “Basel III”). Under the new rules, the Bank is subject to new capital requirements that include: (i) creation of a new required ratio for common equity Tier 1 (“CET1”) capital; (ii) an increase to the minimum Tier 1 capital ratio; (iii) changes to risk-weightings of certain assets for purposes of the risk-based capital ratios; (iv) creation of an additional capital conservation buffer of 2.5% in excess of the required minimum capital ratios; and (v) changes to what qualifies as capital for purposes of meeting these capital requirements.

The Tier 1 common capital ratio excludes any preferred shares or non-controlling interests when determining the calculation. This differs from the Tier 1 capital ratio which is based on the sum of its equity capital and disclosed reserves, and sometimes non-redeemable, non-cumulative preferred stock. Under Basel III, the Bank is required to maintain a minimum CET1 ratio of 4.5% of risk-weighted assets. At September 30, 2016, the Bank’s CET1 ratio was 12.5%, compared to 11.8% at December 31, 2015. The Bank’s leverage and risk-based capital ratios at September 30, 2016, were 10.9% and 13.7%, respectively, compared to leverage and risk-based capital ratios of 10.6% and 13.0%, respectively, at December 31, 2015. The Bank’s capital conservation buffer was 5.7% at September 30, 2016, well above the required buffer of 2.5%. The Bank exceeded the minimum regulatory requirements to be considered well capitalized for both periods. Should it become necessary to raise capital to expand the activities of Commercial Bancshares, Commercial Bancshares believes there are sufficient un-issued shares to satisfy Commercial Bancshares’s objectives.

Table 3 Contractual Obligations and Commitments

Commercial Bancshares has certain obligations and commitments to make future payments under contract. The following table presents Commercial Bancshares’s contractual obligations and commitments (in thousands) at September 30, 2016:

Contractual Obligations	Payments Due by Period
	Total	Less Than One Year	1 – 3 Years	3 – 5 Years	After 5 Years
Time deposits and certificates of deposit	$106,091	$57,643	$34,931	$9,204	$4,313
Borrowed funds	1,483	0	0	0	1,483
Total contractual obligations	$107,574	$57,643	$34,931	$9,204	$5,796

Other Commitments	Amount of Commitment — Expiration by Period
	Total	Less Than One Year	1 – 3 Years	3 – 5 Years	After 5 Years
Commitments to extend commercial credit	$23,276	$13,089	$2,554	$0	$7,633
Commitments to extend consumer credit	12,073	2,741	3,272	3,156	2,904
Standby letters of credit	215	215	0	0	0
Total other commitments	$35,564	$16,045	$5,826	$3,156	$10,537

Other obligations and commitments which are not included above include the deferred compensation plan, index plan reserve and split dollar life insurance. The timing of payments for these plans is unknown. See Note 1 of the 2015 Annual Report for additional details.

Items listed under “Contractual Obligations” represent standard bank financing activity under normal terms and practices. Such funds normally rollover or are replaced by like items depending on the then-current financing needs. Items shown under “Other Commitments” also represent standard bank activity, but for extending credit to bank customers. Commercial credits generally represent lines of credit or approved loans with drawable funds still available under the contract terms. On an on-going basis, approximately half of these amounts are expected to be drawn. Consumer credits generally represent amounts drawable under revolving home equity lines or credit card programs. Such amounts are usually deemed less likely to be drawn upon in total as consumers tend not to draw down all amounts on such lines. Utilization rates tend to be fairly constant over time. Standby letters of credit represent guarantees to finance specific projects whose primary source of financing comes from other sources. In the unlikely event of the other source’s failure to provide sufficient financing, the bank would be called upon to fill the need. Commercial Bancshares is also continually engaged in the process of approving new loans in a bidding competition with other banks. Management and Board committees approve the terms of these potential new loans with conditions and/or counter terms made to the applicant customers. Customers may accept the terms, make a counter proposal, or accept terms from a competitor. These loans are not yet under contract, but offers have been tendered, and would be required to be funded if accepted. Such agreements represent approximately $10,716,000 at September 30, 2016 in varying maturity terms.

Comparison of Financial Condition December 31, 2015 and December 31, 2014

Assets totaled $341,090,000 at December 31, 2015, compared to $336,529,000 at December 31, 2014, reflecting an increase of $4,561,000 or 1.4%, largely due to an increase in net loans of $18,047,000 or 6.6%, partially offset by decreases in federal funds sold, other assets and investment securities of $8,015,000, $3,580,000 and $1,650,000, respectively. Liabilities totaled $304,954,000 at December 31, 2015, compared to $302,303,000 at December 31, 2014, reflecting an increase of $2,651,000 or 0.9%, largely due to an increase in borrowed funds of $4,882,000, partially offset by a decrease in total deposits of $2,145,000. Shareholders’ equity increased 5.6% to $36,136,000 at December 31, 2015, from $34,226,000 at December 31, 2014.

Cash equivalents and federal funds sold include working cash funds, due from banks, interest-bearing deposits in other financial institutions, items in process of collection and federal funds sold. Commercial Bank is required to maintain average reserve balances with the Federal Reserve Bank based on average daily deposit balances and statutory reserve ratios prescribed by the type of deposit account. The average balance held in reserve for the twelve months ended December 31, 2015 was $4,374,000, compared to $5,267,000 for the same period in 2014. At December 31, 2015, cash equivalents and federal funds sold totaled $18,895,000, a decrease of $8,256,000 or 30.4% from cash equivalents and federal funds sold of $27,151,000 at December 31, 2014.

The investment securities portfolio is comprised primarily of residential mortgage-backed securities, tax-exempt securities of state and political subdivisions, (available for sale as well as held to maturity), debt securities issued by U.S. government-sponsored agencies and other equity securities. Investment securities decreased 12.5% or $1,650,000 to $11,586,000 at December 31, 2015 from $13,236,000 at December 31, 2014. The decline in investment securities was predominantly due to the call of municipal and Government Agency securities of $2,773,000 and $459,000 in principal pay downs and prepayments of mortgage-backed securities, partially offset with purchases of U.S. government agency and municipal securities totaling $1,780,000. Available for sale investment securities are reported at fair value with unrealized holding gains and losses, based on the difference between amortized cost and fair value, reported net of deferred tax, as accumulated other comprehensive income (loss), a separate component of shareholders’ equity. Declines in the fair value of individual securities below their cost that are other-than-temporary, result in write downs of the individual securities to their fair values. Securities that are held as available for sale are used as part of Commercial Bancshares’ asset/liability management strategy. Securities that may be sold in response to interest rate changes, changes in prepayment risk, the need to increase regulatory capital and other similar factors are classified as available for sale. Securities that management has the positive intent and ability to hold until maturity are classified as held to maturity. Held to maturity investment securities are carried at amortized cost.

At December 31, 2015, the investment portfolio consisted primarily of obligations of state and political subdivisions, mortgage-backed securities and U.S. government agency securities. To reduce Commercial Bancshares’ income tax burden, $4,898,000 or 42.3% of Commercial Bancshares’ investment portfolio as of December 31, 2015, was invested in tax-exempt obligations of state and political subdivisions, compared to $6,596,000 or 49.8% at December 31, 2014.

Loans

Loans are reported at their outstanding principal balances less unearned income, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income on loans is accrued based on the principal balance outstanding. Loan origination fees, net of certain loan origination costs, are deferred and recognized as an adjustment to the related loan yield. Loans make up the largest component of total assets. At December 31, 2015, net loans of $293,072,000, representing 85.92% of total assets, increased 6.6% or $18,047,000 from net loans of $275,025,000 at December 31, 2014. The increase in net loans between periods was predominantly in the commercial and agricultural loan portfolio, up $17,408,000 or 7.7%. Contributing factors to the increase in commercial loan demand is the stabilization in the regional economy in which Commercial Bancshares operates as well as the efforts of Commercial Bancshares’ experienced loan officers in developing new loan relationships, combined with the support of existing customers. Consumer real estate loans increased 7.9% or $1,761,000, while installment and home equity loans decreased $1,251,000 and $136,000, respectively.

Table 4 below, provides a summary of the loan distribution by product type.

Table 4 Loan Portfolio Distribution

At December 31 (In thousands)
	2015 Amount	2014 Amount	2013 Amount	2012 Amount	2011 Amount
Commercial	$242,916	$225,508	$216,298	$193,546	$177,402
Real Estate	23,944	22,183	18,806	16,129	15,456
Consumer	12,023	13,274	16,030	18,271	22,175
Home equity	18,050	18,186	18,834	19,398	19,818
Indirect finance	0	0	0	0	22
Total loans	$296,933	$279,151	$269,968	$247,344	$234,873

The following is a schedule of commercial loan maturities (in thousands) based on contractual terms as of December 31, 2015.

One Year or Less	One Through Five Years	Over Five Years
$39,957	$37,881	$165,078

Of the commercial loans included in the preceding schedule with maturities exceeding one year, $25,131,000 have fixed rates to maturity, while $177,828,000 have adjustable rates.

Commercial Bancshares’ loan portfolio represents its largest and highest yielding assets. The fundamental lending business of Commercial Bancshares is based on understanding, measuring and controlling the credit risk inherent in the loan portfolio. Commercial Bancshares’ loan portfolio is subject to varying degrees of credit risk. Credit risk entails both general risks, which are inherent in the process of lending, and risk specific to individual borrowers. Commercial Bancshares’ credit risk is mitigated through portfolio diversification, which limits exposure to any single customer, industry or collateral type. Typically, each consumer and residential lending product has a generally predictable level of credit losses based on historical loss experience. Home mortgage and home equity loans and lines generally have the lowest credit loss experience, while loans secured by personal property, such as auto loans, are generally expected to experience more elevated credit losses. Credit risk in commercial lending can vary significantly, as losses as a percentage of outstanding loans can shift widely during economic cycles and are particularly sensitive to changing economic conditions. Generally, improving economic conditions result in improved operating results on the part of commercial customers, enhancing their ability to meet their particular debt service requirements. Improvements, if any, in operating cash flows can be offset by the impact of rising interest rates that may occur during improved economic times. Declining economic conditions have an adverse effect on the operating results of commercial customers, reducing their ability to meet debt service obligations. Commercial Bancshares believes the general economic outlook remains stable without any clear or substantive trends in employment rates, real estate values or overall consumer or commercial confidence, spending or investment.

To control and manage credit risk, management has a credit process in place to ensure credit standards are maintained along with strong oversight and review procedures. The primary purpose of loan underwriting is the evaluation of specific lending risks and involves the analysis of the borrower’s ability to service the debt as well as the assessment of the value of the underlying collateral. Oversight and review procedures include the monitoring of portfolio credit quality, early identification of potential problem credits and the aggressive management of problem credits. Executive management has implemented the following measures to proactively manage credit risk in the loan portfolios:

•	Reviewed all underwriting guidelines for various loan portfolios and have strengthened underwriting guidelines where needed.
•	Evaluated outside loan review parameters, engaging the services of a well-established firm to continue with such loan review, addressing not only specific loans but underwriting analysis, documentation, credit evaluation and risk identification.
•	Increased the frequency of internal reviews to monthly reviews of past due and delinquent loans to assess probable credit risks early in the delinquency process to minimize losses.
•	Aggressively seeks ownership and control, when appropriate, of real estate properties, which would otherwise go through time-consuming and costly foreclosure proceedings to effectively control the disposition of such collateral.
•	Aggressively obtaining updated financial information on commercial credits and performing analytical reviews to determine debt source capacities in business performance trends.
•	Engaged a well-established auditing firm to analyze Commercial Bancshares’ loan loss reserve methodology and documentation.

Allowance for Loan Losses

The allowance for loan losses (“ALLL”) is established through a provision for loan losses charged to current earnings. The allowance for loan losses is maintained at a level estimated by management to absorb probable losses inherent in the loan portfolio and is based on management’s continuing evaluation of the portfolio, the related risk characteristics, and the overall economic conditions affecting the portfolio. This estimation is inherently subjective as it requires measures that are susceptible to significant revision as more information becomes available.

Commercial Bancshares’ methodology in determining the allowance for loan losses includes segmenting the loan portfolio into various components and applying various loss factors to estimate the amount of probable losses. The largest segment of the loan portfolio is comprised of credit-rated commercial loans, comprising 82% of total loans as of December 31, 2015. Credit-rated commercial loans include commercial and industrial loans along with loans to commercial borrowers that are secured by real estate (commercial property, multi-family residential property, 1-4 family residential property, and construction and land). For each loan within this segment, a credit rating is assigned based on a review of specific risk factors including (i) historical and projected financial results of the borrower, (ii) market conditions of the borrower’s industry that may affect the borrower’s future financial performance, (iii) business experience of the borrower’s management, (iv) nature of the underlying collateral, if any, and (v) borrower’s history of payment performance.

When assigning a credit rating to a loan, management uses an internal, nine-level rating system in which a rating of one carries the lowest level of credit risk and is used for borrowers exhibiting the strongest financial condition. Loans rated one through five are deemed to be acceptable quality and are considered

“Pass”. Loans that are deemed to be of questionable quality are rated six (special mention). Loans with adverse classifications (substandard or doubtful) are rated seven and eight, respectively. A loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower characterized by a well-defined weakness.

The outstanding amounts of credit-rated commercial loans are aggregated by credit rating, and management estimates the allowance for losses for each credit rating using loss factors based on historical loss experience and qualitative adjustments reflecting the current economic conditions and outlook for housing, employment, manufacturing, and consumer spending. The economic adjustments reflect the imprecision that is inherent in the estimates of probable loan losses, and are intended to ensure adequacy of the overall allowance amount. The loss factors assigned to each credit rating are adjusted based on management’s judgment, along with certain qualitative factors such as the trend and severity of problem loans that can cause the estimation of inherent losses to differ from historical experience. Any change to an individual credit rating may affect the amount of the related allowance.

Commercial Bancshares’ internal review process results in the periodic review of assigned credit ratings to reflect changes in specific risk factors. Commercial lines of credit are generally issued with terms of one year, and upon annual renewal, a full review of the specific risk factors to assess the appropriateness of the assigned credit ratings. Furthermore, loans classified as special mention, substandard or doubtful are placed on an internal watch list and undergo a credit rating review on a quarterly basis (special mention loans) or monthly basis (substandard and doubtful loans).

As part of the oversight and review process, Commercial Bancshares maintains an allowance for loan losses to absorb estimated and probable losses inherent in the loan portfolio at the balance sheet date. The allowance is based on two basic principles of accounting: (1) the requirement that a loss be accrued when it is probable that the loss has occurred at the date of the financial statements and the amount of the loss can be reasonably estimated and (2) the requirement that losses, if any, be accrued when it is probable that Commercial Bancshares will not collect all principal and interest payments according to the loan’s contractual terms.

Commercial Bancshares’ allowance for loan losses has two basic components: a general reserve reflecting historical losses by loan category and loan classification, as adjusted by several factors whose effects are not reflected in historical loss ratios, and specific allowances for individually identified loans. General reserves are based up on historical loss experience by portfolio segment, measured and supplemented to address various risk characteristics of Commercial Bancshares’ loan portfolio, including:

•	Trends in delinquencies and other non-performing loans
•	Changes in the risk profile related to large loans in the portfolio
•	Changes in the categories of loans comprising the loan portfolio
•	Concentrations of loans to specific industry segments
•	Changes in economic conditions on both a local and a national level
•	Changes in Commercial Bancshares’ credit administration and loan portfolio management processes
•	Quality of Commercial Bancshares’ credit risk identification process

The portion of the reserve representing specific allowances is derived by accumulating the specific allowances established on individually impaired loans that have significant conditions or circumstances that indicate that a loss may be probable. Specific reserves are calculated on individually impaired loans and are established based on Commercial Bancshares’ calculation of the probable losses inherent in an individual loan. For loans on which Commercial Bancshares has not elected to use the collateral value as a basis to establish the measure of impairment, Commercial Bancshares measures impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate. In determining the cash flows to be included in the discount calculation, Commercial Bancshares considers a number of factors, that combined are used to estimate the probability and severity of potential losses.

•	The borrower’s overall financial condition
•	Resources and payment record
•	Support available from financial guarantors

At December 31, 2015, the general reserve represented 98% of the total allowance for loan losses while the specified reserve accounted for 2% of the total, compared to 93% and 7% at December 31, 2014. The severity of estimated losses on impaired loans can differ substantially from actual losses. The general reserve is calculated in two parts based on an internal risk classification of loans within each portfolio segment. General reserves on loans considered to be “classified” under regulatory guidance are calculated separately from loans considered to be “pass” rated under the same guidance. This segregation allows management to monitor the reserves related to higher risk loans separate from the remainder of the portfolio in order to better manage risk and ensure the sufficiency of reserves.

The allowance for loan losses is established and maintained at a level management deems adequate to cover losses inherent in the loan portfolio as of the balance sheet date and is based on management’s evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. The amount of the allowance is affected by: (i) loan charge-offs, which decreases the allowance, (ii) recoveries on loans previously charged off, which increases the allowance and (iii) the provision of possible loan losses charged to income, which increases the allowance. In determining the provision for possible loan losses, it is necessary for management to monitor fluctuations in the allowance resulting from actual charge-offs and recoveries and to periodically review the size and composition of the loan portfolio in light of current and anticipated economic conditions.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

At December 31, 2015 and 2014, the allowance for loan losses stood at $3,861,000 and $4,126,000, respectively, and the ratio of the allowance for loan losses to total loans was 1.30% and 1.48%. The ratio of net charge-offs to average outstanding loans was 0.16% for the year ended December 31, 2015, compared to 0.19% in 2014. During 2015, Commercial Bancshares provided $188,000 to the allowance for loan losses to maintain the balance at an adequate level following net charge-offs of $453,000. During 2014 and 2013, Commercial Bancshares provided $309,000 and $531,000, respectively, to the allowance for loan losses following net charge-offs of $526,000 and $229,000. The overall credit quality of the loan portfolio continued to improve as a result of strategies to strengthen credit underwriting. Improving credit quality is the primary driver of the decrease in the allowance for loan losses and related provision expense. The increase in net charge-offs during 2014 was due primarily to the charge-off of two large commercial business loans representing 55.41% of total charge-offs for the year.

The methodology used in the periodic review of reserve adequacy, which is performed at least quarterly, is designed to be responsive to changes in portfolio credit quality and inherent credit losses. The changes are reflected in both the pooled formula reserve and in specific reserves as the collectability of larger classified loans is regularly recalculated with new information as it becomes available.

In addition, bank regulators, as an integral part of their supervisory functions, periodically review Commercial Bancshares’ loan portfolio and related allowance for loan losses. These regulatory agencies may require Commercial Bancshares to increase its provision for loan losses or to recognize further loan charge-offs based upon their judgments. An increase in the allowance for loan losses by these regulatory agencies could materially adversely affect Commercial Bancshares’ financial condition and the results of operations.

Before loans are charged off, they typically go through a phase of non-performing status. Various stages exist when dealing with such non-performance. The first stage is simple delinquency, where customers consistently start paying late, 30, 60, 90 days at a time. These accounts may then be put on a list of loans to “watch” as they continue to under-perform according to original terms. Loans are placed on nonaccrual status when management believes the collection of the principal and interest is doubtful. A delinquent loan is generally placed on nonaccrual status when principal and/or interest is past due 90 days or more or if the financial strength of the borrower has declined or other facts would make the repayment of the loan suspect, unless the loan is well-secured or in the process of collection. When a loan is placed on nonaccrual status, all interest which has been accrued is charged back against current earnings as a reduction in interest income, which adversely affects the yield on loans in the period of reversal. No additional interest is accrued on the loan balance until collection of both principal and interest becomes reasonably certain. Loans placed on nonaccrual status may be returned to accrual status after payments are received for a minimum of six consecutive months in accordance with the loan documents, and any doubt as to the loan’s full collectability has been removed or the troubled loan is restructured and evidenced by a credit evaluation of the borrower’s financial condition and the prospects for full payment.

Table 5 Summary of Allowance for Loan Losses

The following schedule summarizes the charge-offs and recoveries, by loan segment, charged to the allowance for loan losses (in thousands) at December 31,

	2015	2014	2013	2012	2011
Balance at beginning of period	$4,126	$4,343	$4,041	$3,779	$3,198
Loans charged off:
Commercial	(357)	(430)	(79)	(387)	(241)
Real Estate	(17)	(32)	(90)	(64)	0
Consumer	(160)	(140)	(171)	(151)	(269)
Total loans charged off	(534)	(602)	(340)	(602)	(510
Recoveries of loans previously charged off:
Commercial	49	37	52	12	15
Real Estate	0	8	8	0	0
Consumer	32	31	51	54	87
Total loan recoveries	81	76	111	66	102
Provision charged to operating expense	188	309	531	798	989
Balance at end of period	$3,861	$4,126	$4,343	$4,041	$3,779
Allowance for loan losses as a percentage of:
Period end loans	1.30%	1.48%	1.61%	1.63%	1.61%

Commercial Bancshares’ methodology for evaluating whether a loan is impaired begins with risk-rating credits on an individual basis. Loans with a pass rating represent those not classified on Commercial Bancshares’ rating scale for problem credits, as minimal credit risk has been identified. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness that jeopardizes the repayment of the debt. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans rated as doubtful in whole, or in part, are placed on nonaccrual status.

Loans are placed on nonaccrual status when management believes the collection of principal and interest is doubtful, or when loans are past due as to principal and interest 90 days or more, except in certain circumstances when interest accruals are continued on loans deemed by management to be fully collateralized and in the process of being collected. At December 31, 2015 and 2014, there were no 90 day delinquent loans that were on accrual status. In such cases, the loans are individually evaluated in order to determine whether to continue income recognition after 90 days beyond the due dates.

When management identifies a loan as impaired, the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the observable market price of the loan, except when the sole (remaining) source of repayment for the loan is the liquidation of the collateral. In these cases, management uses the current fair value of the collateral, less selling costs when foreclosure is probable, instead of discounted cash flows. If management determines the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs and deferred loan fees or costs), impairment is recognized through an allowance estimate or a charge-off to the allowance. When management determines an impaired loan is a confirmed loss, the estimated impairment is directly charged off to the loan rather than creating a specific reserve for inclusion in the allowance for loan losses. However, not all impaired loans are in nonaccrual status as they may be current with regards to the payment terms. Their determination as an impaired loan is based on some inherent weakness in the credit that may, if certain circumstances occur or arise, result in an inability to comply with the loan agreement’s contractual terms. Impaired loans exclude large groups of smaller-homogeneous loans that are collectively evaluated for impairment such as consumer real estate and installment loans.

Table 6 Percentage of Each Loan Segment to Total Loans

Summary of the allowance for loan losses (in thousands) allocated by loan segment at December 31,

	2015		2014		2013		2012		2011
Loan Type	Allowance Amount	% of Total Loans	Allowance Amount	% of Total Loans	Allowance Amount	% of Total Loans	Allowance Amount	% of Total Loans	Allowance Amount	% of Total Loans
Commercial	$3,122	82%	$3,340	81%	$3,517	81%	$3,175	78%	$2,849	75%
Real Estate	299	8	277	8	235	5	284	7	278	7
Consumer	440	10	509	11	591	14	582	15	652	18
Total ALLL	$3,861	100%	$4,126	100%	$4,343	100%	$4,041	100%	$3,779	100%

The allowance for loan losses, specifically related to impaired loans at December 31, 2015 and 2014 was $76,000 and $302,000, respectively, related to loans with principal balances of $1,714,000 and $3,886,000. Impaired loans with no related allowance recorded at December 31, 2015 totaled $3,158,000 compared to $1,942,000 at December 31, 2014. Total impaired loans at December 31, 2015 totaled $4,872,000, a decrease of $956,000 or 16.4% from total impaired loans of $5,828,000 at December 31, 2014. Commercial Bancshares’ financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on the loan portfolio, unless a loan is placed on nonaccrual status. Amounts received on nonaccrual loans generally are applied first to principal and then to interest only after all principal has been collected. For the year ended December 31, 2015, Commercial Bancshares received interest payments of $271,000, related to impaired loans averaging $5,536,000, compared to interest payments of $328,000 and $235,000, related to impaired loans averaging $7,606,000 and $10,231,000 for the years ended December 31, 2014 and 2013, respectively.

Management’s general practice is to proactively charge down loans individually evaluated for impairment to the fair value of the underlying collateral. Consistent with regulatory guidance, charge-offs on all loan segments are taken when specific loans, or portions thereof, are considered uncollectable. Commercial Bancshares’ policy is to promptly charge these loans off in the period the uncollectible loss is reasonably determined. Management believes that by taking a proactive approach to identifying problems and determining their ultimate collectability, using both internal and external portfolio loan reviews, that any potential losses which may be incurred on these credits in the future are incorporated into its analysis of the adequacy of Commercial Bancshares’ allowance for loan losses.

Due to the weakening credit status of a borrower, Commercial Bancshares may elect to formally restructure certain loans to facilitate a repayment plan that minimizes the potential losses Commercial Bancshares might incur. Restructured loans, or troubled debt restructurings (“TDRs”), are classified as impaired loans and may either be in accruing or nonaccruing status. In most cases the modification is either a concessionary reduction in interest rate, extension of the maturity date or reduction in the principal balance that would otherwise not be considered. Concessionary modifications are classified as troubled debt restructurings unless the modification results in only an insignificant delay in the payments to be received. Troubled debt restructured loans are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows discounted using the loan’s effective interest rate at inception or the fair value of the collateral, less selling costs if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, impairment is recognized by establishing a valuation allowance as part of the allowance for loan losses or a charge-off to the allowance for loan losses. In periods subsequent to the modification, all TDRs are evaluated individually, including those that have payment defaults, for possible impairment. A nonaccrual TDR may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Additionally, there should be a sustained period of repayment performance (generally a period of six months) by the borrower in accordance with the modified contractual terms.

Troubled debt restructured loans totaled $4,349,000 at December 31, 2015 and represented five credit relationships in which economic concessions were granted to borrowers to better align the terms of their loans with their current ability to pay. Troubled debt restructured balances are down slightly from $4,557,000 at December 31, 2014, primarily reflecting monthly payments received on account. As of December 31, 2015, 88% of all restructured loans were performing in accordance with the terms of the restructure. The specified reserve required for these TDRs, whether collateral dependent or not, was $76,000, representing 2% of the total loan loss reserve and 100% of the total specified reserve. There are no commitments to lend additional amounts to borrowers with loans that are classified as troubled debt restructurings as of December 31, 2015.

Table 7 Summary of Impaired Loans

The following schedule summarizes impaired and non-performing loans (in thousands) at December 31,

	2015	2014	2013	2012	2011
Impaired loans	$4,872	$5,828	$10,924	$12,056	$7,400
Loans accounted for on a nonaccrual basis	$721	$1,061	$3,015	$7,111	$1,852
Accruing loans, which are contractually past due
90 days or more as to interest or principal payments	0	0	0	0	0
Total non-performing loans	721	1,061	3,015	7,111	1,852
OREO and other repossessed assets	193	2,255	48	186	47
Total non-performing assets	$914	$3,316	$3,063	$7,297	$1,899
Non-performing loans to allowance for loan losses	18.7%	25.7%	69.4%	176.0%	49.0%
Non-performing loans to total assets	0.2%	0.3%	0.9%	2.4%	0.6%
Non-performing assets to total assets	0.3%	1.0%	1.0%	2.4%	0.7%

Non-performing assets include nonaccrual loans as well as other real estate owned and other repossessed assets. Non-performing loans are comprised of loans on nonaccrual status along with loans that are contractually past due 90 days or more but have not been classified as nonaccrual. At December 31, 2015, Commercial Bancshares had $721,000 in non-performing loans, or 0.24% of gross loans, compared to $1,061,000 in non-performing loans or 0.38% of gross loans at December 31, 2014. At December 31, 2015, non-performing loans by loan portfolio category were as follows: $538,000 in commercial business loans; $116,000 in commercial real estate loans; $52,000 in consumer loans and $15,000 in residential mortgage loans. Management evaluated non-performing loans at December 31, 2015 and believes they have charged off, written down or established adequate loss reserves on all identified problem loans.

Investment Securities

Commercial Bancshares’ securities portfolio has been structured in such a way as to maintain a prudent level of liquidity while also providing an acceptable rate of return. Investment securities include securities that may be sold to effectively manage interest rate risk exposure, prepayment risk and other factors such as liquidity requirements. While Commercial Bancshares’ focus is to generate interest revenue primarily through loan growth, the investment portfolio serves an important role in the overall context of balance sheet management in terms of balancing capital utilization and liquidity. The decision to purchase or sell securities is based upon the current assessment of economic and financial conditions, including the interest rate environment, liquidity and credit considerations along with Commercial Bancshares’ level of pledgeable collateral for potential borrowings. The portfolio’s scheduled maturities represent a significant source of liquidity.

Table 8 Carrying Value of Investment Securities

For the years ended December 31,

(In thousands)	2015	2014	2013
Securities available for sale
US. Government agency securities	$2,518	$1,965	$1,940
State and political subdivisions	4,232	6,596	8,819
Mortgage-backed securities	1,961	2,466	3,182
Other investment securities	2,209	2,209	2,259
Total securities available for sale	$10,920	$13,236	$16,200
Securities held to maturity
State and political subdivisions	666	0	0
Total investment securities	$11,586	$13,236	$16,200

Securities that Commercial Bancshares has the ability and positive intent to hold to maturity are classified as investment securities held to maturity. Held to maturity investment securities are carried at amortized cost. Securities that may be sold in response to, or in anticipation of, changes in interest rates and resulting prepayment risk, or for other factors, are classified as available for sale and are carried at fair value. Unrealized gains and losses on these securities are reported, net of applicable taxes, as a separate component of accumulated other comprehensive income (loss) in shareholders’ equity. Total investment securities decreased 12.5% or $1,650,000 to $11,586,000 at December 31, 2015 from $13,236,000 at December 31, 2014. Declines in the fair value of individual available for sale securities below their cost that are other-than-temporary result in write downs of the individual securities to their fair values. At December 31, 2015, the investment portfolio consisted primarily of U.S. government agencies, state and political subdivisions securities and mortgage-backed securities. The decline in investment securities during 2015 was predominantly due to the call of municipal and U.S. government agency securities of $2,773,000 and $459,000 in principal pay downs and prepayments of mortgage-backed securities, partially offset with purchases of U.S. government agency and municipal securities totaling $1,780,000.

Table 9 Maturity Schedule of Investment Securities

Maturity schedule (by contractual maturity or if applicable, earliest call date) of Commercial Bancshares’ investment securities, by carrying value, and the related weighted average yield at December 31, 2015:

	Maturing in One Year or Less		Maturing After One Year Through Five Years		Maturing After Five Years Through Ten Years		Maturing After Ten Years		Total
(In thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. government agency securities	$517	0.75%	$2,001	1.02%	$0	0.00%	$0	0.00%	$2,518	0.96%
State and political subdivisions	2,716	6.10%	1,328	5.88%	188	6.64%	0	0.00%	4,232	6.05%
Mortgage-backed securities	5	2.52%	189	4.72%	743	5.35%	1,024	2.32%	1,961	3.69%
Total securities available for sale	$3,238	5.23%	$3,518	3.05%	$931	5.61%	$1,024	2.32%	$8,711	4.05%
State and political subdivisions, HTM	666	3.72%	0	0.00%	0	0.00%	0	0.00%	666	3.72%
Total investment securities	$3,904	4.97%	$3,518	3.05%	$931	5.61%	$1,024	2.32%	$9,377	4.03%

The weighted average interest rates are based on coupon rates for investment and mortgage-backed securities purchased at par value and on effective interest rates considering amortization or accretion if the investment and mortgage-backed securities were purchased at a premium or discount. The weighted average yield on tax-exempt obligations has been determined on a tax equivalent basis. Other investment securities consisting of Federal Home Loan Bank stock that bears no stated maturity or yield, is not included in this analysis. Maturities are reported based on stated maturities and do not reflect principal prepayment assumptions. Yields are based on amortized cost balances.

Cash and Cash Equivalents

Cash equivalents and federal funds sold include working cash funds, due from banks, interest-bearing deposits in other banks, items in process of collection and federal funds sold. Cash equivalents and federal funds sold totaled $18,895,000 at December 31, 2015 compared to $27,151,000 at December 31, 2014. Management believes the current level of cash and cash equivalents is sufficient to meet Commercial Bancshares’ liquidity and performance needs. Total cash and cash equivalents fluctuate on a daily basis due to transactions in process and corresponding liquidity sources and uses. Management believes Commercial Bancshares’ liquidity needs in the near term will be satisfied by the current level of cash and cash equivalents, readily available access to traditional and non-traditional funding sources and the portions of the investment and loan portfolios that will mature within one year, allowing Commercial Bancshares to meet cash obligations as they come due.

Premises and Equipment

Premises and equipment decreased 6.4% or $390,000 to $5,678,000 at December 31, 2015 from $6,068,000 at December 31, 2014, largely reflecting depreciation expense, offset with capital purchases of $193,000. Capital purchases in 2015 primarily consisted of $116,000 in repair and renovation costs at three branch locations and $77,000 in computers and computer equipment. Capital purchases in 2014 primarily consisted of $427,000 to upgrade servers and core software, $226,000 for new ATMs at each branch and $192,000 in renovation costs to expand a branch’s drive-through facilities.

Other Assets

Other assets, including accrued interest receivable, bank-owned life insurance, OREO and other repossessed assets, assets classified as held for sale and other assets decreased $3,190,000 to $11,859,000 at December 31, 2015 from $15,049,000 at December 31, 2014. The decrease in other assets was primarily due to a decrease of $2,062,000 in OREO and other repossessed assets and a decrease of $1,178,000 in assets classified as held for sale. The decrease in assets classified as held for sale is due to the sale of a branch property during first quarter 2015 that was valued at $1,178,000 and classified as assets held for sale at year-end 2014.

Other real estate owned acquired through partial or total satisfaction of non-performing loans is included in other assets and recorded at fair value less anticipated selling costs based upon the property’s appraised value at the date of transfer, with any difference between the fair value of the property less cost to sell, and the carrying value of the loan charged to the reserve for loan losses. Subsequent write downs that may be required are expensed as incurred. Gains and losses realized from the sale of other real estate owned, as well as valuation adjustments, are included in noninterest expense as well as expenses of operation. During the twelve months ended December 31, 2015, three properties with a total carrying value of $281,000 were transferred to OREO. Also during that time, capital improvement adjustments totaling $52,000 were made to an existing property in OREO. In addition, write-downs totaling $160,000 were taken against two existing properties held in OREO and were charged to income. During the twelve months ended December 31, 2015, two properties with a carrying value of $2,111,000 were sold at a loss of $25,000. At December 31, 2015, Commercial Bancshares held three properties in OREO with a carrying value of $70,000, compared to two properties with a carrying value of $2,220,000 at December 31, 2014.

Other repossessed assets, resulting from loans where Commercial Bancshares has received title or physical possession of the borrower’s assets, is included in other assets and is recorded at fair value, less estimated selling costs. At the time of repossession, the recorded amount of the loan is written down to the fair value of the equipment or vehicle by a charge to the reserve for loan losses. Gains and losses realized from the sale of other repossessed assets, as well as valuation adjustments, are included in noninterest expense as well as expenses of operation. During the twelve months ended December 31, 2015, additions to other repossessed assets totaled $159,000. During the same period, repossessed assets with a total carrying value of $70,000, sold at a loss of $8,000. Other repossessed assets at December 31, 2015 totaled $123,000 compared to $35,000 at December 31, 2014.

Deposits and Borrowings

Total deposits decreased $2,145,000 or 0.7% to $296,626,000 at December 31, 2015 from $298,771,000 at December 31, 2014, largely due to the run off of higher costing certificates of deposits totaling $13,341,000, partially offset by increases in interest and noninterest-bearing deposits of $5,972,000 and $5,224,000, respectively. The decrease in time deposits is a result of Commercial Bancshares’ high liquidity position and from its strategy to lower overall funding costs, mainly by allowing higher-rate certificates of deposit to roll off or reprice at significantly lower interest rates. Many of those balances have been moved by the customer into interest or noninterest-bearing demand accounts or savings accounts.

Commercial Bank offers a broad selection of deposit accounts, including noninterest-bearing demand deposits (such as checking accounts), interest-bearing checking accounts and money market accounts, savings accounts and certificates of deposits. Included in the certificates of deposit balances at December 31, 2015 was a total of $29,823,000 of reciprocal certificates of deposits offered under the Certificate Deposit Account Registry Service (“CDARS”), a program in which Commercial Bank participates. Under the CDARS program, participating banks are able to match customer’s deposits that would otherwise exceed the limits for FDIC insurance with certificates of deposits offered at other participating banks and thereby provide FDIC insurance to these excess deposits.

Commercial Bancshares also offers a variety of deposit accounts designed for businesses operating in its market areas. Business banking deposit products include commercial checking accounts, commercial money market accounts and checking accounts specifically designed for small businesses. Commercial Bancshares also offers bill paying and cash management services through its online banking system as well as a remote deposit capture product. Interest rates paid are competitively priced for each particular deposit product and structured to meet Commercial Bancshares’ funding requirements. Management believes that additional funds can be attracted and deposit growth can be realized through deposit pricing if Commercial Bancshares experiences increased loan demand or other liquidity needs.

Table 10 Large Time Deposits

Maturity of time deposits in amounts of $250,000 or more at December 31,

(In thousands)	2015	2014	2013
Three months or less	$1,358	$1,053	$1,058
Over three months through six months	302	1,115	250
Over six months through twelve months	1,410	1,174	1,174
Over twelve months	2,896	3,877	4,599
Total	$5,966	$7,219	$7,081

Table 11 Average Deposits

Average deposit balances and average rates paid are summarized as follows for the years ended December 31,

	2015			2014			2013
(In thousands)	Balance	Rate	% of Total	Balance	Rate	% of Total	Balance	Rate	% of Total
Interest-bearing demand	$117,025	0.08%	40%	$121,473	0.08%	43%	$120,020	0.08%	44%
Savings deposit	27,769	0.03	9	25,750	0.03	9	23,453	0.03	9
Time deposits	99,655	0.74	34	92,006	0.80	32	81,864	1.25	30
Noninterest-bearing demand	49,652		17	45,034		16	45,051		17
Total average deposits	$294,101		100%	$284,263		100%	$270,388		100%

Commercial Bancshares utilizes both short-term and long-term borrowings as an alternate funding source to deposits and can be used to fund Commercial Bancshares’ liquidity needs. Short-term borrowings, which include federal funds purchased, are borrowings from other banks that mature daily. FHLB advances are loans from Federal Home Loan Bank that can mature daily or have longer maturities for fixed or floating rates of interest. FHLB borrowings are generally used to provide additional funding for loan growth when it is in excess of deposit growth and to manage interest rate risk, but can also be used as an additional source of liquidity for Commercial Bancshares. Borrowed funds totaled $6,574,000 at December 31, 2015, an increase of $4,882,000 from borrowed funds of $1,692,000 at December 31, 2014. Commercial Bancshares’ borrowing capacity at FHLB totaled $31,197,000 of which $18,623,000 was available at December 31, 2015. Management believes Commercial Bancshares has adequate liquidity to meet its commitments for the foreseeable future.

Capital Resources

Shareholders’ equity increased $1,910,000 or 5.6% to $36,136,000 at December 31, 2015 from $34,226,000 at December 31, 2014. The increase in shareholders’ equity was primarily attributable to current earnings of $3,425,000 plus adjustments related to stock-based compensation expense, stock option accounting, deferred compensation plan activity and treasury stock activity of $357,000. Commercial Bancshares declared cash dividends of $0.880 per share for the year ended December 31, 2015, decreasing equity by $1,060,000. Included in shareholder’s equity is accumulated other comprehensive income which includes the net after-tax impact of unrealized gains or losses on investment securities classified as available for sale, which decreased $99,000 during 2015. Such unrealized gains or losses are generally due to changes in interest rates and represent the difference, net of applicable income tax effect, between the estimated fair value and amortized cost of investment securities. At December 31, 2014, the increase in shareholder’s equity represented current earnings of $3,296,000, plus adjustments related to stock-based compensation expense, stock option accounting, deferred compensation plan activity and treasury stock activity of $274,000, less dividends paid of $843,000.

During 2015, Commercial Bancshares returned 30.94% of earnings through dividends of $1,060,000 at $0.88 per share compared to a return on earnings of 25.59% through dividends of $843,000 at $0.71 per share during 2014. Average shareholders’ equity to average assets was 10.70% at December 31, 2015 compared to 10.29% at December 31, 2014.

Banking regulations have established minimum capital requirements for banks including risk-based capital ratios and leverage ratios. Regulations require all banks to have a minimum total risk-based capital ratio of 8.0%, with half of the capital composed of core capital. Minimum leverage ratios range from 3.0% to 5.0% of total assets. Conceptually, risk-based capital requirements assess the riskiness of a financial institution’s balance sheet and off-balance sheet commitments in relation to its capital. Core capital, or Tier 1 capital, includes common equity, perpetual preferred stock and minority interests that are held by others in consolidated subsidiaries minus intangible assets. Supplementary capital, or Tier 2 capital, includes core capital and such items as mandatory convertible securities, subordinated debt and the allowance for loans and lease losses, subject to certain limitations. Qualified Tier 2 capital can equal up to 100% of an institution’s Tier 1 capital with certain limitations in meeting the total risk-based capital requirements.

In July 2013, U.S. banking regulators adopted final rules related to standards on bank capital adequacy and liquidity (commonly referred to as “Basel III”). Under the new rules, Commercial Bank will be subject to new capital requirements that include: (i) Creation of a new required ratio for common equity Tier 1 (“CET 1”) capital; (ii) An increase to the minimum Tier 1 capital ratio; (iii) Changes to risk-weightings of certain assets for purposes of the risk-based capital ratios; (iv) Creation of an additional capital conservation buffer of 2.5% in excess of the required minimum capital ratios; and (v) Changes to what qualifies as capital for purposes of meeting these capital requirements.

The Tier 1 common capital ratio excludes any preferred shares or non-controlling interests when determining the calculation. This differs from the Tier 1 capital ratio which is based on the sum of its equity capital and disclosed reserves, and sometimes non-redeemable, non-cumulative preferred stock. Under Basel III, Commercial Bank will be required to maintain a minimum CET1 ratio of 4.5% of risk-weighted assets. At December 31, 2015, Commercial Bank’s CET1 ratio was 11.8%, exceeding the minimum regulatory requirement to be considered well capitalized. For further information regarding Basel III requirements, please see Note 16 Regulatory Matters to the audited financial statements provided herewith.

Commercial Bank’s leverage and risk-based capital ratios at December 31, 2015 were 10.6% and 13.0%, respectively, compared to leverage and risk-based capital ratios of 10.1% and 13.1% at year-end 2014. Commercial Bank exceeded the minimum regulatory requirements to be considered well capitalized for both periods. Should it become necessary to raise capital to expand the activities of Commercial Bancshares, Commercial Bancshares believes there are sufficient un-issued shares to satisfy Commercial Bancshares’ objectives.

Table 12 Contractual Obligations and Commitments

Commercial Bancshares has certain obligations and commitments to make future payments under contract. The following table presents Commercial Bancshares’ contractual obligations and commitments (in thousands) at December 31, 2015:

Contractual obligations	Payments Due by Period
	Total	Less Than One Year	1 – 3 Years	3 – 5 Years	After 5 years
Time deposits and certificates of deposit	$93,058	$45,968	$32,865	$10.567	$3,658
Borrowed funds	6,574	5,000	0	0	1,574
Total contractual obligations	$99,632	$50,968	$32,866	$10,567	$5,231

Other commitments	Amount of Commitment — Expiration by Period
	Total	Less Than One Year	1 – 3 Years	3 – 5 Years	After 5 years
Commitments to extend commercial credit	$24,876	$17,902	$250	$425	$6,299
Commitments to extend consumer credit	11,172	518	4,676	3,763	2,215
Standby letters of credit	12	12	0	0	0
Total other commitments	$36,060	$18,432	$4,926	$4,188	$8,514

Other obligations and commitments which are not included above include the deferred compensation plan, index plan reserve and split dollar life insurance. The timing of payments for these plans is unknown. See Note 1 for additional details.

Items listed under “Contractual obligations” represent standard bank financing activity under normal terms and practices. Such funds normally rollover or are replaced by like items depending on then-current financing needs. Items shown under “Other commitments” also represent standard bank activity, but for extending credit to bank customers. Commercial credits generally represent lines of credit or approved loans with drawable funds still available under the contract terms. On an on-going basis, about half of these amounts are expected to be drawn. Consumer credits generally represent amounts drawable under revolving home equity lines or credit card programs. Such amounts are usually deemed less likely to be drawn upon in total as consumers tend not to draw down all amounts on such lines. Utilization rates tend to be fairly constant over time. Standby letters of credit represent guarantees to finance specific projects whose primary source of financing come from other sources. In the unlikely event of the other source’s failure to provide sufficient financing, Commercial Bank would be called upon to fill the need. Commercial Bancshares is also continually engaged in the process of approving new loans in a bidding competition with other banks. Management and Board committees approve the terms of these potential new loans with conditions and/or counter terms made to the applicant customers. Customers may accept the terms, make a counter proposal, or accept terms from a competitor. These loans are not yet under contract, but offers have been tendered and would be required to be funded if accepted. Such agreements represent approximately $8,852,000 at December 31, 2015, in varying maturity terms.

Liquidity

Liquidity is the ability to satisfy demands for deposit withdrawals, lending commitments and other corporate needs. Commercial Bancshares’ liquidity, primarily represented by cash equivalents and federal funds sold, is a result of its operating, investing and financing activities which are summarized in the Consolidated Statements of Cash Flows. Primary sources of funds are deposits, prepayments and maturities of outstanding loans and securities. While scheduled payments from the amortization of loans and securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and industry competition. Funds are primarily used to meet ongoing commitments, satisfy operational expenses, payout maturing certificates of deposit and savings withdrawals and fund loan demand, with excess funds being invested in short-term, interest-earning assets.

Commercial Bancshares’ liquidity ratio at December 31, 2015 was 5.74% compared to 8.71% and 6.39% at December 31, 2014 and 2013, respectively. Another measure of liquidity is the relationship of net loans to deposits and borrowed funds with lower ratios indicating greater liquidity. At December 31, 2015 the ratio of net loans to deposits and borrowed funds was 96.66% compared to 91.53% and 93.24% at December 31, 2014 and 2013, respectively. The decrease in Commercial Bancshares’ liquidity from year-end 2014 was primarily the result of loan growth as well as a slight decline in deposits. Core deposits may increase Commercial Bancshares’ need for liquidity as certificates of deposit mature or are withdrawn before maturity and as non-maturity deposits, such as checking and savings account balances, are withdrawn. To the extent Commercial Bancshares is unable to obtain sufficient liquidity through core deposits, Commercial Bancshares may meet its liquidity needs through other sources such as non-core deposits, FHLB advances and other wholesale debt instruments.

As presented in the accompanying Consolidated Statements of Cash Flows, the sources of liquidity vary between periods. Commercial Bancshares’ cash equivalents and federal funds sold totaled $18,895,000 at December 31, 2015, compared to $27,151,000 at December 31, 2014 and $18,119,000 at December 31, 2013. The following highlights Commercial Bancshares’ primary sources of funds and the primary uses of funds for the years ended December 31, 2015, 2014 and 2013.

In 2015, Commercial Bancshares’ primary sources of funds included $10,000,000 in Federal Home Loan Bank advances, $4,201,000 in net cash provided by operating activities, $3,232,000 in pay downs and maturities of investment securities, $2,136,000 in proceeds from the sale of OREO and other repossessed assets and $1,244,000 in proceeds from the disposition of premises and equipment. The primary uses of funds during 2015 included $18,252,000 to fund loan growth, the repayment of $5,118,000 in Federal Home Loan Bank advances, a decrease of $2,145,000 in net deposits, $1,780,000 in investment security purchases, cash dividends of $1,060,000 and treasury stock purchases of $733,000. The combined effect of the above activity resulted in a decrease of $8,256,000 in cash equivalents and federal funds sold for the year ended December 31, 2015.

In 2014, Commercial Bancshares’ primary sources of funds included an increase of $17,463,000 in net deposits, $10,500,000 in Federal Home Loan Bank advances, $2,750,000 in pay downs and maturities of investment securities and $2,562,000 in net cash provided by operating activities. The primary uses of funds during 2014 included $11,777,000 to fund loan growth, the repayment of $10,616,000 in Federal Home Loan Bank advances, the repayment of $1,757,000 in federal funds purchased, capital expenditures of $853,000 and cash dividends of $843,000. The combined effect of the above activity resulted in an increase of $9,032,000 in cash equivalents and federal funds sold for the year ended December 31, 2014.

In 2013, Commercial Bancshares’ primary sources of funds included an increase of $12,869,000 in net deposits, $9,000,000 in Federal Home Loan Bank advances, $4,278,000 in net cash provided by operating activities, $2,335,000 in pay downs and maturities of investment securities and $1,757,000 in federal funds purchased. The primary uses of funds during 2013 included $23,005,000 to fund loan growth, the repayment of $9,114,000 in Federal Home Loan Bank advances, $2,000,000 in investment security purchases and cash dividends of $718,000. The combined effect of the above activity resulted in a decrease of $4,785,000 in cash equivalents and federal funds sold for the year ended December 31, 2013.

Commercial Bancshares’ liquidity is monitored and closely managed by the Asset-Liability Management Committee (“ALCO”). Management believes that its sources and levels of liquidity are adequate to meet the needs of Commercial Bancshares.

Comparison of Results of Operations for the Three Years Ended December 31, 2015

Net interest income can be analyzed by segregating the volume and rate components of interest income and interest expense. The table below illustrates the volume and rate changes in net interest income on a tax-equivalent basis. For purposes of this table, changes in interest income and interest expense are allocated to volume and rate categories based upon the respective percentage changes in average balances and average rates. Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

Table 13 Volume and Rate Analysis(a)

At December 31, (Dollars in thousands)	2015 Compared to 2014			2014 Compared to 2013
	Total	Volume	Rate	Total	Volume	Rate
Increase (decrease) in
Interest Income
Federal Funds Sold	$18	$17	$1	$(6)	$(8)	$2
Taxable investment securities	(19)	3	(22)	(36)	(11)	(25)
Tax-exempt investment securities	(80)	(75)	(5)	(102)	(107)	5
Loans	128	278	(150)	542	1,075	(533)
Total interest income	47	223	(176)	398	949	(551)
Interest Expense
Interest-bearing deposits	(2)	(3)	1	(3)	0	(3)
Savings Deposits	1	1	0	0	1	(1)
Time deposits	0	56	(56)	(290)	110	(400)
Borrowed funds	(7)	(18)	11	(1)	7	(8)
Total interest expense	(8)	36	(44)	(294)	118	(412)
Net interest income	$55	$187	$(132)	$692	$831	$(139)

(a)	This table shows the components of the change in net interest income by volume and rate on a tax equivalent basis utilizing a federal tax rate of 34 percent.

Commercial Bancshares generates a significant amount of its revenue, cash flows and net income from interest income and net interest income. The ability to properly manage net interest income under changing market environments is crucial to the success of Commercial Bancshares. Managing credit risk also has a significant influence on the operating results of Commercial Bancshares. While the overall economy expanded during 2015 based on GDP and certain other measures, Commercial Bancshares has continued to focus a significant amount of effort to reduce its non-performing assets that had built up following the recession of 2009. This continued effort over the last few years has led to a substantial decline in non-performing assets when compared with its peak during 2012. Improving credit quality is the primary driver of the decrease in the allowance for loan losses and related provision expense. While Commercial Bancshares continues to operate in a challenging economic and business environment, 2016 will include a focus on further reducing non-performing assets while also maintaining a focus on quality originations, delivering high performance and creating value for its customers and shareholders.

Commercial Bancshares reported net income of $3,425,000 for 2015, an increase of $129,000 or 3.9% from $3,296,000 at December 31, 2014, compared to an increase of $241,000 or 7.9% from net income of $3,055,000 in 2013. Basic and diluted net income per common share was $2.86 and $2.80, respectively, compared to basic and diluted net income per common share of $2.78 and $2.73 in 2014 and $2.60 and $2.57 in 2013. The more significant components of Commercial Bancshares’ results of operations are included below.

Net Interest Income

Net interest income, the major source of Commercial Bancshares’ operating revenue, is the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities while deposits and borrowings represent the major portion of interest-bearing liabilities. The table following this discussion represents the major components of interest-earning assets and interest-bearing liabilities on a tax equivalent basis. To compare the tax-exempt asset yields to taxable yields, amounts in the table are adjusted to pretax equivalents based on the marginal corporate federal tax rate of 34%.

The two most common metrics used to analyze net interest income are net interest spread and net interest margin. Net interest spread represents the difference between the taxable equivalent yields on earning assets and the rates paid on interest-bearing liabilities. Net interest margin represents the percentage of taxable equivalent net interest income to average earning assets. Net interest margin will exceed net interest spread because of the existence of noninterest-bearing sources of funds, principally demand deposits, which are available to fund earning assets. Changes in net interest income and margin result from the interaction between the volume and composition of earning assets, their related yields and the associated cost and composition of interest-bearing liabilities. Accordingly, portfolio size, composition and the related yields earned and the average rates paid have a significant impact on net interest spread and margin.

Net interest income, on a tax equivalent basis, increased $55,000 or 0.4% to $13,817,000 at December 31, 2015 from $13,762,000 in 2014, compared to an increase of $692,000 or 5.3% from net interest income of $13,070,000 in 2013. On a tax equivalent basis, net interest margin, expressed as a percentage of average earning assets, was 4.46% for the year ended December 31, 2015, compared to 4.62% in 2014 and 4.63% in 2013. Net interest spread, which is the average yield on interest-earning assets minus the average rate paid on interest-bearing liabilities, was 4.39% for the year ended December 31, 2015, compared to 4.56% in 2014 and 4.53% in 2013. The decrease in Commercial Bancshares’ net interest margin in 2015 was largely due to a decrease in the average rates earned on loans due to the rate pressure from the maturity and repricing of existing loans in the portfolio, lessened slightly by an increase in average loan balances between periods of $6,145,000 or 2.3%. Additionally, the markets in which Commercial Bancshares competes remain competitive for high quality loans, which also places downward pressure on the yield in the loan portfolio. Also contributing to the decrease in Commercial Bancshares’ net interest income is primarily the result of disproportionately high average balances at the Federal Reserve Bank. Deposits invested at the Federal Reserve Bank bore interest at only 25 basis points during 2015.

Commercial Bancshares’ net interest margin remained relatively stable between 2014 and 2013, primarily due to an increase in average loan balances as well as lower average rates paid on deposits. Economic conditions in the primary markets where Commercial Bancshares operates through its wholly-owned subsidiary demonstrated modest improvement throughout 2013 and 2014. This economic stabilization led to the increase in loan demand, particularly in the commercial real estate portfolio. In addition, the stabilization in the national and regional economies also had a positive impact on Commercial Bancshares’ asset quality.

Interest income results from interest earned on earning assets, which primarily includes loans and investment securities. Interest income is affected by volume (average balance), the composition of earning assets and the related rates earned on those assets. Interest and fee income, on a fully tax equivalent basis, increased $47,000 or 0.3% to $14,691,000 at December 31, 2015, up from $14,644,000 in 2014. Average net loans, representing 89.06% and 90.52% of average interest-earning assets during 2015 and 2014, respectively, increased $6,145,000 or 2.3%, while the average tax equivalent yield decreased 7 basis points. Average investment securities, representing 4.47% and 5.04% of average interest-earning assets during 2015 and 2014, respectively, decreased $1,165,000 or 7.8%, while the average tax equivalent yield decreased 33 basis points.

Average federal funds sold, representing 6.47% and 4.44% of average interest-earning assets during 2015 and 2014, respectively, increased $6,809,000 or 51.5%, while the average yield earned remained unchanged.

Interest and fee income, on a fully tax equivalent basis, increased $398,000 or 2.8% to $14,644,000 for the year ended December 31, 2014, up from $14,246,000 in 2013. Average net loans, representing 90.52% and 88.04% of average interest-earning assets during 2014 and 2013, respectively, increased $21,252,000 or 8.6%, while the average tax equivalent yield decreased 22 basis points. The increase in interest and fee income between periods was largely driven by a 10.6% increase in average commercial loan balances, reflecting Commercial Bancshares’ continued strategic focus on commercial lending within its local markets. The increase in loan volume between periods more than offset the loss of income due to lower yields on Commercial Bancshares’ average earning assets. Average investment securities, representing 5.04% and 6.08% of average interest-earning assets during 2014 and 2013, respectively, decreased $2,142,000 or 12.5%, while the tax equivalent yield decreased 24 basis points. The decrease in investment securities was largely due to calls, pay downs and maturities of state and political subdivisions and mortgage-backed securities. Average federal funds sold, representing 4.44% and 5.88% of average interest-earning assets during 2014 and 2013, respectively, decreased $3,370,000 or 20.3%, while the average yield earned remained relatively unchanged.

The overall interest rate environment at year-end 2015, as measured by the Treasury yield curve, remains at very low levels when compared with historical trends. Compared with year-end 2014, yields for six and twelve-month treasury maturities increased 37 and 40 basis points, respectively. Three and five-year maturities increased 21 and 11 points, respectively, while yields on longer-term maturities increased 10 and 26 points for the ten and thirty-year maturity periods, respectively. On December 17, 2015, the short-term federal funds target interest rate was raised to be between 0.25% and 0.50%, previously unchanged since December 2008. Between 2014 and 2013, the six and twelve-month maturities increased 2 and 12 points, respectively. Three-year maturities increased 32 points while the five-year maturities decreased 10 points. Yields on longer-term maturities decreased 87 and 121 points for the ten and thirty-year maturity periods, respectively.

Similar to the short-term federal funds target rate, the prime interest rate was raised to 3.50% on December 17, 2015, previously unchanged since December 2008. Commercial Bancshares uses the prime interest rate as part of its pricing model primarily on variable rate commercial real estate loans. The prime interest rate can have a significant impact on Commercial Bancshares’ interest income on loans that re-price based on changes to this rate. Commercial Bancshares’ variable interest rate loans contain provisions that limit the amount of increase or decrease in the interest rate during the life of a loan. This will limit the increase or decrease in interest income on loans that have interest rates tied to the prime interest rate. For 2015, the average yield earned on loans was 5.10%, which exceeded the prime interest rate of 3.50% at year-end. Predicting the direction and timing of future interest rates is uncertain.

The following table presents Commercial Bancshares’ (i) average assets, liabilities, and shareholders’ equity, (ii) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (iv) interest rate spread and (v) net interest margin.

Table 14 Distribution of Assets, Liabilities and Shareholders’ Equity

For the years ended December 31, 2015, 2014 and 2013

	2015			2014			2013
(In thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Federal funds sold	$20,034	$51	0.25%	$13,225	$33	0.25%	$16,595	$39	0.24%
Investment securities:
Taxable securities(1)	7,134	186	2.61	7,035	205	2.91	7,359	241	3.27
Tax-exempt securities(1)	6,706	392	5.85	7,970	472	5.92	9,788	574	5.86
Loans(2)(3)	275,749	14,062	5.10	269,604	13,934	5.17	248,352	13,392	5.39
Earning Assets	309,623	14,691	4.74%	297,834	14,644	4.92%	282,094	14,246	5.05%
Other assets	23,766			24,457			23,410
Total assets	$333,389			$322,291			$305,504

	2015			2014			2013
(In thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-bearing demand deposits	$117,025	$93	0.08%	$121,473	$95	0.08%	$120,020	$98	0.08%
Savings deposits	27,769	9	0.03	25,750	8	0.03	23,453	8	0.03
Time deposits	99,655	736	0.74	92,006	736	0.80	81,864	1,026	1.25
Borrowed funds	1,996	36	1.80	3,326	43	1.29	2,888	44	1.52
Interest-bearing liabilities	246,445	874	0.35%	242,555	882	0.36%	228,225	1,176	0.52%
Noninterest-bearing demand deposits	49,652			45,034			45,051
Other liabilities	1,624			1,547			1,573
Shareholders’ equity	35,668			33,155			30,655
Total liabilities and shareholders’ equity	$333,389			$322,291			$305,504
Net interest income		$13,817			$13,762			$13,070
Interest rate spread			4.39%			4.56%			4.53%
Net interest margin			4.46%			4.62%			4.63%

(1)	Average yields on all securities have been computed based on amortized cost. Income on tax-exempt securities has been computed on a taxable-equivalent basis using a 34% federal tax rate and a 20% disallowance of interest expense deductibility under TEFRA rules. The amount of such adjustment was $135,000, $163,000 and $201,000 for 2015, 2014 and 2013, respectively.
(2)	Average balance is net of deferred loan fees of $713,000, $570,000, and $475,000 for 2015, 2014 and 2013, respectively.
(3)	Average loan balances include nonaccruing loans.

Interest expense results from incurring interest on interest-bearing liabilities, primarily made up of interest-bearing deposits, federal funds purchased and other borrowed funds. Interest expense is affected by volume, composition of interest-bearing liabilities and the related rates paid on those liabilities. Interest expense decreased $8,000 or 0.9% to $874,000 for the year ended December 31, 2015, down from $882,000 in 2014. Average interest-bearing demand deposits, representing 47.49% and 50.08% of average interest-bearing liabilities during 2015 and 2014, respectively, decreased $4,448,000 or 3.7%, while the average rate paid remained unchanged between periods. Average time deposits, representing 40.44% and 37.93% of average interest-bearing liabilities during 2015 and 2014, respectively, increased $7,649,000 or 8.3%, while the average rate paid decreased 6 basis points. The increase in average time deposits between periods was largely driven by an increase in large certificates of deposit balances, primarily in Certificates of Deposit Account Registry Service deposits or (“CDARS”). Commercial Bancshares has continued to aggressively reprice higher-rate maturing time deposits downward to lower market rates or to allow them to mature without renewal. Average borrowed funds, representing 0.81% and 1.37% of average interest-bearing liabilities during 2015 and 2014, respectively, decreased $1,330,000 or 40.0%, while the average rate paid increased 51 basis points.

Interest expense decreased $294,000 or 25.0% to $882,000 for the year ended December 31, 2014, down from $1,176,000 in 2013. Average interest-bearing demand deposits, representing 50.08% and 52.59% of average interest-bearing liabilities during 2014 and 2013, respectively, increased $1,453,000 or 1.2%, with no change in the average rate paid. Average time deposits, representing 37.93% and 35.87% of average interest-bearing liabilities during 2014 and 2013, respectively, increased $10,142,000 or 12.4%, while the average rate paid decreased 45 basis points. The increase in average time deposits between periods was largely driven by an increase in large certificates of deposit balances, primarily in CDARS average balances. Average borrowed funds, representing 1.37% and 1.27% of average interest-bearing liabilities during 2014 and 2013, respectively, increased $438,000 or 15.2%, while the average rate paid decreased 23 basis points.

Provision for Loan Losses

Commercial Bancshares establishes an allowance for loan losses through charges to earnings, which are shown in the statements of operations as the provision for loan losses. Through the provision for loan losses, an allowance is maintained that reflects management’s best estimate of probable incurred loan losses related to specifically identified loans as well as the inherent risk of loss related to the remaining portfolio. In evaluating the allowance for loan losses, management considers various factors that include loan growth, the amount and composition of the loan portfolio, (including non-performing and potential problem loans), diversification, or conversely, concentrations by industry, geography or collateral within the portfolio, historical loan loss experience, current delinquency levels, the estimated value of the underlying collateral, prevailing economic conditions and other relevant factors. Loan charge-offs are recorded to this allowance when loans are deemed uncollectible, in whole or in part. Impacting the provision for loan losses in any accounting period are several factors including the amount of loan growth during the period, segregated by loan type, the level of charge-offs during the period, the changes in the amount of impaired loans, changes in risk ratings assigned to loans, specific loan impairments, credit quality, and ultimately, the results of management’s assessment of the inherent risks of the loan portfolio.

The provision for loan loss expense decreased to $188,000 in 2015, which resulted in an allowance for loan losses at December 31, 2015 of $3,861,000, representing 1.30% of the loan portfolio compared to a provision for loan loss expense of $309,000 in 2014 and an allowance for loan losses of $4,126,000 at the end of 2014, representing 1.48% of the loan portfolio. The loan loss provision expense charged against income for the twelve months ended December 31, 2013 was $531,000, which resulted in an allowance for loan losses at year-end 2013 of $4,343,000, representing 1.61% of the loan portfolio. The decrease in the provision for loan loss expense is attributable to a number of factors but was primarily the result of stabilization or improvement in key loan quality metrics, including a decrease in net charge-offs, strong reserve coverage of non-performing loans and significant improvement in loan grades which resulted in lower reserve percentages. Classified loans at December 31, 2015, totaled $4,399,000, a decrease of $1,633,000 or 27.1% from classified loans of $6,032,000 at December 31, 2014. Classified loans as of December 31, 2014 decreased $4,729,000 or 44.0% from classified loans of $10,761,000 at December 31, 2013.

Management considers the allowance for loan losses at December 31, 2015 adequate to cover loan losses based on its assessment of various factors affecting the loan portfolio, including the level of problem loans, overall delinquencies, business conditions, estimated collateral values and loss experience. A decline in local and national economic conditions, or other factors, could result in a material increase in the allowance for loan losses which could adversely affect Commercial Bancshares’ financial condition and results of operations. For further information relating to factors affecting the allowance for loan losses, see “Allowance for Loan Losses,” under Financial Condition.

Noninterest Income

Noninterest income consists primarily of fees and commissions earned on services that are provided to Commercial Bancshares’ banking customers, income generated from the leasing of office space, third-party mortgage referral fee income and to a lesser extent, net gains and losses on sales of OREO and other repossessed assets and other miscellaneous income. Noninterest income for the year ended December 31, 2015 was $2,046,000, a decrease of $85,000 or 4.0%, compared to noninterest income of $2,131,000 in 2014. The more significant items impacting noninterest income are included below:

•	Service and overdraft charges decreased $78,000 or 5.3%, primarily in overdraft fees reflecting a decline in the volume of insufficient funds (“NSF”) activity.
•	A decrease of $50,000 or 41.2% in rent income, largely due to lost income from the sale of a branch office during the four quarter of 2014. Commercial Bancshares previously leased office space at this location.

•	An increase of $49,000 or 20.4% in third-party mortgage referral fee income, largely due to increased mortgage production as a result of the escalated demand in home purchases and refinancing due in part to the sustained low interest rate environment.
•	A decrease of $42,000 in the gain on sale of bank premises and equipment primarily reflecting the sale of a drive-through branch during the first quarter of 2014.

Noninterest income for the year ended December 31, 2014 was $2,131,000, a decrease of $32,000 or 1.5%, compared to noninterest income of $2,163,000 in 2013. The more significant items impacting noninterest income are included below:

•	A decrease of $31,000 or 6.6% in overdraft charges, largely driven by a decline in the volume of insufficient (“NSF”) activity.
•	An increase of $40,000 or 25.2% in service charges and fees on deposit accounts, primarily reflecting an increase in minimum balance fees charged on deposit accounts.
•	An increase of $21,000 or 3.1% in ATM processing service revenue, due primarily to an increase in transaction volumes, including the impact from additional ATMs installed during 2014.
•	A decrease of $46,000 or 16.1% in third-party mortgage referral fee income, primarily due to a decline in residential mortgage production. Residential mortgage production fluctuates significantly based on both borrower demand and the interest rate environment.
•	A decrease of $11,000 or 4.4% in bank-owned life insurance income. The assets supporting these policies are administered by the life insurance carriers and the income received on these policies is dependent upon the returns the insurance carriers are able to earn on the underlying investments supporting the policies.

Noninterest Expense

Noninterest expense consists primarily of personnel, occupancy, equipment and other operating expenses. Noninterest expense for 2015 totaled $10,663,000, a decrease $31,000 or 0.3% from $10,694,000 in 2014. The more significant items impacting noninterest expense are included below:

•	An increase of $168,000 or 2.8% in salaries and employee benefits, largely due to an increase in benefit expenses. The increase in benefit expenses was largely driven by an increase of $86,000 or 19.4% in medical insurance plan expense. Also factoring into the increase in employee benefit expense during 2015 was an increase of $33,000 or 34.7% in employee compensation costs related to stock based compensation plans, and an increase in unemployment insurance of $15,000 or 105.1% reflecting an adjustment to the estimated insurance costs for the current year.
•	An increase of $71,000 or 16.2% in OREO and miscellaneous loan expense, largely due to increases in maintenance costs and property taxes associated with the sale of two large commercial real estate properties during the second and third quarters of 2015.
•	A decrease of $103,000 or 8.4% in premises and equipment expense, largely reflecting decreases in utilities, depreciation expense, building maintenance and equipment maintenance contracts due to the sale of a branch office which was classified as held for sale at year-end 2014 and closed during the first quarter of 2015. The decrease in premises and equipment expense was partially offset by an increase in computer depreciation expense reflecting capital purchases during the third and fourth quarters of 2015.
•	A decrease of $53,000 or 11.9% in professional fees, due primarily to decreased collection efforts as the overall credit quality of Commercial Bancshares’ loan portfolio continues to improve.
•	A decrease of $47,000 or 156.7% in the loss on sale of bank premises, largely reflecting a credit adjustment of $17,000 related to the estimated loss taken on the sale of a branch office which was classified as held for sale at the end of 2014 but closed during the first quarter of 2015.

Noninterest expense for 2014 totaled $10,694,000, an increase $519,000 or 5.1% from $10,175,000 in 2013. The more significant items impacting noninterest expense are included below:

•	An increase of $162,000 or 2.8% in salaries and employee benefits, largely due to a 3% planned increase in salaries and associated taxes, as well as slight increases in medical insurance plan expense and employee compensation costs.
•	An increase of $217,000 or 97.8% in OREO and miscellaneous loan expense, due primarily to realized holding losses or write downs on the valuation of OREO properties and other repossessed assets as well as an increase in maintenance costs and property taxes associated with these assets.
•	An increase of $58,000 or 15.0% in professional fees, primarily reflecting an increase in legal costs pertaining to OREO foreclosures and other problem loans.
•	Net loss on the sale of bank premises. In February 2014, Commercial Bancshares sold its drive-through branch for a gain of $41,000. In November 2014, Commercial Bancshares announced that its wholly-owned subsidiary bank would be combining the operations of two of its existing branches into one and had entered into an agreement to sell its Lincoln Street branch in the first quarter of 2015. A loss on the sale of $71,000, including costs to sell of approximately $22,000, was recorded at year-end 2014.

Income Tax Expense

The Commercial Bancshares’ pre-tax income for the year ended December 31, 2015, totaled $4,877,000, resulting in a tax provision of $1,452,000. Pre-tax income for 2014 and 2013 was $4,727,000 and $4,326,000, respectively, resulting in a tax provision of $1,431,000 and $1,127,000. Commercial Bancshares’ effective tax rate for 2015 was 29.77%, compared to 30.27% and 29.38% for 2014 and 2013, respectively. The difference between Commercial Bancshares’ effective tax rate and the statutory rate is primarily attributable to Commercial Bancshares’ tax-exempt income. Tax-exempt income includes income earned on certain state and political subdivisions securities that qualify for state and/or federal income tax exemption and Commercial Bancshares’s earnings on bank-owned life insurance policies, which are exempt from federal taxation. Further analysis of income taxes is presented in Note 12 of the “Notes to Consolidated Financial Statements.”

LEGAL MATTERS

Vorys has rendered an opinion that the shares of First Defiance common stock to be issued to the Commercial Bancshares shareholders in connection with the merger have been duly authorized and, if issued pursuant to the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Vorys and Shumaker have each delivered an opinion regarding the federal income tax consequences of the merger to First Defiance, Commercial Bancshares and the Commercial Bancshares shareholders.

EXPERTS

First Defiance’s consolidated financial statements included in First Defiance’s Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report thereon included in such Annual Report. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

Commercial Bancshares’ consolidated financial statements as of December 31, 2015, and for each of the years in the three-year period ended December 31, 2015, included in this document, which is part of a registration statement, have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as set forth in their report preceding such consolidated financial statements, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows First Defiance to incorporate certain information by reference into this proxy statement/prospectus. This means that First Defiance can disclose important business and financial information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below that First Defiance has previously filed with the Securities and Exchange Commission. We encourage you to read these documents together with this proxy statement/prospectus.

First Defiance Filings (File No. 000-26850)

Filing	Period of Report or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2015
Quarterly Reports on Form 10-Q	Quarters ended March 31, June 30, and September 30, 2016
Current Reports on Form 8-K	Filed on January 19, January 29, April 19, April 22, June 17, July 19, August 2, August 24, September 7, and October 18, 2016.
The description of First Defiance common stock set forth in the Registration Statement filed with the SEC on Form 8-A on September 25, 1995, including any amendment of report filed with the SEC for the purpose of updating this description.

In addition, this proxy statement/prospectus also incorporates by reference any documents subsequently filed by First Defiance with the Securities and Exchange Commission, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, between the date of this proxy statement/prospectus and the date of the special meeting of the Commercial Bancshares shareholders.

Both First Defiance and Commercial Bancshares file annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission. You may obtain the information First Defiance has incorporated by reference and any other materials First Defiance and Commercial Bancshares file with the Securities and Exchange Commission without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 1. Following the merger, First Defiance will continue to be regulated by the information, reporting and proxy statement requirements of the Securities Exchange Act of 1934, as amended.

Neither First Defiance nor Commercial Bancshares has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO COMMERCIAL BANCSHARES FINANCIAL INFORMATION

The following consolidated financial statements of Commercial Bancshares and notes thereto, together with the related reports of Commercial Bancshares’ independent registered public accounting firm appear on the pages specified below:

COMMERCIAL BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$4,569	$4,753
Federal funds sold	18,127	14,142
Cash equivalents and federal funds sold	22,696	18,895
Securities available for sale	8,280	8,711
Securities held to maturity	666	666
Other investment securities	2,194	2,209
Total loans	300,264	296,933
Allowance for loan losses	(3,884)	(3,861)
Loans, net	296,380	293,072
Premises and equipment, net	5,475	5,678
Accrued interest receivable	1,386	1,302
Bank-owned life insurance	8,083	9,145
Other real estate owned and other repossessed assets	3	193
Other assets	1,876	1,219
Total assets	$347,039	$341,090
LIABILITIES
Deposits
Noninterest-bearing demand	$51,027	$55,574
Interest-bearing demand	117,986	118,919
Savings and time deposits less than $250,000	126,451	114,203
Savings and time deposits $250,000 and greater	9,806	7,930
Total deposits	305,270	296,626
FHLB advances	1,483	6,574
Accrued interest payable	96	45
Other liabilities	1,615	1,709
Total liabilities	308,464	304,954
SHAREHOLDERS’ EQUITY
Common stock, no par value; 4,000,000 shares authorized, 1,209,788 shares issued and 1,206,812 outstanding in 2016 1,209,788 shares issued and 1,186,018 outstanding in 2015	13,000	12,815
Retained earnings	27,067	25,349
Unearned compensation	(161)	(268)
Deferred compensation plan shares; at cost 66,837 shares in 2016 and 62,067 shares in 2015	(1,353)	(1,206)
Treasury stock; 2,976 shares in 2016 and 23,770 shares in 2015	(90)	(711)
Accumulated other comprehensive income	112	157
Total shareholders’ equity	38,575	36,136
Total liabilities and shareholders’ equity	$347,039	$341,090

See notes to the consolidated financial statements.

COMMERCIAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Interest income
Interest and fees on loans	$3,620	$3,529	$10,902	$10,501
Interest on investment securities:
Taxable	45	46	131	142
Tax exempt	48	71	145	207
Federal funds sold	23	8	61	39
Total interest income	3,736	3,654	11,239	10,889
Interest expense
Interest on deposits	222	204	643	631
Interest on borrowings	8	10	29	28
Total interest expense	230	214	672	659
Net interest income	3,506	3,440	10,567	10,230
Provision for loan losses	53	86	70	138
Net interest income after provision for loan losses	3,453	3,354	10,497	10,092
Noninterest income
Service fees and overdraft charges	362	362	1,063	1,044
Income from death benefit recognized on bank-owned life insurance	0	0	677	0
Loss on security sales, net	0	0	(8)	0
Loss on repossessed asset sales, net	(4)	(2)	(36)	(34)
Other income	149	152	461	474
Total noninterest income	507	512	2,157	1,484
Noninterest expense
Salaries and employee benefits	1,633	1,520	4,706	4,456
Premises and equipment	277	269	816	866
Other real estate owned and miscellaneous loan expense	62	66	157	479
Professional fees	93	87	306	293
Data processing	41	49	117	148
Software maintenance	106	111	331	338
Advertising and promotional	70	59	201	191
FDIC deposit insurance	30	64	104	184
Franchise tax	57	57	194	181
Merger related expense	515	0	515	0
Other operating expense	338	288	982	844
Total noninterest expense	3,222	2,570	8,429	7,980
Income before income taxes	738	1,296	4,225	3,596
Income tax expense	302	351	1,195	1,058
Net income	$436	$945	$3,030	$2,538
Basic earnings per common share	$0.36	$0.79	$2.54	$2.12
Diluted earnings per common share	$0.36	$0.77	$2.50	$2.08

See notes to the consolidated financial statements.

COMMERCIAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(Dollar amounts in thousands)

	Three Months Ended September 30,
	2016	2015
Net Income	$436	$945
Unrealized holding loss on available for sale securities	(25)	(40)
Tax effect	(8)	(13)
Other comprehensive loss, net of tax	(17)	(27)
Comprehensive income, net of tax	$419	$918

	Nine Months Ended September 30,
	2016	2015
Net Income	$3,030	$2,538
Unrealized holding loss on available for sale securities	(76)	(130)
Less reclassification adjustment on losses later recognized in income	(8)	0
Net securities loss during period	(68)	(130)
Tax effect	(23)	(43)
Other comprehensive loss, net of tax	(45)	(87)
Comprehensive income, net of tax	$2,985	$2,451

See notes to the consolidated financial statements.

COMMERCIAL BANCSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS’ EQUITY
(Unaudited)
(Dollar amounts in thousands, except per share data)

	Nine Months Ended September 30,
	2016	2015
Balance at beginning of period	$36,136	$34,226
Net income	3,030	2,538
Other comprehensive loss	(45)	(87)
Stock-based compensation expense	146	114
Issuance of treasury stock under stock option plan	580	24
Issuance of common stock under stock option plan	0	45
Issuance of common stock for deferred compensation plan	0	111
Issuance of treasury stock for deferred compensation plan	75	0
Purchase of treasury stock	(454)	(156)
Cash dividends ($0.75 per share in 2016 and $0.63 per share in 2015)	(893)	(757)
Balance at end of period	$38,575	$36,058

See notes to the consolidated financial statements.

COMMERCIAL BANCSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
	($ in thousands)
Cash flows from operating activities
Net income	$3,030	$2,538
Adjustments	1,048	162
Net cash from operating activities	4,078	2,700
Cash flows from investing activities
Securities available for sale:
Purchases	0	(1,040)
Maturities, calls and repayments	331	1,276
Proceeds from sales	8	0
Securities held to maturity:
Purchases	0	(740)
Net change in loans	(3,383)	(4,604)
Proceeds from sale of OREO and other repossessed assets	157	2,121
Proceeds from the disposition of premises and equipment	0	1,237
Bank premises and equipment expenditures	(251)	(98)
Net cash used in investing activities	(3,138)	(1,848)
Cash flows from financing activities
Net change in deposits	8,644	(6,277)
FHLB advances	7,000	5,000
Repayment of FHLB advances	(12,091)	(5,089)
Cash dividends paid	(893)	(757)
Purchase of treasury stock	(454)	(156)
Issuance of treasury stock under stock option plan	580	24
Issuance of common stock under stock option plan	0	45
Issuance of treasury stock for deferred compensation plan	75	0
Issuance of common stock for deferred compensation plan	0	111
Net cash used in (provided by) financing activities	2,861	(7,099)
Net change in cash equivalents and federal funds sold	3,801	(6,247)
Cash equivalents and federal funds sold at beginning of period	18,895	27,151
Cash equivalents and federal funds sold at end of period	$22,696	$20,904
Supplemental disclosures
Cash paid for interest	$621	$630
Cash paid for income taxes	1,606	960
Non-cash transfer of loans to foreclosed/repossessed assets	48	241

See notes to the consolidated financial statements.

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:  The accompanying consolidated financial statements include the accounts of Commercial Bancshares, Inc. (the “Corporation”) and its wholly owned subsidiaries, Commercial Financial and Insurance Agency, LTD (“Commercial Financial”) and The Commercial Savings Bank (the “Bank”). All significant intercompany balances and transactions have been eliminated in consolidation.

The condensed consolidated financial statements have been prepared without audit. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present fairly the Corporation’s financial position at September 30, 2016, and the results of operations and changes in cash flows for the periods presented have been made.

Certain information and footnote disclosures typically included in financial statements prepared in accordance with U.S. generally accepted principles have been omitted. The Annual Report for the year ended December 31, 2015, contains consolidated financial statements and related footnote disclosures, which should be read in conjunction with the accompanying consolidated financial statements. The results of operations for the period ended September 30, 2016 are not necessarily indicative of the operating results for the full year or any future interim period.

Recent Accounting Pronouncements:  In June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Institutions.” This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. In issuing the standard, the FASB is responding to criticism that today’s guidance delays recognition of credit losses. The standard will replace today’s “incurred loss” approach with an “expected loss” model. The new model, referred to as the current expected credit loss (“CECL”) model, will apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures, This includes, but is not limited to, loans, leases, held-to-maturity (“HTM”) securities, loan commitments and financial guarantees. The CECL model does not apply to available-for-sale (“AFS”) debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities will recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they do today. The ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 also expands the disclosure requirements regarding an entity’s assumptions, models and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019; early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach). The Corporation is currently evaluating the provisions of ASU No. 2016-13 to determine the potential impact the new standard will have on the Consolidated Financial Statements.

Plans of Merger:  On August 23, 2016, Commercial Bancshares Inc., (the “Corporation”) and First Defiance Financial Corp (“First Defiance”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Commercial Bancshares Inc., will merge with and into First Defiance (the “Merger”). The Commercial Savings Bank, the Corporation’s wholly owned subsidiary, will merge with and into First Federal Bank of the Midwest, a wholly owned subsidiary of First Defiance, with First Federal Bank of the Midwest as the surviving institution. At the effective time and as a result of the Merger, a shareholder of the Corporation will have the right to receive for each common share of the Corporation either $51.00 in cash or 1.1808 shares of First Defiance common stock (“First Defiance Shares”), subject to total consideration being paid 80% in First Defiance Shares and 20% in cash as provided in the Merger Agreement.

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The transaction is expected to close in the first quarter of 2017, subject to the satisfaction of customary closing conditions, including regulatory approvals and the approval of the Corporation’s shareholders.

As a result of the pending merger, participation in the Commercial Bancshares, Inc. Deferred Compensation Plan has been suspended.

NOTE 2 EARNINGS PER SHARE

Weighted average shares used in determining basic and diluted earnings per share for the three months ended September 30, 2016 and 2015.

	2016	2015
Weighted average shares outstanding during the period	1,202,460	1,202,663
Dilutive effect of stock options	24,361	24,134
Weighted average shares considering dilutive effect	1,226,821	1,226,797
Anti-dilutive stock options not considered in computing diluted earnings per share	0	0

Weighted average shares used in determining basic and diluted earnings per share for the nine months ended September 30, 2016 and 2015.

	2016	2015
Weighted average shares outstanding during the period	1,191,865	1,199,241
Dilutive effect of stock options	18,515	22,713
Weighted average shares considering dilutive effect	1,210,380	1,221,954
Anti-dilutive stock options not considered in computing diluted earnings per share	0	0

NOTE 3 INVESTMENT SECURITIES

The amortized cost and estimated fair value (in thousands) of investment securities at the dates indicated are presented in the following table.

Securities available for sale

September 30, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. government agency securities	$2,501	$1	$0	$2,502
State and political subdivisions	4,071	58	0	4,129
Mortgage-backed securities	1,538	111	0	1,649
Total securities available for sale	$8,110	$170	$0	$8,280

December 31, 2015
U.S. government agency securities	$2,519	$1	$(2)	$2,518
State and political subdivisions	4,114	118	0	4,232
Mortgage-backed securities	1,840	121	0	1,961
Total securities available for sale	$8,473	$240	$(2)	$8,711

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 INVESTMENT SECURITIES  – (continued)

Securities held to maturity

September 30, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
State and political subdivisions	$666	$0	$0	$666

December 31, 2015
State and political subdivisions	$666	$0	$0	$666

The estimated fair values of investment securities at September 30, 2016, by contractual maturity are shown below. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale		Held to maturity		Total
(Dollar amount in thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due less than one year	$1,412	$1,435	$0	$0	$1,412	$1,435
Due after one year through five years	4,327	4,350	0	0	4,327	4,350
Due after five years through ten years	835	846	666	666	1,501	1,512
Due after ten years	0	0	0	0	0	0
Mortgage-backed securities	1,538	1,649	0	0	1,538	1,649
Total investment securities	$8,112	$8,280	$666	$666	$8,778	$8,946

At September 30, 2016 and December 31, 2015, securities with a carrying value of $7,615,000 and $7,999,000, respectively, were pledged to secure public deposits and other deposits and liabilities as required or permitted by law.

Gross unrealized losses on securities and the estimated fair value of the related securities aggregated by security category and length of time the individual securities have been in continuous loss positions at September 30, 2016 and December 31, 2015.

The Corporation did not have any securities in an unrealized loss position at September 30, 2016.

	Less Than Twelve Months		More Than Twelve Months
(Dollar amounts in thousands)	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
December 31, 2015
U.S. government agency securities	$(2)	$517	$0	$0
State and political subdivisions	0	0	0	0
Mortgage-backed securities	0	0	0	0
Total available for sale	$(2)	$517	$0	$0

At December 31, 2015, the Corporation held one security with an estimated fair value of $517,000 and an unrealized loss of $2,000 in a continuous loss position for less than twelve months. There were no securities in a continuous unrealized loss position for more than twelve months.

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 INVESTMENT SECURITIES  – (continued)

The unrealized loss that existed at December 31, 2015 was primarily due to the changes in market interest rates subsequent to purchase. The Corporation does not consider these investments to be other than temporarily impaired since the decline in market value is primarily attributable to changes in interest rates and not credit quality. In addition, the Corporation does not intend to sell and does not believe that it is more likely than not that the Corporation will be required to sell the security until there is a full recovery of the unrealized loss, which may be at maturity.

NOTE 4 ALLOWANCE FOR LOAN LOSSES

The following tables provide information on the activity in the allowance for loan losses by portfolio segment for the periods indicated.

	Commercial	Real Estate	Consumer	Total
	(Dollar amounts in thousands)
For the Three Months Ended September 30, 2016
Beginning balance – July 1, 2016	$3,108	$307	$438	$3,853
Charge-offs	(11)	0	(16)	(27)
Recoveries	3	1	1	5
Net	(8)	1	(15)	(22)
Provision	28	19	6	53
Ending Balance – September 30, 2016	$3,128	$327	$429	$3,884

	Commercial	Real Estate	Consumer	Total
	(Dollar amounts in thousands)
For the Three Months Ended September 30, 2015
Beginning balance – July 1, 2015	$3,387	$280	$429	$4,096
Charge-offs	(254)	0	(13)	(267)
Recoveries	15	0	5	20
Net	(239)	0	(8)	(247)
Provision	44	14	28	86
Ending Balance – September 30, 2015	$3,192	$294	$449	$3,935

	Commercial	Real Estate	Consumer	Total
	(Dollar amounts in thousands)
For the Nine Months Ended September 30, 2016
Beginning balance – January 1, 2016	$3,122	$299	$440	$3,861
Charge-offs	(33)	0	(43)	(76)
Recoveries	18	3	8	29
Net	(15)	3	(35)	(47)
Provision	21	25	24	70
Ending Balance – September 30, 2016	$3,128	$327	$429	$3,884

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 ALLOWANCE FOR LOAN LOSSES  – (continued)

	Commercial	Real Estate	Consumer	Total
	(Dollar amounts in thousands)
For the Nine Months Ended September 30, 2015
Beginning balance – January 1, 2015	$3,340	$277	$509	$4,126
Charge-offs	(274)	(13)	(112)	(399)
Recoveries	45	0	25	70
Net	(229)	(13)	(87)	(329)
Provision	81	30	27	138
Ending Balance – September 30, 2015	$3,192	$294	$449	$3,935

The following table presents the allocation of the allowance for loan losses and the recorded investment in loans (in thousands) by portfolio segment at September 30, 2016 and December 31, 2015.

	Collectively Evaluated		Individually Evaluated		Total
	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans
September 30, 2016
Commercial	$3,066	$239,527	$62	$4,765	$3,128	$244,292
Real estate	327	26,140	0	0	327	26,140
Consumer	429	29,832	0	0	429	29,832
Total	$3,822	$295,499	$62	$4,765	$3,884	$300,264
December 31, 2015
Commercial	$3,046	$238,044	$76	$4,872	$3,122	$242,916
Real estate	299	23,944	0	0	299	23,944
Consumer	440	30,073	0	0	440	30,073
Total	$3,785	$292,061	$76	$4,872	$3,861	$296,933

NOTE 5 CREDIT QUALITY INDICATORS

To facilitate the monitoring of credit quality within the loan portfolio and for purposes of analyzing historical loss rates used in the determination of the allowance for loan losses, the Corporation utilizes the following categories of credit grades: pass, special mention, substandard, doubtful and loss. The four categories, which are derived from standard regulatory rating definitions, are assigned upon initial approval of credit to borrowers and updated periodically thereafter. Pass ratings, which are assigned to those borrowers that do not have identified potential or well-defined weaknesses and for which there is a high likelihood of orderly repayment, are updated periodically based on the size and credit characteristics of the borrower. All other categories are updated on at least a quarterly basis. Loans are graded on a scale of 1 through 9, with a grade of 5 or below classified as “Pass” rated credits. Following is a description of the general characteristics of risk grades 6 through 9:

6 – Special Mention	Special mention credits have a level of potential weakness such that they warrant management’s closer attention than those on watch. These credits, opposed to watch credits, require correction or additional financial information for further analysis and verification of repayment capacity. If left uncorrected, these weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not considered adversely classified assets. Such credits, do however, warrant consideration of additional reserve.

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 CREDIT QUALITY INDICATORS  – (continued)

7 – Substandard	Substandard loans are inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Substandard loans are characterized by the distinct possibility that the Corporation will sustain loss if the deficiencies are not corrected.
8 – Doubtful	Loans classified doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.
9 – Loss	Loans are considered uncollectible and of such little value that continuing to carry them as assets on the institution’s financial statements is not feasible. Accordingly, the Bank does not carry loans classified as loss on the books, instead these loans are charged off.

The Corporation’s strategy for credit risk management includes ongoing credit examinations and management reviews of loans exhibiting deterioration of credit quality. A deteriorating credit indicates an elevated likelihood of delinquency. When a loan becomes delinquent, its credit grade is reviewed and changed accordingly. Each downgrade to a classified credit results in a higher percentage of reserve to reflect the increased likelihood of loss for similarly graded credits. Further deterioration could result in a certain credit being deemed impaired, resulting in a collateral valuation for purposes of establishing a specific reserve which reflects the possible extent of such loss for that credit.

The following tables present the risk category of loans by class of loans based on the most recent analysis performed at September 30, 2016 and December 31, 2015.

Commercial Credit Exposure (dollar amounts in thousands)
Credit risk profile by credit worthiness category

Credit Grade	Commercial Operating		Commercial Agricultural		Commercial Real Estate 1-4 Family		Commercial Real Estate Other		Total Commercial
	09/30/16	12/31/15	09/30/16	12/31/15	09/30/16	12/31/15	09/30/16	12/31/15	09/30/16	12/31/15
Pass	$29,893	$33,221	$42,699	$43,461	$51,644	$46,453	$116,075	$115,517	$240,311	$238,652
6	0	0	0	0	0	0	0	0	0	0
7	112	662	819	898	29	124	3,021	2,580	3,981	4,264
8	0	0	0	0	0	0	0	0	0	0
Total	$30,005	$33,883	$43,518	$44,359	$51,673	$46,577	$119,096	$118,097	$244,292	$242,916

Real Estate Credit Exposure (dollar amounts in thousands)
Credit risk by credit worthiness category

	Real Estate Construction		Real Estate Other		Total Real Estate
Credit Grade	09/30/16	12/31/15	09/30/16	12/31/15	09/30/16	12/31/15
Pass	$6,975	$5,583	$19,165	$18,345	$26,140	$23,928
6	0	0	0	0	0	0
7	0	0	0	16	0	16
8	0	0	0	0	0	0
Total	$6,975	$5,583	$19,165	$18,361	$26,140	$23,944

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 CREDIT QUALITY INDICATORS  – (continued)

Consumer Credit Exposure (dollar amounts in thousands)
Credit risk by credit worthiness category

	Consumer Equity		Consumer Auto		Consumer Other		Total Consumer
Credit Grade	09/30/16	12/31/15	09/30/16	12/31/15	09/30/16	12/31/15	09/30/16	12/31/15
Pass	$17,688	$17,956	$4,690	$4,637	$7,443	$7,361	$29,821	$29,954
6	0	0	0	0	0	0	0	0
7	0	94	0	4	11	21	11	119
8	0	0	0	0	0	0	0	0
Total	$17,688	$18,050	$4,690	$4,641	$7,454	$7,382	$29,832	$30,073

NOTE 6 SUMMARY OF IMPAIRED LOANS

Loans evaluated for impairment include loans classified as troubled debt restructurings and non-performing multi-family, commercial and construction loans. The following tables set forth certain information regarding the Corporation’s impaired loans, segregated by those for which a specific allowance was required and those for which a specific allowance was not necessary at September 30, 2016 and December 31, 2015.

(Dollar amounts in thousands) September 30, 2016	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial operating	$110	$110	$0
Commercial real estate, other	2,980	3,355	0
Subtotal	$3,090	$3,465	$0
With an allowance recorded:
Commercial operating	113	113	1
Commercial real estate, 1-4 family	1,376	1,376	60
Commercial real estate, other	186	186	1
Subtotal	$1,675	$1,675	$62
Total	$4,765	$5,140	$62

December 31, 2015	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial operating	$675	$932	$0
Commercial real estate, other	2,483	2,601	0
Subtotal	$3,158	$3,533	$0
With an allowance recorded:
Commercial operating	118	118	2
Commercial real estate, 1-4 family	1,402	1,402	73
Commercial real estate, other	194	194	1
Subtotal	$1,714	$1,714	$76
Total	$4,872	$5,247	$76

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 SUMMARY OF IMPAIRED LOANS  – (continued)

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35), when based on current information and events, it is probable the Corporation will be unable to collect all contractual principal and interest payments from the borrower in accordance with the original or modified terms of the loan agreement. To determine specific valuation allowances, impaired loans are measured based on the estimated fair value of the collateral less the estimated costs to sell if the loan is considered collateral dependent. Impaired loans not considered to be collateral dependent are measured based on the present value of expected future cash flows.

The following tables present the average recorded investment in impaired loans and the amount of interest income recognized on a cash basis for impaired loans after impairment by portfolio segment and class for the periods indicated. (All dollar amounts in thousands)

	No Related Allowance Recorded		With Related Allowance Recorded		Total
	Average Recorded Investment	Total Interest Income Recognized	Average Recorded Investment	Total Interest Income Recognized	Average Recorded Investment	Total Interest Income Recognized
Three Months Ended September 30, 2016
Commercial:
Operating	$113	$1	$114	$2	$227	$3
Real estate, 1-4 family	0	0	1,378	17	1,378	17
Real estate, other	2,993	36	187	3	3,180	39
Total	$3,106	$37	$1,679	$22	$4,785	$59
Three Months Ended September 30, 2015
Commercial:
Operating	$583	$0	$120	$2	$703	$2
Real estate, 1-4 family	0	0	1,564	17	1,564	17
Real estate, other	2,887	55	197	3	3,084	58
Total	$3,470	$55	$1,881	$22	$5,351	$77

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 SUMMARY OF IMPAIRED LOANS  – (continued)

	No Related Allowance Recorded		With Related Allowance Recorded		Total
	Average Recorded Investment	Total Interest Income Recognized	Average Recorded Investment	Total Interest Income Recognized	Average Recorded Investment	Total Interest Income Recognized
Nine Months Ended September 30, 2016
Commercial:
Operating	$122	$4	$115	$5	$237	$9
Real estate, 1-4 family	0	0	1,387	52	1,387	52
Real estate, other	3,006	147	190	9	3,196	156
Total	$3,128	$151	$1,692	$66	$4,820	$217
Nine Months Ended September 30, 2015
Commercial:
Operating	$642	$0	$122	$6	$764	$6
Real estate, 1-4 family	0	0	1,582	52	1,582	52
Real estate, other	3,200	147	200	9	3,400	156
Total	$3,842	$147	$1,904	$67	$5,746	$214

NOTE 7 TROUBLED DEBT RESTRUCTURINGS

Under U.S. generally accepted accounting principles (“GAAP”), the Corporation is required to account for certain loan modifications or restructurings as “troubled debt restructurings” or “troubled debt restructured loans.” In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if the Corporation, for economic or legal reasons related to the borrower’s financial difficulties grants a concession to the borrower that the Corporation would not otherwise consider. Debt restructurings or loan modifications do not necessarily always constitute a troubled debt restructuring and troubled debt restructurings do not necessarily result in nonaccrual loans. Troubled debt restructured loans are classified as non-performing loans unless they have been performing in accordance with modified terms for a period of at least six months. The Corporation had troubled debt restructured loans of $4,295,000 and $4,349,000 at September 30, 2016 and December 31, 2015, respectively, of which $3,757,000 and $3,811,000, respectively, were on accruing status.

There have been no financing receivables modified as troubled debt restructurings during the three and nine months ended September 30, 2016 and 2015. During the three and nine months ended September 30, 2016 and 2015, respectively, there were no financing receivables previously modified as troubled debt restructurings which defaulted within twelve months of modification.

There were no commitments to lend additional funds to borrowers that were classified as troubled debt restructurings at September 30, 2016.

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 AGE ANALYSIS OF PAST DUE FINANCING RECEIVABLES

The following table presents the aging of the recorded investment in loans by past due category and class of loans at September 30, 2016 and December 31, 2015 (dollar amounts in thousands).

September 30, 2016	30 – 59 Days Past Due	60 – 89 Days Past Due	> 90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing
Commercial
Operating	$0	$0	$0	$0	$30,005	$30,005	$0
Agricultural	0	0	0	0	43,518	43,518	0
Real estate, 1-4 family	0	0	0	0	51,673	51,673	0
Real estate, other	0	0	554	554	118,542	119,096	0
Real estate
Construction	0	0	0	0	6,975	6,975	0
Other	39	0	0	39	19,126	19,165	0
Consumer
Equity	0	0	0	0	17,688	17,688	0
Auto	0	0	0	0	4,690	4,690	0
Other	6	4	0	10	7,444	7,454	0
Total	$45	$4	$554	$603	$299,661	$300,264	$0

December 31, 2015	30 – 59 Days Past Due	60 – 89 Days Past Due	> 90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing
Commercial
Operating	$0	$0	$538	$538	$33,345	$33,883	$0
Agricultural	21	0	0	21	44,338	44,359	0
Real estate, 1-4 family	0	0	19	19	46,558	46,577	0
Real estate, other	37	0	68	105	117,992	118,097	0
Real estate
Construction	0	0	0	0	5,583	5,583	0
Other	0	0	15	15	18,346	18,361	0
Consumer
Equity	35	12	0	47	18,003	18,050	0
Auto	0	0	0	0	4,641	4,641	0
Other	16	10	0	26	7,356	7,382	0
Total	$109	$22	$640	$771	$296,162	$296,933	$0

NOTE 9 FINANCING RECEIVABLES ON NONACCRUAL STATUS

The following table summarizes loans (in thousands) on nonaccrual status by class at the dates indicated.

	September 30, 2016	December 31, 2015
Commercial operating	$0	$538
Commercial real estate, 1-4 family	0	19
Commercial real estate, other	579	97
Real estate, other	0	15
Consumer equity	22	42
Consumer other	4	10
Total	$605	$721

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 FAIR VALUES AND MEASUREMENTS OF FINANCIAL INSTRUMENTS

The Corporation records certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Securities available for sale, trading securities, mortgage loans held for sale and derivative instruments are carried at fair value on a recurring basis. Fair value measurements are also utilized to determine the initial value of certain assets and liabilities, to perform impairment assessments and for disclosure purposes. The Corporation uses quoted market prices and observable inputs to the maximum extent possible when measuring fair value. In the absence of quoted market prices, various valuation techniques are utilized to measure fair value. When possible, observable market data for identical or similar financial instruments are used in the valuation. When market data is not available, fair value is determined using valuation models that incorporate management’s estimates of the assumptions a market participant would use in pricing the asset or liability.

Fair value measurements are classified within one of three levels based on the observability of the inputs used to determine fair value, as follows:

•	Level 1 — The valuation is based on quoted prices in active markets for identical instruments.
•	Level 2 — The valuation is based on observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.
•	Level 3 — The valuation is based on unobservable inputs that are supported by minimal or no market activity and that are significant to the fair value of the instrument. Level 3 valuations are typically performed using pricing models, discounted cash flow methodologies or similar techniques that incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation.

State and political subdivisions

The Corporation obtains fair value measurements from a third party vendor that utilizes market valuation models maintained by a team of experienced evaluators and methodologists. Evaluators build internal yield curves, which are adjusted throughout the day based on trades and other pertinent market information. The criteria used to generate these curves and to arrive at the current day’s evaluations are based primarily on factors such as:

•	Established trading spreads between similar issuers or credits.
•	Historical trading spreads over widely accepted market benchmarks.
•	New issue scales.
•	Market information from third party sources, such as reportable trades, broker-dealers, trustees/paying agents, issuers or from information prepared by an internal credit analysis department or by internally reviewing market sector correlations.

Evaluators apply this information to bond sectors, and individual bond evaluations are then extrapolated. Within a given sector, evaluators have the ability to make daily spread adjustments for various attributes that include, but are not limited to, discounts, premiums, credit, alternative minimum tax (AMT), use of proceeds and callability. Analysts evaluate municipal securities backed by insurance, letters of credit, etc. When a municipal bond obtains insurance or other credit enhancements, a public rating is usually applied to the bond that is equal to the higher of (i) the published underlying rating or (ii) the rating of the bond insurer, guarantor, or other credit enhancing entity’s rating. Certain insured bonds with no published underlying ratings

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 FAIR VALUES AND MEASUREMENTS OF FINANCIAL INSTRUMENTS  – (continued)

may receive an internal credit assessment. Evaluators may use internal credit ratings as an input in the evaluation process. The weight placed on internal credit ratings in the evaluation process may vary from one municipal security to another depending on the availability of other market data.

Multiple quality control evaluation processes review available market, credit and deal level information to support the evaluation of securities, such as:

•	Explanations required for all high yield municipal security evaluations adjusted on a per security basis.
•	Explanations required for all high grade municipal security evaluation adjustments that break an internal tolerance level.
•	Daily review of market information and data changes (including ratings) that may have an impact on evaluations.
•	Review of unchanged evaluations and other applicable data.
•	Daily review of category adjustments to confirm directional moves are tracking daily market movements.

•	Daily reviews by managers of tolerance reports and of evaluator checklists to confirm processes are being followed.
•	Monthly management reviews of evaluator work samples (tolerance reports, client challenges and other evaluation-related matters).

U.S. government and federal agencies and mortgage-backed securities

For agency/CMOs, depending upon the characteristics of a given tranche, a volatility-driven, multi-dimensional spread table based, single cash flow stream model or an option-adjusted spread (“OAS”) model is used. If call information is available, the pricing model computes both a yield to call and a yield to maturity to derive an evaluated price for the bond by assuming the most probable scenario. Alternatively, the evaluator may utilize market conventions if different from model-generated assumptions.

A team of experienced fixed income evaluators and methodologists closely monitor the structured product markets, interest rate movements, new issue information and other pertinent data. Evaluations of tranches (volatile and non-volatile) are based on the interactive data model’s interpretation of accepted market modeling, trading and pricing conventions. The Interactive data model determines tranche evaluations in four steps:

1	Cash flows are generated with the deal files to determine principal and interest payments along with an average life.
2	Spreads/yields are determined for non-volatile fixed and floating-rate issues:
•	For agency/GSE CMOs, the model takes the average life for each tranche and matches it to the yield of the nearest point on either the swap curve or the “I” Treasury curve. It then uses that benchmark yield as the base yield.
•	Floating-rate issues are evaluated by a discount margin (DM) calculation. The DM measures the difference between the yield of the issue (at an assumed speed and current index) and the current value of the index over which the security resets.

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 FAIR VALUES AND MEASUREMENTS OF FINANCIAL INSTRUMENTS  – (continued)

3	Spreads are based on tranche characteristics such as average life, tranche type, tranche volatility, underlying collateral and the performance of the collateral and prevailing market conditions. Floating-rate issues take life caps into account.
4	The appropriate tranche spread or DM is applied to the corresponding benchmark. This value is then used to discount the cash flows to generate an evaluated price.

The following table presents information about the Corporation’s assets and liabilities measured at fair value on a recurring basis as of September 30, 2016 and December 31, 2015, and the valuation techniques used by the Corporation to determine those fair values.

(Dollar amounts in thousands) September 30, 2016	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
Assets
U.S. government agency securities	$0	$2,502	$0	$2,502
State and political subdivisions, AFS	0	4,129	0	4,129
State and political subdivisions, HTM	0	0	666	666
Mortgage-backed securities	0	1,649	0	1,649
Total Assets	$0	$8,280	$666	$8,946
Liabilities	$0	$0	$0	$0

(Dollar amounts in thousands) December 31, 2015	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
Assets
U.S. government agency securities	$0	$2,518	$0	$2,518
State and political subdivisions, AFS	0	4,232	0	4,232

State and political subdivisions, HTM	0	0	666	666
Mortgage-backed securities	0	1,961	0	1,961
Total Assets	$0	$8,711	$666	$9,377
Liabilities	$0	$0	$0	$0

Securities characterized as having Level 2 inputs generally consist of obligations of U.S. government and federal agencies, government-sponsored organizations and obligations of state and political subdivisions. There were no transfers in or out of Levels 1, 2 and 3 for the nine months ended September 30, 2016.

The Corporation also has assets that, under certain conditions, are subject to measurement at fair value on a non-recurring basis. These assets consist primarily of impaired loans and other real estate owned (“OREO”).

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 FAIR VALUES AND MEASUREMENTS OF FINANCIAL INSTRUMENTS  – (continued)

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at September 30, 2016 and December 31, 2015.

	Fair Value Measurements Using
(In thousands)	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2016
Impaired loans	$4,703	$0	$0	$4,703
Real estate acquired through foreclosure and other repossessed assets	3	0	0	3
December 31, 2015
Impaired loans	$4,796	$0	$0	$4,796
Real estate acquired through foreclosure and other repossessed assets	193	0	0	193

The fair value of impaired loans were primarily measured based on the value of the collateral securing these loans. Impaired loans are classified within Level 3 of the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable. The Corporation determines the value of the collateral based on independent appraisals performed by qualified licensed appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Appraised values are discounted for costs to sell and may be further discounted based on management’s historical knowledge, changes in market conditions from the date of the most recent appraisal and/or management’s expertise and knowledge of the customer and the customer’s business. Such discounts by management are subjective and are typically significant unobservable inputs for determining fair value. Impaired loans are subject to nonrecurring fair value adjustments to reflect (1) partial write-downs or reserves that are based on the observable market price or current appraised value of the collateral, or (2) the full charge-off of the loan carrying value. Included in the impaired balance at September 30, 2016 were troubled debt restructured loans with a balance of $4,295,000 and specified reserves of $62,000.

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, based on the current appraised value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Management has determined fair value measurements on other real estate owned primarily through evaluations of appraisals performed and current and past offers for the other real estate under evaluation. Due to the nature of the valuation inputs, foreclosed assets held for sale are classified within level 3 of the valuation hierarchy.

Appraisals of other real estate owned are obtained when the real estate is acquired and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by the Bank’s credit risk department and are selected from the list of approved appraisers maintained by management. Appraisals are sometimes further discounted based on management’s expertise and knowledge of the customer and the customer’s business. Such discounts are typically significant unobservable inputs for determining fair value. In cases where the carrying amount exceeds the fair value, less costs to sell, a loss is recognized in noninterest expense. Additionally, any operating costs incurred after acquisition are also expensed.

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 FAIR VALUES AND MEASUREMENTS OF FINANCIAL INSTRUMENTS  – (continued)

The following tables present the fair value measurements of financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at September 30, 2016 and December 31, 2015.

(Dollar amounts in thousands) September 30, 2016	Carrying Amount	Estimated Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash equivalents and federal funds sold	$22,696	$22,696	$22,696	$0	$0
Securities available for sale	8,280	8,280	0	8,280	0
Securities held to maturity	666	666	0	0	666
Other investment securities	2,194	2,194	0	0	2,194
Loans, net of allowance for loan loss	296,380	299,065	0	0	299,065
Accrued interest receivable	1,386	1,386	0	0	1,386
Financial Liabilities:
Noninterest-bearing deposits	$(51,027)	$(51,027)	$(51,027)	$0	$0
Interest-bearing deposits	(148,152)	(148,152)	0	(148,152)	0
Time deposits	(106,091)	(96,895)	0	(96,895)	0
FHLB advances	(1,483)	(1,307)	0	(1,307)	0
Accrued interest payable	(96)	(96)	0	0	(96)

(Dollar amounts in thousands) December 31, 2015	Carrying Amount	Estimated Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash equivalents and federal funds sold	$18,895	$18,895	$18,895	$0	$0
Securities available for sale	8,711	8,711	0	8,711	0
Securities held to maturity	666	666	0	0	666
Other investment securities	2,209	2,209	0	0	2,209
Loans, net of allowance for loan loss	293,072	306,704	0	0	306,704
Accrued interest receivable	1,302	1,302	0	0	1,302
Financial Liabilities:
Noninterest-bearing deposits	$(55,574)	$(55,574)	$(55,574)	$0	$0
Interest-bearing deposits	(147,994)	(147,994)	0	(147,994)	0
Time deposits	(93,058)	(92,370)	0	(92,370)	0
FHLB advances	(6,574)	(5,893)	0	(5,893)	0
Accrued interest payable	(45)	(45)	0	0	(45)

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 FAIR VALUES AND MEASUREMENTS OF FINANCIAL INSTRUMENTS  – (continued)

The following describes the valuation methodologies used by management to measure financial assets and liabilities at fair value on a recurring basis as recognized in the Corporation’s accompanying balance sheets as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

•	Cash equivalents and federal funds sold — The carrying value of cash, amounts due from banks and federal funds sold assumed to approximate fair value.
•	Investment securities — Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in level 2 of the valuation hierarchy. All other securities are classified as level 3 of the valuation hierarchy.
•	Other investment securities — principally consists of investments in Federal Home Loan Bank stock, which has limited marketability and is carried at cost.
•	Loans — The loan portfolio includes adjustable and fixed rate loans, the fair value of which is estimated using discounted cash flow analyses. To calculate discounted cash flows, the loans are aggregated into pools of similar types and expected repayment terms. The expected cash flows are based on historical prepayment experiences and estimated credit losses for non-performing loans and are discounted using current rates at which similar loans would be made to borrowers with similar credit ratings and similar remaining maturities. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.
•	Accrued interest receivable — The carrying value of accrued interest receivable approximates fair value due to the short-term duration.
•	Noninterest-bearing deposits — The fair value of noninterest-bearing demand deposits, which have no stated maturity, are considered equal to their carrying amount, representing the amount payable on demand.
•	Interest-bearing deposits — The fair value of demand, money market and savings deposits, which have no stated maturity, are considered equal to their carrying amount, representing the amount payable on demand.
•	Time deposits — The fair value for fixed rate time deposits is estimated using a discounted cash flow calculation that applies interest rates currently being offered for time deposits with similar terms and similar remaining maturities.
•	FHLB advances — The fair value of long-term debt is estimated using a discounted cash flow calculation which utilizes the interest rates currently offered for borrowings of similar remaining maturities.
•	Accrued interest payable — The carrying value of accrued interest payable approximates fair value due to the short-term duration.
•	Other financial instruments — The fair value of other financial instruments, including loan commitments and unused letters of credit, is based on discounted cash flow analysis and is not material.

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 FAIR VALUES AND MEASUREMENTS OF FINANCIAL INSTRUMENTS  – (continued)

In April 2015, the Corporation purchased a state and political subdivision bond which was determined to be a Level 3 asset. Changes in Level 3 assets measured at fair value on a recurring basis for the nine months ended September 30, 2016 are as follows:

State and Political Subdivision Bonds
(In thousands)
September 30, 2016
Beginning balance – January 1, 2016	$666,000
Purchases	0
Principal payments	0
Ending balance – September 30, 2016	$666,000

The fair value of the municipal bond at September 30, 2016 was determined primarily based on Level 3 inputs. The Corporation estimates the fair value of this investment based on the par value of the security. This security is reported at par value because there is no information to indicate the fair value would differ from the par value.

Both observable and unobservable inputs may be used to determine the fair value positions classified as Level 3 assets and liabilities.

There were no unrealized gains or losses for the Level 3 assets held by the Corporation at September 30, 2016, as the book value of the asset approximates fair value.

NOTE 11 STOCK-BASED COMPENSATION

The Corporation has two share-based compensation plans in existence; the 1997 Stock Option Plan (expired but having outstanding options that may still be exercised) and the 2009 Incentive Stock Option Plan, which is described below.

The Corporation’s 2009 Incentive Stock Option Plan, which was shareholder approved, permitted the grant of stock options to its selected key employees. No more than 150,000 shares of the Corporation’s common stock may be issued under the plan. The shares that may be issued may be authorized but unissued shares or treasury shares. The plan permits the grant of incentive awards in the form of stock options, restricted shares and certain other stock-based awards on a periodic basis at the discretion of the board. At September 30, 2016, the remaining shares available for issuance under the plan totaled 29,083.

The fair value of each option award is estimated on the date of grant using a Black Scholes option valuation model that uses the assumptions noted in the table below. Expected volatilities are based on several factors including historical volatility of the Corporation’s common stock, implied volatility determined from traded options and other factors. The Corporation uses historical data to estimate option exercises and employee terminations to estimate the expected life of options. The risk-free interest rate for the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected dividend yield is based on the Corporation’s expected dividend yield over the life of the options.

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 STOCK-BASED COMPENSATION  – (continued)

The Corporation did not grant any stock options during the nine months ended September 30, 2016. The fair value of options granted in 2015 was determined using the following weighted average assumptions as of the date of grant.

2015
Dividend yield	3.16%
Risk-free interest rate	1.94%
Expected volatility	22.29%
Weighted average expected life	8 years
Weighted average per share fair value of options	$4.47

Intrinsic value represents the amount by which the fair market value of the Corporation’s stock, $51.01 at September 30, 2016, exceeds the exercise price of the stock options. At September 30, 2016, the aggregate intrinsic value of stock options outstanding and exercisable was $1,477,000 and $1,090,000, respectively, compared to an aggregate intrinsic value of outstanding and exercisable stock options of $871,000 and $736,000, respectively, at December 31, 2015.

The following table summarizes stock option activity for the nine months ended September 30, 2016.

Stock Options	Number Of Options	Weighted Average Exercise Price
Outstanding options at January 1, 2016	83,550	$20.18
Granted	0	0.00
Exercised	(32,899)	17.63
Forfeited	(233)	27.40
Expired	0	0.00
Outstanding options at September 30, 2016	50,418	$21.82
Exercisable at September 30, 2016	34,716	$19.60

The fair value of options granted is amortized as compensation expense, recognized on a straight-line basis over the vesting period of the respective stock option grant. Compensation expense related to employees is included in personnel expense while compensation expense related to directors is included in other operating expense. The Corporation recognized compensation expense of $11,000 and $39,000 for the three and nine months ended September 30, 2016, respectively, related to the awards of nonrestricted stock options, compared to compensation expense of $13,000 and $32,000 for the same periods in 2015. At September 30, 2016, the Corporation had $63,000 of unrecognized compensation expense related to nonrestricted stock options. This remaining cost is expected to be recognized over a weighted average vesting period of approximately 4.0 months.

The following is a summary of outstanding and exercisable stock options at September 30, 2016.

Exercise Price	Number Of Shares Outstanding	Weighted Average Remaining Contractual Life	Number Of Shares Exercisable
$12.30	4,900	2.87 years	4,900
$13.25	3,900	3.87 years	3,900
$17.40	3,800	4.87 years	3,800
$19.28	7,600	5.78 years	7,600
$21.35	4,750	6.86 years	4,750
$24.47	8,167	7.88 years	4,500
$27.40	17,301	8.87 years	5,266
Total	50,418	6.78 years	34,716

COMMERCIAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 STOCK-BASED COMPENSATION  – (continued)

The following table summarizes information about the Corporation’s nonvested stock option activity for the nine months ended September 30, 2016.

Nonvested Options	Number Of Options	Weighted Average Price
Nonvested options at January 1, 2016	29,051	$25.97
Granted	0	0.00
Vested	(13,116)	25.09
Forfeited	(233)	27.40
Nonvested options at September 30, 2016	15,702	$26.72

The fair value of restricted stock is equal to the fair market value of the Corporation’s common stock on the date of grant. Restricted stock awards are recorded as unearned compensation, a component of shareholders’ equity, and amortized to compensation expense over the vesting period. The Corporation recognized compensation expense of $30,000 and $107,000 for the three and nine months ended September 30, 2016, respectively, related to restricted stock grants compared to $33,000 and $81,000 for the same periods in 2015. At September 30, 2016, the Corporation had approximately $161,000 of unrecognized compensation expense related to restricted stock awards. This remaining cost is expected to be recognized over a weighted average vesting period of approximately 4.0 months.

The following table summarizes restricted stock activity for the nine months ended September 30, 2016.

Restricted Stock	Nonvested Number of Shares	Weighted Average Grant Date Fair Value
Nonvested balance at January 1, 2016	18,700	$24.60
Granted	0	0.00
Vested	(6,750)	21.35
Forfeited/expired	0	0.00
Nonvested balance at September 30, 2016	11,950	$26.43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Commercial Bancshares, Inc.
Upper Sandusky, Ohio

We have audited the accompanying consolidated balance sheets of Commercial Bancshares, Inc. (the “Corporation”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial Bancshares, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

Auburn Hills, MI
March 25, 2016

COMMERCIAL BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS
December 31, 2015 and 2014
(Dollar amounts in thousands)

	2015	2014
ASSETS
Cash and cash equivalents	$4,753	$4,994
Federal funds sold	14,142	22,157
Cash equivalents and federal funds sold	18,895	27,151
Securities available for sale	8,711	11,027
Securities held to maturity	666	0
Other investment securities	2,209	2,209
Total loans	296,933	279,151
Allowance for loan losses	(3,861)	(4,126)
Loans, net	293,072	275,025
Premises and equipment, net	5,678	6,068
Accrued interest receivable	1,302	1,334
Bank-owned life insurance	9,145	8,908
Other real estate owned and other repossessed assets	193	2,255
Assets classified as held for sale	0	1,178
Other assets	1,219	1,374
Total assets	$341,090	$336,529
LIABILITIES
Deposits
Noninterest-bearing demand	$55,574	$50,350
Interest-bearing demand	118,919	115,865
Savings and time deposits less than $250,000	114,203	124,689
Savings and time deposits $250,000 and greater	7,930	7,867
Total deposits	296,626	298,771
FHLB advances	6,574	1,692
Accrued interest payable	45	51
Other liabilities	1,709	1,789
Total liabilities	304,954	302,303
SHAREHOLDERS’ EQUITY
Common stock, no par value; 4,000,000 shares authorized, 1,209,788 shares issued and 1,186,018 outstanding in 2015 1,193,248 shares issued and 1,193,078 outstanding in 2014	12,815	12,177
Retained earnings	25,349	22,987
Unearned compensation	(268)	(168)
Deferred compensation plan shares; at cost, 62,067 shares in 2015 and 55,360 shares in 2014	(1,206)	(1,022)
Treasury stock; 23,770 shares in 2015 and 170 shares in 2014	(711)	(4)
Accumulated other comprehensive income	157	256
Total shareholders’ equity	36,136	34,226
Total liabilities and shareholders’ equity	$341,090	$336,529

See accompanying notes to consolidated financial statements.

COMMERCIAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2015, 2014 and 2013
(Dollar amounts in thousands, except per share data)

	2015	2014	2013
Interest income
Interest and fees on loans	$14,058	$13,930	$13,383
Interest on investment securities:
Taxable	186	205	241
Tax-exempt	261	313	382
Federal funds sold	51	33	39
Total interest income	14,556	14,481	14,045
Interest expense
Interest on deposits	838	839	1,132
Interest on borrowings	36	43	44
Total interest expense	874	882	1,176
Net interest income	13,682	13,599	12,869
Provision for loan losses	188	309	531
Net interest income after provision for loan loss	13,494	13,290	12,338
Noninterest income
Service fees and overdraft charges	1,399	1,477	1,453
Gain on sale of bank premises, net	17	0	0
Other income	630	654	710
Total noninterest income	2,046	2,131	2,163
Noninterest expenses
Salaries and employee benefits	6,085	5,917	5,755
Premises and equipment	1,124	1,227	1,245
Other real estate owned and miscellaneous loan expense	510	439	222
Professional fees	392	445	387
Data processing	197	194	194
Software maintenance	444	415	424
Advertising and promotional	242	242	244
FDIC deposit insurance	246	228	273
Franchise tax	238	341	246
Loss on sale of bank premises, net	0	30	0
Losses on repossessed asset sales, net	33	33	33
Other operating expense	1,152	1,183	1,152
Total noninterest expense	10,663	10,694	10,175
Income before income taxes	4,877	4,727	4,326
Income tax expense	1,452	1,431	1,271
Net income	$3,425	$3,296	$3,055
Basic earnings per common share	$2.86	$2.78	$2.60
Diluted earnings per common share	$2.80	$2.73	$2.57

See accompanying notes to consolidated financial statements.

COMMERCIAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2015, 2014 and 2013
(Dollar amounts in thousands)

	2015	2014	2013
Net income	$3,425	$3,296	$3,055
Unrealized holding loss on securities:
Net securities loss during period	(149)	(136)	(476)
Tax effect	(50)	(47)	(162)
Other comprehensive loss, net of tax	(99)	(89)	(314)
Comprehensive income, net of tax	$3,326	$3,207	$2,741

See accompanying notes to consolidated financial statements.

COMMERCIAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2015, 2014 and 2013
(Dollar amounts in thousands)

	Outstanding Shares	Common Stock	Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Deferred Compensation Plan Shares	Treasury Stock	Total Shareholders’ Equity
Balance at January 1, 2013	1,169,840	$11,721	$8,331	$(77)	$659	$(787)	$(459)	$29,388
Net income		0	3,055	0	0	0	0	3,055
Other comprehensive loss		0	0	0	(314)	0	0	(314)
Cash dividends ($0.61 per share)		0	(718)	0	0	0	0	(718)
Shares acquired: deferred compensation; 6,572 shares		64	0	0	0	(64)	0	0
Shares divested: deferred compensation; 621 shares		(11)	0	0	0	11	0	0
Restricted shares awarded	6,750	0	(41)	(144)	0	0	185	0
Stock-based compensation expense	34	0	62	0	0	0	96
Issuance of treasury stock under stock option plans	900	0	(13)	0	0	0	25	12
Issuance of treasury stock for deferred compensation plan	3,578	70	(28)	0	0	(70)	97	69
Balance at December 31, 2013	1,181,068	$11,878	$20,586	$(159)	$345	$(910)	$(152)	$31,588
Net income		0	3,296	0	0	0	0	3,296
Other comprehensive loss		0	0	0	(89)	0	0	(89)
Cash dividends ($0.71 per share)		0	(843)	0	0	0	0	(43)
Shares acquired: deferred compensation; 5,848 shares		73	0	0	0	(73)	0	0
Issuance of common stock for deferred compensation plan	1,660	40	0	0	0	0	0	40
Shares divested: deferred compensation; 1,265 shares		(23)	1	0	0	23	0	1
Restricted shares awarded	3,950	97	0	(97)	0	0	0	0
Stock-based compensation expense		39	0	88	0	0	0	127
Issuance of common stock under stock option plans	1,000	12	0	0	0	0	0	12
Issuance of treasury stock under stock option plans	2,575	0	(37)	0	0	0	70	33
Issuance of treasury stock for deferred compensation plan	2,825	61	(16)	0	0	(62)	78	61
Balance at December 31, 2014	1,193,078	$12,177	$22,987	$(168)	$256	$(1,022)	$(4)	$34,226
Balance at January 1, 2015	1,193,078	$12,177	$22,987	$(168)	$256	$(1,022)	$(4)	$34,226
Net income		0	3,425	0	0	0	0	3,425
Other comprehensive loss		0	0	0	(99)	0	0	(99)
Cash dividends ($0.88 per share)		0	(1,060)	0	0	0	0	(1,060)
Shares acquired: deferred compensation; 7,290 shares		53	0	0	0	(53)	0	0
Issuance of common stock for deferred compensation plan	5,315	285	0	0	0	(142)	0	143
Shares divested: deferred compensation; 583 shares		(11)	0	0	0	11	0	0
Restricted shares awarded	8,000	219	0	(219)	0	0	0	0
Stock-based compensation expense (restricted)		0	0	119	0	0	0	119
Stock-based compensation expense (nonrestricted)		45	0	0	0	0	0	45
Purchase of treasury stock	(24,486)	0	0	0	0	0	(736)	(736)
Issuance of common stock under stock option plans	2,000	93	0	0	0	0	0	93
Issuance of common stock under stock option plans-APIC	1,225	(46)	0	0	0	0	0	(46)
Issuance of treasury stock under stock option plans	886	0	(3)	0	0	0	29	26
Balance at December 31, 2015	1,186,018	$12,815	$25,349	$(268)	$157	$(1,206)	$(711)	$36,136

See accompanying notes to consolidated financial statements.

COMMERCIAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2015, 2014 and 2013
(Dollar amounts in thousands)

	2015	2014	2013
Cash flows from operating activities
Net income	$3,425	$3,296	$3,055
Adjustments to reconcile net income to net cash from operating activities
Depreciation	587	580	597
Provision for loan losses	188	309	531
Deferred tax benefit (expense)	(144)	(12)	(251)
Loss on sale of repossessed assets, net	33	33	33
FHLB stock dividends	0	50	0
Net amortization on securities	50	29	20
Increased cash value of Bank-owned life insurance	(237)	(238)	(249)
Stock-based compensation expense	164	127	96
Gain/(loss) on sale of bank premises, net	(17)	30	0
Changes in:
Interest receivable	32	(136)	(17)
Interest payable	(6)	(5)	(37)
Other assets and liabilities	196	(1,501)	500
Net cash provided by operating activities	4,271	2,562	4,278
Cash flows from investing activities
Securities available for sale:
Purchases	(1,040)	0	(2,000)
Maturities, calls and repayments	3,232	2,750	2,335
Securities held to maturity:
Purchases	(740)	0	0
Net change in loans	(18,252)	(11,777)	(23,005)
Proceeds from sale of OREO and other repossessed assets	2,136	113	293
Proceeds from the disposition of premises and equipment	1,173	1,344	8
Bank premises and equipment expenditures	(193)	(853)	(569)
Net cash (used in) investing activities	(13,684)	(8,423)	(22,938)
Cash flows from financing activities
Net change in deposits	(2,145)	17,463	12,869
Increase (decrease) in federal funds purchased	0	(1,757)	1,757
FHLB advances	10,000	10,500	9,000
Repayments of FHLB advances	(5,118)	(10,616)	(9,114)
Cash dividends paid	(1,060)	(843)	(718)
Treasury stock purchases	(736)	0	0
Issuance of treasury stock under stock option plans	26	33	12
Issuance of treasury stock for deferred compensation plan	0	61	69
Issuance of common stock for stock option plans	47	12	0
Issuance of common stock for deferred compensation plan	143	40	0
Net cash provided by financing activities	1,157	14,893	13,875
Net change in cash equivalents and federal funds sold	(8,256)	9,032	(4,785)
Cash equivalents and federal funds sold at beginning of year	27,151	18,119	22,904
Cash equivalents and federal funds sold at end of year	$18,895	$27,151	$18,119
Supplemental disclosures:
Cash paid for interest	$880	$887	$1,213
Cash paid for income taxes	1,310	1,630	1,430
Non-cash transfer of loans to foreclosed/repossessed assets	281	2,383	191

See accompanying notes to consolidated financial statements.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:  The consolidated financial statements include the accounts of Commercial Bancshares, Inc. (the “Corporation”) and its wholly owned subsidiaries, Commercial Financial and Insurance Agency, LTD (“Commercial Financial”) and The Commercial Savings Bank (the “Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of Operations:  Commercial Bancshares, Inc. is a financial holding corporation whose banking subsidiary, The Commercial Savings Bank, is engaged in the business of commercial and retail banking, with operations conducted through its main office and branches located in Upper Sandusky, Ohio and neighboring communities in Wyandot, Marion and Hancock counties. These market areas provide the source of substantially all of the Corporation’s deposit and loan activities. The Corporation’s primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions and federal funds sold.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States inherently involves the use of estimates and assumptions that affect the amounts reported in the financial statements and the related disclosures. The most significant of these estimates relate to the determination of the allowance for loan losses, valuation of other real estate owned and the fair value of investment securities. Due to potential changes in conditions, it is at least reasonably possible that change in estimates will occur in the near term and that such changes could be material to the amounts reported in the Corporation’s financial statements.

Cash and Cash Equivalents:  Cash and cash equivalents include cash, interest-bearing and noninterest-bearing demand deposits with banks, and federal funds sold.

Cash and Due from Banks:  Federal Reserve Board regulations require the Bank to maintain reserve balances on deposits with the Federal Reserve Bank of Cleveland. The required ending reserve balance was $5,064,000 and $5,237,000 on December 31, 2015 and 2014, respectively.

Investment Securities:  Securities are classified as available for sale and held to maturity. Available for sale investment securities are carried at fair value, with unrealized holding gains and losses reported separately in shareholders’ equity, net of tax. Held to maturity investments are carried at amortized cost. Purchase premiums and discounts are recognized using the effective interest method over the period to maturity or call and are included in interest income. Realized gains and losses on sales are determined using the amortized cost of the specific security sold. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. Securities are written down to fair value when a decline in fair value is considered other-than-temporary.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. When evaluating investment securities consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, whether the market decline was affected by macroeconomic conditions and whether the Corporation has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. In analyzing an issuer’s financial condition, the Corporation may consider whether the securities are issued by the federal government or its agencies, or U.S. government sponsored enterprises, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

When OTTI occurs, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis. If an entity intends to sell or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, the OTTI shall be recognized in earnings equal to the

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment. If a security is determined to be other-than-temporarily impaired, but the entity does not intend to sell the security, only the credit portion of the estimated loss is recognized in earnings, with the other portion of the loss recognized in other comprehensive income.

Other Investment Securities:  The Bank is a member of the Federal Home Loan Bank (FHLB) system. Members are required to own a certain amount of stock-based on the level of borrowings and other factors, and may invest in additional amounts.

Loans Receivable:  Loans are reported at the principal balance outstanding, net of deferred loan fees and costs, allowance for loan losses, and charge-offs. Interest income is reported on the accrual method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. When a loan is placed on nonaccrual status, all unpaid interest is reversed from interest income. Payments received on such loans are reported as principal reductions until qualifying for return to accrual status. Accrual is resumed when all contractually due payments are brought current and future payments are reasonably assured.

A loan is impaired when based on current information and events it is probable the Corporation will be unable to collect the scheduled payment of principal and interest when due under the contractual terms of the loan agreement. Impairment is evaluated in total for smaller-balance loans of similar nature such as real estate mortgages and installment loans, and on an individual basis for commercial loans that are graded substandard or below. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis. If a loan is impaired, a portion of the allowance may be allocated so that the loan is reported, net, using either the present value of estimated future cash flows discounted at the loan’s effective interest rate, the loan’s observable market value or at the fair value of collateral if repayment is expected solely from the collateral.

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs, minus recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors

Troubled debt restructuring of loans is undertaken to improve the likelihood that the loan will be repaid in full under the modified terms in accordance with a reasonable repayment schedule. All modified loans are evaluated to determine whether the loans should be reported as a troubled debt restructuring (“TDR”). A loan is a TDR when the Corporation, for economic or legal reasons related to the borrower’s financial difficulties,

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

grants a concession to the borrower by modifying or renewing a loan that the Corporation would not otherwise consider. To make this determination, the Corporation must determine whether (a) the borrower is experiencing financial difficulties and (b) the Corporation granted the borrower a concession. This determination requires consideration of all of the facts and circumstances surrounding the modification. An overall general decline in the economy or some deterioration in a borrower’s financial condition does not automatically mean the borrower is experiencing financial difficulties.

Premises and Equipment:  Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is calculated using the straight-line method based on the estimated useful lives of the assets. Buildings and related components are depreciated using useful lives ranging from 5 to 39 years. Furniture, fixtures and equipment are depreciated using useful lives of 3 to 10 years.

Bank-Owned Life Insurance:  Bank-owned life insurance policies are stated at the current cash surrender value of the policy, or the policy death proceeds less any obligation to provide a death benefit to an insured’s beneficiaries if that value is less than the cash surrender value. Increases in the asset value are recorded as earnings in other income.

Income Taxes:  Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability or balance sheet method. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Long-Term Assets:  Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

Benefit Plans:  Profit-sharing and 401(k) plan contributions are determined by a formula based on employee deferrals with additional contributions at the discretion of the Board of Directors.

Directors and executive officers of the Corporation are permitted to defer compensation paid for service to the Corporation under the Corporation’s Deferred Compensation Plan. Deferred compensation costs are expensed over the individual’s service period. Shares of the Corporation’s common stock that are held in trust for the benefit of deferred compensation plan participants may be available to the Corporation’s creditors in certain circumstances. Such shares acquired by the trustee are reported as a reduction to shareholders’ equity, with a corresponding increase to common stock. In addition to the Corporation’s stock, cash is also held in trust for the benefit of deferred compensation plan participants.

Stock Compensation:  The Corporation recognizes expense for stock-based compensation using the fair value method of accounting. The Corporation uses a Black Scholes option-pricing model to estimate the grant date fair value of stock options granted. The fair value of the restricted stock awards is the closing market price of the Corporation’s stock on the date of grant. Compensation is then recognized over the required service period, generally defined as the vesting period for stock option awards and as the unvested period for nonvested (restricted) stock awards.

Treasury Stock:  Common shares repurchased are recorded at cost. Cost of shares reissued is determined using the weighted average cost.

Financial Instruments:  Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Values of Financial Instruments:  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on-and-off balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

Comprehensive Income:  Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income are components of comprehensive income. The only item in accumulated other comprehensive income is net unrealized gains and losses on available for sale securities, reported net of tax.

Loss Contingencies:  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on the financial statements.

Earnings Per Share:  Basic earnings per share (“EPS”), is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The dilutive effect of stock options is considered in earnings per share calculations, if dilutive, using the treasury stock method.

Industry Segments:  While the Corporation’s chief decision makers monitor the revenue streams of various products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable segment.

NOTE 2 INVESTMENT SECURITIES

The amortized cost and estimated fair value (in thousands) of investment securities at the dates indicated are presented in the following table:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available for sale
December 31, 2015
U.S. government agency securities	$2,519	$1	$(2)	$2,518
State and political subdivisions	4,114	118	0	4,232
Mortgage-backed securities	1,840	121	0	1,961
Total securities available for sale	$8,473	$240	$(2)	$8,711
December 31, 2014
U.S. government agency securities	$2,000	$0	$(35)	$1,965
State and political subdivisions	6,337	259	0	6,596
Mortgage-backed securities	2,303	163	0	2,466
Total securities available for sale	$10,640	$422	$(35)	$11,027

NOTE 2 INVESTMENT SECURITIES  – (continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities held to maturity
December 31, 2015
State and political subdivisions	$666	$0	$0	$666
December 31, 2014
State and political subdivisions	$0	$0	$0	$0

The estimated fair values of investment securities (in thousands) at December 31, 2015, by contractual maturity are shown below. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale		Held-to-maturity		Total
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due less than one year	$644	$662	$0	$0	$644	$662
Due after one year through five years	4,287	4,362	0	0	4,287	4,362
Due after five years through ten years	1,702	1,726	666	666	2,368	2,392
Due after ten years	0	0	0	0	0	0
Mortgage-backed securities	1,840	1,961	0	0	1,840	1,961
Total investment securities	$8,473	$8,711	$666	$666	$9,139	$9,377

At year-end 2015 and 2014 securities with a carrying value of $7,999,000 and $8,958,000, respectively, were pledged to secure public deposits and other deposits and liabilities as required or permitted by law.

Gross unrealized losses on securities and the estimated fair value of the related securities aggregated by security category and length of time the individual securities have been in continuous loss positions at December 31, 2015 and 2014 are as follows:

	Less Than Twelve Months		Over Twelve Months
(In thousands) December 31, 2015	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
U.S. government agency securities	$(2)	$517	$0	$0
State and political subdivisions	0	0	0	0
Mortgage-backed securities	0	0	0	0
Total securities available for sale	$(2)	$517	$0	$0

	Less Than Twelve Months		Over Twelve Months
(In thousands) December 31, 2014	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
U.S. government agency securities	$0	$0	$(35)	$1,965
State and political subdivisions	0	0	0	0
Mortgage-backed securities	0	0	0	0
Total securities available for sale	$0	$0	$(35)	$1,965

At December 31, 2015 the Corporation held one security with an estimated fair value of $517,000 and an unrealized loss of $2,000 in a continuous unrealized loss position for less than twelve months. There were no securities in a continuous loss position for more than twelve months. At December 31, 2014 the Corporation

NOTE 2 INVESTMENT SECURITIES  – (continued)

held one security with an estimated fair value of $1,965,000 and an unrealized loss of $35,000 in a continuous unrealized loss position for more than twelve months. There were no securities in a continuous loss position for less than twelve months.

The unrealized losses that exist are primarily due to the change in market interest rates subsequent to purchase. The Corporation does not consider this investment to be other than temporarily impaired at December 31, 2015 and 2014 since the decline in market value is primarily attributable to changes in interest rates and not credit quality. In addition, the Corporation does not intend to sell and does not believe that it is more likely than not that the Corporation will be required to sell this investment until there is a full recovery of the unrealized loss, which may be at maturity. As a result, management does not believe that the investment security in an unrealized loss position at December 31, 2015 represents an other-than-temporary impairment.

Other investment securities are carried at cost and consist principally of stock in the Federal Home Loan Bank of Cincinnati.

NOTE 3 ALLOWANCE FOR LOAN LOSSES

The following tables provide information on the activity in the allowance for loan losses by portfolio segment for the periods indicated:

December 31, 2015	Commercial	Real Estate	Consumer	Total
	(In thousands)
Beginning balance – January 1, 2015	$3,340	$277	$509	$4,126
Charge-offs	(357)	(17)	(160)	(534)
Recoveries	49	0	32	81
Net	(308)	(17)	(128)	(453)
Provision	90	39	59	188
Ending balance – December 31, 2015	$3,122	$299	$440	$3,861

December 31, 2014	Commercial	Real Estate	Consumer	Total
	(In thousands)
Beginning balance – January 1, 2014	$3,517	$235	$591	$4,343
Charge-offs	(430)	(32)	(140)	(602)
Recoveries	37	8	31	76
Net	(393)	(24)	(109)	(526)
Provision	216	66	27	309
Ending Balance – December 31, 2014	$3,340	$277	$509	$4,126

December 31, 2013	Commercial	Real Estate	Consumer	Total
	(In thousands)
Beginning balance – January 1, 2013	$3,175	$284	$582	$4,041
Charge-offs	(79)	(90)	(171)	(340)
Recoveries	52	8	51	111
Net	(27)	(82)	(120)	(229)
Provision	369	33	129	531
Ending Balance – December 31, 2013	$3,517	$235	$591	$4,343

NOTE 3 ALLOWANCE FOR LOAN LOSSES  – (continued)

The following table presents the allocation of the allowance for loan losses and the recorded investment in loans by portfolio segment at December 31, 2015, 2014 and 2013.

	Collectively Evaluated		Individually Evaluated		Total
(In thousands)	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans
December 31, 2015
Commercial	$3,046	$238,044	$76	$4,872	$3,122	$242,916
Real estate	299	23,944	0	0	299	23,944
Consumer	440	30,073	0	0	440	30,073
Total	$3,785	$292,061	$76	$4,872	$3,861	$296,933

	Collectively Evaluated		Individually Evaluated		Total
	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans
December 31, 2014
Commercial	$3,038	$219,680	$302	$5,828	$3,340	$225,508
Real estate	277	22,183	0	0	277	22,183
Consumer	509	31,460	0	0	509	31,460
Total	$3,824	$273,323	$302	$5,828	$4,126	$279,151
December 31, 2013
Commercial	$2,993	$205,374	$524	$10,924	$3,517	$216,298
Real estate	235	18,806	0	0	235	18,806
Consumer	591	34,864	0	0	591	34,864
Total	$3,819	$259,044	$524	$10,924	$4,343	$269,968

NOTE 4 CREDIT QUALITY INDICATORS

To facilitate the monitoring of credit quality within the loan portfolio and for purposes of analyzing historical loss rates used in the determination of the allowance for loan losses, the Corporation utilizes the following categories of credit grades: pass, special mention, substandard, doubtful and loss. The four categories, which are derived from standard regulatory rating definitions, are assigned upon initial approval of credit to borrowers and updated periodically thereafter. Pass ratings, which are assigned to those borrowers that do not have identified potential or well-defined weaknesses and for which there is a high likelihood of orderly repayment, are updated periodically based on the size and credit characteristics of the borrower. All other categories are updated on at least a quarterly basis. Loans are graded on a scale of 1 through 9, with a grade of 5 or below classified as “Pass” rated credits. Following is a description of the general characteristics of risk grades 6 through 9:

6 — Special Mention	Special mention credits have a level of potential weakness such that they warrant management’s closer attention than those on watch. These credits, opposed to watch credits, require correction or additional financial information for further analysis and verification of repayment capacity. If left uncorrected, these weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not considered adversely classified assets. Such credits do however, warrant consideration of additional reserve.

NOTE 4 CREDIT QUALITY INDICATORS  – (continued)

7 — Substandard	Substandard loans are inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Substandard loans are characterized by the distinct possibility that the Bank will sustain loss if the deficiencies are not corrected.
8 — Doubtful	Loans classified doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.
9 — Loss	Loans are considered uncollectible and of such little value that continuing to carry them as assets on the institution’s financial statements is not feasible. Accordingly, the Bank does not carry loans classified as loss on the books, instead, these loans are charged off.

The Corporation’s strategy for credit risk management includes ongoing credit examinations and management reviews of loans exhibiting deterioration of credit quality. A deteriorating credit indicates an elevated likelihood of delinquency. When a loan becomes delinquent, its credit grade is reviewed and changed accordingly. Each downgrade to a classified credit results in a higher percentage of reserve to reflect the increased likelihood of loss for similarly graded credits. Further deterioration could result in a certain credit being deemed impaired, resulting in a collateral valuation for purposes of establishing a specific reserve which reflects the possible extent of such loss for that credit.

The following tables present the risk category of loans by class of loans based on the most recent analysis performed at December 31, 2015 and 2014.

Commercial Credit Exposure (In thousands)
Credit risk profile by credit worthiness category

Credit Grade	Commercial Operating		Commercial Agricultural		Commercial Real Estate 1-4 Family		Commercial Real Estate Other		Total
	12/31/15	12/31/14	12/31/15	12/31/14	12/31/15	12/31/14	12/31/15	12/31/14	12/31/15	12/31/14
Pass	$33,221	$32,933	$43,461	$45,863	$46,453	$39,683	$115,517	$101,222	$238,652	$219,701
6	0	0	0	0	0	0	0	0	0	0
7	662	956	898	159	124	793	2,580	3,899	4,264	5,807
8	0	0	0	0	0	0	0	0	0	0
Total	$33,883	$33,889	$44,359	$46,022	$46,577	$40,476	$118,097	$105,121	$242,916	$225,508

Real Estate Credit Exposure (In thousands)
Credit risk by credit worthiness category

Credit Grade	Real Estate Construction		Real Estate Other		Total
	12/31/15	12/31/14	12/31/15	12/31/14	12/31/15	12/31/14
Pass	$5,583	$4,214	$18,345	$17,951	$23,928	$22,165
6	0	0	0	0	0	0
7	0	0	16	18	16	18
8	0	0	0	0	0	0
Total	$5,583	$4,214	$18,361	$17,969	$23,944	$22,183

NOTE 4 CREDIT QUALITY INDICATORS  – (continued)

Consumer Credit Exposure (In thousands)
Credit risk by credit worthiness category

Credit Grade	Consumer Equity		Consumer Auto		Consumer Other		Total
	12/31/15	12/31/14	12/31/15	12/31/14	12/31/15	12/31/14	12/31/15	12/31/14
Pass	$17,956	$17,987	$4,637	$4,650	$7,361	$8,616	$29,954	$31,253
6	0	0	0	0	0	0	0	0
7	94	199	4	0	21	8	119	207
8	0	0	0	0	0	0	0	0
Total	$18,050	$18,186	$4,641	$4,650	$7,382	$8,624	$30,073	$31,460

NOTE 5 SUMMARY OF IMPAIRED LOANS

Loans evaluated for impairment include loans classified as troubled debt restructurings and non-performing multi-family, commercial and construction loans. The following tables set forth certain information regarding the Corporation’s impaired loans, segregated by those for which a specific allowance was required and those for which a specific allowance was not necessary at December 31, 2015, 2014 and 2013.

December 31, 2015	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(In thousands)
With no related allowance recorded:
Commercial operating	$675	$932	$0
Commercial real estate, 1-4 family	0	0	0
Commercial real estate, other	2,483	2,601	0
Subtotal	$3,158	$3,533	$0
With an allowance recorded:
Commercial operating	$118	$118	$2
Commercial real estate, 1-4 family	1,402	1,402	73
Commercial real estate, other	194	194	1
Subtotal	$1,714	$1,714	$76
Total	$4,872	$5,247	$76

December 31, 2014	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(In thousands)
With no related allowance recorded:
Commercial operating	$0	$0	$0
Commercial real estate, 1-4 family	0	0	0
Commercial real estate, other	1,942	1,942	0
Subtotal	$1,942	$1,942	$0
With an allowance recorded:
Commercial operating	$797	$919	$128
Commercial real estate, 1-4 family	1,614	1,614	132
Commercial real estate, other	1,475	1,475	42
Subtotal	$3,886	$4,008	$302
Total	$5,828	$5,950	$302

NOTE 5 SUMMARY OF IMPAIRED LOANS  – (continued)

December 31, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(In thousands)
With no related allowance recorded:
Commercial operating	$66	$66	$0
Commercial real estate, 1-4 family	54	54	0
Commercial real estate, other	6,876	6,876	0
Subtotal	$6,996	$6,996	$0
With an allowance recorded:
Commercial operating	$967	$967	$111
Commercial real estate, 1-4 family	1,679	1,679	232
Commercial real estate, other	1,282	1,282	181
Subtotal	$3,928	$3,928	$524
Total	$10,924	$10,924	$524

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35), when based on current information and events, it is probable the Corporation will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include non-performing commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties.

Impaired loans with no related allowance recorded at December 31, 2015, increased 62.6% or $1,216,000 from December 31, 2014, compared to a decrease of 72.2% or $5,054,000 from year-end 2013. Impaired loans with a specified reserve recorded at December 31, 2015, decreased 55.9% or $2,172,000 from December 31, 2014, compared to a decrease of 1.1% or $42,000 from year-end 2013. Total impaired loans at December 31, 2015, decreased 16.4% or $956,000 from December 31, 2014, compared to a decrease of 46.7% or $5,096,000 from December 31, 2013. The decrease in impaired loans during 2015 was primarily due to the write-down of specified reserves on two loans as well as monthly payments received on account. The decrease in impaired loans during 2014 was largely due to an upgrade and removal from TDR status of one commercial credit of $2,108,000 and the transfer of foreclosed property from three loans to OREO, in the amount of $2,220,000. The specified reserve related to impaired loans totaled $76,000 at December 31, 2015, compared to specified reserves of $302,000 and $524,000 at December 31, 2014 and 2013, respectively.

The following tables present the average recorded investment in impaired loans and the amount of interest income recognized on a cash basis for impaired loans after impairment by portfolio segment and class for the periods indicated.

	No Related Allowance Recorded		With Related Allowance Recorded		Total
(In thousands)	Average Recorded Investment	Total Interest Income Recognized	Average Recorded Investment	Total Interest Income Recognized	Average Recorded Investment	Total Interest Income Recognized
December 31, 2015
Commercial:
Operating	$773	$0	$121	$7	$894	$7
Real estate, 1-4 family	0	0	1,416	60	1,416	60
Real estate, other	3,027	192	199	12	3,226	204
Total	$3,800	$192	$1,736	$79	$5,536	$271

NOTE 5 SUMMARY OF IMPAIRED LOANS  – (continued)

	No Related Allowance Recorded		With Related Allowance Recorded		Total
(In thousands)	Average Recorded Investment	Total Interest Income Recognized	Average Recorded Investment	Total Interest Income Recognized	Average Recorded Investment	Total Interest Income Recognized
December 31, 2014
Commercial:
Operating	$0	$0	$821	$8	$821	$8
Real estate, 1-4 family	0	0	1,649	68	1,649	68
Real estate, other	3,610	158	1,526	94	5,136	252
Total	$3,610	$158	$3,996	$170	$7,606	$328
December 31, 2013
Commercial:
Operating	$66	$3	$990	$8	$1,056	$11
Real estate, 1-4 family	54	2	1,696	63	1,750	65
Real estate, other	6,125	145	1,300	14	7,425	159
Total	$6,245	$150	$3,986	$85	$10,231	$235

NOTE 6 TROUBLED DEBT RESTRUCTURINGS

A modification of a loan constitutes a troubled debt restructured loan when a borrower is experiencing financial difficulty and the modification constitutes a concession. The Corporation offers various types of concessions when modifying a loan. Concessionary modifications may include, but are not limited to, delays in required payments of principal and interest for a specified period, reduction of the stated interest rate of the loan, reduction of accrued interest, extension of the maturity date or reduction of the face amount or maturity amount of the debt. A concession has been granted when, as a result of the restructuring, the Corporation does not expect to collect all amounts due, including interest at the original stated rate.

When the Corporation modifies a loan, it evaluates any possible impairment similar to other impaired loans based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, or uses the current fair value of the collateral, less selling costs for collateral dependent loans. If the Corporation determines the value of the modified loan is less than the recorded investment of the loan (net of previous charge-offs and deferred loan fees or costs), impairment is recognized through a reserve for loan and lease losses estimate or a charge-off to the reserve for loan and lease losses. In periods subsequent to the modification, the Corporation evaluates all TDRs, including those that have payment defaults, for possible impairment and recognizes the impairment through the reserve for loan and lease losses.

There were no financing receivables modified as troubled debt restructurings during the twelve months ended December 31, 2015 and 2014.

There were no commitments to lend additional funds to borrowers classified as troubled debt restructurings at December 31, 2015.

NOTE 7 AGE ANALYSIS OF PAST DUE FINANCING RECEIVABLES

The following tables present the aging of the recorded investment in loans by past due category and class of loans at December 31, 2015 and 2014.

(In thousands) December 31, 2015	30 – 59 Days Past Due	60 – 89 Days Past Due	> 90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing
Commercial
Operating	$0	$0	$538	$538	$33,345	$33,883	$0
Agricultural	21	0	0	21	44,338	44,359	0
Real estate, 1-4 fam	0	0	19	19	46,558	46,577	0
Real estate, other	37	0	68	105	117,992	118,097	0
Real Estate
Construction	0	0	0	0	5,583	5,583	0
Other	0	0	15	15	18,346	18,361	0
Consumer
Equity	35	12	0	47	18,003	18,050	0
Auto	0	0	0	0	4,641	4,641	0
Other	16	10	0	26	7,356	7,382	0
Total	$109	$22	$640	$771	$296,162	$296,933	$0

(In thousands) December 31, 2014	30 – 59 Days Past Due	60 – 89 Days Past Due	> 90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing
Commercial
Operating	$0	$0	$673	$673	$33,216	$33,889	$0
Agricultural	0	0	0	0	46,022	46,022	0
Real estate, 1-4 fam	0	0	0	0	40,476	40,476	0
Real estate, other	33	0	36	69	105,052	105,121	0
Real Estate
Construction	0	0	0	0	4,214	4,214	0
Other	20	14	0	34	17,935	17,969	0
Consumer
Equity	0	40	33	73	18,113	18,186	0
Auto	0	0	0	0	4,650	4,650	0
Other	15	0	8	23	8,601	8,624	0
Total	$68	$54	$750	$872	$278,279	$279,151	$0

NOTE 8 FINANCING RECEIVABLES ON NONACCRUAL STATUS

The following table summarizes loans (in thousands) on nonaccrual status by class of loan at December 31, 2015 and 2014.

	December 31, 2015	December 31, 2014
Commercial operating	$538	$673
Commercial real estate, 1-4 family	19	179
Commercial real estate, other	97	69
Real estate, other	15	18
Consumer, equity	42	99
Consumer, other	10	23
Total	$721	$1,061

NOTE 9 PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, at December 31, 2015 and 2014 as follows:

	2015	2014
	(In thousands)
Land	$924	$916
Buildings	7,342	7,244
Furniture and equipment	4,528	4,941
Construction in process	9	4
	12,803	13,105
Less accumulated depreciation	7,125	7,037
Premises and equipment, net	$5,678	$6,068

Depreciation expense charged to operations was $587,000, $580,000, and $597,000 for the years ended December 31, 2015, 2014 and 2013, respectively. In the fourth quarter of 2014, the Corporation entered into an agreement to sell one of its full-service banking offices. No loans or deposits were sold in connection with this transaction. The sale closed in the first quarter of 2015 and at that time all personnel as well as all loan and deposit accounts were merged into an existing branch office in that marketplace. The branch’s book value of $1,178,000, net of costs to sell of $22,000 and the accrued loss on the sale of $59,000, was transferred to assets held for sale at year-end 2014. The estimated costs to sell and loss on the sale were charged against income in 2014.

NOTE 10 TIME DEPOSITS

Time deposits in denominations of $250,000 or more totaled $5,966,000 and $7,219,000 at December 31, 2015 and 2014, respectively.

At December 31, 2015 the scheduled maturities of time deposits were as follows:

(In thousands)
Due during the year ending December 31,
2016	$45,168
2017	18,473
2018	14,392
2019	7,235
2020	3,332
Thereafter	4,458
$93,058

NOTE 11 FHLB ADVANCES

At December 31, advances from the Federal Home Loan Bank were as follows:

	Interest Rate at December 31,	2015	2014
		(In thousands)
FHLB variable rate advance, with monthly interest payments; due March 2016	0.45%	$5,000	$0
FHLB fixed rate advance, with monthly principal and interest payments; due July 2027	2.14%	$1,574	$1,692

At December 31, 2015 and 2014, as a member of the Federal Home Loan Bank system, the Bank had the ability to obtain up to $18,623,000 and $15,497,000, respectively, in additional borrowings based on FHLB stock owned by the Bank and certain loans pledged to the Federal Home Loan Bank. At December 31, 2015, the Bank had approximately $46,795,000 of one-to-four family residential real estate and commercial real estate loans pledged as collateral for borrowings, compared to $45,283,000 at December 31, 2014.

NOTE 12 INCOME TAXES

The provision for income taxes (in thousands) consists of:

	2015	2014	2013
Current provision	$1,596	$1,443	$1,522
Deferred provision (benefit)	(144)	(12)	(251)
Total income tax expense	$1,452	$1,431	$1,271

Year-end deferred tax assets and liabilities (in thousands) consist of:

	2015	2014
Items giving rise to deferred tax assets
Allowance for loan losses in excess of tax reserve	$980	$1,070
Deferred compensation	397	346
Restricted stock awards	65	39
Nonaccrual loan interest	36	27
Deferred loan fees and costs	100	49
Accrued expenses and other	4	11
Total	1,582	1,542
Items giving rise to deferred tax liabilities
Depreciation	(264)	(333)
FHLB stock dividend	(309)	(309)
Unrealized gain on securities available for sale	(81)	(132)
Prepaid expenses and other	(12)	(47)
Total	(666)	(821)
Net deferred tax asset	$916	$721

Income tax expense attributable to continuing operations (in thousands) is reconciled between the financial statement provision and amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

	2015	2014	2013
Tax at statutory rates	$1,658	$1,607	$1,471
Increase (decrease) in tax resulting from:
Tax-exempt income	(161)	(179)	(199)
Other	(45)	3	(1)
Total income tax expense	$1,452	$1,431	$1,271

The Corporation had no reportable income tax expense pertaining to security gains for 2015, 2014 or 2013.

NOTE 13 STOCK-BASED COMPENSATION

The Corporation has two share-based compensation plans in existence: the 1997 Stock Option Plan (expired but having outstanding options that may still be executed) and the 2009 Incentive Stock Option Plan, which is described below.

The Corporation’s 2009 Incentive Stock Option Plan, which was stockholder approved, permitted the grant of share options to its selected key employees. No more than 150,000 shares of the Corporation’s common stock may be issued under the plan. The shares that may be issued may be authorized but unissued shares or treasury shares. The plan permits the grant of incentive awards in the form of stock options,

NOTE 13 STOCK-BASED COMPENSATION  – (continued)

restricted shares and certain other stock-based awards on a periodic basis at the discretion of the board. At December 31, 2015, the remaining shares available for issuance under the plan totaled 28,850.

Stock options are generally granted with an exercise price, and restricted stock awards are valued, equal to the market price of the Corporation’s stock at the date of grant; stock option awards generally have an expiration period of ten years.

The fair value of each option award was estimated on the date of grant using a Black Scholes option valuation model that uses the assumptions noted in the table below. Expected volatilities are based on several factors including historical volatility of the Corporation’s common stock, implied volatility determined from traded options and other factors. The Corporation uses historical data to estimate option exercises and employee terminations to estimate the expected life of options. The risk-free interest rate for the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected dividend yield is based on the Corporation’s expected dividend yield over the life of the options.

The fair value of options granted in 2015, 2014 and 2013 was determined using the following weighted-average assumptions as of the date of grant.

	2015	2014	2013
Dividend yield	3.16%	3.15%	3.17%
Risk-free interest rate	1.94%	2.04%	2.00%
Expected volatility	22.29%	22.59%	23.00%
Weighted average expected life	8 years	8 years	8 years
Weighted average per share fair value of options	$4.47	$4.11	$3.63

In the third quarter of 2015, 18,400 stock options were granted, subject to a three-year vesting period with one third of the options vesting each year on the anniversary date of the grant.

Intrinsic value represents the amount by which the fair market value of the Corporation’s stock, $30.61 at December 31, 2015, exceeds the exercise price of the stock options. At December 31, 2015, the aggregate intrinsic value of stock options outstanding and exercisable was $871,000 and $736,000, respectively, compared to an aggregate intrinsic value of $654,000 and $539,000 at December 31, 2014.

Following is a summary of option activity for the years ended December 31, 2015, 2014 and 2013.

	2015		2014		2013
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	69,375	$18.08	62,550	$16.63	54,630	$15.83
Granted	18,400	27.40	11,000	24.47	9,950	21.35
Exercised	(4,225)	17.04	(3,575)	12.85	(900)	12.30
Expired	0	0	0	0	(1,130)	22.75
Forfeited	0	0	(600)	15.79	0	0
Outstanding at year-end	83,550	$20.18	69,375	$18.08	62,550	$16.63
Options exercisable at year-end	54,499	$17.10	46,775	$15.99	39,201	$14.69
Weighted average fair value of options granted during the year	$4.47		$4.11		$3.63

The fair value of options granted is amortized as compensation expense, recognized on a straight-line basis over the vesting period of the respective stock option grant. Compensation expense related to employees is included in personnel expense while compensation expense related to directors is included in other operating expense. The Corporation recognized compensation expense of $47,000 for the year ended December 31, 2015, related to the awards of nonrestricted stock options compared to $39,000 and $34,000 for

NOTE 13 STOCK-BASED COMPENSATION  – (continued)

the same periods in 2014 and 2013, respectively. At December 31, 2015, the Corporation had $102,000 of unrecognized compensation expense related to nonrestricted stock options. This remaining cost is expected to be recognized over a weighted average vesting period of approximately 26.5 months. The fair value of stock options vesting during 2015 was $256,000, compared to $225,000 and $204,000 during 2014 and 2013, respectively.

The following is a summary of outstanding and exercisable stock options at December 31, 2015:

Exercise Price	Number Of Shares Outstanding	Weighted Average Remaining Contractual Life	Number Of Shares Exercisable
$12.30	11,900	3.62 years	11,900
13.25	8,300	4.62 years	8,300
17.40	9,800	5.62 years	9,800
19.28	14,200	6.53 years	14,200
21.35	9,950	7.61 years	6,632
24.47	11,000	8.63 years	3,667
27.40	18,400	9.62 years	0
Total	83,550	6.90 years	54,499

The following table summarizes information about the Corporation’s nonvested stock option activity for the year ended December 31, 2015:

Nonvested Options	Number Of Options	Weighted Average Price
Nonvested options at January 1, 2015	22,600	$22.41
Granted	18,400	27.40
Vested	(11,949)	21.45
Forfeited/expired	0	0.00
Nonvested options at December 31, 2015	29,051	$25.97

In the third quarter of 2015, the Corporation granted 8,000 shares of restricted stock awards with a total grant date fair value of $219,000. The fair value of restricted stock is equal to the fair market value of the Corporation’s common stock on the date of grant. Restricted stock awards are recorded as unearned compensation, a component of shareholders’ equity, and amortized to compensation expense over the vesting period. The Corporation recognized compensation expense of $119,000 for the year ended December 31, 2015, related to restricted stock grants, compared to $88,000 and $62,000 for the same periods in 2014 and 2013, respectively. At December 31, 2015 the Corporation had $268,000 of unrecognized compensation expense relating to restricted stock awards. This remaining cost is expected to be recognized over a weighted average vesting period of approximately 26.2 months.

The following table summarizes restricted stock activity for the year ended December 31, 2015.

Restricted Stock	Nonvested Number of Shares	Weighted Average Grant Date Fair Value
Nonvested balance at January 1, 2015	12,900	$21.95
Granted	8,000	27.40
Vested	(2,200)	19.28
Forfeited	0	0.00
Nonvested balance at December 31, 2015	18,700	$24.60

NOTE 14 BENEFIT PLANS

The Corporation maintains a 401(k) plan covering substantially all employees who have attained the age of twenty-one and have completed thirty days of service with the Corporation. This is a salary deferral plan, which calls for matching contributions by the Corporation based on a percentage (50%) of each participant’s voluntary contribution (limited to a maximum of six percent (6%) of a covered employee’s annual compensation). In addition to the Corporation’s required matching contribution, a contribution to the plan may be made at the discretion of the Board of Directors. The Corporation’s matching and discretionary contributions were $106,000, $103,000 and $106,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

At December 31, 2015, the Corporation has agreements with two former executive officers and one current executive officer to provide postretirement benefits including split dollar life insurance arrangements and deferred compensation. The Corporation’s future obligations under the agreements have been provided for through the single purchase of split dollar life insurance policies on the executives. The Corporation has a liability recorded for the present value of the future benefits of approximately $368,000 and $348,000 at December 31, 2015 and 2014, respectively. The Corporation recognized expense in connection with these benefits of $24,000, $23,000 and $22,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

The Corporation has deferred director fee arrangements with certain directors and executive officers. The amounts deferred under the arrangements are invested in the Corporation’s common stock and are maintained in a rabbi trust. The Corporation had 62,067 and 55,360 shares in the plan with a related obligation of $1,206,000 and $1,022,000 established within stockholders’ equity as of December 31, 2015 and 2014, respectively.

NOTE 15 COMMITMENTS, OFF-BALANCE-SHEET RISK AND CONTINGENCIES

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. The financial instruments include commitments to extend credit in the form of unused lines of credit and standby letters of credit.

These financial instruments involve to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Management evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit, if deemed necessary by the Corporation, is based on management’s credit evaluation of the counter-party. Collateral held varies, but may include accounts receivables, inventories, premises and equipment, residential real estate and income producing commercial properties.

Standby letters of credit are irrevocable conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily used to support clients’ business trade transactions and may require payment of a fee. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Management assesses the borrower’s credit to determine the necessary collateral. Since the conditions requiring the Bank to fund letters of credit may not occur, the Corporation expects its liquidity requirements to be less than the total outstanding commitments.

NOTE 15 COMMITMENTS, OFF-BALANCE-SHEET RISK AND CONTINGENCIES  – (continued)

The following is a summary of commitments to extend credit (in thousands) at year-end:

	2015	2014
Commitments to extend commercial credit	$24,876	$25,398
Commitments to extend consumer credit	11,172	11,293
Standby letters of credit	12	47
	$36,060	$36,738

Fixed rate	$10,959	$9,223
Variable rate	25,101	27,515
	$36,060	$36,738

At year-end 2015, the fixed rate commitments had a range of interest rates from 2.18% to 25.00%, with a weighted average term to maturity of 33.7 months. At year-end 2014, the fixed rate commitments had a range of interest rates from 2.18% to 25.00%, with a weighted average term to maturity of 38.3 months.

NOTE 16 REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements will initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the banks must meet specific capital guidelines that involve quantitative measures of the banks’ assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators regarding components, risk weighting and other factors.

In measuring the adequacy of capital, assets are generally weighted for risk. Certain assets, such as cash and U.S. government securities, have a risk weighting of 0%. Others, such as commercial and consumer loans, are risk weighted at 100%. Risk weightings are also assigned for off-balance sheet items such as loan commitments. The various items are multiplied by the appropriate risk-weighting to determine risk-adjusted assets for the capital calculations. For the leverage ratio, average quarterly assets are used and are not risk-weighted.

If an institution fails to remain well-capitalized, it will be subject to a series of restrictions that increase as the capital condition worsens. For instance, federal law generally prohibits a depository institution from making any capital distribution, including the payment of a dividend or paying any management fee to its holding company, if the depository institution would be undercapitalized as a result. Undercapitalized depository institutions may not accept brokered deposits absent a waiver from the FDIC, are subject to limitations, and are required to submit a capital restoration plan for approval, which must be guaranteed by the institution’s parent holding company. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

In December 2010, the Basel Committee on Banking Supervision issued final rules to global regulatory standards on bank capital adequacy and liquidity (commonly referred to as “Basel III”) previously agreed on by the Group of Governors and Heads of Supervision (the oversight body of the Basel Committee). U.S. federal banking agencies adopted final rules during 2013 to bring U.S. banking organizations into compliance with Basel III. The new rules were effective for the Bank beginning January 1, 2015, subject to a phase-in period for certain provisions extending through January 1, 2019. Under the new rules the Bank will be subject to new capital requirements that include:

•	Creation of a new required ratio for common equity Tier 1 (“CET 1”) capital.
•	An increase to the minimum Tier 1 capital ratio.

NOTE 16 REGULATORY MATTERS  – (continued)

•	Changes to risk-weightings of certain assets for purposes of the risk-based capital ratios.
•	Creation of an additional capital conservation buffer in excess of the required minimum capital ratios.
•	Changes to what qualifies as capital for purposes of meeting these capital requirements.

Under the new rules, the Bank will be required to maintain additional levels of Tier 1 common equity over the minimum risk-based capital levels before it may pay dividends or pay discretionary bonuses. Under Basel III, the Bank will be required to maintain a minimum CET1 ratio of 4.5% of risk-weighted assets. CET1 consists of common stock, related surplus and retained earnings less certain deductions that primarily include goodwill, other intangible assets and deferred tax assets. These deductions to CET1 will be phased-in over a four-year period beginning at 40% on January 1, 2015 and an additional 20% per year thereafter. The minimum Tier 1 capital ratio increased to 6% from 4%, while the total capital ratio and leverage ratio remained unchanged at 8% and 4%, respectively. Changes to risk-weighted assets include: (i) 150% risk weighting for non-residential mortgage loans past due more than 90 days or classified as nonaccrual; (ii) 150% risk weighting (from 100%) for certain high volatility commercial real estate acquisition, development and construction loans; (iii) a 20% (from 0%) credit conversion factor for the unused portion of commitments with an original maturity of one year or less (except those unconditionally cancellable by the Bank); and, (iv) a 250% (from 100%) risk weighting for mortgage servicing and deferred tax assets that are not deducted from CET1.

In order to avoid restrictions on distributions, including dividend payments and discretionary bonus payments to its executives, the Bank will be required to maintain a capital conservation buffer of an additional 2.5% of risk-weighted assets once fully phased in. The capital conservation buffer is designed to create incentives for banking organizations to conserve capital during periods of economic stress. The addition of the capital conservation buffer effectively results in minimum ratios of 7%, 8.5% and 10.5% for CET1, Tier 1 capital and total capital, respectively, in order to avoid restrictions on distributions and discretionary bonus payments to executives. The capital conservation buffer is set to be phased in over a four year period beginning in 2016 by increments of 0.625% annually until reaching 2.5%. The capital conservation buffer does not apply to the Tier 1 leverage ratio.

Under the new capital rules, the effects of certain accumulated other comprehensive income items included in capital (primarily unrealized gains and losses on available for sale investment securities) are not excluded; however, banks with less than $250 billion in assets were permitted to make a one-time permanent election to continue excluding these items comparable to their prior treatment. The Bank made this election in order to avoid potentially significant fluctuations in its capital levels which can occur from the impact of changing market interest rates on the fair value of the Corporation’s investment securities portfolio.

Consistent with the objective of operating a sound financial organization, the Corporation’s goal is to maintain capital ratios well above the regulatory minimum requirements. At December 31, 2015 actual capital levels and the new regulatory minimum required levels for the Bank were as follows:

(In thousands) December 31, 2015	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common equity Tier 1 risk-based capital(1)	$35,381	11.8%	$13,511	4.5%	$19,516	6.5%
Tier 1 risk-based capital(1)	$35,381	11.8%	$18,015	6.0%	$24,020	8.0%
Total risk-based capital(1)	$39,135	13.0%	$24,020	8.0%	$30,025	10.0%
Tier 1 leverage capital(2)	$35,381	10.6%	$13,383	4.0%	$16,729	5.0%

NOTE 16 REGULATORY MATTERS  – (continued)

At December 31, 2014 actual capital levels and minimum required levels for the Bank were as follows: (Minimum required levels in effect at year-end 2014)

(In thousands) December 31, 2014(3)	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 risk-based capital(1)	$33,154	11.8%	$11,216	4.0%	$16,824	6.0%
Total risk-based capital(1)	$36,667	13.1%	$22,431	8.0%	$28,039	10.0%
Tier 1 leverage capital(2)	$33,154	10.1%	$13,169	4.0%	$16,461	5.0%

(1)	Common equity Tier 1 risk-based, Tier 1 risk-based, and Total risk-based capital ratios are computed by dividing a bank’s common equity Tier 1 capital, Tier 1 capital or Total capital, as defined by regulation, by a risk-weighted sum of the bank’s assets, with the risk weighting determined by general standards established by regulation. The safest assets (e.g. government obligations) are assigned a weighting of 0% with riskier assets receiving higher ratings (e.g. ordinary commercial loans are assigned a weighting of 100%).
(2)	Tier 1 leverage capital ratio is computed by dividing a bank’s Tier 1 capital, as defined by regulation, by its total quarterly average assets.
(3)	Common equity Tier 1 risk-based capital: not applicable in 2014.

Based on the most recent notifications from its regulators at December 31, 2015 and 2014, the Bank was categorized as “well-capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since its latest notification that management believes would affect the Bank’s “well-capitalized” status.

Dividend payments to the holding company by its subsidiaries are subject to regulatory review and statutory limitations and, in some instances, regulatory approval. Dividends paid by the Bank are the primary source of funds available to the Corporation for payment of dividends to shareholders and for other working capital needs. Ohio law prohibits the Bank, without the prior approval of the Ohio Division of Financial Institutions, from paying dividends in an amount greater than the lesser of its undivided profits or the total of its net income for that year, combined with its retained net income from the preceding two years. The payment of dividends by any financial institution or its holding company is also affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be under-capitalized. As described above, the Bank exceeded its minimum capital requirements under applicable guidelines at year-end 2015. The amount of dividends available to the Corporation from the Bank at December 31, 2015, was approximately $15,115,000.

NOTE 17 RELATED PARTY TRANSACTIONS

At December 31, 2015 and 2014, the Corporation had loan commitments outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features. Such loans are summarized below.

2015
(In thousands)
Aggregate balance – January 1	$2,006
New loans and advances	0
Change in status	0
Payments	(139)
Ending balance	$1,867

NOTE 17 RELATED PARTY TRANSACTIONS  – (continued)

Deposit accounts of directors and executive officers of the Corporation totaled $5,337,000 and $5,260,000 at December 31, 2015 and 2014, respectively.

NOTE 18 FAIR VALUES AND MEASUREMENTS OF FINANCIAL INSTRUMENTS

The Corporation records certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Securities available for sale, trading securities, mortgage loans held for sale and derivative instruments are carried at fair value on a recurring basis. Fair value measurements are also utilized to determine the initial value of certain assets and liabilities, to perform impairment assessments and for disclosure purposes. The Corporation uses quoted market prices and observable inputs to the maximum extent possible when measuring fair value. In the absence of quoted market prices, various valuation techniques are utilized to measure fair value. When possible, observable market data for identical or similar financial instruments are used in the valuation. When market data is not available, fair value is determined using valuation models that incorporate management’s estimates of the assumptions a market participant would use in pricing the asset or liability.

Fair value measurements are classified within one of three levels based on the observability of the inputs used to determine fair value, as follows:

•	Level 1 — The valuation is based on quoted prices in active markets for identical instruments.
•	Level 2 — The valuation is based on observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.
•	Level 3 — The valuation is based on unobservable inputs that are supported by minimal or no market activity and that are significant to the fair value of the instrument. Level 3 valuations are typically performed using pricing models, discounted cash flow methodologies or similar techniques that incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation.

State and political subdivisions

The Corporation obtains fair value measurements from a third party vendor that utilizes market valuation models maintained by a team of experienced evaluators and methodologists. Evaluators build internal yield curves, which are adjusted throughout the day based on trades and other pertinent market information. The criteria used to generate these curves and to arrive at the current day’s evaluations are based primarily on factors such as:

•	Established trading spreads between similar issuers or credits.
•	Historical trading spreads over widely accepted market benchmarks.
•	New issue scales.
•	Market information from third party sources, such as reportable trades, broker-dealers, trustees/paying agents, issuers or from information prepared by an internal credit analysis department or by internally reviewing market sector correlations.

Evaluators apply this information to bond sectors, and individual bond evaluations are then extrapolated. Within a given sector, evaluators have the ability to make daily spread adjustments for various attributes that include, but are not limited to, discounts, premiums, credit, alternative minimum tax (AMT), use of proceeds and callability. Analysts evaluate municipal securities backed by insurance, letters of credit, etc. When a

NOTE 18 FAIR VALUES AND MEASUREMENTS OF FINANCIAL INSTRUMENTS  – (continued)

municipal bond obtains insurance or other credit enhancements, a public rating is usually applied to the bond that is equal to the higher of (i) the published underlying rating or (ii) the rating of the bond insurer, guarantor, or other credit enhancing entity’s rating. Certain insured bonds with no published underlying ratings may receive an internal credit assessment. Evaluators may use internal credit ratings as an input in the evaluation process. The weight placed on internal credit ratings in the evaluation process may vary from one municipal security to another depending on the availability of other market data.

Multiple quality control evaluation processes review available market, credit and deal level information to support the evaluation of securities, such as:

•	Explanations required for all high yield municipal security evaluations adjusted on a per security basis.
•	Explanations required for all high grade municipal security evaluation adjustments that break an internal tolerance level.
•	Daily review of market information and data changes (including ratings) that may have an impact on evaluations.
•	Review of unchanged evaluations and other applicable data.
•	Daily review of category adjustments to confirm directional moves are tracking daily market movements.
•	Daily reviews by managers of tolerance reports and of evaluator checklists to confirm processes are being followed.
•	Monthly management reviews of evaluator work samples (tolerance reports, client challenges and other evaluation-related matters).

U.S. government and federal agencies and mortgage-backed securities

For agency/CMOs, depending upon the characteristics of a given tranche, a volatility-driven, multi-dimensional spread table based, single cash flow stream model or an option-adjusted spread (OAS) model is used. If call information is available, the pricing model computes both a yield to call and a yield to maturity to derive an evaluated price for the bond by assuming the most probable scenario. Alternatively, the evaluator may utilize market conventions if different from model-generated assumptions.

A team of experienced fixed income evaluators and methodologists closely monitor the structured product markets, interest rate movements, new issue information and other pertinent data. Evaluations of tranches (volatile and non-volatile) are based on the interactive data model’s interpretation of accepted market modeling, trading and pricing conventions. The Interactive data model determines tranche evaluations in four steps:

1	Cash flows are generated with the deal files to determine principal and interest payments along with an average life.
2	Spreads/yields are determined for non-volatile fixed and floating-rate issues:
•	For agency/GSE CMOs, the model takes the average life for each tranche and matches it to the yield of the nearest point on either the swap curve or the “I” Treasury curve. It then uses that benchmark yield as the base yield.
•	Floating-rate issues are evaluated by a discount margin (DM) calculation. The DM measures the difference between the yield of the issue (at an assumed speed and current index) and the current value of the index over which the security resets.

NOTE 18 FAIR VALUES AND MEASUREMENTS OF FINANCIAL INSTRUMENTS  – (continued)

3	Spreads are based on tranche characteristics such as average life, tranche type, tranche volatility, underlying collateral and the performance of the collateral and prevailing market conditions. Floating-rate issues take life caps into account.
4	The appropriate tranche spread or DM is applied to the corresponding benchmark. This value is then used to discount the cash flows to generate an evaluated price.

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2015 and 2014:

(In thousands)	Fair Value Measurements Using			Balance
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2015
Assets
U.S. government agency securities	$0	$2,518	$0	$2,518
State and political subdivisions, AFS	0	4,232	0	4,232
State and political subdivisions, HTM	0	0	666	666
Mortgage-backed securities	0	1,961	0	1,961
Total Assets	$0	$8,711	$666	$9,377
Liabilities	$0	$0	$0	$0
December 31, 2014
Assets
U.S. government agency securities	$0	$1,965	$0	$1,965
State and political subdivisions	0	6,596	0	6,596
Mortgage-backed securities	0	2,466	0	2,466
Total Assets	$0	$11,027	$0	$11,027
Liabilities	$0	$0	$0	$0

Securities characterized as having Level 2 inputs generally consist of obligations of U.S. government and federal agencies, government-sponsored organizations and obligations of state and political subdivisions. There were no transfers in or out of Levels 1 and 2 for the year ended December 31, 2015.

The Corporation also has assets that, under certain conditions, are subject to measurement at fair value on a non-recurring basis. These assets consist primarily of impaired loans and other real estate owned (“OREO”).

NOTE 18 FAIR VALUES AND MEASUREMENTS OF FINANCIAL INSTRUMENTS  – (continued)

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2015 and 2014:

(In thousands)	Fair Value	Fair Value Measurements Using
		Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2015
Impaired loans	$4,796	$0	$0	$4,796
Real estate acquired through foreclosure	193	0	0	193
December 31, 2014
Impaired loans	$5,526	$0	$0	$5,526
Real estate acquired through foreclosure	2,255	0	0	2,255

The fair value of impaired loans were primarily measured based on the value of the collateral securing these loans. Impaired loans are classified within Level 3 of the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable. The Corporation determines the value of the collateral based on independent appraisals performed by qualified licensed appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Appraised values are discounted for costs to sell and may be further discounted based on management’s historical knowledge, changes in market conditions from the date of the most recent appraisal and/or management’s expertise and knowledge of the customer and the customer’s business. Such discounts by management are subjective and are typically significant unobservable inputs for determining fair value. Impaired loans are subject to non-recurring fair value adjustments to reflect: (1) partial write-downs that are based on the observable market price or current appraised value of the collateral, or (2) the full charge-off of the loan carrying value. Included in the impaired balance at December 31, 2015 were troubled debt restructured loans with a balance of $4,349,000 and with specified reserves of $76,000.

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, based on the current appraised value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Management has determined fair value measurements on other real estate owned primarily through evaluations of appraisals performed and current and past offers for the other real estate under evaluation. Due to the nature of the valuation inputs, foreclosed assets held for sale are classified within Level 3 of the valuation hierarchy.

Appraisals of other real estate owned are obtained when the real estate is acquired and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by the Bank’s credit risk department and are selected from the list of approved appraisers maintained by management. Appraisals are sometimes further discounted based on management’s expertise and knowledge of the customer and the customer’s business. Such discounts are typically significant unobservable inputs for determining fair value. In cases where the carrying amount exceeds the fair value, less costs to sell, a loss is recognized in noninterest expense. Additionally, any operating costs incurred after acquisition are also expensed.

NOTE 18 FAIR VALUES AND MEASUREMENTS OF FINANCIAL INSTRUMENTS  – (continued)

The following tables present the fair value measurements of financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2015 and 2014:

(In thousands) December 31, 2015	Carrying Amount	Estimated Fair Value	Fair Value Measurements Using
			Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash equivalents and federal funds sold	$18,895	$18,895	$18,895	$0	$0
Securities available for sale	8,711	8,711	0	8,711	0
Securities held to maturity	666	666	0	0	666
Other investment securities	2,209	2,209	0	0	2,209
Loans, net of allowance for loan loss	293,072	306,704	0	0	306,704
Accrued interest receivable	1,302	1,302	0	0	1,302
Financial Liabilities:
Noninterest-bearing deposits	$(55,574)	$(55,574)	$(55,574)	$0	$0
Interest-bearing deposits	(147,994)	(147,994)	0	(147,994)	0
Time deposits	(93,058)	(92,370)	0	(92,370)	0
FHLB advances	(6,574)	(5,893)	0	(5,893)	0
Accrued interest payable	(45)	(45)	0	0	(45)

(In thousands) December 31, 2014	Carrying Amount	Estimated Fair Value	Fair Value Measurements Using
			Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash equivalents and federal funds sold	$27,151	$27,151	$27,151	$0	$0
Securities available for sale	11,027	11,027	0	11,027	0
Other investment securities	2,209	2,209	0	0	2,209
Loans, net of allowance for loan loss	275,025	291,274	0	0	291,274
Accrued interest receivable	1,334	1,334	0	0	1,334
Financial Liabilities:
Noninterest-bearing deposits	$(50,350)	$(50,350)	$(50,350)	$0	$0
Interest-bearing deposits	(142,022)	(142,022)	0	(142,022)	0
Time deposits	(106,399)	(106,283)	0	(106,283)	0
FHLB advances	(1,692)	(1,374)	0	(1,374)	0
Accrued interest payable	(51)	(51)	0	0	(51)

The following describes the valuation methodologies used by management to measure financial assets and liabilities at fair value on a recurring basis as recognized in the Corporation’s accompanying balance sheets as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

•	Cash equivalents and federal funds sold — The carrying value of cash, amounts due from banks and federal funds sold assumed to approximate fair value.
•	Investment securities — Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then

NOTE 18 FAIR VALUES AND MEASUREMENTS OF FINANCIAL INSTRUMENTS  – (continued)

fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy.
•	Other investment securities — principally consists of investments in Federal Home Loan Bank stock, which has limited marketability and is carried at cost.
•	Loans — The loan portfolio includes adjustable and fixed rate loans, the fair value of which is estimated using discounted cash flow analyses. To calculate discounted cash flows, the loans are aggregated into pools of similar types and expected repayment terms. The expected cash flows are based on historical prepayment experiences and estimated credit losses for non-performing loans and are discounted using current rates at which similar loans would be made to borrowers with similar credit ratings and similar remaining maturities. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.
•	Accrued interest receivable — The carrying value of accrued interest receivable approximates fair value due to the short-term duration.
•	Noninterest-bearing deposits — The fair value of noninterest-bearing demand deposits, which have no stated maturity, are considered equal to their carrying amount, representing the amount payable on demand.
•	Interest-bearing deposits — The fair value of demand, money market and savings deposits, which have no stated maturity, are considered equal to their carrying amount, representing the amount payable on demand.
•	Time deposits — The fair value for fixed rate time deposits is estimated using a discounted cash flow calculation that applies interest rates currently being offered for time deposits with similar terms and similar remaining maturities.
•	FHLB advances — The fair value of long-term debt is estimated using a discounted cash flow calculation which utilizes the interest rates currently offered for borrowings of similar remaining maturities.
•	Accrued interest payable — The carrying value of accrued interest payable approximates fair value due to the short-term duration.
•	Other financial instruments — The fair value of other financial instruments, including loan commitments and unused letters of credit, is based on discounted cash flow analysis and is not material.

In 2015, the Corporation purchased a municipal bond which was determined to be a Level 3 asset. Changes in Level 3 assets measured at fair value on a recurring basis for the year ended December 31, 2015 are as follows:

December 31, 2015	Municipal Bonds
(In thousands)
Beginning balance – January 1, 2014	$0
Purchases	740,000
Principal payments	74,000
Ending balance – December 31, 2015	$666,000

NOTE 18 FAIR VALUES AND MEASUREMENTS OF FINANCIAL INSTRUMENTS  – (continued)

The fair value of the municipal bond at December 31, 2015 was determined primarily based on level 3 inputs. The Corporation estimates the fair value of this investment based on the par value of the security.

Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 assets and liabilities.

There was no unrealized gain or loss for the Level 3 assets held by the Corporation at December 31, 2015, as the book value of the asset approximates fair value.

NOTE 19 EARNINGS PER SHARE

Weighted average shares used in determining basic and diluted earnings per share for the year ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
Weighted average shares outstanding during the period	1,198,532	1,186,439	1,175,220
Dilutive effect of stock options	23,888	19,908	13,169
Weighted average shares considering dilutive effect	1,222,420	1,206,347	1,188,389
Anti-dilutive stock options not considered in computing diluted earnings per share	0	1,000	10,950

NOTE 20 PARENT CORPORATION STATEMENTS

The following are condensed financial statements of Commercial Bancshares, Inc.

CONDENSED BALANCE SHEETS
December 31, 2015 and 2014
(In thousands)

	2015	2014
ASSETS
Cash on deposit with subsidiary	$96	$407
Investment in common stock of subsidiaries	35,547	33,415
Other assets	564	500
Total assets	$36,207	$34,322
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities	$71	$96
Shareholders’ equity	36,136	34,226
Total liabilities and shareholders’ equity	$36,207	$34,322

NOTE 20 PARENT CORPORATION STATEMENTS  – (continued)

CONDENSED STATEMENTS OF INCOME
Years ended December 31, 2015, 2014 and 2013
(In thousands)

	2015	2014	2013
INCOME
Dividends from Bank subsidiary	$1,310	$843	$718
Total income	1,310	843	718
EXPENSES
Professional fees	33	48	35
Other	117	96	102
Total expenses	150	144	137
Tax benefit	(51)	(49)	(46)
Income before equity in undistributed earnings of subsidiaries	1,211	748	627
Equity in undistributed earnings of subsidiaries	2,214	2,548	2,428
NET INCOME	$3,425	$3,296	$3,055

CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31, 2015, 2014 and 2013
(In thousands)

	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,425	$3,296	$3,055
Adjustments to reconcile net income to net cash from operating activities
Equity in undistributed earnings of subsidiaries	(2,214)	(2,548)	(2,428)
Stock-based compensation	164	127	96
Other	(339)	(20)	(39)
Net cash provided by operating activities	1,036	855	684
CASH FLOWS FROM INVESTING ACTIVITIES
Downstream cash to subsidiary	(17)	0	0
Capital Infusion from subsidiary	250	0	0
Net cash provided by investing activities	233	0	0
CASH FLOWS FROM FINANCING ACTIVITIES
Treasury stock issued for deferred compensation plan	0	61	69
Treasury stock issued under stock option plans	26	33	12
Common stock issued for deferred compensation plan	143	40	0
Common stock issued for stock option plans	47	12	0
Purchase treasury stock	(736)	0	0
Cash dividends paid	(1,060)	(843)	(718)
Net cash used in financing activities	(1,580)	(697)	(637)
Net change in cash	(311)	158	47
Cash at beginning of period	407	249	202
Cash at end of period	$96	$407	$249

NOTE 21 QUARTERLY INFORMATION (Unaudited)

The following quarterly information (in thousands, except per share data) is provided for the three-month periods ending as follows:

2015	March 31,	June 30,	September 30,	December 31,
Total interest income	$3,532	$3,704	$3,654	$3,666
Total interest expense	225	219	214	216
Net interest income	$3,307	$3,485	$3,440	$3,450
Provision for loan losses	(4)	57	86	49
Net income	$773	$821	$945	$886
Basic earnings per common share	0.65	0.68	0.79	0.74
Diluted earnings per common share	0.63	0.67	0.77	0.73

2014	March 31,	June 30,	September 30,	December 31,
Total interest income	$3,504	$3,569	$3,715	$3,693
Total interest expense	224	215	215	228
Net interest income	$3,280	$3,354	$3,500	$3,465
Provision for loan losses	151	110	26	22
Net income	$759	$865	$859	$813
Basic earnings per common share	0.64	0.73	0.72	0.69
Diluted earnings per common share	0.63	0.72	0.71	0.67

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

FIRST DEFIANCE FINANCIAL CORP.

and

COMMERCIAL BANCSHARES, INC.

Dated as of August 23, 2016

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Acquisition Proposal	A-39
Adverse Recommendation Change	A-35
Aggregate Cash Consideration	A-3
Aggregate Share Consideration	A-3
Agreement	A-1
Bank Merger	A-5
Bank Merger Agreement	A-5
Bank Merger Certificates	A-5
BHC Act	A-7
Cash Consideration	A-2
Cash Election	A-2
Cash Election Shares	A-2
Certificate of Merger	A-1
Closing	A-1
Closing Date	A-1
Code	A-1
Commercial Bancshares	A-1
Commercial Bancshares 401(k) Plan	A-37
Commercial Bancshares Articles	A-8
Commercial Bancshares Benefit Plans	A-14
Commercial Bancshares Code of Regulations	A-8
Commercial Bancshares Contract	A-17
Commercial Bancshares Disclosure Schedule	A-7
Commercial Bancshares ERISA Affiliate	A-14
Commercial Bancshares Indemnified Parties	A-38
Commercial Bancshares Insiders	A-41
Commercial Bancshares Leased Properties	A-20
Commercial Bancshares Meeting	A-35
Commercial Bancshares Qualified Plans	A-14
Commercial Bancshares Real Property	A-20
Commercial Bancshares Regulatory Agreement	A-19
Commercial Bancshares Reports	A-10
Commercial Bancshares Share	A-1
Commercial Bancshares Stock Option	A-3
Commercial Bancshares Subsidiary	A-8
Commercial Bank	A-5
Confidentiality Agreements	A-35
Continuing Employees	A-37
Dissenting Shareholder	A-4

A-iv

Dissenting Shares	A-4
Effective Time	A-1
Election Deadline	A-5
Election Form	A-5
Election Period	A-5
Enforceability Exceptions	A-9
Environmental Laws	A-19
ERISA	A-14
Exception Shares	A-2
Exchange Act	A-10
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-2
FDIC	A-8
Federal Banking Agencies	A-17
Federal Reserve Board	A-9
First Defiance	A-1
First Defiance 401(k) Plan	A-37
First Defiance Articles	A-4
First Defiance Code of Regulations	A-4
First Defiance Contract	A-28
First Defiance Disclosure Schedule	A-23
First Defiance Regulatory Agreement	A-28
First Defiance Reports	A-26
First Defiance Restricted Stock Unit Award	A-24
First Defiance Shares	A-2
First Defiance Stock Options	A-24
First Defiance Stock Plans	A-24
First Defiance Subsidiary	A-24
First Federal	A-5
GAAP	A-7
Governmental Entity	A-10
HOLA	A-23
HSR Act	A-10
Intellectual Property	A-20
IRS	A-13
Liens	A-9
Loans	A-21
Material Adverse Effect	A-7
Merger	A-1

A-v

Merger Consideration	A-2
Multiemployer Plan	A-15
Multiple Employer Plan	A-15
NASDAQ	A-3
New Certificates	A-4
New Plans	A-37
Non-Election Shares	A-2
OCC	A-9
ODFI	A-9
OGCL	A-1
Ohio Courts	A-48
Ohio Secretary	A-1
Old Certificate	A-3
PBGC	A-15
Permitted Encumbrances	A-20
Phase I	A-32
Premium Cap	A-39
Proxy Statement	A-10
Regulatory Agencies	A-10
Representatives	A-39
Requisite Commercial Bancshares Vote	A-9
Requisite Regulatory Approvals	A-42
S-4	A-10
Sarbanes-Oxley Act	A-11
SEC	A-10
Securities Act	A-10
Shortfall Number	A-2
SRO	A-10
Stock Consideration	A-2
Stock Conversion Number	A-2
Stock Election	A-2
Stock Election Number	A-2
Stock Election Shares	A-2
Stock Proportion Number	A-2
Subsidiary	A-8
Surviving Company	A-1
Takeover Statutes	A-21
Tax	A-13
Tax Return	A-14
Taxes	A-13

A-vi

Termination Date	A-44
Termination Fee	A-45
Total Consideration	A-3
Total Shareholders’ Equity	A-44
VEBA	A-16
Volcker Rule	A-17
Voting Agreement	A-21

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 23, 2016 (this “Agreement”), by and between First Defiance Financial Corp., an Ohio corporation (“First Defiance”), and Commercial Bancshares, Inc., an Ohio corporation (“Commercial Bancshares”).

WITNESSETH:

WHEREAS, the Boards of Directors of First Defiance and Commercial Bancshares have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Commercial Bancshares will, subject to the terms and conditions set forth herein, merge with and into First Defiance (the “Merger”), so that First Defiance is the surviving company (hereinafter sometimes referred to in such capacity as the “Surviving Company”) in the Merger;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

1.1 The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Commercial Bancshares will merge with and into First Defiance. First Defiance will be the Surviving Company in the Merger, and will continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of Commercial Bancshares will terminate.

1.2 Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at a mutually agreeable time and place after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time.  Subject to the terms and conditions of this Agreement, on or before the Closing Date, First Defiance will file a certificate of merger (the “Certificate of Merger”) with the Ohio Secretary of State (the “Ohio Secretary”). The Merger will become effective as of the date and time specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.4 Effects of the Merger.  At and after the Effective Time, the Merger will have the effects set forth in the applicable provisions of the OGCL.

1.5 Conversion of Commercial Bancshares Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of First Defiance, Commercial Bancshares or the holder of any of the following securities:

(a) Subject to Sections 1.6 and 2.2, each share of the common stock, without par value, of Commercial Bancshares issued and outstanding immediately prior to the Effective Time (“Commercial Bancshares Share”), except for Commercial Bancshares Shares owned by Commercial Bancshares as treasury stock or otherwise owned by Commercial Bancshares or First Defiance (in each case other than Commercial Bancshares Shares (i) held in any Commercial Bancshares Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) held, directly or indirectly, in respect of debts previously contracted (collectively, the

“Exception Shares”)) and Dissenting Shares, will be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest the following (collectively, the “Merger Consideration”):

(i) $51.00 in cash (the “Cash Consideration”) for each Commercial Bancshares Share with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 1.6 (a “Cash Election”) (such Commercial Bancshares Shares collectively, “Cash Election Shares”); or

(ii) 1.1808 First Defiance Shares (the “Exchange Ratio,” and such First Defiance Shares, the “Stock Consideration”) for each Commercial Bancshares Share with respect to which an election to receive shares, $.01 par value per share, of First Defiance common stock (“First Defiance Shares”) has been effectively made and not revoked or lost pursuant to Section 1.6 (a “Stock Election”) (such Commercial Bancshares Shares collectively, “Stock Election Shares”); or

(iii) for each Commercial Bancshares Share, other than Commercial Bancshares Shares as to which a Cash Election or a Stock Election has been effectively made and not revoked (collectively, the “Non-Election Shares”), the right to receive from First Defiance such Cash Consideration or Stock Consideration as is determined in accordance with Section 1.5(b).

(b) (i) Notwithstanding any other provision contained in this Agreement (other than Section 1.5(c)), the total number of Commercial Bancshares Shares to be converted into the Stock Consideration pursuant to Section 1.5(a) and 1.5(b)(iii) (the “Stock Conversion Number”) will equal the product obtained by multiplying (x) the number of Commercial Bancshares Shares issued and outstanding immediately prior to the Effective Time by (y) 0.80 (the “Stock Proportion Number”), with such product rounded up to the nearest whole share. All of the other Commercial Bancshares Shares (except for Commercial Bancshares Shares owned directly by Commercial Bancshares or First Defiance and Dissenting Shares) will be converted into the Cash Consideration.

(ii) As soon as practicable on or within not more than five business days after the Closing Date, First Defiance will cause the Exchange Agent to effect the allocation among holders of Commercial Bancshares Shares of rights to receive the Cash Consideration and the Stock Consideration as follows:

(1) If the aggregate number of Commercial Bancshares Shares with respect to which Stock Elections are made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(2) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(c) Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, if the aggregate value of the First Defiance Shares to be issued in connection with the Merger (for the avoidance of doubt, excluding the value of fractional shares for which cash is to be paid pursuant to Section 1.5(d)), based upon the closing price of the First Defiance Shares as reported on The NASDAQ Stock Market (the “NASDAQ”) on the trading day immediately preceding the Effective Time (the “Aggregate Share Consideration”), would be less than 40% of the sum of (i) the Aggregate Cash Consideration and (ii) the Aggregate Share Consideration (collectively, the “Total Consideration”), then First Defiance shall increase the Stock Consideration and decrease the Cash Consideration proportionately and to the minimum extent necessary for the Aggregate Share Consideration to be equal to 40% of the Total Consideration (calculated using such increased Stock Consideration and decreased Cash Consideration). For purposes of this Agreement, the “Aggregate Cash Consideration” shall be the sum of (i) the total amount of Cash Consideration paid pursuant to Section 1.5(a)(i) and/or 1.5(b); (ii) cash paid in lieu of fractional First Defiance Shares pursuant to Section 1.5(d); and (iii) cash paid to holders of Dissenting Shares.

(d) No certificate or scrip representing a fractional First Defiance Share shall be issued in the Merger. Each holder of Commercial Bancshares Shares who would otherwise be entitled to receive a fractional First Defiance Share shall receive an amount of cash equal to the product obtained by multiplying (i) the fractional First Defiance Share interest to which such holder (after taking into account all Commercial Bancshares Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) $51.00.

(e) Any treasury shares held by Commercial Bancshares and any Commercial Bancshares Shares owned by First Defiance for its own account will be cancelled and retired at the Effective Time, and no consideration will be issued in exchange.

(f) Each option to acquire a Commercial Bancshares Share (each a “Commercial Bancshares Stock Option”) that is exercisable immediately prior to the Effective Time or will become exercisable as a result of the Merger being a “change of control” under the terms of the Commercial Bancshares 2009 Stock Incentive Plan will be terminated immediately prior to the Effective Time and entitled to receive, in lieu of each Commercial Bancshares Share that would otherwise have been issuable upon exercise thereof, an amount in cash equal to the excess, if any, of $51.00 over the exercise price of such Commercial Bancshares Stock Option.

(g) All of the Commercial Bancshares Shares converted into the right to receive the Merger Consideration pursuant to this Article I will no longer be outstanding and will automatically be cancelled and cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of Commercial Bancshares Shares) previously representing any such Commercial Bancshares Shares will thereafter represent only the right to receive the Merger Consideration described in this Section 1.5. Old Certificates previously representing Commercial Bancshares Shares that are to receive the Stock Consideration will be exchanged for certificates or, at First Defiance’s option, evidence of shares in book entry form (collectively, referred to herein as “New Certificates”), representing whole First Defiance Shares as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding Commercial Bancshares Shares or First Defiance Shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Commercial Bancshares Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit First Defiance or Commercial Bancshares to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(h) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Commercial Bancshares Shares that are owned by Commercial Bancshares or First Defiance (in each case other than the Exception Shares) or by any direct or indirect Commercial Bancshares Subsidiary prior to the Effective Time will be cancelled and cease to exist, and no consideration will be delivered in exchange therefor.

1.6 Dissenters Rights.  Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Commercial Bancshares Shares held by a person (a “Dissenting Shareholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the OGCL concerning the right of holders of Commercial Bancshares Shares to require payment of the fair cash value of such Commercial Bancshares Shares (the “Dissenting Shares”), in accordance with Sections 1701.84 and 1701.85 of the OGCL, will not be converted into the right to receive the consideration as described in Section 1.5(a), but will become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Section 1701.85 of the OGCL. If such Dissenting Shareholder withdraws its demand for fair cash value or fails to perfect or otherwise loses its rights as a dissenting shareholder, in any case pursuant to the OGCL, each of such Dissenting Shareholder’s Commercial Bancshares Shares will be treated as though such Commercial Bancshares Shares had been converted into the right to receive the Stock Consideration and/or Cash Consideration as determined in First Defiance’s sole discretion. Commercial Bancshares will promptly notify First Defiance of each shareholder who asserts rights as a Dissenting Shareholder following receipt of such shareholder’s written demand delivered as provided in Section 1701.85 of the OGCL. Prior to the Effective Time, Commercial Bancshares will not, except with the prior written consent of First Defiance, voluntarily make any payment or commit or agree to make any payment, or settle or commit or offer to settle, any rights of a Dissenting Shareholder asserted under Section 1701.85 of the OGCL.

1.7 First Defiance Shares.  At and after the Effective Time, each First Defiance Share issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and not be affected by the Merger.

1.8 Articles of Incorporation of Surviving Company.  At the Effective Time, the Articles of Incorporation of First Defiance (the “First Defiance Articles”), as in effect at the Effective Time, will be the Articles of Incorporation of the Surviving Company until thereafter amended in accordance with applicable law.

1.9 Code of Regulations of Surviving Company.  At the Effective Time, the Code of Regulations of First Defiance (the “First Defiance Code of Regulations”), as in effect immediately prior to the Effective Time, will be the Code of Regulations of the Surviving Company until thereafter amended in accordance with applicable law.

1.10 Tax Consequences.  It is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

1.11 Bank Merger.  Immediately following the Merger, or at such later time as First Defiance may determine in its sole discretion, The Commercial Savings Bank (“Commercial Bank”), an Ohio bank and a wholly owned Subsidiary of Commercial Bancshares, will merge (the “Bank Merger”) with and into First Federal Bank of the Midwest (“First Federal”), a federal savings bank and a wholly owned Subsidiary of First Defiance. First Federal will be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Commercial Bank will cease. On the date of this Agreement, First Federal and Commercial Bank entered into the agreement and plan of merger attached hereto as Exhibit A (the “Bank Merger Agreement”). Prior to the Effective Time, Commercial Bancshares will cause Commercial Bank, and First Defiance will cause First Federal, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).

ARTICLE II
EXCHANGE OF SHARES

2.1 First Defiance to Make Shares and Cash Available.  At or prior to the Effective Time, First Defiance will deposit, or will cause to be deposited, with a bank or trust company designated by First Defiance (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, a sufficient amount of cash to be paid in exchange for Commercial Bancshares Shares that are to receive the Cash Consideration, and a sufficient number of First Defiance Shares to be exchanged for the Commercial Bancshares Shares that are to receive the Stock Consideration (such cash and New Certificates, together with any dividends or disbursements, the “Exchange Fund”). The Exchange Fund will be held in trust for holders of Commercial Bancshares Shares until distributed to such holders pursuant to this Agreement.

2.2 Exchange of Commercial Bancshares Certificates; Election Forms.

(a) Prior to the Election Period, the Exchange Agent will mail to each holder of record of Commercial Bancshares Shares a form letter of transmittal and instructions for use in surrendering for exchange the Old Certificates, together with an election form (“Election Form”). Holders of uncertificated Commercial Bancshares Shares shall be mailed an Election Form. The letter of transmittal will specify that the risk of loss and title to the Old Certificates will pass only upon delivery of such certificates as specified in the letter of transmittal. Each Election Form will permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Stock Consideration with respect to the number of such holder’s Commercial Bancshares Shares specified in the Election Form, (ii) elect to receive the Cash Consideration with respect to the number of such holder’s Commercial Bancshares Shares specified in the Election Form, or (iii) indicate that such holder makes no election as to such holder’s Commercial Bancshares Shares. For purposes of this Agreement, the term “Election Period” will mean the period as First Defiance and Commercial Bancshares may agree, during which holders of Commercial Bancshares Shares may validly elect the form of consideration to be received for Commercial Bancshares Shares, occurring between (i) the date of mailing of the S-4 and (ii) the third business day immediately preceding the Effective Time. Any election will have been properly made only if the Exchange Agent has actually received a properly completed Election Form accompanied by one or more Old Certificates, if such Commercial Bancshares Shares are certificated by 5:00 p.m. Eastern Time on the last day of the Election Period (the “Election Deadline”). A submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such revocation or change is actually received by the Exchange Agent by the Election Deadline. Commercial Bancshares Shares as to which a holder does not submit a properly completed Election Form accompanied by, if applicable, Old Certificates, by the Election Deadline will be Non-Election Shares. The Exchange Agent will make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

(b) All payments made upon the surrender of Old Certificates pursuant to this Agreement will be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such Old Certificates.

(c) If any Old Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or First Defiance, in their sole discretion, the posting by such person of a bond in such amount as First Defiance may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the cash and/or First Defiance Shares (and cash in lieu of fractional First Defiance Share interests, if any) deliverable in respect thereof.

(d) Promptly, and not more than eight (8) business days following the Effective Time, the Exchange Agent will deliver to each holder of Commercial Bancshares Shares of record immediately prior to the Effective Time (other than Dissenting Shares) who has surrendered Old Certificates (and to all holders of uncertificated Commercial Bancshares Shares) and who has properly completed and submitted to First Defiance all documentation reasonably required by First Defiance the Merger Consideration, and any applicable dividends or distributions pursuant to subsection (f) below, to which such holder is entitled. For certificated Commercial Bancshares Shares, no payment will be made until the Old Certificate(s) representing such Commercial Bancshares Shares are surrendered or the procedure regarding lost, stolen or destroyed certificates set forth in Section 2.2(c) has been completed. After the Effective Time and until surrendered, an Old Certificate will represent only the right to receive the Merger Consideration to which the holder is entitled pursuant to Section 1.5, and any applicable dividends or distributions pursuant to subsection (f) below. If any New Certificate representing First Defiance Shares is to be issued in a name other than that in which the Old Certificate(s) surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Old Certificate(s) so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange will pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing First Defiance Shares in any name other than that of the registered holder of the Old Certificate(s) surrendered, or required for any other reason, or will establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) None of First Defiance, Commercial Bancshares, the Exchange Agent or the Surviving Company will be liable to any former holder of Commercial Bancshares Shares for any payment of the Merger Consideration, any cash in lieu of a fractional First Defiance Share interest or any dividends or distributions with respect to First Defiance Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(f) No dividends or other distributions declared after the Effective Time with respect to First Defiance Shares and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate until it is surrendered by the holder thereof. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of an Old Certificate, the record holder will be entitled to receive from First Defiance any dividends or other distributions, without any interest thereon, that became payable to the holders of record after the Effective Time with respect to any First Defiance Shares represented by such Old Certificate.

(g) After the Effective Time, there will be no further registration or transfer of Commercial Bancshares Shares on the stock transfer books of Commercial Bancshares. In the event that, after the Effective Time, Commercial Bancshares Shares (or the Old Certificates representing them) are presented for transfer, they will be cancelled and exchanged as provided in this Article II.

(h) First Defiance or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration such amounts as First Defiance or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by First Defiance or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Commercial Bancshares Shares.

(i) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Commercial Bancshares for one (1) year after the Effective Time shall be paid to the Surviving Company. Any former shareholders of Commercial Bancshares who have not exchanged their Old Certificates pursuant to this Article II may look only to the Surviving Company for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the First Defiance Shares deliverable in respect of each former Commercial Bancshares Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of First Defiance, Commercial Bancshares, the Surviving Company, the Exchange Agent or any other person will be liable to any former holder of Commercial Bancshares Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(j) The Surviving Company may from time to time waive one or more of the rights provided to it in this Article II to withhold certain payments, deliveries and distributions; and no such waiver will constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMMERCIAL BANCSHARES

Except as disclosed in the disclosure schedule delivered by Commercial Bancshares to First Defiance concurrently herewith (the “Commercial Bancshares Disclosure Schedule”), Commercial Bancshares hereby represents and warrants to First Defiance the statements contained in this Article III; provided, that the mere inclusion of an item in the Commercial Bancshares Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by Commercial Bancshares that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

3.1 Corporate Organization.

(a) Commercial Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a financial holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Commercial Bancshares has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Commercial Bancshares is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Commercial Bancshares. As used in this Agreement, the term “Material Adverse Effect” means, with respect to First Defiance, Commercial Bancshares or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect will not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationship with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, or (F) actions or omissions taken pursuant to the written consent of First Defiance, in the case of Commercial Bancshares, or Commercial Bancshares, in the case of First Defiance; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary,” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the Articles of Incorporation of Commercial Bancshares (the “Commercial Bancshares Articles”) and the Code of Regulations of Commercial Bancshares (the “Commercial Bancshares Code of Regulations”), as in effect as of the date of this Agreement, have previously been made available by Commercial Bancshares to First Defiance.

(b) Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares, each Subsidiary of Commercial Bancshares (a “Commercial Bancshares Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Commercial Bancshares to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Commercial Bancshares that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Commercial Bancshares, threatened. Section 3.1(b) of the Commercial Bancshares Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Commercial Bancshares as of the date hereof.

3.2 Capitalization.

(a) The authorized capital stock of Commercial Bancshares consists only of 4,000,000 Commercial Bancshares Shares, without par value. As of the date of this Agreement, no shares of capital stock or other voting securities of Commercial Bancshares are issued, reserved for issuance or outstanding, other than 1,209,788 Commercial Bancshares Shares issued and outstanding, 3,409 Commercial Bancshares Shares held in treasury, 51,084 Commercial Bancshares Shares reserved for issuance upon the exercise of outstanding Commercial Bancshares Stock Options, and 28,850 Commercial Bancshares Shares reserved for issuance upon the issuance of future awards pursuant to Commercial Bancshares’ 2009 Stock Incentive Plan. All of the issued and outstanding Commercial Bancshares Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Commercial Bancshares may vote are issued or outstanding. No trust preferred or subordinated debt securities of Commercial Bancshares are issued or outstanding. Other than Commercial Bancshares Stock Options issued prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Commercial Bancshares to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Commercial Bancshares or any of the Commercial Bancshares Subsidiaries has a contractual obligation with respect to the voting or transfer of Commercial Bancshares Shares or other equity interests of Commercial Bancshares. No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Commercial Bancshares or any of its Subsidiaries) are outstanding.

(c) Commercial Bancshares owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Commercial Bancshares Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Commercial Bancshares Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Commercial Bancshares Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Commercial Bancshares has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Commercial Bancshares. The Board of Directors of Commercial Bancshares has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Commercial Bancshares and has directed that this Agreement and the transactions contemplated hereby be submitted to Commercial Bancshares’ shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding of Commercial Bancshares Shares (the “Requisite Commercial Bancshares Vote”), no other corporate proceedings on the part of Commercial Bancshares are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Commercial Bancshares and (assuming due authorization, execution and delivery by First Defiance) constitutes a valid and binding obligation of Commercial Bancshares, enforceable against Commercial Bancshares in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Subject to the receipt of the Requisite Commercial Bancshares Vote, neither the execution and delivery of this Agreement by Commercial Bancshares nor the consummation by Commercial Bancshares of the transactions contemplated hereby, nor compliance by Commercial Bancshares with any of the terms or provisions hereof, will (i) violate any provision of the Commercial Bancshares Articles or the Commercial Bancshares Code of Regulations or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Commercial Bancshares or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Commercial Bancshares or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Commercial Bancshares or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Commercial Bancshares.

3.4 Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with the NASDAQ, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Office of the Comptroller of the Currency (the “OCC”), the FDIC and the Ohio Division of Financial Institutions (the “ODFI”) in

connection with the Merger and the Bank Merger, and approval of such applications, filings and notices, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Commercial Bancshares’ shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by First Defiance in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (iv) the filing of the Certificate of Merger with the Ohio Secretary pursuant to the OGCL, (v) the filing of articles of combination with the OCC, (vi) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), if necessary or advisable, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the First Defiance Shares pursuant to this Agreement and the approval of the listing of such First Defiance Shares on the NASDAQ, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Commercial Bancshares of this Agreement or (B) the consummation by Commercial Bancshares of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Commercial Bancshares is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5 Reports.

(a) Commercial Bancshares and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2013 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the ODFI, (vi) any foreign regulatory authority and (vii) any SRO ((i) – (vii) and with the OCC, collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign jurisdiction, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Commercial Bancshares. Except for examinations of Commercial Bancshares and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Commercial Bancshares, investigation into the business or operations of Commercial Bancshares or any of its Subsidiaries since January 1, 2013, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Commercial Bancshares or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Commercial Bancshares or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, since January 1, 2013 (the “Commercial Bancshares Reports”) is publicly available. No such Commercial Bancshares Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Commercial Bancshares Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Commercial Bancshares has failed in any respect to make the certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Commercial Bancshares Reports.

3.6 Financial Statements.

(a) The financial statements of Commercial Bancshares and its Subsidiaries included (or incorporated by reference) in the Commercial Bancshares Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Commercial Bancshares and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Commercial Bancshares and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Commercial Bancshares and its Subsidiaries have been, since January 1, 2013, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Plante & Moran, PLLC has not resigned (or informed Commercial Bancshares that it intends to resign) or been dismissed as independent public accountants of Commercial Bancshares as a result of or in connection with any disagreements with Commercial Bancshares on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares, neither Commercial Bancshares nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of Commercial Bancshares, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Commercial Bancshares included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Commercial Bancshares and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership (subject to any data processing agreements) and direct control of Commercial Bancshares or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares. Commercial Bancshares (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Commercial Bancshares, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Commercial Bancshares by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Commercial Bancshares’ outside auditors and the audit committee of Commercial Bancshares’ Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect

Commercial Bancshares’ ability to record, process, summarize and report financial information, and (y) to the knowledge of Commercial Bancshares, any fraud, whether or not material, that involves management or other employees who have a significant role in Commercial Bancshares’ internal controls over financial reporting. These disclosures were made in writing by management to Commercial Bancshares’ auditor and audit committee and a copy has been previously made available to First Defiance. To the knowledge of Commercial Bancshares, there is no reason to believe that Commercial Bancshares’ outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2013, (i) neither Commercial Bancshares nor any of its Subsidiaries, nor, to the knowledge of Commercial Bancshares, any director, officer, auditor, accountant or representative of Commercial Bancshares or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Commercial Bancshares, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Commercial Bancshares or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Commercial Bancshares or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Commercial Bancshares or any of its Subsidiaries, whether or not employed by Commercial Bancshares or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Commercial Bancshares or any of its officers, directors or employees to the Board of Directors of Commercial Bancshares or any committee thereof or, to the knowledge of Commercial Bancshares, to any director or officer of Commercial Bancshares.

3.7 Broker’s Fees.  Neither Commercial Bancshares nor any Commercial Bancshares Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Keefe, Bruyette & Woods, Inc.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2015, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares.

(b) Since December 31, 2015, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Commercial Bancshares and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Neither Commercial Bancshares nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Commercial Bancshares, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Commercial Bancshares or any of its Subsidiaries (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares, or (ii) of a material nature challenging the validity or propriety of this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Commercial Bancshares, any of its Subsidiaries or the assets of Commercial Bancshares or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to First Defiance or any of its affiliates) that would reasonably be expected to be material to either Commercial Bancshares or any of its Subsidiaries.

3.10 Taxes and Tax Returns.

(a) Each of Commercial Bancshares and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Commercial Bancshares nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of Commercial Bancshares and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Commercial Bancshares and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Commercial Bancshares nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Commercial Bancshares and its Subsidiaries for all years up to and including December 31, 2011 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to any amount of Taxes has been proposed, asserted or assessed against Commercial Bancshares or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any Taxes of Commercial Bancshares and its Subsidiaries or the assets of Commercial Bancshares and its Subsidiaries. In the last six years, neither Commercial Bancshares nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Commercial Bancshares or any of its Subsidiaries was required to file any Tax Return that was not filed. Commercial Bancshares has made available to First Defiance true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Commercial Bancshares or any of its Subsidiaries. Neither Commercial Bancshares nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Commercial Bancshares and its Subsidiaries). Neither Commercial Bancshares nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Commercial Bancshares) or (B) has any liability for the Taxes of any person (other than Commercial Bancshares or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Commercial Bancshares nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Commercial Bancshares nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1). At no time during the past five years has Commercial Bancshares been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Commercial Bancshares has made available to First Defiance true and correct copies of the United States federal income Tax Returns filed by Commercial Bancshares and its Subsidiaries for each of the three (3) most-recent Tax years. The accruals and reserves for Taxes reflected in the financial statements of Commercial Bancshares’ included (or incorporated by reference) in the Commercial Bancshares Reports are adequate for the periods covered. Neither Commercial Bancshares for any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes. Neither Commercial Bancshares nor any of its Subsidiaries has filed an election under Section 338(g) or 338(h)(10) of the Code. There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Commercial Bancshares or any of its Subsidiaries is a party that could be treated as a partnership for Tax purposes. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees and Employee Benefit Plans.

(a) Section 3.11(a) of the Commercial Bancshares Disclosure Schedule lists all Commercial Bancshares Benefit Plans. For purposes of this Agreement, “Commercial Bancshares Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination or severance plans, programs or arrangements or other contracts or agreements, whether written or unwritten, that are currently effective or were in effect at any time in the prior three years, to or with respect to which Commercial Bancshares or any Subsidiary or any trade or business of Commercial Bancshares or any of its Subsidiaries, whether or not incorporated, all of which together with Commercial Bancshares would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Commercial Bancshares ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Commercial Bancshares or any of its Subsidiaries or any Commercial Bancshares ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Commercial Bancshares or any of its Subsidiaries or any Commercial Bancshares ERISA Affiliate.

(b) Commercial Bancshares has made available to First Defiance true and complete copies of each of the Commercial Bancshares Benefit Plans and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements to any Commercial Bancshares Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, or IRS opinion letter relating to any such Commercial Bancshares Benefit Plan, and (iv) the most recently prepared actuarial report for each such Commercial Bancshares Benefit Plan (if applicable) for each of the last two years.

(c) Each Commercial Bancshares Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except as would not result in any material liability. Neither Commercial Bancshares nor any of its Subsidiaries has, within the prior three years, taken any material corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Commercial Bancshares Benefit Plan, and neither Commercial Bancshares nor any of its Subsidiaries has any knowledge of any material plan defect that would qualify for correction under any such program. There is no pending investigation or enforcement action by the IRS, Department of Labor or any other Governmental Entity with respect to any Commercial Bancshares Benefit Plan.

(d) Section 3.11(d) of the Commercial Bancshares Disclosure Schedule identifies each Commercial Bancshares Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Commercial Bancshares Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Commercial Bancshares Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Commercial Bancshares, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any Commercial Bancshares Qualified Plan or the related trust or increase the costs relating thereto. All contributions to the Commercial Bancshares Qualified Plans have been timely made.

(e) Each Commercial Bancshares Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f) With respect to each Commercial Bancshares Benefit Plan or any other ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Commercial Bancshares, any of its Subsidiaries or any Commercial Bancshares ERISA Affiliates that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Commercial Bancshares or any of its Subsidiaries, (v) the PBGC has not instituted proceedings to terminate any such Commercial Bancshares Benefit Plan, (vi) to the knowledge of Commercial Bancshares, the most recent actuarial report for such Commercial Bancshares Benefit Plan is accurate in all material respects and (vii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.

(g) None of Commercial Bancshares and its Subsidiaries nor any Commercial Bancshares ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001 (a) (3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Commercial Bancshares and its Subsidiaries nor any Commercial Bancshares ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h) Except as described in Section 3.11(h) of the Commercial Bancshares Disclosure Schedule, neither Commercial Bancshares nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i) All material contributions required to be made to any Commercial Bancshares Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Commercial Bancshares Benefit Plan, for any period in the prior three years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Commercial Bancshares.

(j) There are no pending or, to the knowledge of Commercial Bancshares, threatened (in writing) claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Commercial Bancshares, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against the Commercial Bancshares Benefit Plans, any fiduciaries thereof with respect to their duties to the Commercial Bancshares Benefit Plans or the assets of any of the trusts under any of the Commercial Bancshares Benefit Plans that could in any case reasonably be likely to result in any material liability of Commercial Bancshares or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Commercial Bancshares Benefit Plan, or any other party.

(k) None of Commercial Bancshares and its Subsidiaries nor any Commercial Bancshares ERISA Affiliate nor, to the knowledge of Commercial Bancshares, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the Commercial Bancshares Benefit Plans or their related trusts, Commercial Bancshares, any of its Subsidiaries, any Commercial Bancshares ERISA Affiliate or any person that Commercial Bancshares or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA. Neither Commercial Bancshares nor any of its Subsidiaries has engaged in a transaction or failed to take any action with respect to any Commercial Bancshares Benefit Plan that would result in the imposition, directly or indirectly, of a material tax or penalty imposed by Sections 4980B or 4980D of the Code.

(l) Except as described in Section 3.11(l) of the Commercial Bancshares Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Commercial Bancshares or any of its Subsidiaries, or result in any limitation on the right of Commercial Bancshares or any of its Subsidiaries or Commercial Bancshares ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Commercial Bancshares Benefit Plan or related trust. Without limiting the generality of the foregoing, except as described in Section 3.11(l) of the Commercial Bancshares Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Commercial Bancshares or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Commercial Bancshares has made available to First Defiance preliminary copies of Section 280G calculations with respect to any disqualified individual in connection with the transactions contemplated hereby. Except as described in Section 3.11(l) of the Commercial Bancshares Disclosure Schedule, neither Commercial Bancshares nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Commercial Bancshares or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m) No Commercial Bancshares Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(n) Each voluntary employees’ beneficiary association (“VEBA”) has been determined by the IRS to be exempt from federal tax under Section 501(a) of the Code, and nothing has occurred that could reasonably be expected to adversely affect the exempt status of any VEBA.

(o) There are no pending or, to the knowledge of Commercial Bancshares, threatened (in writing) material labor grievances or material unfair labor practice claims or charges against Commercial Bancshares or any of its Subsidiaries, or any strikes or other material labor disputes against Commercial Bancshares or any of its Subsidiaries. Neither Commercial Bancshares nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Commercial Bancshares or any of its Subsidiaries, and, to the knowledge of Commercial Bancshares, there are no organizing efforts by any union or other group seeking to represent any employees of Commercial Bancshares or any of its Subsidiaries.

3.12 Compliance with Applicable Law.  Commercial Bancshares and each of its Subsidiaries hold, and have at all times since December 31, 2013 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Commercial Bancshares, and no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Commercial Bancshares and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Commercial Bancshares or any of its Subsidiaries, including, but not limited to, (to the extent applicable to Commercial Bancshares or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Financial Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and any and all agency requirements relating to the origination, sale and servicing of commercial, mortgage and consumer loans. Commercial Bank has a Community Reinvestment Act rating of “satisfactory” or better. Commercial Bancshares and each of its affiliates and subsidiaries have complied in all material respects with and are not in material default or violation under 12 U.S.C. §1851 and the regulations promulgated by the Federal Reserve Board, the OCC and the FDIC (together, the “Federal Banking Agencies”) in connection therewith (the “Volcker Rule”). Section 3.12 of the Commercial Bancshares Disclosure Schedule sets forth (i) all Commercial Bancshares affiliates and subsidiaries (including Commercial Bancshares) engaged in proprietary trading (as defined in the Volcker Rule) that would be prohibited upon expiration of any temporary conformance period granted by the Federal Banking Agencies under the Volcker Rule and (ii) all covered funds (as defined in the Volcker Rule) that Commercial Bancshares or any of its affiliates or subsidiaries sponsors or invests in that would be prohibited upon expiration of any temporary conformance period granted by the Federal Banking Agencies under the Volcker Rule. For the purpose of the preceding two sentences, “affiliate” and “subsidiary” shall have their respective meanings under 12 U.S.C. §1813.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Commercial Bancshares Disclosure Schedule, as of the date hereof, neither Commercial Bancshares nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than any Commercial Bancshares Benefit Plan of the following types (each a “Commercial Bancshares Contract”), and no such contract or agreement is presently being negotiated or discussed:

(i) any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $75,000 in any one case or $200,000 in the aggregate in any period of 12 consecutive months;

(ii) any contract relating to any direct or indirect indebtedness of Commercial Bancshares or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase agreements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit, but excluding outstanding put options with respect to loans sold into the secondary market, certificates of deposit, government bonds and other deposit accounts issued to customers), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $75,000 in any one case or $150,000 in the aggregate in any period of 12 consecutive months;

(iii) any contract containing covenants limiting the freedom of Commercial Bancshares or any of its Subsidiaries to compete in any line of business or with any person or in any area or territory;

(iv) any partnership, joint venture, limited liability company arrangement or similar agreement;

(v) any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of Commercial Bancshares’ or any of its Subsidiaries’ current or former directors, officers, employees or consultants;

(vi) any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to non-negotiable standard form or “shrink wrap” license agreement;

(vii) any contract with any insider of Commercial Bancshares or any of its Subsidiaries or any arrangement under which Commercial Bancshares or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);

(viii) any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

(ix) other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets (other than cash or cash equivalents), properties or securities of Commercial Bancshares or any of its Subsidiaries in excess of $500,000;

(x) any contract that requires the payment of royalties;

(xi) any contract pursuant to which Commercial Bancshares or any of its Subsidiaries has any obligation to share revenues or profits derived from Commercial Bancshares or any of its Subsidiaries with any other person;

(xii) any contract between (i) Commercial Bancshares or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Commercial Bancshares or any of its Subsidiaries, on the other hand, and (ii) Commercial Bancshares or any of its Subsidiaries, on the one hand, and any affiliate of any director or executive officer of Commercial Bancshares, on the other hand;

(xiii) any contract that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC); and

(xiv) any other legally binding contract not of the type covered by any of the other items of this Section 3.13(a) involving money or property and having an obligation by Commercial Bancshares or any of its Subsidiaries in excess of $250,000 aggregate in any period of 12 consecutive months and which is otherwise not in the ordinary course of business.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares: (i) each Commercial Bancshares Contract is valid and binding on Commercial Bancshares or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Commercial Bancshares and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Commercial Bancshares Contract, (iii) to the knowledge of Commercial Bancshares each third-party counterparty to each Commercial Bancshares Contract has performed all obligations required to be performed by it to date under such Commercial Bancshares Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Commercial Bancshares or any of its Subsidiaries under any such Commercial Bancshares Contract.

3.14 Agreements with Regulatory Agencies.  Neither Commercial Bancshares nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since

January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Commercial Bancshares Disclosure Schedule, a “Commercial Bancshares Regulatory Agreement”), nor has Commercial Bancshares or any of its Subsidiaries been advised in writing or, to the knowledge of Commercial Bancshares, orally, since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Commercial Bancshares Regulatory Agreement.

3.15 Risk Management Instruments.  Neither Commercial Bancshares nor any of its Subsidiaries has entered into any rate swaps, caps, floors, option agreements, futures or forward contracts or other similar derivative transactions or risk management arrangements, whether entered into for the account of Commercial Bancshares or any of its Subsidiaries or for the account of a customer of Commercial Bancshares or one of its Subsidiaries.

3.16 Environmental Matters.  To the knowledge of Commercial Bancshares and except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares, Commercial Bancshares and its Subsidiaries (including but not limited to real property previously or currently owned or operated by them and real property that is mortgage collateral securing loans made by them) are in compliance and have complied with all applicable federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law or legal requirements relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other judicial proceedings, claims or actions or, to the knowledge of Commercial Bancshares, any private environmental investigations or remediation activities or governmental investigations of any nature, which impose, or seek to impose, or that could reasonably be likely to result in the imposition, on Commercial Bancshares or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law, concluded, pending or threatened against Commercial Bancshares, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares. To the knowledge of Commercial Bancshares, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares. Commercial Bancshares is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares.

3.17 Investment Securities.

(a) Each of Commercial Bancshares and its Subsidiaries has good title to all securities owned by it, free and clear of any Lien, except (i) as set forth in the financial statements included in the Commercial Bancshares Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Commercial Bancshares or its Subsidiaries. Such securities are valued on the books of Commercial Bancshares in accordance with GAAP in all material respects.

(b) Commercial Bancshares and its Subsidiaries employ investment, securities, risk management and other policies, practices and procedures that are prudent and reasonable in the context of their respective businesses, and Commercial Bancshares and its Subsidiaries have, since January 1, 2013, been in compliance with such policies, practices and procedures in all material respects.

3.18 Real Property.

(a) Section 3.18(a) of the Commercial Bancshares Disclosure Schedule sets forth all real property owned by Commercial Bancshares or a Commercial Bancshares Subsidiary (the “Commercial

Bancshares Owned Properties”) and all leases of real property to which Commercial Bancshares or a Commercial Bancshares Subsidiary is a party (the “Commercial Bancshares Leased Properties” and, collectively with the Commercial Bancshares Owned Properties, the “Commercial Bancshares Real Property”). Commercial Bancshares or a Commercial Bancshares Subsidiary (a) has good and marketable title to all Commercial Bancshares Owned Properties free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially adversely affect the value or present use of the properties or assets subject thereto or affected thereby or otherwise materially adversely impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially adversely affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all Commercial Bancshares Leased Properties, free and clear of all material Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of Commercial Bancshares, the lessor. There are no material pending or, to the knowledge of Commercial Bancshares, threatened condemnation proceedings against any Commercial Bancshares Real Property.

(b) All buildings, fixtures, mechanical systems (including electrical, plumbing and heating), and roof and structural systems at each Commercial Bancshares Real Property are in good operating condition and repair, ordinary wear and tear excepted, and no material expenditures are currently required or anticipated by Commercial Bancshares or a Commercial Bancshares Subsidiary with respect to the foregoing.

(c) Neither Commercial Bancshares nor any Commercial Bancshares Subsidiary has received written notice of, or has any knowledge of, any material uncured violation by Commercial Bancshares or a Commercial Bancshares Subsidiary of any of the Permitted Encumbrances.

3.19 Intellectual Property.  Commercial Bancshares and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Commercial Bancshares and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and no person has asserted to Commercial Bancshares in writing that Commercial Bancshares or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person. To the knowledge of Commercial Bancshares, no person is challenging, infringing on or otherwise violating any right of Commercial Bancshares or any of its Subsidiaries with respect to any Intellectual Property owned by Commercial Bancshares or its Subsidiaries. Neither Commercial Bancshares nor any Commercial Bancshares Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Commercial Bancshares or any Commercial Bancshares Subsidiary. Since January 1, 2013, no third party has, to the knowledge of Commercial Bancshares, gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Commercial Bancshares and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, trade names, Internet domain names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction; trade secrets, and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20 Related Party Transactions.  Except as appropriately disclosed in a Commercial Bancshares Report, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Commercial Bancshares or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Commercial Bancshares or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Commercial Bancshares Shares (or any of such person’s immediate family members or affiliates)

(other than Subsidiaries of Commercial Bancshares), on the other hand, of the type required to be reported in any Commercial Bancshares Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.21 State Takeover Laws.  The Board of Directors of Commercial Bancshares has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby, including the voting agreement attached hereto as Exhibit B (the “Voting Agreement”), any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.22 Reorganization.  Commercial Bancshares and each of its Subsidiaries has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23 Opinion.  Prior to the execution of this Agreement, the Board of Directors of Commercial Bancshares has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger consideration (defined in such opinion as Cash Consideration and Stock Consideration, taken together) is fair, from a financial point of view, to the holders of Commercial Bancshares Shares. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24 Commercial Bancshares Information.  The information relating to Commercial Bancshares and its Subsidiaries that is provided by Commercial Bancshares or its representatives specifically for inclusion in (a) the Proxy Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of Commercial Bancshares Shares or at the time of the Commercial Bancshares Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Commercial Bancshares incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Commercial Bancshares and its Subsidiaries and other portions within the reasonable control of Commercial Bancshares and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Commercial Bancshares with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of First Defiance or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.25(a) of the Commercial Bancshares Disclosure Schedule, neither Commercial Bancshares nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Commercial Bancshares or any Subsidiary of Commercial Bancshares is a creditor which as of June 30, 2016 was over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of Commercial Bancshares or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.25(a) of the Commercial Bancshares Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of Commercial Bancshares and its Subsidiaries that, as of June 30, 2016, were classified by Commercial Bancshares as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares, each outstanding Loan of Commercial Bancshares and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Commercial Bancshares and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares, each outstanding Loan of Commercial Bancshares and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Commercial Bancshares and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which Commercial Bancshares or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than first payment defaults).

(e) There are no outstanding Loans made by Commercial Bancshares or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Commercial Bancshares or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither Commercial Bancshares nor any of its Subsidiaries is now, nor has it ever been since December 31, 2012, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) Except as set forth in the Commercial Bancshares Disclosure Schedule, there is no Loan which was made by Commercial Bancshares or any of its Subsidiaries and which is reflected as an asset of Commercial Bancshares or its Subsidiaries that (i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) or by management of Commercial Bancshares or its Subsidiaries as “substandard,” “doubtful,” “loss” or “special mention,” or (iii) has been identified by accountants or auditors (regulatory or internal) as having significant risk of uncollectibility. The allowance for loan losses reflected on Commercial Bancshares June 30, 2016 financial statements filed with the SEC is adequate in all material respects under the requirements of GAAP.

3.26 Insurance.  Commercial Bancshares and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Commercial Bancshares reasonably has determined to be prudent and consistent with industry practice, and neither Commercial Bancshares nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Commercial Bancshares and its Subsidiaries, Commercial Bancshares or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27 No Investment Adviser Subsidiary.  Neither Commercial Bancshares nor any Commercial Bancshares Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

3.28 Books and Records.  Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder or related to meetings held in the month prior to the date of this Agreement, which have not yet been prepared, approved, executed and/or placed in Commercial Bancshares’ minute books, (i) the books of account, minute books, stock record books, and other financial and corporate records of Commercial Bancshares and its Subsidiaries, all of which have been made available to First Defiance, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Commercial Bancshares and its Subsidiaries; and (ii) the minute books of Commercial Bancshares and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Commercial Bancshares Board of Directors and the governing bodies of its Subsidiaries and committees of the Commercial Bancshares Board of Directors and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, Commercial Bancshares Board of Directors and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books.

3.29 Prohibited Payments.  Commercial Bancshares and its Subsidiaries have not, directly or indirectly (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (ii) established or maintained any unrecorded fund asset for any purpose or made any false entries on the books and records of Commercial Bancshares or its Subsidiaries for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office, or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of Commercial Bancshares or any of its Subsidiaries, which Commercial Bancshares or its Subsidiaries knows or has reason to believe may have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

3.30 Absence of Undisclosed Liabilities.  Neither Commercial Bancshares nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Commercial Bancshares on a consolidated basis, except as disclosed in the financial statements in Commercial Bancshares Reports and except as set forth in Commercial Bancshares’ Disclosure Schedule.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FIRST DEFIANCE

Except as disclosed in the disclosure schedule delivered by First Defiance to Commercial Bancshares concurrently herewith (the “First Defiance Disclosure Schedule”), First Defiance hereby represents and warrants to Commercial Bancshares the statements contained in this Article IV; provided, that the mere inclusion of an item in the First Defiance Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by First Defiance that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

4.1 Corporate Organization.

(a) First Defiance is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a unitary thrift holding company duly registered under the Home Owners’ Loan Act of 1933, as amended (“HOLA”). First Defiance has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. First Defiance is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on First Defiance. True and complete copies of the First Defiance Articles and First Defiance Code of Regulations, as in effect as of the date of this Agreement, have previously been made available to Commercial Bancshares.

(b) Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on First Defiance, each Subsidiary of First Defiance (a “First Defiance Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of First Defiance to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of First Defiance that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of First Defiance, threatened. Section 4.1(b) of the First Defiance Disclosure Schedule sets forth a true and complete list of all Subsidiaries of First Defiance as of the date hereof.

4.2 Capitalization.

(a) The authorized capital stock of First Defiance consists of 25,000,000 First Defiance Shares and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, no shares of capital stock or other voting securities of First Defiance are issued, reserved for issuance or outstanding, other than 8,976,900 First Defiance Shares issued and outstanding, 3,743,447 First Defiance Shares held in treasury, 61,000 First Defiance Shares reserved for issuance upon the exercise of outstanding stock options granted under a First Defiance Stock Plan (“First Defiance Stock Options”), 87,629 First Defiance Shares reserved for issuance upon the settlement of outstanding restricted stock units granted under a First Defiance Stock Plan (“First Defiance Restricted Stock Unit Award”), and 168,251 First Defiance Shares reserved for issuance upon the issuance of future awards under the First Defiance Stock Plans. As used herein, the “First Defiance Stock Plans” shall mean all employee and director equity incentive plans of First Defiance in effect as of the date of this Agreement and agreements for equity awards in respect of First Defiance Shares granted by First Defiance under the inducement grant exception. All of the issued and outstanding First Defiance Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of First Defiance may vote are issued or outstanding. Except as set forth in Section 4.2(a) of the First Defiance Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of First Defiance are issued or outstanding. Other than First Defiance Stock Options and First Defiance Restricted Stock Unit Awards, in each case, issued prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating First Defiance to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which First Defiance or any of its Subsidiaries has a contractual or other obligation to the voting or transfer of the First Defiance Shares or other equity interests of First Defiance.

(c) First Defiance owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each First Defiance Subsidiary, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable (except, with respect to First Defiance Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No First Defiance Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) First Defiance has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger has been duly and validly approved by the Board of Directors of First Defiance. The Board of Directors of First Defiance has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of First Defiance and its shareholders. Except for the adoption of resolutions to give effect to the provisions of Section 6.10 in connection with the Closing, no other corporate proceedings on the part of First Defiance are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Defiance and (assuming due authorization, execution and delivery by Commercial Bancshares) constitutes a valid and binding obligation of First Defiance, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The First Defiance Shares to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and non-assessable, and no current or past shareholder of First Defiance will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by First Defiance, nor the consummation by First Defiance of the transactions contemplated hereby, nor compliance by First Defiance with any of the terms or provisions hereof, will (i) violate any provision of the First Defiance Articles or the First Defiance Code of Regulations or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Defiance, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of First Defiance or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Defiance or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on First Defiance.

4.4 Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with the NASDAQ, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Commercial Bancshares Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Certificate of Merger with the Ohio Secretary pursuant to the OGCL, and the filing of the Bank Merger Certificate, (vii) the filing of any notices or other filings under the HSR Act, if necessary or advisable, and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the First Defiance Shares pursuant to this Agreement and the approval of the listing of such First Defiance Shares on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by First Defiance of this Agreement or (B) the consummation by First Defiance of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, First Defiance is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5 SEC Filings.  First Defiance has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Exchange Act. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Financial Statements.

(a) The financial statements of First Defiance and its Subsidiaries included (or incorporated by reference) in each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by First Defiance pursuant to the Securities Act or Exchange Act since January 1, 2013 (the “First Defiance Reports”) (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of First Defiance and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of First Defiance and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of First Defiance and its Subsidiaries have been, since January 1, 2013, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Crowe Horwath LLP has not resigned (or informed First Defiance that it intends to resign) or been dismissed as independent public accountants of First Defiance as a result of or in connection with any disagreements with First Defiance on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Since January 1, 2013, (i) neither First Defiance nor any of its Subsidiaries, nor, to the knowledge of First Defiance, any director, officer, auditor, accountant or representative of First Defiance or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of First Defiance, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of First Defiance or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that First Defiance or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing First Defiance or any of its Subsidiaries, whether or not employed by First Defiance or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by First Defiance or any of its officers, directors, or employees to the Board of Directors of First Defiance or any committee thereof or, to the knowledge of First Defiance, to any director or officer of First Defiance.

4.7 Broker’s Fees.  Neither First Defiance nor any First Defiance Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Raymond James & Associates, Inc.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2015, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance.

(b) Since December 31, 2015, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, First Defiance and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Neither First Defiance nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of First Defiance, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Defiance or any of its Subsidiaries (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, or (ii) of a material nature challenging the validity or propriety of this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon First Defiance, any of its Subsidiaries or the assets of First Defiance or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to First Defiance or any of its affiliates) that would reasonably be expected to be material to either First Defiance or any of its Subsidiaries, taken as a whole.

4.10 Taxes and Tax Returns.  Each of First Defiance and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of First Defiance and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of First Defiance and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. The federal income Tax Returns of First Defiance and its Subsidiaries for all years up to and including December 31, 2011 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to any amount of Taxes has been proposed, asserted or assessed against First Defiance or any of its Subsidiaries. Except as set forth in Section 4.10 of the First Defiance Disclosure Schedule, there are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any Taxes of First Defiance and its Subsidiaries or the assets of First Defiance and its Subsidiaries.

4.11 Compliance with Applicable Law.  First Defiance and each of its Subsidiaries hold, and have at all times since December 31, 2012 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on First Defiance, and to the knowledge of First Defiance, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. First Defiance and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to First Defiance or any of its Subsidiaries, including (to the extent applicable to First Defiance or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Financial Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. First Federal has a Community Reinvestment Act rating of

“satisfactory” or better. First Defiance and each of its affiliates and subsidiaries have complied in all material respects with and are not in material default or violation under the Volcker Rule.

4.12 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which First Defiance or any of its Subsidiaries is a party or by which First Defiance or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by First Defiance, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “First Defiance Contract”), and neither First Defiance nor any of its Subsidiaries knows of, or has received notice of, any violation of any First Defiance Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on First Defiance.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, (i) each First Defiance Contract is valid and binding on First Defiance or one of its Subsidiaries, as applicable, and in full force and effect, (ii) First Defiance and each of its Subsidiaries have performed all obligations required to be performed by it prior to the date hereof under each First Defiance Contract, (iii) to the knowledge of First Defiance, each third-party counterparty to each First Defiance Contract has performed all obligations required to be performed by it to date under such First Defiance Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of First Defiance or any of its Subsidiaries under any such First Defiance Contract.

4.13 Agreements with Regulatory Agencies.  Neither First Defiance nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, a recipient of any supervisory letter from, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the First Defiance Disclosure Schedule, a “First Defiance Regulatory Agreement”), nor has First Defiance or any of its Subsidiaries been advised, in writing or, to the knowledge of First Defiance, orally, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such First Defiance Regulatory Agreement.

4.14 Information Technology.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on First Defiance, to the knowledge of First Defiance, since January 1, 2013, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of First Defiance and its Subsidiaries.

4.15 Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between First Defiance or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of First Defiance or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding First Defiance Shares (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of First Defiance), on the other hand, of the type required to be reported in any First Defiance Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.16 State Takeover Laws.  The Board of Directors of First Defiance has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable Takeover Statutes.

4.17 Reorganization.  First Defiance and each of its Subsidiaries has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18 First Defiance Information.  The information relating to First Defiance and its Subsidiaries that is provided by First Defiance or its representatives specifically for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Commercial Bancshares Shares or at the time of the Commercial Bancshares Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of First Defiance incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to First Defiance and its Subsidiaries and other portions within the reasonable control of First Defiance and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by First Defiance with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Commercial Bancshares or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.19 Financing.  First Defiance has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, required by law or as consented to in writing by First Defiance, (a) Commercial Bancshares shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of First Defiance and Commercial Bancshares shall and shall cause its respective Subsidiaries to take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Commercial Bancshares Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or as required by law or binding regulatory guidance, Commercial Bancshares shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of First Defiance:

(a) in each case, other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Subsidiary of Commercial Bancshares);

(b)  (i) adjust, split, combine or reclassify any capital stock;

(ii) Except for the payment of its regular quarterly cash dividend of $0.25 per share payable consistent with past practice, (the parties agree to coordinate their respective dividend declaration dates for the quarter in which the Merger shall occur such that the shareholders of Commercial Bancshares will receive a dividend from Commercial Bancshares or First Defiance but not from both) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of Commercial Bancshares to Commercial Bancshares or any of its wholly owned Subsidiaries, or (B) the acceptance of Commercial Bancshares Shares as payment for the exercise price of Commercial Bancshares Stock Options or for withholding taxes incurred in connection with the exercise of Commercial Bancshares Stock Options in accordance with past practice and the terms of the applicable award agreements);

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of Commercial Bancshares Stock Options outstanding as of the date hereof;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;

(d) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any investment that would be material to Commercial Bancshares and its Subsidiaries on a consolidated basis either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Subsidiary of Commercial Bancshares;

(e) (i) terminate, amend, or waive any provision of, any Commercial Bancshares Contract, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business or (ii) enter into any contract that would constitute a Commercial Bancshares Contract if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any Commercial Bancshares Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any Commercial Bancshares Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a Commercial Bancshares Benefit Plan if in effect as of the date hereof), (ii) amend (whether in writing or through the interpretation of) any Commercial Bancshares Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a Commercial Bancshares Benefit Plan if in effect as of the date hereof), other than amendments in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining such plan, program, policy or arrangements, (iii) other than in the ordinary course of business consistent with past practice increase the compensation payable to any current or former employee, officer, director, independent contractor or consultant, (iv) other than in the ordinary course of business consistent with past practice pay or award, or commit to pay or award, any bonuses or incentive compensation (so long as the total amount of bonuses and incentive compensation paid by Commercial Bancshares and all of its Subsidiaries for 2016 does not exceed $400,000), (v) accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer, employee, independent contractor or consultant whose annual base salary or base wage is greater than $75,000, other than for cause, or (ix) hire any officer, employee, independent contractor or consultant whose annual base salary or base wage is greater than $75,000; provided, however, that First Defiance will not unreasonably withhold or delay its consent regarding an exception to subsections (f)(viii) or (ix) and will respond to Commercial Bancshares’ requests within three (3) business days after receipt thereof;

(g) except for debt workouts in the ordinary course of business, settle any material claim, suit, action or proceeding in an amount and for consideration in excess of $150,000 individually or $300,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by Commercial Bancshares or any of its Subsidiaries in respect thereof) or that would impose any material restriction on the business of it or its Subsidiaries or First Defiance;

(h) amend the Commercial Bancshares Articles, the Commercial Bancshares Code of Regulations, or comparable governing documents of its Subsidiaries;

(i) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(j) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(k) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity, or requested by First Defiance;

(l) (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity;

(m) (i) make or purchase any indirect or brokered loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a loan, other than in the ordinary course of business and consistent with past practice and in any case with dollar amounts in excess of the amounts for originations set forth in subsection (p) of this Section 5.2; provided, however, that First Defiance will not unreasonably withhold or delay its consent regarding an exception to this subsection (m);

(n) take any action that would change Commercial Bancshares’ loan loss reserves in a manner that is not in compliance with Commercial Bancshares’ policy on the date of this Agreement and past practices consistently applied and in material compliance with GAAP;

(o) make any capital expenditure or capital addition or improvement or purchase other assets outside of the ordinary course of business which individually exceeds $75,000 or in the aggregate exceed $200,000;

(p) (i) establish any new lending programs or make any changes in the policies of any Commercial Bancshares Subsidiary concerning which persons may approve loans, (ii) price or reprice any loans inconsistent with Commercial Bancshares current pricing methodology, or (iii) originate or issue any: (A) loans except in accordance with existing lending policies, and lending limits and authorities; or (B) (1) unsecured consumer loans in excess of $25,000; (2) individual commercial loans in excess of $1,000,000; or (3) construction, acquisition or development loans, residential permanent loans, loans secured by special purpose property, or SBA loans, to any one borrower in excess of $2,000,000 in the aggregate; provided, however, that First Defiance will not unreasonably withhold or delay its consent regarding an exception to this subsection (p) and will respond to Commercial Bancshares’ requests within three (3) business days after receipt thereof;

(q) (i) make, change or revoke any Tax election, (ii) change an annual Tax accounting period, (iii) adopt or change any Tax accounting method, (iv) file any amended Tax Return, (v) enter into any closing agreement with respect to Taxes, (vi) settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes, (vii) fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time, (viii) fail to pay any Tax due (whether or not required to be shown on any such Tax Returns), (ix) consent to the extension or waiver of any statute of limitations with respect to taxes, or (x) offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or to file any amended Tax Return;

(r) (i) make application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of it or its Subsidiaries, (ii) other than in consultation with First Defiance, make application for the closing of or close any branch or (iii) purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course) or enter into, amend or renew any material lease with respect to real property;

(s) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Commercial Bancshares or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Commercial Bancshares Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;

(t) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I Environmental Report in accordance with the requirements of ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice” (a “Phase I”) thereon that indicates that the property does not contain any “Recognized Environmental Conditions” (as defined in the ASTM-E1527-13 standard for Phase I assessments) regarding pollutants, contaminants or hazardous or toxic waste materials including asbestos and petroleum products;

(u) except for communications made in accordance with Section 6.6(e) and Section 6.11, make any written communications to the employees of Commercial Bancshares or its Subsidiaries with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement; or

(v) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 First Defiance Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the First Defiance Disclosure Schedule, as expressly contemplated or permitted by this Agreement, as required by law or binding regulatory guidance, First Defiance shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Commercial Bancshares (such consent not to be unreasonably withheld):

(a) amend the First Defiance Articles or the First Defiance Code of Regulations in a manner that would materially and adversely affect the holders of Commercial Bancshares Shares, or adversely affect the holders of Commercial Bancshares Shares relative to other holders of First Defiance Shares;

(b) adjust, split, combine or reclassify any capital stock of First Defiance or make, declare or pay any extraordinary dividend on any capital stock of First Defiance;

(c) merge or consolidate itself or any of its Subsidiaries with any other person (i) where it or its Subsidiary, as applicable, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(d) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of First Defiance or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(e) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4 Tax Treatment.  Each of First Defiance and Commercial Bancshares agrees not to take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and each of First Defiance and Commercial Bancshares agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code. Officers of First Defiance and Commercial Bancshares shall execute and deliver to Vorys, Sater, Seymour and Pease LLP and Shumaker, Loop & Kendrick, LLP, as tax counsel to First Defiance and Commercial Bancshares, respectively, tax representation letters (the “Tax Representation Letters”) substantially in such form agreed to by the parties at such time as may be reasonably requested by Vorys, Sater, Seymour and Pease LLP and Shumaker, Loop & Kendrick, LLP in connection with their delivery of opinions pursuant to Sections 7.2(c) and 7.3(c) of this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) First Defiance and Commercial Bancshares shall promptly prepare and file with the SEC the Proxy Statement and First Defiance shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of First Defiance and Commercial Bancshares shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Commercial Bancshares shall thereafter mail or deliver the Proxy Statement to its shareholders. First Defiance shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and Commercial Bancshares shall furnish all information concerning itself and the holders of Commercial Bancshares Shares as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. First Defiance and Commercial Bancshares shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals. First Defiance and Commercial Bancshares shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval and any approvals required for the Bank Merger as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as practicable to the requests of Governmental Entities for documents and information. First Defiance and Commercial Bancshares shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Commercial Bancshares or First Defiance, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (except any competitively sensitive business or other proprietary information (but not any confidential supervisory information) of Commercial Bancshares that is necessary for First

Defiance to prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals; provided, that First Defiance shall request confidential treatment of any such information, permit Commercial Bancshares to control the defense of any challenge to such confidential treatment request and will not release any such information publicly pursuant to Freedom of Information Act requests or similar rules without Commercial Bancshares’ consent). The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) First Defiance and Commercial Bancshares shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of First Defiance, Commercial Bancshares or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of First Defiance and Commercial Bancshares agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the shareholders of Commercial Bancshares and at the time of the Commercial Bancshares Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of First Defiance and Commercial Bancshares further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement.

(d) First Defiance and Commercial Bancshares shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws, each of First Defiance and Commercial Bancshares, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of First Defiance and Commercial Bancshares shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither First Defiance nor Commercial Bancshares nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of First Defiance’s or Commercial Bancshares’, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of First Defiance and Commercial Bancshares shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of each of the confidentiality agreements, dated April 27, 2016 and August 5, 2016, between First Defiance and Commercial Bancshares (the “Confidentiality Agreements”).

6.3 Commercial Bancshares Shareholder Approval.

(a) Commercial Bancshares shall take, in accordance with applicable law and the Commercial Bancshares Articles and the Commercial Bancshares Code of Regulations, all actions necessary to convene a meeting of its shareholders (the “Commercial Bancshares Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Commercial Bancshares Vote required in connection with this Agreement and the Merger. Except in the case of an Adverse Recommendation Change, the Board of Directors of Commercial Bancshares shall use its reasonable best efforts to obtain from the shareholders of Commercial Bancshares the Requisite Commercial Bancshares Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby. Commercial Bancshares shall engage a proxy solicitor reasonably acceptable to First Defiance to assist in the solicitation of proxies from shareholders relating to the Requisite Commercial Bancshares Vote. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Commercial Bancshares, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it will more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of Commercial Bancshares may withhold or withdraw or modify in a manner adverse to First Defiance its recommendation to its shareholders or may submit this Agreement to its shareholders without recommendation (each, an “Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Commercial Bancshares may communicate the basis for its Adverse Recommendation Change to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto; provided, that the Board of Directors of Commercial Bancshares may not take any actions under this sentence unless (i) it gives First Defiance at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Commercial Bancshares in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of Commercial Bancshares takes into account any amendment or modification to this Agreement proposed by First Defiance and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(b) Except in the case of an Adverse Recommendation Change, Commercial Bancshares shall adjourn or postpone the Commercial Bancshares Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient Commercial Bancshares Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Commercial Bancshares has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Commercial Bancshares Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Commercial Bancshares Meeting shall be convened and this Agreement shall be submitted to the shareholders of Commercial Bancshares at the Commercial Bancshares Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Commercial Bancshares of such obligation. Commercial Bancshares shall only be required to adjourn or postpone the Commercial Bancshares Meeting two (2) times pursuant to the first sentence of this Section 6.3(b).

(c) Each member of the Commercial Bancshares Board of Directors of Commercial Bancshares will execute and deliver to First Defiance a Voting Agreement concurrently with the execution of this Agreement.

6.4 Environmental Assessments and Title Policies.

(a) First Defiance may, at First Defiance's sole expense and within 50 days after the date of this Agreement, take all commercially reasonable actions necessary to investigate to First Defiance's satisfaction environmental matters concerning any real property owned, leased or operated by Commercial Bancshares or any Commercial Bancshares Subsidiary, including, but not limited to, completing Phase I and Phase II environmental site assessments or agency file reviews for such properties. First Defiance shall use commercially reasonable efforts to minimize any disruption of Commercial Bancshares' business operations and will indemnify and hold harmless Commercial Bancshares with respect to any damages or losses resulting from or arising out of such assessments. Commercial Bancshares and its Subsidiaries shall cooperate with the reasonable requests of professionals conducting the onsite assessments and agency file reviews.

(b) First Defiance shall have ten days from the receipt of any final report prepared in connection with the environmental investigation activities conducted by First Defiance pursuant to Section 6.4(a) to notify Commercial Bancshares in writing of any material environmental concerns regarding violations of, or actions necessary to comply with, Environmental Laws, regardless of whether Commercial Bancshares, First Defiance or any of their Subsidiaries or another Person is responsible or liable for the costs of remedial or corrective actions related to such violation of, or non-compliance with, Environmental laws. Within ten days of the delivery of such notification, First Defiance shall obtain an estimate or indication as described below regarding the cost of taking remedial and corrective actions or the inability to make such an estimate. Should the cost of taking all remedial and corrective actions and measures required by applicable law, in the aggregate, exceed the sum of $500,000, as reasonably estimated by an environmental expert promptly retained for such purpose by First Defiance and reasonably acceptable to Commercial Bancshares, then First Defiance shall have the right, pursuant to Article VIII and Section 7.02(d) hereof, for a period of ten days following the receipt of such estimate, to terminate this Agreement by providing written notice to Commercial Bancshares within such ten-day period.

(c) Commercial Bancshares will provide to First Defiance evidence of title in the form that is customary for the respective jurisdiction for each Commercial Bancshares Real Property within 15 days after the execution of this Agreement. First Defiance shall have the right pursuant to Article VIII and Section 7.02(d) hereof, to terminate this Agreement by providing written notice to Commercial Bancshares if (i) in the reasonable judgment of First Defiance, such evidence of title identifies a breach regarding the representations and warranties contained in Section 3.18 above with respect to ownership of any Commercial Bancshares Real Property with an individual or aggregate fair market value in excess of $500,000 and (ii) Commercial Bancshares is unwilling or unable to cure such breach within 60 days.

6.5 Stock Exchange Listing.  First Defiance shall cause the First Defiance Shares to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance prior to the Effective Time.

6.6 Employee Matters.

(a) First Defiance will review all of the Commercial Bancshares Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by Commercial Bancshares are changed or terminated by First Defiance, in whole or in part, First Defiance shall provide the employees of Commercial Bancshares and its Subsidiaries who become First Defiance or First Federal employees as of the Effective Time (the “Continuing Employees”) with benefits that are, in the aggregate, substantially the same as the benefits provided to similarly situated employees of First Defiance; provided, that until such time as First Defiance fully integrates the Continuing Employees into its plans, participation in the Commercial Bancshares Benefit Plans shall be deemed to satisfy the foregoing standard, it being understood that the Continuing Employees may commence participating in the plans of First Defiance on different dates following the Effective Time with respect to different benefit plans. Any employee of Commercial Bancshares or Commercial Bank who did not have an employment agreement, change in control agreement or severance agreement and who is not eligible for and entitled to a severance benefit under any other severance plan or program maintained by or with Commercial Bancshares, who is not offered employment with First Defiance or First Federal with salary and bonus opportunities substantially the same as the salary and bonus opportunities of their current employment with Commercial Bancshares or Commercial Bank or whose employment is terminated by First Defiance or First Federal (other than for cause) on or within six (6) months of the Effective Time shall receive a cash payment in an amount equal to two weeks of such employee’s current base salary (or average hourly wage over a two week period) for each full year of service, with a minimum payment of four weeks’ base salary or wages and a maximum of 26 weeks base salary or wages payable to each such employee. Nothing set forth herein shall be construed to limit the period of continued health care coverage to which such employee would be entitled under COBRA.

(b) With respect to any employee benefit plans of First Defiance or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), First Defiance and its Subsidiaries shall (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Commercial Bancshares Benefit Plan, and (ii) recognize all service of such employees with Commercial Bancshares and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Commercial Bancshares Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of benefit accruals under any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) First Defiance agrees to assume and honor all Commercial Bancshares Benefit Plans in accordance with their terms as of the date, it being understood that this sentence shall not be construed to limit the ability of First Defiance or any of its Subsidiaries or affiliates to amend or terminate any Commercial Bancshares Benefit Plan to the extent that such amendment or termination is permitted by the terms of the applicable plan.

(d) Commercial Bancshares shall cause any 401(k) plan sponsored or maintained by Commercial Bancshares (the “Commercial Bancshares 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. The Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by First Defiance or one of its Subsidiaries (a “First Defiance 401(k) Plan”). Commercial Bancshares and First Defiance shall take any and all actions as may be required, including amendments to the Commercial Bancshares 401(k) Plan and/or First Defiance 401(k) Plan to permit Continuing Employees who are then actively employed to make rollover contributions to the First Defiance 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. Commercial Bancshares shall provide First Defiance with evidence that the Commercial Bancshares 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.6(d); provided, that prior to amending or terminating the Commercial Bancshares 401(k) Plan, Commercial Bancshares shall provide the form and substance of any applicable resolutions or amendments to First Defiance for review and approval.

(e) On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of the other party, and the party seeking to distribute any such notice or communication shall consider in good faith revising such notice or communication to reflect any comments or advice that the other party timely provides.

(f) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Commercial Bancshares or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, Commercial Bancshares, First Defiance, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Commercial Bancshares, First Defiance or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Commercial Bancshares or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Commercial Bancshares Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the First Defiance or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Commercial Bancshares Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Commercial Bancshares or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of First Defiance and the Surviving Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law, the Commercial Bancshares Articles and the Commercial Bancshares Code of Regulations, each present director and officer of Commercial Bancshares and Commercial Bank (in each case, when acting in such capacity) (collectively, the “Commercial Bancshares Indemnified Parties”) for a period of six years following the Effective Time. No Commercial Bancshares Indemnified Party shall be entitled to such indemnification with respect to a claim (i) if such person fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, (ii) made by such person against First Defiance, Commercial Bancshares or any of their Subsidiaries arising out of or in connection with this Agreement, the transactions contemplated hereby or the conduct of the business of First Defiance, Commercial Bancshares or any of their Subsidiaries, or (iii) if such person fails to deliver such notices (within such person’s control) as may be required under any applicable directors’ and officers’ liability insurance policy to preserve any possible claims of which the claiming party is aware, to the extent such failure results in the denial of payment under such policy.

(b) For a period of six (6) years after the Effective Time, First Defiance shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Commercial Bancshares or its Subsidiaries and any similar policies covering fiduciaries under the Commercial Bancshares Benefit Plans (provided, that First Defiance may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Commercial Bancshares or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that First Defiance shall not be obligated to expend, on an annual basis, an amount in excess of 125% of the current annual premium paid as of the date hereof by Commercial Bancshares for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then First Defiance shall cause to be maintained policies of insurance that, in First Defiance’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Commercial Bancshares, in consultation with, but only upon the consent of First Defiance, may (and at the request of First Defiance, Commercial Bancshares shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Commercial Bancshares’ existing directors’ and officers’ insurance policy and similar policy covering fiduciaries under the Commercial Bancshares Benefit Plans providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed, on an annual basis, the Premium Cap. If a “tail policy” is purchased as provided above, First Defiance shall maintain in full force and effect and not cancel such “tail policy.”

6.8 Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest First Defiance or the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the then current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request. The parties will mutually agree on the date of distribution of the assets of the Commercial Bancshares, Inc. Deferred Compensation Plan, as amended and restated January 1, 2006, to its participants, which date selected shall occur no later than the period beginning 30 days prior to and ending on the Effective Time.

6.9 Advice of Changes.  First Defiance and Commercial Bancshares shall each promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10 Additional Director.  First Defiance shall take all appropriate action so that, as of the Effective Time, one (1) current director of Commercial Bancshares to be selected by First Defiance in consultation with Commercial Bancshares shall be appointed as a director of First Defiance.

6.11 Acquisition Proposals.

(a) Commercial Bancshares shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, prior to the receipt of the Requisite Commercial Bancshares Vote, in the event Commercial Bancshares receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing provision, Commercial Bancshares shall have provided such information to First Defiance, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement dated April 27, 2016, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Commercial Bancshares. Commercial Bancshares will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than First Defiance with respect to any Acquisition Proposal. Commercial Bancshares will promptly (and in any event within one (1) business day) advise First Defiance following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such Acquisition Proposal), and will keep First Defiance reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Commercial Bancshares shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of Commercial Bancshares, to enforce any existing confidentiality or standstill agreement to which it or any of its Subsidiaries is a party in accordance with the terms thereof. During the term of this Agreement, Commercial Bancshares shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement, or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11(a)) relating to any Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Commercial Bancshares and its Subsidiaries or 25% or more of any class of equity or voting securities of Commercial Bancshares or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Commercial Bancshares, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning more than 25% of any class of equity or voting securities of Commercial Bancshares or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Commercial Bancshares, or (iii) a merger, consolidation, share exchange or other business combination, reorganization involving Commercial Bancshares or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Commercial Bancshares, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.

(b) Nothing contained in this Agreement shall prevent Commercial Bancshares or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to Commercial Bancshares’ shareholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.12 Public Announcements.  Commercial Bancshares and First Defiance shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity, (iii) communications that are substantially similar to communications previously approved pursuant to this Section 6.12, (iv) communications permitted by Section 6.3 or Section 6.11 or (v) an obligation pursuant to any listing agreement with or rules of any securities exchange, Commercial Bancshares and First Defiance agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.13 Change of Method.  First Defiance may at any time change the method of effecting the Merger if and to the extent requested by First Defiance, and Commercial Bancshares agrees to enter into such amendments to this Agreement as First Defiance may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Commercial Bancshares’ shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

6.14 Takeover Statutes.  Neither Commercial Bancshares nor First Defiance shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of First Defiance and Commercial Bancshares shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of First Defiance and Commercial Bancshares will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.15 Exemption from Liability Under Section 16(b).  Commercial Bancshares and First Defiance agree that, in order to most effectively compensate and retain those officers and directors of Commercial Bancshares subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Commercial Bancshares Insiders”), both prior to and after the Effective Time, it is desirable that Commercial Bancshares Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of Commercial Bancshares Shares in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.15. The Boards of Directors of First Defiance and of Commercial Bancshares, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly after the date of this Agreement, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Commercial Bancshares Shares and (ii) any acquisitions of First Defiance Shares, in each case pursuant to the transactions contemplated by this Agreement and by any Commercial Bancshares Insiders who, immediately following the Merger, will be officers or directors of First Defiance or of the Surviving Company subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.16 Litigation and Claims.  Each of First Defiance and Commercial Bancshares shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of First Defiance or Commercial Bancshares, as applicable, threatened against First Defiance, Commercial Bancshares or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by First Defiance, Commercial Bancshares, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Commercial Bancshares shall give First Defiance the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Commercial Bancshares and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without First Defiance’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.17 No Control of Other Party’s Business.  Nothing contained in this Agreement shall give First Defiance, directly or indirectly, the right to control or direct the operations of Commercial Bancshares or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Commercial Bancshares, directly or indirectly, the right to control or direct the operations of First Defiance or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of First Defiance and Commercial

Bancshares shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII
CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval.  This Agreement shall have been adopted by the shareholders of Commercial Bancshares by the Requisite Commercial Bancshares Vote.

(b) Stock Exchange Listing.  The First Defiance Shares that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ.

(c) S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(e) Regulatory Approvals.  All regulatory authorizations, consents, orders or approvals (x) from the Federal Banking Agencies, (y) required under the HSR Act, and (z) set forth in Sections 3.4 and 4.4 which are necessary to consummate the transaction contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on First Defiance or the Surviving Company, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). The Requisite Regulatory Approvals will not contain (i) any conditions, restrictions or requirements that the Board of Directors of First Defiance reasonably determines would either, before or after the Effective Time, have a Material Adverse Effect on First Defiance and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals for such type and which the Board of Directors of First Defiance reasonably determines would either before or after the Effective Time be unduly burdensome.

7.2 Conditions to Obligations of First Defiance.  The obligation of First Defiance to effect the Merger is also subject to the satisfaction or waiver by First Defiance, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Commercial Bancshares set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. First Defiance shall have received a certificate signed on behalf of Commercial Bancshares by the Chief Executive Officer and the Chief Financial Officer of Commercial Bancshares to the foregoing effect.

(b) Performance of Obligations of Commercial Bancshares.  Commercial Bancshares shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and First Defiance shall have received a certificate signed on behalf of Commercial Bancshares by the Chief Executive Officer and the Chief Financial Officer of Commercial Bancshares to such effect.

(c) Federal Tax Opinion.  First Defiance shall have received the opinion of Vorys, Sater, Seymour and Pease LLP, in form and substance reasonably satisfactory to First Defiance, dated as of the Closing

Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall require and rely upon, and First Defiance and Commercial Bancshares shall supply, the Tax Representation Letters.

(d) Real Estate.  First Defiance shall not have terminated this Agreement pursuant to Section 6.4 of this Agreement.

(e) Consents.  Commercial Bancshares shall have obtained the consent or approval of each person (other than the Requisite Regulatory Approvals) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in First Defiance’s reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Company.

(f) FIRPTA Certification. First Defiance shall have received a statement executed on behalf of Commercial Bancshares, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3)(and complying with Treasury Regulations Section 1.897-2(h)) in a form reasonably acceptable to First Defiance certifying that Commercial Bancshares is a U.S. person, and that the Commercial Bancshares Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder.

(g) Dissenting Shares.  The holders of not more than 10% of the outstanding Commercial Bancshares Shares shall have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the transactions contemplated by this Agreement.

(h) No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Commercial Bancshares.

7.3 Conditions to Obligations of Commercial Bancshares.  The obligation of Commercial Bancshares to effect the Merger is also subject to the satisfaction or waiver by Commercial Bancshares at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of First Defiance set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Commercial Bancshares shall have received a certificate signed on behalf of First Defiance by the Chief Executive Officer and the Chief Financial Officer of First Defiance to the foregoing effect.

(b) Performance of Obligations of First Defiance.  First Defiance shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Commercial Bancshares shall have received a certificate signed on behalf of First Defiance by the Chief Executive Officer and the Chief Financial Officer of First Defiance to such effect.

(c) Federal Tax Opinion.  Commercial Bancshares shall have received the opinion of Shumaker, Loop & Kendrick, LLP, in form and substance reasonably satisfactory to Commercial Bancshares, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall require and rely upon, and First Defiance and Commercial Bancshares shall supply, the Tax Representation Letters.

(d) No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on First Defiance.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Commercial Bancshares:

(a) by mutual consent of First Defiance and Commercial Bancshares in a written instrument;

(b) by either First Defiance or Commercial Bancshares if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either First Defiance or Commercial Bancshares if the Merger shall not have been consummated on or before June 30, 2017 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either First Defiance or Commercial Bancshares (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Commercial Bancshares, in the case of a termination by First Defiance, or First Defiance, in the case of a termination by Commercial Bancshares, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within the earlier of the Termination Date and 30 days following written notice to Commercial Bancshares, in the case of a termination by First Defiance, or First Defiance, in the case of a termination by Commercial Bancshares, or by its nature or timing cannot be cured during such period;

(e) by First Defiance, if (i) prior to such time as the Requisite Commercial Bancshares Vote is obtained, Commercial Bancshares or the Board of Directors of Commercial Bancshares (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations under Section 6.3 or Section 6.11; or (ii) a tender offer or exchange offer for 20% or more of the outstanding Commercial Bancshares Shares is commenced (other than by First Defiance or a Subsidiary thereof), and the Board of Directors of Commercial Bancshares recommends that the shareholders of Commercial Bancshares tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(f) by First Defiance if the Commercial Bancshares’ Total Shareholders' Equity calculated as of the last day of the month prior to the Closing Date is less than $36.2 million. For purposes of this Section 8.1(f), “Total Shareholders’ Equity” means the total shareholders’ equity as reported in the financial statements included in Commercial Bancshares Reports, calculated in accordance with GAAP; provided, however, that such amount will not include any accumulated comprehensive income or any of the following costs and expenses actually incurred by Commercial Bancshares that are directly related to the Merger and are paid or accrued for on or prior to the last day of the month prior to the Closing Date: (i) legal, accounting, professional, advisory, brokerage and fairness opinion fees and expenses (including reimbursable costs), (ii) termination, estimated conversion costs and penalty costs associated with vendor contracts and/or commitments, including data processing contracts and commitments, (iii) the costs and expenses incurred by Commercial Bancshares relating to the printing and mailing of the Proxy Statement and the fees and expenses related to the retention of a proxy solicitor, and (iv) the cost of compensation and other benefits to be provided under each change in control, severance, employment or similar agreement to which Commercial Bancshares or any of its Subsidiaries is a party.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is affected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either First Defiance or Commercial Bancshares as provided in Section 8.1, this Agreement will become void and have no effect, and none of First Defiance, Commercial Bancshares, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither First Defiance nor Commercial Bancshares shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

(i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to Commercial Bancshares or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) a bona fide Acquisition Proposal with respect to Commercial Bancshares and (A) thereafter this Agreement is terminated by either First Defiance or Commercial Bancshares pursuant to Section 8.1(c) without the Requisite Commercial Bancshares Vote having been obtained or (B) thereafter this Agreement is terminated by First Defiance pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, Commercial Bancshares enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then, Commercial Bancshares shall, on the earlier of the date of execution of such definitive agreement or the date of consummation of such transaction, pay First Defiance, by wire transfer of same day funds, a fee equal to $2,400,000 (the “Termination Fee”).

(ii) In the event that this Agreement is terminated by First Defiance pursuant to Section 8.1(e), then Commercial Bancshares shall pay First Defiance, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).

(b) In no event shall Commercial Bancshares be required to pay the Termination Fee on more than one occasion.

(c) Each of First Defiance and Commercial Bancshares acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Commercial Bancshares fails promptly to pay the Termination Fee due pursuant to this Section 8.2, and, in order to obtain such payment, First Defiance commences a suit which results in a judgment against Commercial Bancshares for the Termination Fee or any portion thereof, Commercial Bancshares shall pay the costs and expenses of First Defiance (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Commercial Bancshares fails to pay the amounts payable pursuant to this Section 8.2, then Commercial Bancshares shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Commercial Bancshares pursuant to Section 8.2(a)(i) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach, shall be the sole monetary remedy of First Defiance in the event of a termination of this Agreement specified in such section.

ARTICLE IX
GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreements, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Commercial Bancshares; provided, however, that after the adoption of this Agreement by the shareholders of Commercial Bancshares, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further shareholder approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.3 Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of Commercial Bancshares, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further shareholder approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses.  Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne equally by First Defiance and Commercial Bancshares, (ii) with respect to costs and expenses of all filing and other fees in connection with any filing under the HSR Act, which shall be borne by First Defiance and (iii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Commercial Bancshares, to:

Commercial Bancshares, Inc.
118 S. Sandusky Avenue Upper Sandusky, Ohio 43351
Attention: Robert E. Beach, President and CEO
Facsimile: (419) 294-2350

With a copy (which shall not constitute notice) to:

Shumaker, Loop & Kendrick, LLP
1000 Jackson Street Toledo, Ohio 43604
Attention: Thomas C. Blank, Esq.
Facsimile: (419) 241-6894

and

If to First Defiance, to:

First Defiance Financial Corp.
419 Fifth Street, Suite 1200 Defiance, Ohio 43512
Attention: Donald P. Hileman, CEO and President
Facsimile: (419) 782-5145

With a copy (which shall not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP
301 East Fourth Street
Suite 3500, Great American Tower
Attention: Kimberly J. Schaefer, Esq.
Facsimile: (513) 852-7892

9.6 Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Commercial Bancshares means the knowledge of any officer of Commercial Bancshares or Commercial Bank with the title of Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Chief Lending Officer or Senior Vice President, and the “knowledge” of First Defiance means the knowledge of any officer of First Defiance or First Federal with the title of Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Compliance Officer or Senior Vice President. An officer shall be deemed to have “knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the ordinary course of such officer’s duties. As used herein, (i) “business day” means any day other than a

Saturday, a Sunday or a day on which banks in Defiance or Upper Sandusky, Ohio are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Commercial Bancshares Disclosure Schedule and the First Defiance Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.7 Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreements constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Ohio (the “Ohio Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Ohio Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Ohio Courts, (iii) waives any objection that the Ohio Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS

WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, which is intended to benefit each Commercial Bancshares Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12 Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST DEFIANCE FINANCIAL CORP.

By:	/s/ Donald P. Hileman Name: Donald P. Hileman Title: President and Chief Executive Officer

COMMERCIAL BANCSHARES, INC.

By:	/s/ Robert E. Beach Name: Robert E. Beach Title: President and Chief Executive Officer

EXHIBIT A

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this “Agreement”) is entered into as of the 23rd day of August, 2016, by and between First Federal Bank of the Midwest (“First Federal”), a federal savings bank, and The Commercial Savings Bank (“Commercial Bank”), an Ohio commercial bank.

RECITALS:

WHEREAS, First Federal is a wholly owned subsidiary of First Defiance Financial Corp. (“FDEF”), an Ohio corporation, and Commercial Bank is a wholly owned subsidiary of Commercial Bancshares, Inc. (“CB”), an Ohio corporation;

WHEREAS, FDEF and CB have entered into an Agreement and Plan of Merger dated August 23, 2016, (the “Parent Merger Agreement”), which provides for the merger of CB with and into FDEF and the subsequent merger of Commercial Bank with and into First Federal; and

WHEREAS, the Boards of Directors of each of the parties hereto have authorized, adopted and approved this Agreement;

NOW, THEREFORE, in consideration of the mutual premises and mutual agreements contained herein, the parties hereto have agreed as follows:

ARTICLE I

THE MERGER

Section 1.01.  At the Effective Time (as defined in Article IV below), Commercial Bank shall merge with and into First Federal (the “Merger”) pursuant to Ohio Rev. Code §§ 1115.11 and 1701.79, and the applicable regulations of the Division of Financial Institutions of the Ohio Department of Commerce (the “Division”) and the Office of the Comptroller of the Currency (“OCC”). Upon consummation of the Merger, the separate corporate existence of Commercial Bank shall cease and First Federal shall continue as the surviving institution (the “Surviving Institution”).

Section 1.02.  The name of the Surviving Institution shall be First Federal Bank of the Midwest.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.01. First Federal Stock.  The shares of common stock of First Federal issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall constitute the only outstanding shares of capital stock of the Surviving Institution at and after the Effective Time.

Section 2.02. Commercial Bank Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of First Federal or Commercial Bank, all of the common shares of Commercial Bank, $12.50 par value per share, that are issued and outstanding immediately prior thereto shall thereupon be canceled.

ARTICLE III

EFFECTIVE TIME

Section 3.01. The Merger shall become effective immediately following and contingent upon the occurrence of the Closing (as defined in Article I of the Parent Merger Agreement) at the date and time specified in the articles of combination to be filed with the OCC (the “Effective Time”); provided, however, that such filing shall not occur and the Merger shall not be effective until all of the following events have taken place: (a) CB shall have been merged with and into FDEF; (b) the sole shareholders of First Federal and Commercial Bank shall have adopted this Agreement; (c) the Merger shall have been approved by all regulatory authorities, including the OCC; and (d) all applicable regulatory waiting periods shall have expired.

Ex A-1

ARTICLE IV

CHARTER AND BYLAWS
OF SURVIVING INSTITUTION

Section 4.01.  The charter and bylaws of First Federal as in effect at the Effective Time shall be the charter and bylaws of the Surviving Institution at and after the Effective Time.

ARTICLE V

EXECUTIVE OFFICERS OF SURVIVING INSTITUTION

Section 5.01.  The executive officers of First Federal immediately before the Effective Time shall serve in the same capacities as executive officers of the Surviving Institution at and after the Effective Time.

ARTICLE V

DIRECTORS OF RESULTING INSTITUTION

6.01  At and after the Effective Time and until changed in accordance with law, the number of directors of the Resulting Institution shall be ten. The directors of First Federal immediately prior to the Effective Time shall be the directors of the Resulting Institution at and after the Effective Time, until changed in accordance with law, whose names, terms and residence addresses are as follows:

Director	Term to Expire	Residence Address
John L. Bookmyer	2017
Stephen L. Boomer	2017
Douglas A. Burgei	2017
Donald P. Hileman	2017
Jean A. Hubbard	2017
Barbara A. Mitzel	2017
Charles D. Niehaus	2017
Thomas A. Reineke	2017
William J. Small	2017
Samuel S. Strausbaugh	2017

ARTICLE VII

EFFECTS OF MERGER

Section 7.01.  At the Effective Time, Commercial Bank shall merge with and into First Federal, with First Federal as the Surviving Institution. The business of the Surviving Institution shall be that of a federal savings bank, as provided for in its charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of First Federal and Commercial Bank shall be automatically transferred to and vested in the Surviving Institution by virtue of the Merger without any deed or other document of transfer.

Section 7.02.  The Surviving Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the same extent as such rights, interests and powers were held or enjoyed by First Federal and Commercial Bank, respectively.

Section 7.03.  The Surviving Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both First Federal and Commercial Bank, immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of First Federal and Commercial Bank, respectively, matured or unmatured, whether accrued, absolute, contingent and otherwise and whether or not reflected or reserved against on balance sheets, books

Ex A-2

of accounts or records of either First Federal or Commercial Bank. Deposit accounts shall be deemed issued in the name of the Surviving Institution in accordance with applicable regulations. All rights of creditors and other obligees and all liens on property of either First Federal or Commercial Bank shall be preserved, shall be assumed by the Surviving Institution and shall not be released or impaired.

ARTICLE VIII

OFFICES OF SURVIVING INSTITUTION

Section 8.01.  After the Effective Time, the locations of the offices of the Resulting Institution shall be as set forth on Annex A to this Agreement.

ARTICLE IX

OTHER TERMS

Section 9.01.  All terms used in this Agreement shall, unless defined herein, have the meanings set forth in the Merger Agreement.

Section 9.02.  Subject to applicable law, at any time prior to the consummation of the Merger, this Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.03. This Agreement shall terminate and become null and void, and the transactions contemplated herein shall thereupon be abandoned, upon any occurrence of a termination of the Merger Agreement pursuant to Article VIII thereof.

Section 9.04.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

Ex A-3

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ATTEST:	First Federal Bank of the Midwest

By:
Name:	Donald P. Hileman
Title:	President and Chief Executive Officer

ATTEST:	The Commercial Savings Bank

By:
Name:	Robert E. Beach
Title:	President and Chief Executive Officer

Ex A-4

ANNEX A

Home Office:

Location	Address	City	State
Main Office	601 Clinton St.	Defiance	Ohio

Other Offices:

Location	Address	City	State
Operations Center	25600 Elliott Rd.	Defiance	Ohio
Mobile Banking	1011 W. Beecher St.	Adrian	Michigan
Bryan Main	204 E. High St.	Bryan	Ohio
Wauseon	211 S. Fulton St.	Bryan	Ohio
Napoleon Main	625 Scott St.	Napoleon	Ohio
Montpelier	1050 E. Main St.	Montpelier	Ohio
Napoleon North	1800 Scott. St.	Napoleon	Ohio
Defiance North	1177 N. Clinton St.	Defiance	Ohio
Paulding	905 N. Williams St.	Paulding	Ohio
Hicksville	201 E. High St.	Hicksville	Ohio
Findlay North	3900 N. Main St.	Findlay	Ohio
Fostoria	1694 N. Countyline St.	Fostoria	Ohio
Bowling Green	1226W. Wooster St.	Bowling Green	Ohio
Maumee	417 W. Dussel Dr.	Maumee	Ohio
Findlay Downtown	301 S. Main St.	Findlay	Ohio
Ottawa	405 E. Main St.	Ottawa	Ohio
McComb	124 E. Main St.	McComb	Ohio
Findlay East	7591 Patriot Dr.	Findlay	Ohio
Delphos	230 E. Second St.	Delphos	Ohio
Elida	105 S. Greenlawn Ave.	Elida	Ohio
Lima Allentown	2600 Allentown Rd.	Lima	Ohio
Genoa	22020 W. State Rt. 51	Genoa	Ohio
Oregon	3426 Navarre Ave.	Oregon	Ohio
Perrysburg	1077 Louisiana Ave.	Perrysburg	Ohio
Lima Shawnee	2565 Shawnee Rd.	Lima	Ohio
Fort Wayne	1595 W. Dupont Rd.	Fort Wayne	Indiana
Glandorf	135 S. Main St.	Glandorf	Ohio
Adrian North (300 N. Main)	300 N. Main St.	Adrian	Michigan
Adrian West (1701 W. Maumee)	1701 W. Maumee St.	Adrian	Michigan
Morenci	211 W. Main St.	Morenci	Michigan
Hudson	539 S. Meridian Hwy.	Hudson	Michigan
Tecumseh West	1449 W. Chicago Blvd.	Tecumseh	Michigan
Bowling Green North	1200 N. Main St.	Bowling Green	Ohio
Fort Wayne Illinois Rd	9909 Illinois Rd.	Fort Wayne	Indiana
Hilliard	4501 Cemetery Rd.	Columbus	Ohio
Toledo West Central	2920 W. Central Ave.	Toledo	Ohio
Upper Sandusky	118 S. Sandusky Ave.	Upper Sandusky	Ohio
Carey	128 S. Vance St.	Carey	Ohio
Harpster	17480 Cherokee St.	Harpster	Ohio
Arlington	112 E. Liberty St.	Arlington	Ohio
Findlay	1660 Tiffin Ave.	Findlay	Ohio
Marion — Barks	195 Barks Rd. West	Marion	Ohio
Marion — Jamesway	279 Jamesway	Marion	Ohio
Columbus Loan Production	965 High St.	Worthington	Ohio

Ex A-5

EXHIBIT B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of August 23, 2016, by and among First Defiance Financial Corp., a savings and loan holding company incorporated under Ohio law (“First Defiance”), and each of the undersigned shareholders (collectively, the “Shareholders”) of Commercial Bancshares, Inc., a financial holding company incorporated under Ohio law (“Commercial Bancshares”).

WHEREAS, the Shareholders collectively own, either solely or jointly, 205,160.59789 shares of common stock, no par value, of Commercial Bancshares (such common shares, together with all shares of Commercial Bancshares which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, First Defiance and Commercial Bancshares propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that Commercial Bancshares will merge with and into First Defiance pursuant to the Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

WHEREAS, First Defiance and Commercial Bancshares have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
Voting of Shares

1.1 Voting Agreement.  The Shareholders, individually and not jointly, hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of Commercial Bancshares, however called, and in any action by consent of the shareholders of Commercial Bancshares, they will be present (in person or by proxy) at such meeting so that all of their Shares will be counted for the purpose of determining the presence of a quorum and will vote their Shares (except Shares held in a fiduciary capacity): (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Commercial Bancshares or any of its Subsidiaries and any person or entity other than First Defiance or any of its Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Commercial Bancshares under the Merger Agreement or that would result in any of the conditions to the obligations of Commercial Bancshares under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director of Commercial Bancshares with respect to any matter.

ARTICLE 2
Representations and Warranties

Each of the Shareholders, individually and not jointly, hereby represents and warrants to First Defiance as follows:

2.1 Authority Relative to this Agreement.  He or she has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, or her obligations hereunder and to consummate the transaction contemplated by the Merger Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

Ex B-1

2.2 No Conflict.

(a) The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by him or her will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to him or her or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held by him or her pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which he or she is a party or by which he or she or any Shares of him or her are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement.

(b) The execution and delivery of this Agreement by him or her does not, and the performance of this Agreement by him or her will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3 Title to the Shares.  Each of the Shareholders is the owner of the number and class of Shares specified on Annex I hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Annex I. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his or her Shares, except as otherwise specified on Annex I.

ARTICLE 3
Additional Covenants

3.1 Transfer of the Shares.  Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of First Defiance, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares that are owned by the Shareholder (except Shares held in a fiduciary capacity) or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4
Miscellaneous

4.1 Termination.  This Agreement will terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

4.2 Specific Performance.  The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that First Defiance shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.3 Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

4.4 Amendment.  This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

4.5 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Ex B-2

4.6 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

4.7 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

4.8 Assignment.  This Agreement shall not be assigned by operation of law or otherwise.

4.9 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.10 Transfers, Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.11 Spousal Consent.  If any Shareholder who is a natural person is married on the date of this Agreement, such Shareholder shall request the Shareholder’s spouse to execute and deliver to Commercial Bancshares a consent of spouse in the form of Annex II hereto (“Consent of Spouse”), within 5 days of the date of this Agreement. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder’s shares of capital stock that do not otherwise exist by operation of law or the agreement of the parties.

Ex B-3

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS	FIRST DEFIANCE FINANCIAL CORP.

Robert E. Beach	By: Donald P. Hileman, President & CEO
Daniel E. Berg
John W. Bremyer
Lynn R. Child
Mark E. Dillon
Deborah J. Grafmiller
Kurt D. Kimmel
Stanley K. Kinnett
Lee M. Sisler

Ex B-4

ANNEX I

Shareholder	Address	E-Mail	Number of Shares
Robert E. Beach			57,236.68372
Daniel E. Berg			16,026.10950
Dr. John Bremyer			30,857.01320
Lynn R. Child			9,543.86357
Mark E. Dillon			44,138.82270
Deborah J. Grafmiller			9,693.55880
Kurt D. Kimmel			8,135.88800
Stanley K. Kinnett			13,272.45180
Lee M. Sisler			16,256.20660

Ex B-5

ANNEX II

CONSENT OF SPOUSE

I,     , spouse of     , acknowledge that I have read the Voting Agreement, dated as of August 23, 2016, to which this Consent is attached as Annex II (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of Commercial Bancshares, Inc. which my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of Commercial Bancshares, Inc. subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of Commercial Bancshares, Inc. shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance of counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:

Signature

Print Name

Ex B-6

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (this “Amendment”) to the Agreement and Plan of Merger, dated as of August 23, 2016 (the “Merger Agreement”), by and between FIRST DEFIANCE FINANCIAL CORP., an Ohio corporation (“First Defiance”), and COMMERCIAL BANCSHARES, INC., an Ohio corporation (“Commercial Bancshares”), is made and entered into by First Defiance and Commercial Bancshares to be effective as of October 31, 2016. Capitalized terms used, but not defined, in this Amendment which are defined in the Merger Agreement will have the meanings given to them in the Merger Agreement.

RECITALS

A. Section 9.2 of the Merger Agreement provides that the Merger Agreement may be amended by an instrument in writing signed on behalf of the parties in interest at the time of the amendment.

B. Commercial Bancshares and First Defiance, as parties in interest to the Merger Agreement, desire to amend the Merger Agreement on and subject to the terms and conditions set forth below.

STATEMENT OF AMENDMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, First Defiance and Commercial Bancshares agree as follows:

1. Amendment. Section 2.1 of the Merger Agreement is hereby amended and restated in its entirety by substituting the following in its place:

First Defiance to Make Shares and Cash Available. At or prior to the Effective Time, First Defiance will deposit, or will cause to be deposited, with a bank, trust company or its transfer agent, Broadridge Corporate Issuer Solutions, Inc., as designated by First Defiance (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, a sufficient amount of cash to be paid in exchange for Commercial Bancshares Shares that are to receive the Cash Consideration, and a sufficient number of First Defiance Shares to be exchanged for the Commercial Bancshares Shares that are to receive the Stock Consideration (such cash and New Certificates, together with any dividends or disbursements, the “Exchange Fund”). The Exchange Fund will be held for the benefit of the holders of Commercial Bancshares Shares by the Exchange Agent until distributed to the holders of Old Certificates pursuant to this Agreement.

2. Continuing Effect of Merger Agreement. Except as expressly amended hereby, all of the provisions of the Merger Agreement are ratified and confirmed and remain in full force and effect.

3. One Agreement; References. The Merger Agreement, as amended by this Amendment, will be construed as one agreement. All references to the Merger Agreement will be deemed to be references to the Merger Agreement as amended by this Amendment.

4. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

5. Entire Agreement. This Amendment sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of First Defiance and Commercial Bancshares to be effective as of the date set forth in the first paragraph above.

FIRST DEFIANCE FINANCIAL CORP.	COMMERCIAL BANCSHARES, INC.
By: /s/ Donald P. Hileman	By: /s/ Robert E. Beach
Name: Donald P. Hileman Title: President and Chief Executive Officer	Name: Robert E. Beach Title: President and Chief Executive Officer

ANNEX B

August 23, 2016

The Board of Directors
Commercial Bancshares, Inc.
118 South Sandusky Avenue
Upper Sandusky, OH 43351

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Commercial Bancshares, Inc. (“Commercial”) of the Merger Consideration (as defined below) to be received by such shareholders in the proposed merger (the “Merger”) of Commercial with and into First Defiance Financial Corp. (“First Defiance”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Commercial and First Defiance. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of First Defiance, Commercial or the holder thereof, each share of common stock, without par value, of Commercial (“Commercial Common Stock”) issued and outstanding immediately prior to the Effective Time (except for shares of Commercial Common Stock owned by Commercial as treasury stock or otherwise owned by Commercial or First Defiance (in each case other than the Exception Shares (as defined in the Agreement)) and Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), either: (i) $51.00 in cash (the “Cash Consideration”) or (ii) 1.1808 shares of common stock, par value $0.01 per share, of First Defiance (“First Defiance Common Stock” and, such number of shares of First Defiance Common Stock issuable for one share of Commercial Common Stock, the “Stock Consideration”); provided that the Agreement provides that, in the aggregate, 80% of the total number of shares of Commercial Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the Stock Consideration and remaining shares of Commercial Common Stock will be converted into the Cash Consideration. The Cash Consideration and the Stock Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, immediately following the Merger (or at such later time as may be determined by First Defiance) and as more fully set forth in a separate agreement and plan of merger, The Commercial Savings Bank, a wholly-owned subsidiary of Commercial (“Commercial Bank”), will merge with and into First Federal Bank of the Midwest, a wholly-owned subsidiary of First Defiance (“First Federal Bank”), with First Federal Bank as the surviving entity (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to Commercial and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Commercial and First Defiance and, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Commercial or First Defiance for its and their own accounts and for the accounts of its and their respective customers and clients. KBW employees may also from time to time maintain individual positions in Commercial Common Stock and First Defiance Common Stock. As Commercial has previously been informed by KBW, such positions currently include an individual position in shares of First

Keefe, Bruyette & Woods, a Stifel Company • 70 West Madison, Suite 2401, Chicago, IL 60602
312.423.8200 • www.kbw.com

The Board of Directors — Commercial Bancshares, Inc.
August 23, 2016

Defiance Common Stock held by a senior member of the KBW advisory team providing services to Commercial in connection with the proposed Merger. We have acted exclusively for the board of directors of Commercial (the “Board”) in rendering this opinion and will receive a fee from Commercial for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Commercial has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Commercial. In the past two years, KBW has not provided investment banking and financial advisory services to First Defiance. We may in the future provide investment banking and financial advisory services to Commercial or First Defiance and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Commercial and First Defiance and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated August 22, 2016 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of Commercial; (iii) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 of Commercial; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of First Defiance; (v) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 of First Defiance: (vi) certain regulatory filings of Commercial, Commercial Bank, First Defiance and First Federal Bank, including (as applicable) the semi-annual reports on Form FR Y-9SP and quarterly reports on Form FR Y-9C and quarterly call reports required to be filed with respect to each semi-annual period and quarter (as the case may be) during the three year period ended December 31, 2015, to the quarter ended March 31, 2016 and to the semi-annual period and quarter ended June 30, 2016; (vii) certain other interim reports and other communications of Commercial and First Defiance to their respective shareholders; and (viii) other financial information concerning the businesses and operations of Commercial and First Defiance that was furnished to us by Commercial and First Defiance or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Commercial and First Defiance; (ii) the assets and liabilities of Commercial and First Defiance; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Commercial and First Defiance with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Commercial that were prepared by, and provided to us and discussed with us by, Commercial management and that were used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of First Defiance for 2016 and 2017, as well as assumed long-term First Defiance growth rates provided to us by First Defiance management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of Commercial management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on First Defiance (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, the management of First Defiance, and used and relied upon by us based on such discussions, at the direction of Commercial management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in

Keefe, Bruyette & Woods, a Stifel Company • 70 West Madison, Suite 2401, Chicago, IL 60602
312.423.8200 • www.kbw.com

The Board of Directors — Commercial Bancshares, Inc.
August 23, 2016

other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held with the respective managements of Commercial and First Defiance regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by or on behalf of Commercial, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Commercial.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Commercial as to the reasonableness and achievability of the financial and operating forecasts and projections of Commercial (and the assumptions and bases therefor) that were prepared by, and provided to us and discussed with us by, such management and we have assumed that such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Commercial, upon First Defiance management as to the reasonableness and achievability of the publicly available consensus “street estimates” of First Defiance (and the assumed First Defiance long-term growth rates provided to us by such management) referred to above, as well as the estimates regarding certain pro forma financial effects of the Merger on First Defiance (and the assumptions and bases therefor, including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) referred to above, and we have assumed that all such information was reasonably prepared on bases reflecting, or in the case of the First Defiance “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of First Defiance management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of Commercial and First Defiance that was provided to us was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Defiance referred to above that we were directed to use, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Commercial and First Defiance and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Commercial or First Defiance since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Commercial and First Defiance are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Commercial or First Defiance, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate

Keefe, Bruyette & Woods, a Stifel Company • 70 West Madison, Suite 2401, Chicago, IL 60602
312.423.8200 • www.kbw.com

The Board of Directors — Commercial Bancshares, Inc.
August 23, 2016

the solvency, financial capability or fair value of Commercial or First Defiance under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us referred to above) with no adjustments to the Merger Consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Commercial, First Defiance or the pro forma entity, or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Commercial that Commercial has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Commercial, First Defiance, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of Commercial Common Stock of the Merger Consideration to be received by such holders in the Merger. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger (including the form of Merger Consideration or the allocation thereof between cash and stock) or any related transaction, any consequences of the Merger or any related transaction to Commercial, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Commercial to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Commercial or the Board, (iii) the fairness of the amount or nature of any compensation to any of Commercial’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Commercial Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Commercial (other than the holders of Commercial Common

Keefe, Bruyette & Woods, a Stifel Company • 70 West Madison, Suite 2401, Chicago, IL 60602
312.423.8200 • www.kbw.com

The Board of Directors — Commercial Bancshares, Inc.
August 23, 2016

Stock solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of First Defiance or any other party to any transaction contemplated by the Agreement, (v) whether First Defiance has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the Cash Consideration to the holders of Commercial Common Stock at the closing of the Merger, (vi) the election by holders of Commercial Common Stock to receive the Cash Consideration or the Stock Consideration, or any combination thereof, or the actual allocation between the Cash Consideration and the Stock Consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the Agreement), or the relative fairness of the Stock Consideration and the Cash Consideration, (vii) the actual value of First Defiance Common Stock to be issued in the Merger, (viii) the prices, trading range or volume at which Commercial Common Stock or First Defiance Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which First Defiance Common Stock will trade following the consummation of the Merger, (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to Commercial, First Defiance, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Commercial Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter (including, with respect to holders of Commercial Common Stock, what election any such shareholder should make with respect to the Cash Consideration, the Stock Consideration or any combination thereof), nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Commercial Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, a Stifel Company • 70 West Madison, Suite 2401, Chicago, IL 60602
312.423.8200 • www.kbw.com

ANNEX C

Dissenters’ Rights Under Section 1701.85 of the Ohio Revised Code

Section 1701.85. Dissenting shareholder’s demand for fair cash value of shares.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation's shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder's address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation's shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder's address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory's authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation's written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder's demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver the certificates terminates the dissenting shareholder's rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) (1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder's demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

COMMERCIAL BANCSHARES
I N C O R P O R A T E D

IMPORTANT SPECIAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on January 26, 2017.

Vote by Internet

- Go to **www.investorvote.com/CMOH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Special Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Special Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T
1 U P X 2 9 4 9 7 3 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

02GCKC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

COMMERCIAL BANCSHARES
INCORPORATED

Proxy — Commercial Bancshares, Inc.

118 S. Sandusky Avenue, Upper Sandusky, OH 43351
Proxy Solicited by Board of Directors for Special Meeting

Daniel E. Berg, Deborah J. Grafmiller, or Kurt D. Kimmel, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of Commercial Bancshares, Inc. to be held on January 26, 2017 or at any postponement or adjournment thereof.

The Board of Directors recommends a vote FOR each of proposals 1, 2 and 3

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR with respect to Proposals 1, 2 and 3

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

COMMERCIAL BANCSHARES
INCORPORATED

IMPORTANT SPECIAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Special Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 2 9 4 9 7 3 2 +

02GCLC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

COMMERCIAL BANCSHARES
INCORPORATED

Proxy — Commercial Bancshares, Inc.

118 S. Sandusky Avenue, Upper Sandusky, OH 43351
Proxy Solicited by Board of Directors for Special Meeting

Daniel E. Berg, Deborah J. Grafmiller, or Kurt D. Kimmel, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of Commercial Bancshares, Inc. to be held on January 26, 2017 or at any postponement or adjournment thereof.

The Board of Directors recommends a vote FOR each of proposals 1, 2 and 3

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR with respect to Proposals 1, 2 and 3

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.